As filed with the Securities and Exchange Commission on June 4, 2001
                                            Registration Statement No. 333-37684
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                              --------------------
                          PRE-EFFECTIVE AMENDMENT NO. 2
                                       ON
                              FORM S-11 TO FORM S-3
                               REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                              --------------------
                             PINNACLE HOLDINGS INC.
      (Exact name of Registrant as specified in its Governing Instruments)

                            301 NORTH CATTLEMEN ROAD
                                    SUITE 300
                             SARASOTA, FLORIDA 34232
                                 (941) 364-8886
    (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                                  STEVEN R. DAY
                   CHIEF OPERATING OFFICER AND VICE PRESIDENT
                             PINNACLE HOLDINGS INC.
                            301 NORTH CATTLEMEN ROAD
                                    SUITE 300
                             SARASOTA, FLORIDA 34232
                                 (941) 364-8886
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                              --------------------
                          Copies of communications to:

                           CHESTER E. BACHELLER, ESQ.
                              HOLLAND & KNIGHT LLP
                       400 NORTH ASHLEY DRIVE, SUITE 2300
                              TAMPA, FLORIDA 33602
                    PHONE: (813) 227-6431 FAX: (813) 229-0134
                              --------------------

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after this Registration Statement becomes effective. If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering. [ ]
                      ---------------------------------------------------------

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                          -----------------------------------------------------

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                          -----------------------------------------------------

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                              --------------------

-----------------------------------------------------------------------------------------------------------------
         Title of Each Class of                Amount to be    Proposed Maximum   Proposed Maximum    Amount of
       Securities to be Registered              Registered      Offering Price        Aggregate     Registration
                                                                   Per Unit        Offering Price        Fee
-----------------------------------------------------------------------------------------------------------------
5.5% Convertible Subordinated Notes due 2007  $200,000,000          100%(1)        $200,000,000(1)    $52,800(2)
-----------------------------------------------------------------------------------------------------------------
Common Stock, par value $.001 per share(3)       2,551,840(4)        N/A                    N/A           N/A(5)
-----------------------------------------------------------------------------------------------------------------

(1) Estimated solely for purpose of calculating the registration fee pursuant to Rule 457(a) under the Securities Act of 1933, as amended.
(2) Previously paid with our filing with respect to this offering on Form S-3 filed with the Commission on May 23, 2000.
(3) This Registration Statement also includes preferred stock purchase rights, which are attached to all shares of common stock issued, pursuant to the terms of the Registrant's Rights Agreement. Until the occurrence of certain prescribed events, these rights are not exercisable, are evidenced by the certificates for the common stock and will be transferred with and only with the common stock.
(4) This number represents the number of shares of common stock, par value $.001 per share, as are initially issuable upon conversion of the 5.5% Convertible Subordinated Notes. Pursuant to Rule 416 under the Securities Act of 1933, this Registration Statement also covers such additional indeterminate number of shares of common stock as may become issuable upon conversion of the Notes being registered hereunder by reason of adjustment of the conversion price.
(5) Pursuant to Rule 457(i) under the Securities Act of 1933, as amended, there is no filing fee with respect to the shares of common stock issuable upon conversion of the Notes because no additional consideration will be received in connection with the exercise of the conversion privilege.

                              --------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
     SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

================================================================================

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PROSPECTUS

PINNACLE HOLDINGS INC.

$200,000,000
5.5% CONVERTIBLE SUBORDINATED NOTES DUE 2007

This prospectus relates to:

         - $200,000,000 aggregate principal amount of 5.5% convertible subordinated notes due 2007, and

         - the shares of common stock issuable upon conversion of the notes.

The notes and the common stock that are offered for resale in this prospectus are offered for the accounts of their holders. The notes were initially acquired from us in March 2000, in connection with a private offering, by a group of investment banking firms who resold the notes pursuant to Rule 144A.


The notes are convertible, at the holder's option, into shares of common stock at a conversion price of $78.375 per share at any time on or after 90 days following the last day of original issuance through maturity, unless previously redeemed or repurchased. This conversion price is subject to adjustment under the terms of the notes. Our common stock is quoted on The Nasdaq National Market under the symbol "BIGT." On June 1, 2001, the last reported sale price of our common stock was $4.55 per share.


We will pay interest on the notes on March 15 and September 15 of each year. The first interest payment was made on September 15, 2000. The notes will mature on September 15, 2007 unless previously redeemed or repurchased.

We may redeem the notes on or after March 21, 2003, at the redemption prices set forth in this prospectus, plus accrued and unpaid interest. Holders may require us to repurchase the notes upon a change of control, as defined in the indenture governing the notes, at 100% of the principal amount thereof, plus accrued and unpaid interest.

The notes are our general unsecured obligations and will be subordinated in right of payment to all of our existing and future senior indebtedness and effectively subordinate in right of payment to all of the indebtedness of Pinnacle Holdings Inc.'s subsidiaries. The indenture governing the notes will not restrict the incurrence by us of senior indebtedness or other indebtedness. As of March 31, 2001, we had approximately $954.6 million of indebtedness outstanding, of which $754.6 million was effectively senior in right of payment to the notes.

We will not receive any of the proceeds from the sale of the notes or the shares of common stock issuable upon conversion of the notes by the holders thereof.

SEE "RISK FACTORS" BEGINNING ON PAGE 8 FOR A DISCUSSION OF CERTAIN INFORMATION THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


THE DATE OF THIS PROSPECTUS IS JUNE ___, 2001.

                 DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

         We make "forward-looking statements" throughout this prospectus. This prospectus contains forward-looking statements that have been made pursuant to the provisions of the Private Securities Litigation Reform Act of 1995. Words such as "anticipates," "expects," "intends," "plans," believes," "seeks," "estimates," variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict; therefore, actual results may differ materially from those expressed or forecasted in any such forward-looking statements. In addition, we may from time to time make oral forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Such statements appear in a number of places in this prospectus and include statements regarding the intent, belief or current expectations of Pinnacle, its directors or its officers with respect to, among other things: (1) trends affecting our financial condition or results of operation; (2) the industry in which we operate; (3) our business and growth strategies; and (4) inquiries being conducted by the Securities and Exchange Commission ("SEC") and litigation involving Pinnacle; and (5) other matters. You are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those indicated in the forward-looking statements as a result of various factors. Readers are cautioned not to place undue reliance on these forward-looking statements. Factors to consider in evaluating any forward-looking statements and the other information contained in this prospectus include the following:

         - Trends in subscriber growth for wireless communications services in the United States;

         - Access to capital trends for our customer base, which will affect their ability to deploy in the future further communications equipment installations that may require additional space on our sites;

         - Changes in the nature of wireless communications technology that could cause our customers to require less space on our sites; and

         - Our ability to access capital in the future to support a continuation of our acquisition strategy.

         You should read carefully the section of this prospectus under the heading "Risk Factors" beginning on page 8. We assume no responsibility for updating forward-looking information contained in this prospectus.

                                     SUMMARY

         As used in this prospectus, unless the context otherwise requires, "we," "us," "our," "Company" or "Pinnacle" refers to Pinnacle Holdings Inc., the issuer of the notes and the common stock, and its subsidiaries. The following summary contains basic information about us. It likely does not contain all the information that is important to you. We encourage you to read this entire prospectus and the documents we have referred you to.

                                    PINNACLE


OUR BUSINESS

         We are a leading independent provider of wireless communications site space in the United States. We focus primarily on renting space on communications sites to providers of wireless communications services, such as personal communications services ("PCS"), cellular, paging, specialized mobile radio ("SMR"), enhanced specialized mobile radio ("ESMR"), wireless data transmission and radio and television broadcasting. We believe that focusing on the communications site rental business allows us to achieve the highest cash flow margins with the lowest level of risk on our invested capital in the communications site business. Our growth strategy is focused on growing cash flow by increasing tenancy on our existing sites and acquiring tall towers and other site structures located in areas of high wireless rental site demand that can accommodate multiple tenants. As a result of our extensive base of communications sites and our acquisition strategy, we believe we are well-positioned to continue benefiting from the growth opportunities in the rapidly consolidating tower industry and from the strong demand for communications site rental space fueled by the growing demand for wireless services. During 2000, we expanded our business activities into acquiring and owning colocation facilities. However, after additional analysis, including assessing our stockholders' reaction to our expansion into that business and our ability to access additional capital to fund that business, we decided not to further pursue that business and to focus our efforts on the tower business.

         Since our formation in May 1995, we have focused on creating a portfolio of communications site clusters in high growth markets such as Atlanta, Birmingham, Boston, Chicago, Dallas, Houston, Los Angeles, New Orleans, New York, Orlando and Tampa. As of March 31, 2001, we have completed 573 acquisitions, acquiring 5,099 communications sites, including 2,362 owned sites (five of which are colocation facilities), 570 "managed" sites, 906 "leased" sites, 1,156 non-revenue sites and 105 towers we constructed. Subsequent to March 31, 2001, we have completed two acquisitions of land we previously leased under towers for an aggregate purchase price of $0.3 million and have entered into one purchase and sale agreement to acquire another parcel of real estate we currently lease for an aggregate purchase price of $0.1 million. Managed sites are tower or rooftop communications sites owned by others where we have the exclusive right to market antenna space. Leased sites are tower or rooftop communications sites owned by others where we have a non-exclusive right to market antenna space.

         We currently have over 3,900 customers renting space on one or more of our communications sites. Our tenants include all forms of wireless communications providers, operators of private wireless networks and government agencies, including Arch Communications, BellSouth Mobility, the Federal Bureau of Investigation, the Bureau of Alcohol, Tobacco & Firearms, Motorola, Nextel, Pagemart, Skytel, Southern Communications, Sprint PCS and Verizon. Our customers are generally responsible for the installation of their own equipment and the incremental utilities costs associated with that equipment. In addition, adding customers on a communications site does not increase our monitoring, maintenance or insurance costs. Therefore, when new customers or additional equipment are added to a communications site, we are able to increase revenue with limited incremental costs, thereby increasing cash flow margins. Furthermore, our revenue stream is typically stable as our communications site locations serve an essential function in our customers' wireless networks and cannot easily be replaced. We experienced a level of churn by our tenants in 2000 that was higher than our historical level of churn due primarily, we believe, to changes in certain customers' underlying communications technology resulting in a decrease in their need to retain their equipment on certain of our towers.

         We believe that "same site" revenue growth is a meaningful indicator of the organic growth of our business. Same site revenue growth is measured by comparing the annualized revenues of our communications sites at the end of a period to the annualized revenues for the same sites at the end of a prior period without considering revenues from the communications sites we acquired during the period. Taking into consideration leases for new tenants, we experienced same site gross revenue growth of approximately 19.4% on our owned sites for the 12 months ended December 31, 2000 on our base of communications sites as of December 31, 1999. For the twelve month period ended March 31, 2001, we experienced same site gross revenue growth on those communications sites in our portfolio as of March 31, 2000 at the following rates:


                                    Owned Sites     All Sites
                                    -----------     ---------

         Gross new revenues            17.3%          20.1%
         Net of cancellations          11.7%          10.9%

OUR GROWTH STRATEGY

         Our objective is to create value by rapidly growing cash flow. We believe we can do this by aggressively marketing existing communications sites, as well as new site inventory we obtain primarily through acquisition, and also by selectively constructing new towers.


- MARKETING AND DEVELOPMENT STRATEGY. We aggressively market space on our communications sites to leverage our fixed costs over a broad base of customers. The key elements of our marketing and development strategy include:


         -- owning and assembling clusters of communications sites in high growth regions to offer our customers the ability to rapidly and efficiently fulfill their network expansion plans across a particular market or region;

         -- targeting a diversified customer base that uses differing types of wireless technologies with different height requirements to maximize the utilization of our communications sites;

         -- using our customer relationships and our established reputation as a highly professional and reliable communications site space provider to lease space on additional communications sites;

         -- using information obtained from our customers concerning their future expansion plans to guide our acquisition and new construction programs; and

         -- premarketing communications site rental space to new wireless communications service providers based on the market intelligence we gain by tracking Federal Communications Commission ("FCC") filings.


- ACQUISITION STRATEGY. Historically, we have focused on acquiring clusters of communications sites in high growth markets. We targeted tall communications sites that have existing tenants with capacity for more. Since the beginning of our third fiscal quarter in 2000, we have had limited access to capital to fund acquisitions. However, we believe that there remain many attractive acquisition opportunities for us to the extent we are able to access additional capital. Our strategy allows us to choose site locations and avoid potentially speculative "build-to-suit" mandates. If we are able to access additional capital, the key elements of our acquisition strategy will continue to include:


         -- targeting population centers and key transportation corridors in high growth wireless communications markets;

         -- acquiring tall communications site structures that can accommodate a diversified customer base that uses different types of wireless technologies with different height requirements;

         -- selecting communications sites that will allow us to create or enhance a cluster of sites in a given area;

         -- employing a disciplined valuation process to acquire communications sites that have existing cash flow and identified potential for significant future cash flow growth from additional tenants; and

         -- committing significant personnel to identifying, negotiating and closing communications site acquisitions.


- NEW TOWER CONSTRUCTION STRATEGY. We also selectively construct new towers in and around major markets where we already have a presence to enhance our existing communications site clusters. Tower construction is only initiated after at least one anchor tenant is identified and after we have determined, based on market research, that the capital outlay for the construction project would exceed our minimum required return on invested capital. We do not pursue large build-to-suit mandates or engage in speculative construction projects. During 1998, 1999 and 2000, we constructed 47, 23 and 5 towers, respectively. We estimate that we will identify 50 to 100 new tower build opportunities during 2001 which we may or may not pursue, depending on the accessibility of capital to fund such efforts.


OUR STRENGTHS

         We believe the following to be the strengths of our business:

- FOCUS WITHIN THE COMMUNICATIONS SITE RENTAL BUSINESS. We focus on the rental of communications site space as opposed to other lower margin segments of the communications site industry, such as site acquisition services or construction services. Furthermore, we do not engage in large scale "build-to-suit" programs, preferring instead to focus on our core acquisition strategy and complementary selective construction strategy designed to enhance coverage in targeted markets.

- COMMUNICATIONS SITE PORTFOLIO. We believe that the location, size and capacity of our site portfolio creates significant competitive advantages by enabling us to provide our diverse wireless customers with sites in a given area.

- SUCCESSFUL ACQUISITION STRATEGY. Through our acquisition process we identify communications sites that typically have existing cash flow and enhance our existing portfolio. We have demonstrated the ability to identify, successfully negotiate the purchase of and integrate what we believe to be value enhancing acquisitions.

- ABILITY TO INCREASE RENTAL REVENUE. Because of our aggressive marketing efforts to all major wireless communication providers we have signed a significant number of new tenants over the last four years. Additional tenants increase the operating leverage of our communications site portfolio and generally increase our overall cash flow margins.


RECENT DEVELOPMENTS

         As previously disclosed, we are involved in an SEC investigation and the SEC Staff has requested information from us and our former independent accountants, PricewaterhouseCoopers LLP ("PWC"), as part of its inquiry. The SEC's investigation appears to be focused primarily on our acquisition of the North American Antenna Site Business (the "Motorola Antenna Site Acquisition") of Motorola, Inc. and on the independence of PWC as our auditor. We have cooperated and intend to continue to cooperate with the SEC in its investigation.

         We cannot predict the outcome of the SEC's investigation. Regardless of the outcome, however, it is likely that we will incur substantial costs and that the investigation will cause a diversion of our management's time and attention.

         Recently, we announced that in order to remove uncertainty with respect to the independence issues, the Audit Committee of Pinnacle's Board of Directors authorized the engagement of the accounting firm of Ernst & Young LLP ("E&Y") to reaudit our financial statements for the year ended December 31, 1999 and audit our financial statements for the year ended December 31, 2000. As a result of the reaudit of 1999 and the audit of 2000, we revised our accounting for certain costs capitalized in connection with the Motorola Antenna Site Acquisition. In our revised financial statements, we have determined to capitalize all costs that relate directly to the acquisition except those post-closing costs that are deemed to more than incidentally reduce our need to incur ongoing business expenses necessary to integrate those assets into our operations.

         Our headquarters are located at 301 North Cattlemen Road, Suite 300, Sarasota, Florida 34232, and our telephone number is (941) 364-8886. Our website is www.pinnacletowers.com. The information provided on our website is not incorporated into this prospectus.

                                    THE NOTES


Securities Offered.....................    Up to $200,000,000 aggregate principal amount of 5.5% convertible subordinated notes due 2007, held by various selling security holders.

                                           2,551,840 shares of common stock (for resale by selling
                                           securityholders after conversion of the notes), issuable by Pinnacle
                                           Holdings Inc. upon conversion of the notes.

Maturity Date..........................    September 15, 2007.

Interest Payment Dates.................    March 15 and September 15 of each year, commencing September 15, 2000.

Conversion Rights......................    The notes are convertible, at the holder's option, into shares of common stock at any time after 90 days following the last day of original issuance of the notes and before the close of business on the business day immediately preceding the maturity date at a conversion price of $78.375 per share. The initial conversion price is equivalent to a conversion rate of 12.7592 shares per $1,000 principal amount of notes. The conversion price is subject to adjustment in certain circumstances. See "Description of Notes--Conversion Rights."

Sinking Fund...........................    None.


Optional Redemption....................    We may redeem the notes at any time on or after March 21, 2003 at specified prices plus accrued and unpaid interest.

Repurchase Right of Holders Upon
   a Change in Control.................    If a Change in Control (as defined herein) of Pinnacle occurs, we must give holders the opportunity to sell their notes to us at a purchase price equal to 100% of the principal amount, plus accrued and unpaid interest to the date of repurchase. The purchase price is payable in cash.  The term "Change in Control" is defined in the "Description of
                                           Notes--Right to Require Purchase of Notes Upon a Change in Control"
                                           section of this prospectus.

Ranking................................    The notes are unsecured and rank junior to our existing and future
                                           Senior Indebtedness. The term "Senior Indebtedness" is defined in the
                                           "Description of Notes--Subordination" section of this prospectus. The notes are effectively subordinated to all existing and future indebtedness and other liabilities of Pinnacle Holdings Inc.'s subsidiaries.

                                           The indenture governing these notes by and between us and The Bank of New
                                           York, as trustee, does not restrict our ability to incur additional
                                           Senior Indebtedness, nor does it restrict the ability of Pinnacle
                                           Holdings Inc.'s subsidiaries to incur additional indebtedness. As of March
                                           31, 2001, we had approximately $754.6 million of indebtedness that was effectively senior in right of payment to the notes, $700.8 million of which was Senior Indebtedness (which includes the $9.0 million on
                                           Pinnacle's balance sheet as of that date that relates to an interest rate swap agreement that terminates December 31, 2001; which amount changes based on changes in interest rates prior to such termination).

Registration Rights....................    On March 22, 2000, we entered into a Registration Rights Agreement with the Initial Purchasers (the "Registration Rights Agreement")
                                           pursuant to which we agreed to keep the shelf registration statement that includes this prospectus effective until the earliest to occur of:  (1) the notes and the shares issuable upon the conversion of the notes having been disposed of in accordance with the shelf registration statement that includes this prospectus; (2) the notes and the shares issuable upon conversion of the notes having been sold in compliance with Rule 144 under the Securities Act or any successor rule or regulation, or could be sold in compliance with Rule 144(k);
                                           or (3) the notes and any shares issuable upon conversion of the notes cease to be outstanding.  The interest rate on the notes will increase if we are not in compliance with this requirement.

Ownership Limitation...................    Due to our desire to maintain our Real Estate Investment Trust
                                           ("REIT") status, the notes (as well as capital stock of Pinnacle
                                           Holdings Inc.) may not be owned by any individual if such
                                           individual's ownership of the notes, common stock or any combination thereof, in conjunction with the collective ownership of the notes and common stock by four or fewer other individuals, would exceed 50%
                                           of the aggregate value of all classes of capital stock.  For purposes of the foregoing limitation, notes owned by a holder shall be deemed converted only if the effect thereof will be to cause the ownership limitation to be violated.

Use of Proceeds........................    We will not receive any proceeds from the sale by the securityholders of the notes or the shares of common stock issuable upon conversion of the notes.

Trading................................    The notes are not listed and trade on the over-the-counter market.
                                           The common stock issuable upon conversion of the notes is listed on the Nasdaq National Market under the symbol "BIGT."

Common Stock Outstanding...............    48,430,593 shares(1)


---------------


(1) Excludes approximately 4,913,664 shares of common stock reserved for issuance pursuant to our stock incentive plan, 3,806,825 of which are subject to outstanding options as of June 1, 2001.

                        SUMMARY HISTORICAL FINANCIAL DATA


                                                                                                                         FOR THE
                                                                                                                          THREE
                                                                                                                       MONTHS ENDED
                                                                            YEARS ENDED DECEMBER 31,                     MARCH 31,
                                                           ----------------------------------------------------------    ---------
                                                             1996        1997        1998        1999        2000          2001
                                                           --------    --------    --------    --------    ----------    --------
                                                                            (In thousands except per share data)

STATEMENT OF OPERATIONS DATA:
Revenue .................................................  $  4,842    $ 12,881    $ 32,019    $ 85,119    $  175,648    $ 48,275
Direct operating expenses, excluding
  depreciation and amortization .........................     1,135       2,633       6,166      25,255        63,810      17,563
                                                           --------    --------    --------    --------    ----------    --------
Gross margin, excluding depreciation and amortization ...     3,707      10,248      25,853      59,864       111,838      30,712
Other expenses:
   General and administrative(a) ........................       916       1,367       4,175       4,865        12,605       3,286
   Corporate development(a) .............................     1,421       3,723       6,382      11,637        41,869       6,871
   State franchise, excise and minimum taxes ............        26          67         686       1,108         1,184         478
   Depreciation and amortization ........................     2,041       6,335      22,513      56,687       115,180      32,900
                                                           --------    --------    --------    --------    ----------    --------
Loss from operations ....................................      (697)     (1,244)     (7,903)    (14,433)      (59,000)    (12,823)
Interest expense ........................................     1,155       6,925      12,300      22,953        38,280      17,570
Amortization of original issue discount and debt
   issuance costs .......................................       164         292      16,427      23,708        27,427       7,188
Foreign currency transaction loss .......................        --          --          --          --           342         366
Minority interest in subsidiary .........................        --          --          --          --          (179)        (78)
                                                           --------    --------    --------    --------    ----------    --------
Loss before income taxes and extraordinary item .........    (2,016)     (8,461)    (36,630)    (61,094)     (124,870)    (37,869)
Income tax benefit ......................................        --          --          --          --           575         306
                                                           --------    --------    --------    --------    ----------    --------
Loss before extraordinary item ..........................    (2,016)     (8,461)    (36,630)    (61,094)     (124,295)    (37,563)
Extraordinary loss from extinguishment of debt ..........        --          --       5,641          --            --          --
                                                           --------    --------    --------    --------    ----------    --------
Net loss ................................................    (2,016)     (8,461)    (42,271)    (61,094)     (124,295)    (37,563)
Dividends and accretion on preferred stock...............        --          --       3,094       2,930            --          --
                                                           --------    --------    --------    --------    ----------    --------
Loss attributable to common stock .......................  $ (2,016)   $ (8,461)   $(45,365)   $(64,024)   $ (124,295)   $(37,563)
                                                           ========    ========    ========    ========    ==========    ========
Basic and diluted loss attributable to common
   stockholders per share:
   Loss attributable to common
      stockholders before extraordinary item ............  $  (0.38)   $  (1.16)   $  (4.06)   $  (1.96)   $    (2.59)   $  (0.78)
   Extraordinary item ...................................        --          --       (0.58)         --            --          --
                                                           --------    --------    --------    --------    ----------    --------
      Net loss attributable to common stockholders ......  $  (0.38)   $  (1.16)   $  (4.64)   $  (1.96)   $    (2.59)   $  (0.78)
                                                           ========    ========    ========    ========    ==========    ========
Weighted average number of shares of common stock .......     5,336       7,319       9,782      32,588        47,918      48,431


                                                                                  DECEMBER 31,                             MARCH 31,
                                                          ------------------------------------------------------------    ----------
                                                             1996        1997         1998        1999         2000          2001
                                                          --------     --------    --------    ----------   ----------    ----------
                                                                                       (In thousands)

BALANCE SHEET DATA:
Cash and cash equivalents .............................    $     47    $  1,694    $ 13,801    $   94,863   $   44,233   $   34,705
Fixed assets, net .....................................      48,327     127,946     473,942       930,620    1,307,945    1,300,790
Total assets ..........................................      55,566     143,178     516,148     1,130,504    1,469,607    1,449,625
Total debt ............................................      30,422     120,582     433,218       719,365      886,260      891,809
Stockholders' equity ..................................      22,220      14,753      39,672       374,226      534,103      494,114



(a) "General and administrative" expenses represent those costs directly related to the day-to-day management and operation of our communications sites. "Corporate development" expenses represent costs incurred in connection with acquisitions and development of new business initiatives, consisting primarily of allocated compensation, benefits and overhead costs that are not directly related to the administration or management of existing sites.

                                  RISK FACTORS

         Before you invest in our securities, you should be aware that the occurrence of any of the events described in this Risk Factors section and elsewhere in this prospectus could have a material adverse effect on our business, financial condition and results of operations. You should carefully consider these risk factors, together with all of the other information included in this prospectus, before you decide to purchase our securities. This prospectus contains certain forward-looking statements that involve risks and uncertainties.


WE WILL NOT BE ABLE TO EFFECT OUR BUSINESS PLAN IF WE DO NOT HAVE THE REQUIRED CASH.

         Our business plan is largely dependent upon the acquisition of additional suitable communications sites and the construction of new towers at prices we consider reasonable in light of the operating cash flow we believe we will be able to generate from such sites when acquired or constructed. We will need significant additional capital to finance future acquisitions as well as our tower construction plan and other capital expenditures. During 1998, 1999 and 2000, we made capital investments in the aggregate of approximately $373.6 million, $549.5 million and $473.7 million, respectively, in communications site acquisitions, site upgrades and new tower construction. We could spend as much as $500 million on capital investments in 2001. To the extent that we commit to additional significant acquisition opportunities, that amount may materially increase. Accordingly, we cannot assure you that our actual cash requirements will not materially exceed our estimated capital requirements or our available capital.

         We historically have financed our capital expenditures through a combination of borrowings under bank credit facilities, two debt offerings, bridge financings, equity issuances, seller financing and cash flow from operations. Significant additional acquisition or tower construction opportunities will create a need for additional capital financing. In addition, if our revenue and cash flow are not as expected, or if our borrowing base is reduced as a result of operating performance, we may have limited ability to access necessary capital. We have effectively been precluded from accessing necessary capital as a result of market conditions including a significant decline in the stock market's valuation of tower sector public companies over the last several months. We cannot assure you that adequate funding will be available as needed or, if available, on terms acceptable to us or permitted under the terms of our existing indebtedness. The terms of additional debt financing could have important consequences to you. In addition, to qualify and remain qualified as a REIT, we must distribute to our stockholders 90% of our taxable income computed without regard to net capital gains and deductions for distributions to our stockholders and 90% of certain foreclosure income. If made, such distributions could reduce the amount of cash available to us to effect our business plan. Insufficient available funds may require us to scale back or eliminate some or all of our planned expansion.

WE ARE INVOLVED IN AN SEC INVESTIGATION.

         As previously disclosed, we are involved in an SEC investigation and the SEC Staff has requested information from us and our former independent accountants, PWC, as part of its inquiry. The SEC's investigation appears to be focused primarily on the Motorola Antenna Site Acquisition and on the independence of PWC as our auditor. We have cooperated and intend to continue to cooperate with the SEC in its investigation.

         We cannot predict the outcome of the SEC's investigation, or predict when the investigation will be resolved. Regardless of the outcome, however, it is likely that we will incur substantial costs and that the investigation will cause a diversion of our management's time and attention. Additionally, Pinnacle may suffer loss of investor confidence because of the SEC investigation. The longer it takes to resolve the investigation, and the less favorable the eventual outcome of the investigation is to Pinnacle, the greater the loss of investor confidence may be. As a result, the market prices at which Pinnacle's securities will trade could be adversely affected.

         Recently, we announced that in order to remove uncertainty with respect to the independence issues, the Audit Committee of Pinnacle's Board of Directors authorized the engagement of E&Y to reaudit our financial statements for the year ended December 31, 1999 and audit the year ended December 31, 2000. As a result of the reaudit of 1999 and the audit of 2000, we revised our accounting for certain costs capitalized in connection with the Motorola Antenna Site Acquisition. In our revised financial statements, we have determined to capitalize all costs that relate directly to the acquisition except those post-closing costs that are deemed to more than incidentally reduce our need to incur ongoing business expenses necessary to integrate those assets into our operations.

WE DEPEND ON ACQUISITIONS AND THE INTEGRATION OF THOSE ACQUISITIONS INTO OUR BUSINESS.

         Our business plan is materially dependent upon the acquisition of additional suitable communications sites at prices we consider reasonable in light of the operating cash flow we believe we will be able to generate from these sites when acquired and our ability to finance such acquisitions. Since our inception, however, the prices of acquisitions within the industry have generally increased over time. Additionally, we compete with certain wireless communications providers, site developers and other independent communications site owners and operators for acquisitions of communications sites, some of which have greater financial and other resources than we have. Increased demand for acquisitions may result in fewer acquisition opportunities for us as well as higher acquisition prices. Our inability to grow by acquisition or to accurately estimate the amount of revenue that will be generated from such acquisitions may affect us adversely. Although we believe that opportunities may exist for us to grow through acquisitions, we cannot assure you that we will be able to identify and consummate acquisitions on terms we find acceptable. Certain provisions of our senior credit facility and the notes may limit our ability to effect acquisitions. See "The terms of our indebtedness impose significant restrictions on us." Further, we cannot assure you that we will be able to profitably manage and market the space on additional communications sites acquired or successfully integrate acquired sites with our operations and sales and marketing efforts without substantial costs or delays. Acquisitions involve a number of potential risks, including the potential loss of customers, increased leverage and debt service requirements, and combining disparate company cultures and facilities and operating sites in geographically diverse markets. Accordingly, we cannot assure you that one or more of our past or future acquisitions may not have a material adverse effect on our financial condition and results of operations. Due to our current inability to access additional capital in light of the investigation of us by the SEC, we are unable to fund any material amount of acquisitions.


WE HAVE A HISTORY OF OPERATING LOSSES. WE HAVE GENERATED LOSSES FROM OPERATIONS AND NEGATIVE CASH FLOW, AND WE MAY CONTINUE TO DO SO.


         We have incurred losses from continuing operations in each of the fiscal years since our inception. As a result, for the years ended December 31, 1998, 1999 and 2000, and the three months ended March 31, 2001, our earnings were insufficient to cover combined fixed charges and preferred dividends by approximately $6.7 million, $8.8 million, $44.5 million and $9.2 million, respectively. We expect to continue to experience net losses in the future, principally due to interest charges on outstanding indebtedness and substantial charges relating to depreciation of our existing and future assets. These net losses may be greater than the net losses we have experienced in the past.


OUR SUBSTANTIAL INDEBTEDNESS COULD ADVERSELY AFFECT OUR FINANCIAL CONDITION; WE MAY INCUR SUBSTANTIALLY MORE DEBT.


         We have a high level of indebtedness. As of March 31, 2001, we had approximately $954.6 million of indebtedness outstanding.


         Our high level of indebtedness could have important consequences to you. For example, it could:


         - make it more difficult for us to satisfy our obligations with respect to our indebtedness;

         - increase our vulnerability to general adverse economic and industry conditions;


         -        limit our ability to obtain additional financing;

         - require the dedication of a substantial portion of our cash flow from operations to the payment of principal of, and interest on, our indebtedness, thereby reducing the availability of such cash flow to fund our growth strategy, working capital, capital expenditures or other general corporate purposes;

         - limit our flexibility in planning for, or reacting to, changes in our business and the industry; and

         - place us at a competitive disadvantage relative to our competitors with less debt.

         We may incur substantial additional debt in the future. The terms of our outstanding debt do not fully prohibit us from doing so. If new debt is added to our current levels, the related risks described above could intensify.

WE WILL REQUIRE A SIGNIFICANT AMOUNT OF CASH TO SERVICE OUR INDEBTEDNESS AND MEET OUR OTHER LIQUIDITY NEEDS. OUR ABILITY TO GENERATE CASH DEPENDS ON MANY FACTORS BEYOND OUR CONTROL.

         Our ability to meet our debt service and other obligations will depend on our future performance, which is subject to general economic, financial, competitive, legislative, regulatory and other factors that are, to a large extent, beyond our control. We anticipate the need for substantial capital expenditures in connection with our future expansion plans.

         If we are unable to generate sufficient cash flow from operations to service our indebtedness and fund our other liquidity needs, we will be forced to adopt an alternative strategy that may include reducing, delaying or eliminating acquisitions, tower construction and other capital expenditures, selling assets, restructuring or refinancing our indebtedness or seeking additional equity capital. We cannot assure you that any of these alternative strategies could be effected on satisfactory terms, if at all, and the implementation of any of these alternative strategies could have a negative impact on our business. We may also need to refinance all or a portion of our debt on or before maturity. We cannot assure you that we will be able to refinance any of our debt on commercially reasonable terms or at all.

THERE ARE CERTAIN RISKS ASSOCIATED WITH THE MOTOROLA ANTENNA SITE ACQUISITION.


         The Motorola Antenna Site Acquisition involved the acquisition of approximately 1,858 communications sites. We have never completed a transaction as large as the Motorola Antenna Site Acquisition. Due to the magnitude, timing, logistical and other constraints of the Motorola Antenna Site Acquisition, we were unable prior to closing the transaction to access, analyze and verify all information needed to (1) ascertain the physical inventory and condition of the assets acquired (including thorough engineering surveys of the assets); (2) estimate the fair value of the assets acquired and liabilities assumed for purposes of purchase price allocation in our financial statements; (3) identify, evaluate and record the assets acquired and liabilities assumed for purposes of determining the final purchase price; and (4) properly evaluate all record title and mortgage documents for acquired real estate assets. The total of our Motorola Antenna Site Acquisition pre and post-closing transaction related due diligence and related efforts cost approximately $19.0 million, approximately $17.3 of which was incurred post-closing.

         Motorola's representations and warranties in the purchase agreement between us and Motorola did not survive the closing of the acquisition. Therefore, our ability to obtain compensation from Motorola for defects in title, the need for third party consents (and the need to make payments to obtain such consents) or other site-related and other unanticipated issues is limited. We may be able to seek redress under certain other provisions of the Motorola purchase agreement, including through the purchase price adjustment based on changes in working capital and the covenant requiring Motorola to provide further assurances as needed to convey the acquired assets. While we have substantially completed our post-closing investigation, the future discovery of such issues could have an impact on our operations and liquidity, which impact could be significant.

         In addition, we cannot assure you that tenants on the sites obtained in the Motorola Antenna Site Acquisition will not cancel their leases. We have experienced a reduction in the number of communications sites leased by Nextel for its analog SMR business. We anticipate that Nextel will continue to phase out its analog SMR business for the foreseeable future.

PINNACLE AND TWO OF ITS CURRENT OFFICERS AND ONE FORMER OFFICER, ARE DEFENDANTS IN SEVERAL STOCKHOLDER CLASS ACTION LAWSUITS.

         Pinnacle, its Chief Operating Officer, Steven R. Day, its former Chief Financial Officer, Jeffrey J. Card and its Chief Executive Officer, Robert Wolsey, were recently named defendants in a lawsuit filed in the United States District Court for the Middle District of Florida, Tampa Division. Subsequently, one or more substantially identical lawsuits were filed in the same court. The named plaintiffs in these lawsuits claimed to have filed the lawsuits on behalf of all persons who purchased our securities during the "class period" between January 18, 2000 and March 17, 2001. The Plaintiffs allege that Pinnacle and Messrs. Day, Wolsey, and Card violated Section 10 of the Securities Exchange Act of 1934, as amended, and Rule 10b-5 promulgated under it by making misleading statements relating to certain of our financial statements, the Motorola Antenna Site Acquisition and other related matters in various press releases and filings with the SEC. The Plaintiffs have also alleged that Messrs. Day, Card and Wolsey violated Section 20(a) of the Securities Exchange Act of 1934, as amended, which makes persons who control a "primary violator" vicariously liable for the primary violator's violation of Section 10 and Rule 10b-5. The

Plaintiffs have requested compensatory damages, attorneys' fees, experts' fees and other relief. We intend to respond appropriately and in the best interests of Pinnacle to these matters; however, we cannot assure you that we will prevail in such litigation. Securities lawsuits could result in substantial costs and divert management's attention and resources, which may have a material adverse effect on our financial condition and results of operations.


THE TERMS OF OUR INDEBTEDNESS IMPOSE SIGNIFICANT RESTRICTIONS ON US.


         Certain provisions of the indenture governing these notes and the indenture governing Pinnacle's 10% senior discount notes due 2008 by and between us and The Bank of New York, as trustee, contain covenants that restrict our ability to:


         -        incur additional indebtedness;

         -        incur liens;

         -        make investments;

         -        pay dividends or make certain other restricted payments;

         -        consummate certain asset sales;

         -        consolidate with any other person; and

         - sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of our assets.


         In addition, our senior credit facility requires us to comply with certain financial ratios and tests, under which we are required to achieve certain financial and operating results. Our ability to meet these financial ratios and tests may be affected by events beyond our control, and we cannot assure you that they will be met. Our senior credit facility also restricts our ability to enter into a new line of business. In the event of a default under our senior credit facility, the lenders may declare the indebtedness immediately due and payable, which would result in a default under these notes and the senior discount notes. We cannot assure you that we will have sufficient assets to pay indebtedness outstanding under our senior credit facility, the notes and the senior discount notes. Any refinancing of our senior credit facility is likely to contain similar restrictive covenants.


THE NOTES ARE SUBORDINATED TO ALL OTHER SENIOR INDEBTEDNESS.


         The notes are unsecured and subordinated in right of payment to all of our existing and future Senior Indebtedness, as defined in the "Description of Notes--Subordination" section of this prospectus. As a result, in the event of bankruptcy, liquidation or reorganization or upon acceleration of the notes due to an event of default, as defined below and in specific other events, our assets will be available to pay obligations on the notes only after all Senior Indebtedness has been paid in full in cash or other payment satisfactory to the holders of Senior Indebtedness. There may not be sufficient assets remaining to pay amounts due on any or all of the notes then outstanding. The notes are also effectively subordinated to the indebtedness and other liabilities, including trade payables, of Pinnacle Holdings Inc.'s subsidiaries. The indenture governing these notes does not prohibit or limit the incurrence of Senior Indebtedness or the incurrence of other indebtedness and other liabilities by us. The incurrence of additional indebtedness and other liabilities by us could adversely affect Pinnacle Holdings Inc.'s ability to pay its obligations on the notes. As of March 31, 2001, we had approximately $754.6 million of indebtedness that was effectively senior in right of payment to the notes, $700.8 million of which was Senior Indebtedness (which includes the $9.0 million on Pinnacle's balance sheet as of that date that relates to an interest rate swap agreement that terminates December 31, 2001; which amount changes based on changes in interest rates prior to such termination). We anticipate that from time to time we will incur additional indebtedness, including Senior Indebtedness.

WE MAY NOT BE ABLE TO REPURCHASE THE NOTES OR THE SENIOR DISCOUNT NOTES OR REPAY DEBT UNDER OUR SENIOR CREDIT FACILITY IN THE EVENT OF A CHANGE OF CONTROL.

         Upon the occurrence of certain change of control events, holders of the notes and the senior discount notes may require Pinnacle Holdings Inc. to offer to repurchase all of their notes. Pinnacle Holdings Inc. may not have sufficient funds at the time of the change of control to make the required repurchases, or restrictions in our senior credit facility may not allow such repurchases. Additionally, a "change of control" (as defined in the indenture governing these notes and the senior discount notes indenture) is an event of default under our senior credit facility, which would permit the lenders to accelerate the debt, which also would cause an event of default under the indenture governing these notes and the senior discount notes indenture.

         The source of funds for any repurchase required as a result of any change of control will be our available cash or cash generated from operating or other sources, including borrowings, sales of assets, sales of equity or funds provided by a new controlling entity. We cannot assure you, however, that sufficient funds will be available at the time of any change of control to make any required repurchases of the notes or the senior discount notes tendered and to repay debt under our senior credit facility. Furthermore, the use of available cash to fund the potential consequences of a change of control may impair our ability to obtain additional financing in the future. Any future credit agreements or other agreements relating to indebtedness to which we may become a party may contain similar restrictions and provisions.


PINNACLE HOLDINGS INC. IS A HOLDING COMPANY. ITS ONLY SOURCE OF CASH IS FROM DISTRIBUTIONS FROM ITS SUBSIDIARIES.


         Pinnacle Holdings Inc. is a holding company with no operations of its own and conducts all of its business through its subsidiaries. The notes and the senior discount notes are obligations exclusively of Pinnacle Holdings Inc. Pinnacle Holdings Inc.'s only significant asset is the outstanding capital stock of its subsidiaries. Pinnacle Holdings Inc. is wholly dependent on the cash flow of its subsidiaries and dividends and distributions to it from its subsidiaries in order to service its current indebtedness, including payment of principal, premium, if any, and interest on the notes and the senior discount notes, and any of its future obligations.

         Pinnacle Holdings Inc.'s subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due pursuant to its notes or to make any funds available therefor. The ability of Pinnacle Holdings Inc.'s subsidiaries to pay such dividends and distributions will be subject to, among other things, the terms of any debt instruments of its subsidiaries then in effect and applicable law. Pinnacle Holdings Inc. will need sufficient funds available to pay cash interest on the notes and, beginning on March 15, 2003, the senior discount notes and to repay the notes and the senior discount notes when required. We cannot assure you that Pinnacle Holdings Inc.'s subsidiaries will generate cash flow sufficient to pay dividends or distributions to Pinnacle Holdings Inc. in order to pay interest or other payments on the notes and the senior discount notes. Pinnacle Holdings Inc.'s rights, and the rights of its creditors, to participate in the distribution of assets of any of its subsidiaries upon such subsidiary's liquidation or reorganization will be subject to the prior claims of such subsidiary's creditors, except to the extent that Pinnacle Holdings Inc. is itself reorganized as a creditor of such subsidiary in which case our claims would still be subject to the claims of any secured creditor of such subsidiary. As of March 31, 2001, the aggregate amount of debt and other obligations of Pinnacle Holdings Inc.'s subsidiaries (including long-term debt, guarantees of Pinnacle Holdings Inc.'s debt, current liabilities and other liabilities) was approximately $954.6 million.

         In addition, in the event of the insolvency, bankruptcy, liquidation, reorganization, dissolution or winding up of the business of any of Pinnacle Holdings Inc.'s subsidiaries, creditors of the subsidiary generally will have the right to be paid in full before any distribution is made to Pinnacle Holdings Inc. or the holders of the notes or senior discount notes. Accordingly, holders of the notes and senior discount notes are effectively subordinated to the claims of Pinnacle Holdings Inc.'s subsidiaries' creditors to the extent of the assets of the indebted subsidiary. This subordination could adversely affect Pinnacle Holdings Inc.'s ability to pay its obligations on the notes and the senior discount notes. We anticipate that Pinnacle Holdings Inc.'s subsidiaries will incur additional indebtedness, including indebtedness under our senior credit facility, which could adversely affect Pinnacle Holdings Inc.'s ability to pay its obligations on its notes.


IF WE FAIL TO PROTECT OUR RIGHTS AGAINST PERSONS CLAIMING SUPERIOR RIGHTS IN OUR COMMUNICATIONS SITES, OUR BUSINESS MAY BE ADVERSELY AFFECTED.


         Our real property interests relating to our communications sites consist of fee interests, leasehold interests, private easements and licenses, easements and rights-of-way. For various reasons, we may not always have the ability to access, analyze and verify all information regarding title and other issues prior to completing an acquisition of communications sites. We generally obtain title insurance on fee properties and leasehold interests we acquire and rely on title warranties from sellers and landlords. Our ability to protect our rights against persons claiming superior rights in communications sites depends on our ability to:

         - recover under title policies, the policy limits of which may be less than the purchase price of the particular site;

         - in the absence of insurance coverage, we rely on title warranties given by the sellers, which warranties often terminate after the expiration of a specific period, typically one to three years; and

         -        we rely on title covenants from landlords contained in leases.


THE LOSS OF ANY SIGNIFICANT CUSTOMER COULD ADVERSELY AFFECT OUR BUSINESS.


         We have certain customers that account for a significant portion of our revenue. As of March 31, 2001, Arch Communications (which acquired MobileMedia Communications in 1999 and PageNet, Inc. in 2000), Nextel and Motorola represented 12.6%, 5.2% and 3.4%, respectively, of our revenue, on a run rate basis. The loss of one or more of these major customers, or a reduction in their utilization of our communications site rental space due to their insolvency or other inability or unwillingness to pay, could have a material adverse effect on our business, results of operations and financial condition.


THERE ARE SIGNIFICANT RISKS ASSOCIATED WITH CONSTRUCTION OF NEW TOWERS.


         The success of our growth strategy is dependent in part on our ability to construct new towers, which has been significantly curtailed due to our inability to access capital markets. Such construction can be delayed by factors beyond our control, including zoning and local permitting requirements, availability of erection equipment and skilled construction personnel and weather conditions. Certain communities have placed restrictions on new tower construction or have delayed granting permits required for construction. In addition, as the pace of tower construction has increased in recent years, the demand for manpower and equipment needed to erect towers has been increasing. Additionally, we cannot assure you that build opportunities will become available that meet our economic criteria. Our expansion plans call for a significant increase in construction activity. We cannot assure you that we will be able to overcome the barriers to new construction or that the number of towers planned for construction will be completed. Our failure to complete the necessary construction could have a material adverse effect on our business, financial condition and results of operations.


COMPETITION FOR SITE LEASING AND COLOCATION FACILITY CUSTOMERS IS INTENSE.

         We face competition for site leasing customers from various sources, including:

         - wireless communications providers and utility companies that own and operate their own communications site networks and lease communications site space to other carriers;

         - site development companies that acquire space on existing communications sites for wireless communications providers and manage new tower construction;

         -        other independent communications site companies; and

         -        traditional local independent communications site operators.

         In addition to competing with other carrier neutral colocation facility providers, we will compete for colocation facility customers with traditional colocation service providers, including:

         -        local phone companies;

         -        long distance phone companies; and

         -        competitive local access providers.

         Many of these competitors are substantially larger, have greater financial resources, more customers, longer operating histories, greater brand recognition and more established relationships than we have. We believe that site location and capacity, price, quality of service, type of service and density within a geographic market historically have been and will continue to be the most significant competitive factors affecting communications site rental companies. We believe that competition for communications site acquisitions will increase and that additional competitors will enter the tower rental market, certain of whom may have greater financial and other resources than we have.

OUR BUSINESS DEPENDS ON DEMAND FOR WIRELESS COMMUNICATIONS.


         Substantially all of our revenue is derived from leases of communications site space, most of which are with wireless communications providers. Accordingly, our future growth depends, to a considerable extent, upon the continued growth and increased availability of cellular and other wireless communications services. We cannot assure you that the wireless communications industry will not experience severe and prolonged downturns in the future or that the wireless communications industry will expand as quickly as forecasted. The wireless communications industry, which includes paging, cellular, PCS, fixed microwave, SMR, ESMR and other wireless communications providers, has undergone significant growth in recent years and remains highly competitive, with service providers in a variety of technologies and two or more providers of the same service (up to seven for PCS) within a geographic market competing for subscribers. The demand for rental space on our communications sites is dependent on a number of factors that are, to a large extent, beyond our control, including the following:

         -        demand for wireless services;

         - financial condition and access to capital of wireless communications providers;

         - strategy of wireless communications providers with respect to owning or leasing communications sites;

         -        government licensing of broadcast rights;

         -        changes in telecommunications regulations; and

         -        general economic conditions.

         The demand for space on our communications sites is primarily dependent on the demand for wireless communications services. A slowdown in the growth of the wireless communications industry in the United States would depress network expansion activities and reduce the demand for our communications sites. In addition, a downturn in a particular wireless segment as a result of technological competition or other factors beyond our control could adversely affect the demand for rental communications sites. Advances in technology could also reduce the need for site-based transmission and reception. In addition, wireless services providers often enter into "roaming" and "resale" arrangements that permit providers to serve customers in areas where they do not have facilities. In most cases, these arrangements are intended to permit a provider's customers to obtain service in areas outside the provider's license area or, in the case of resale arrangements, to permit a provider that does not have any licenses to enter the wireless marketplace.

         The occurrence of any of these factors could have a material adverse effect on our business, financial condition or results of operations.


THE COLOCATION FACILITY BUSINESS IS DIFFICULT TO EVALUATE BECAUSE OF ITS SHORT OPERATING HISTORY; OUR POTENTIAL DIVESTMENT OF OUR INTEREST IN COLOCATION FACILITIES COULD RESULT IN A LOSS.


         We recently acquired certain carrier neutral colocation facilities. The business of providing colocation facilities is a new industry. Although a number of emerging companies are developing similar businesses, we are not aware of any company that has successfully executed a business plan that includes colocation facilities. Accordingly, neither we nor you have the benefit of a comparable historical business model to analyze the colocation facilities and its prospects. As a result of our decision not to pursue these colocation facility business opportunities, we are currently considering our options with respect to these assets.


SERVICE AND OTHER INTERRUPTIONS COULD LEAD TO SIGNIFICANT COSTS AND DISRUPTIONS THAT COULD REDUCE OUR REVENUE AND HARM OUR BUSINESS REPUTATION AND FINANCIAL RESULTS.

         Because service interruptions are a very serious concern for our prospective customers, a service interruption or breach of security could be very costly to us and very damaging to our reputation. Our facilities and customers' equipment are vulnerable to damage from human error, physical or electronic security breaches, power loss, other facility failures, fire, earthquake, water damage, sabotage, vandalism and similar events. In addition, our customers would be adversely affected by the failure of carriers to provide network access to our facilities as a result of any of these events. Any of these events or other unanticipated problems at one or more of our facilities could interrupt our customers' ability to provide their services from our facilities. This could damage our reputation, make it difficult to attract new customers and cause our existing customers to seek termination of their contracts with us.

INCREASING REVENUES FROM THE COLOCATION FACILITIES WE ACQUIRED COULD BE
DIFFICULT.


         The lack of available space in the colocation facilities we acquired may limit the ability to grow their revenues. In addition, the lack of non-telecommunications tenants in our colocation facilities will limit the ability to increase our revenues through the replacement of non-telecommunications customer leases with higher priced telecommunications customer leases.


OUR BUSINESS REQUIRES COMPLIANCE AND APPROVAL WITH REGULATORY AUTHORITIES.

         The FCC and the Federal Aviation Administration (the "FAA") regulate towers used for wireless communications transmitters and receivers. Such regulations control siting, lighting and marking of towers and may, depending on the characteristics of the tower, require registration of tower facilities. Wireless communications equipment operating on communications sites is separately regulated and independently licensed by the FCC. Certain proposals to construct new towers or to modify existing towers are reviewed by the FAA to ensure that the tower will not present a hazard to aviation. Tower owners may have an obligation to paint towers or install lighting to conform to FAA standards and to maintain such painting and lighting. Tower owners may also bear the responsibility of notifying the FAA of any tower lighting failures. Failure to comply with existing or future applicable requirements may lead to civil penalties or other liabilities. Such factors could have a material adverse effect on our financial condition or results of operations.

         Local regulations, including municipal or local ordinances, zoning restrictions and restrictive covenants imposed by community developers, vary greatly, but typically require tower owners to obtain approval from local officials or community standards organizations prior to tower construction. Local regulations can delay or prevent new tower construction or site upgrade projects, thereby limiting our ability to respond to customer demand. In addition, such regulations increase costs associated with new tower construction. We cannot assure you that existing regulatory policies will not adversely affect the timing or cost of new tower construction or that additional regulations will not be adopted that increase such delays or result in additional costs to us. Such factors could have a material adverse effect on our future growth. Our customers may also become subject to new regulations or regulatory policies that adversely affect the demand for tower sites. We cannot assure you that existing regulatory policies will not adversely affect the timing or cost of new tower construction or that additional regulations will not be adopted that increase such delays or result in additional costs to us. Such factors could have a material adverse effect on our future growth. Our customers may also become subject to new regulations or regulatory policies that adversely affect the demand for tower sites.

         Our growth strategy will be affected by our ability to obtain the permits, licenses and zoning relief necessary to build new towers. The tower rental industry often encounters significant public resistance when attempting to obtain the necessary permits, licenses and zoning relief for construction or improvements of towers. We cannot assure you that we can obtain the permits, licenses and zoning relief necessary to continue the expansion of our communications site rental business. The failure to obtain such permits, licenses and zoning relief would have a material adverse effect on our business, financial condition and results of operations.

OUR SUCCESS DEPENDS UPON OUR RETAINING KEY EXECUTIVES.

         Our success depends to a significant degree upon the continued contributions of key management, engineering, sales and marketing, customer support and finance personnel, some of whom may be difficult to replace. Although we maintain employment agreements with certain of our employees, we cannot assure you that the services of such personnel will continue to be available to us. We do not maintain key man life insurance policies on our executives that would adequately compensate us for any loss of services of such executives. The loss of the services of these executives could have a material adverse effect on our business.

COMPETING TECHNOLOGIES AND OTHER ALTERNATIVES COULD REDUCE THE DEMAND FOR OUR SERVICES OR REQUIRE US TO INCUR ADDITIONAL COSTS.


         Most types of wireless services currently require ground-based network facilities, including communications sites, for transmission and reception. The extent to which wireless service providers lease such communications sites depends on a number of factors beyond our control, including the level of demand for such wireless services, the financial condition and access to capital of such providers, the strategy of providers with respect to owning or leasing communications sites, government licensing of communications services, changes in telecommunications regulations and general economic conditions. In addition, wireless service providers frequently enter into agreements with competitors allowing each other to utilize one another's wireless communications facilities to accommodate customers who are out of range of their home provider's services. Such agreements may be viewed by wireless service providers as a superior alternative to leasing space for their own antenna on communications sites we own. The proliferation of such agreements could have a material adverse effect on our business, financial condition or results of operations.


         The emergence of new technologies that do not require terrestrial antenna sites and can be substituted for those that do also could have a negative impact on our operations. For example, the FCC has granted license applications for four low-earth orbiting satellite systems that are intended to provide mobile voice or data services. In addition, the FCC has issued licenses for several low-earth orbiting satellite systems that are intended to provide solely data services. Mobile satellite systems could compete with land-based wireless communications systems, thereby reducing the demand for the infrastructure services we provide. The occurrence of any of these factors could have a material adverse effect on our business, financial condition or results of operations.


         The demand for carrier neutral colocation facility sites will also be affected by evolving industry standards and changes in customer demands. Future advances in technology may be beneficial to, or compatible with, colocation facilities, and technological advances may not be able to be incorporated on a cost-effective and timely basis. For example, the further development of wireless communications capabilities could lead to a reduced need for colocation facilities' products and services.

WE ARE SUBJECT TO ENVIRONMENTAL LAWS THAT IMPOSE LIABILITY WITHOUT REGARD TO FAULT AND ENVIRONMENTAL REGULATIONS THAT COULD ADVERSELY AFFECT OUR OPERATIONS.


         Our operations are subject to Federal, state and local environmental laws and regulations regarding the use, storage, disposal, emission, release and remediation of hazardous and nonhazardous substances, materials or wastes. Under certain of these laws, we could be held strictly, jointly and severally liable for the remediation of hazardous substance contamination at our facilities or at third-party waste disposal sites and also could be held liable for any personal or property damage related to such contamination. Although we believe that we are in substantial compliance with and have no material liability under all applicable environmental laws, we cannot assure you that the costs of compliance with existing or future environmental laws and liability related thereto will not have a material adverse effect on our business, financial condition or results of operations.

         The FCC requires tower owners subject to the agency's antenna structure registration program to comply at the time of registration with Federal environmental rules that may restrict the siting of towers. Under these rules, tower owners are required initially to identify whether proposed sites are in environmentally sensitive locations. If so, the tower owners must prepare and file environmental assessments, which must be reviewed by the FCC staff prior to registration and construction of the particular towers.

         Our carrier neutral colocation facilities contain tanks for the storage of diesel fuel and significant quantities of lead acid batteries to provide back-up power generation and uninterrupted operation of our customers' equipment. We cannot assure you that these systems will at all times remain free from leaks or that the use of these systems will not result in spills. Any leak or spill, depending on such factors as the material involved, quantity and environmental setting could result in interruptions to our operations and expenditures that could have a material adverse effect on our business, financial condition and results of operations.


IF WE SUSTAIN DAMAGE TO OUR COMMUNICATIONS SITES IN EXCESS OF OUR INSURANCE COVERAGE, OUR BUSINESS COULD BE ADVERSELY AFFECTED.

         Our communications sites and colocation facilities are subject to risks from vandalism and risks associated with natural disasters such as tornadoes, hurricanes, fires and earthquakes. We maintain certain insurance to cover the cost of replacing damaged communications sites and colocation facilities and general liability insurance to protect us in the event of an accident involving a communications site or colocation facility, but we do not maintain business interruption insurance. Accordingly, damage to a group of our communications sites or colocation facilities could result in a significant loss of revenue and could have a material adverse effect on our results of operations and financial condition. In addition, a communications site or colocation facility accident for which we are uninsured or underinsured could have a material adverse effect on our financial condition or results of operations.



FEDERAL AND STATE STATUTES MAY ALLOW COURTS, UNDER SPECIFIC CIRCUMSTANCES, TO VOID THE NOTES AND REQUIRE YOU TO RETURN PAYMENTS RECEIVED FROM US.

         If under relevant federal and state fraudulent conveyance statutes in a bankruptcy, reorganization or rehabilitation case or similar proceeding or a lawsuit by or on behalf of our unpaid creditors, a court were to find that, at the time the notes were issued (1) we issued the notes with the intent of hindering, delaying or defrauding current or future creditors or (2)(A) we received less than reasonably equivalent value or fair consideration for issuing the notes and (B):

         - we were insolvent or were rendered insolvent by reason of the transactions contemplated in connection with the private placement of the notes;

         - we were engaged, or about to engage, in a business or transaction for which our assets constituted unreasonably small capital;

         - we intended to incur, or believed that we would incur, debts beyond our ability to pay as such debts matured (as all of the foregoing terms are defined in or interpreted under such fraudulent conveyance statutes); or

         - we were a defendant in an action for money damages, or had a judgment for money damages docketed against us (if, in either case, after final judgment, the judgment is unsatisfied);

then such court could avoid or subordinate the notes to presently existing and future indebtedness and take other action detrimental to you, including, under certain circumstances, invalidating the notes.

         The measure of insolvency for purposes of the foregoing considerations will vary depending upon the federal or local law that is being applied in any such proceeding. Generally, however, we would be considered insolvent if, at the time we incur the indebtedness constituting the notes, either (1) the fair market value (or fair saleable value) of our assets is less than the amount required to pay our total existing debts and liabilities (including the probable liability on contingent liabilities) as they become absolute and mature or (2) we are incurring debts beyond our ability to pay as such debts mature.

         We believe that at the time of the issuance of the notes, we (1) (A) were neither insolvent nor rendered insolvent thereby, (B) had sufficient capital to operate our business effectively and (C) were incurring debts within our ability to pay as the same mature or become due and (2) had sufficient resources to satisfy any probable money judgment against us in any pending action. In reaching the foregoing conclusions, we have relied upon our analysis of our internal cash flow projections and estimated values of assets and liabilities. We cannot assure you, however, that such analysis will prove to be correct or that a court passing on such questions would reach the same conclusions.


WE COULD BE SUBJECT TO CLAIMS RELATING TO RADIO FREQUENCY EMISSIONS.


         Along with wireless communications providers that utilize our communications sites, we are subject to government requirements and other guidelines relating to radio frequency emissions. The potential connection between radio frequency emissions and certain negative health effects, including some forms of cancer, has been the subject of substantial study by the scientific community in recent years. To date, the results of these studies have been inconclusive. Although we have not been subject to any claims relating to radio frequency emissions, we cannot assure you that we will not be subject to such claims in the future, which could have a material adverse effect on our results of operations and financial condition.

IF WE FAIL TO QUALIFY AS A REIT, WE WILL BE SUBJECT TO A VARIETY OF TAXES AND PENALTIES.


         We have elected to be taxed as a REIT under Sections 856-860 of the Internal Revenue Code of 1986, as amended (the "Code"). As a REIT, we and our "qualified REIT subsidiaries" (other corporations wholly owned by us which are not "taxable REIT subsidiaries") are not generally subject to Federal income tax. We believe that we have been organized and operated to date in such a manner as to qualify for taxation as a REIT. However, the Federal tax rules and regulations relating to REITs are highly technical and complex, and our qualification as a REIT during each taxable year (including prior years) will depend on our continuing ability to meet these requirements, through actual annual operating results, income distribution levels, stock ownership, and assets owned and sources of income received. Certain of these requirements involve factors that are not entirely within our control. Therefore, we cannot be certain that we have operated or will operate in a manner so as to qualify or remain qualified as a REIT. Any distributions made on the belief that we qualify as a REIT would not be recoverable from our stockholders in the event it is subsequently determined that we did not qualify as a REIT during the taxable year of such distributions.



         Income tax regulations provide that "real estate assets" which are required to constitute at least 75% of the value of our total assets means land or improvements thereon, such as buildings or other inherently permanent structures thereon, including items that are structural components of such buildings or structures. The Internal Revenue Service has ruled in a revenue ruling that transmitting and receiving communications towers built upon pilings or foundations similar to our towers, as well as ancillary buildings, heating and air conditioning systems and fencing constitute inherently permanent structures and are therefore "real estate assets" for purposes of the foregoing requirement. However, a number of our acquisitions have involved, and our future acquisitions may involve, assets different than the towers and related structures that were the subject of such favorable revenue ruling and for which there is no clear guidance concerning the potential impact that such assets may have on our continued ability to satisfy the REIT qualification requirements. Consequently, we are likely to encounter a greater number of interpretive issues under the REIT qualification rules than other REITs. In addition, our acquisitions will in many instances require special planning or structuring in order to retain our qualification as a REIT, including, for example, acquiring such assets through subsidiaries to the extent permissible under the REIT qualification requirements. Although we have previously considered whether to voluntarily terminate our REIT election because of the substantial limitations imposed on our operations by the REIT qualification requirements, we currently intend to maintain our REIT qualification. However, we may again in the future consider whether to voluntarily terminate our REIT election. Moreover, depending on our assessment of the strategic importance of acquisitions that may become available to us in our existing line of business or in complementary non-real estate based communications site or services activities, we may acquire, operate and derive income from assets, businesses or entities that result in an involuntary termination of our REIT election for failure to satisfy one or more of the REIT qualification requirements. In this regard, we have previously contractually committed to acquire, and in certain instances have acquired, certain assets before confirming that such assets, and the income derived from such assets, would permit us to continue to meet the qualification requirements for a REIT, and we may do so again in the future. To date, subsequent to making each such commitment or acquisition of non-REIT or potentially non-REIT assets, we structured the ownership of the assets so acquired in a manner that we believe ensured and will continue to ensure our qualification as a REIT.



         With respect to taxable years for which we are qualified as a REIT, we could be subject to a variety of taxes and penalties if we engage in certain prohibited transactions, fail to satisfy REIT distribution requirements or recognize gain on the sale or other disposition of certain types of property. If we cease to remain qualified as a REIT and we cannot utilize any of the relief provisions that may be applicable, or if we terminate our REIT election voluntarily, we will remain disqualified as a REIT for that year and the next four years, and will be subject to corporate level income tax at regular corporate rates on our net income unreduced by distributions to stockholders, together with interest and penalties to the extent applicable to prior periods. However, because we have not reported any net taxable income (determined before the deduction for dividends paid) in any of our corporate income tax returns since our filing of an election to be taxed as a REIT, unless our reported net taxable loss is adjusted, any corporate income tax liability attributable to a retroactive determination by the Internal Revenue Service that we, to date, failed to satisfy all of the requirements for REIT qualification during any such year would likely be minimal. At the present time, we do not anticipate that we will recognize net taxable income for the foreseeable future. Nevertheless, with respect to any year in which we recognize positive net taxable income, the loss of REIT status or a determination that we did not qualify as a REIT may have a material adverse affect on our financial condition or results from operations. In such circumstances, we may have made distributions to our stockholders on the belief that such distributions were necessary to retain our REIT status, however, we would neither be entitled to receive such distributions back from our stockholders nor be entitled to a tax deduction for such distributions.


ALTHOUGH WE QUALIFY AS A REIT, WE ARE REQUIRED TO PAY SOME INCOME AND PROPERTY TAXES.


         Even if we qualify as a REIT, we are required to pay some Federal, state and local taxes on our income and property. In addition, any net taxable income earned directly by our non-controlled subsidiaries and our "taxable REIT subsidiaries" will be subject to Federal, state and local corporate tax. In addition, the REIT tax law limits each "taxable REIT subsidiary" of ours in its ability to deduct interest payments made to us to ensure that each is subject to any appropriate level of corporate income tax. In addition, we will be subject to a 100% penalty tax on some payments that we receive if the economic arrangements between us or our tenants, and any taxable REIT subsidiary, are not comparable to similar arrangements between unrelated parties.


OUR GROWTH MAY BE DIFFICULT TO MANAGE.


         Our wireless communications site business has grown rapidly. This growth has placed and we expect will continue to place a significant strain on operational, financial, management information and other systems and resources. Our ability to manage growth effectively will require us to continue to implement and improve our operational, financial and management information systems; continue to develop the management skills of our managers and supervisors and continue to train, motivate and manage our employees. Our failure to effectively manage growth could have a material adverse effect on our results of operations.


WE EXPECT TO EXPERIENCE VOLATILITY IN OUR STOCK PRICE THAT COULD AFFECT YOUR INVESTMENT.


         The stock market has from time to time experienced significant price and volume fluctuations that have affected the market price for the common stock of companies. In the past, certain broad market fluctuations have been unrelated or disproportionate to the operating performance of these companies. Any significant fluctuations in the future might result in a material decline in the market price of our common stock. In the past, following periods of volatility in the market price of a particular company's securities, securities class action litigation has often been brought against such company. We may become involved in this type of litigation in the future. Litigation is often expensive and diverts management's attention and resources, which could have a material adverse effect upon our business and operating results.


BECAUSE THERE IS NO CURRENT MARKET FOR THE NOTES, YOU CANNOT BE SURE THAT AN ACTIVE TRADING MARKET WILL DEVELOP.


         There is no current established trading market for the notes. The Initial Purchasers have informed us that they currently intend to make a market in the notes. However, the Initial Purchasers may cease their market-making at any time. Accordingly, we can not assure you that a market for the notes will develop. Furthermore, if a market were to develop, the market price for the notes may be adversely affected by changes in our financial performance, changes in the overall market of similar securities and performance or prospects for companies in our industry. We do not intend to list the notes on any securities exchange or to seek approval for quotation through any automated quotation system.


WE HAVE ADOPTED ANTI-TAKEOVER PROVISIONS THAT COULD AFFECT THE SALE OF PINNACLE HOLDINGS INC.


         Provisions of Pinnacle Holdings Inc.'s certificate of incorporation, its bylaws and Delaware law could make it more difficult for a third party to acquire Pinnacle Holdings Inc., even if doing so would be beneficial to its stockholders. We recently adopted a stockholder rights agreement, which could make it considerably more difficult or costly for a person or group to acquire control of Pinnacle in a transaction that our Board of Directors opposes. These provisions, alone or in combination with each other, may discourage transactions involving actual or potential changes of control, including transactions that otherwise could involve payment of a premium over prevailing market prices to holders of common stock, or could limit the ability of our stockholders to approve transactions that they may deem to be in their best interests.

                                 USE OF PROCEEDS

     We will not receive any proceeds from the sale by the securityholders of the notes or the shares issuable upon conversion of the notes.


                                 DIVIDEND POLICY

         In order to qualify as a REIT for federal income tax purposes, among other things we must make distributions each taxable year (not including any return of capital for federal income tax purposes) equal to at least 90% of our real estate investment trust taxable income, although our Board of Directors, in its discretion, may increase that percentage as it deems appropriate, and 90% of certain foreclosure income. See "Certain United Stated Federal Income Tax Considerations." The declaration of distributions is within the discretion of our Board of Directors and depends upon our cash available for distribution, current and projected cash requirements, tax considerations and other factors.

         We intend to make distributions to holders of our common stock only in the minimum amount necessary to satisfy the REIT distribution requirements necessary to maintain REIT status and intend to retain available cash in excess of such amount for future operation and expansion of our business. In this regard, we do not expect for the foreseeable future that we will have real estate investment trust taxable income which will be required to be distributed in order to maintain our REIT status. See "Certain United States Federal Income Tax Considerations-Taxation of Pinnacle." Any determination to declare or pay dividends in the future will be at the discretion of our Board of Directors and will depend upon our results of operations, financial condition and any contractual restrictions, considerations imposed by applicable law and other factors deemed relevant by our Board of Directors.

                       SELECTED HISTORICAL FINANCIAL DATA

     The following selected historical consolidated financial data for the five years ended December 31, 1996, 1997, 1998, 1999 and 2000 were derived from our audited consolidated historical financial statements, including the related notes thereto. The selected historical consolidated financial information should be read in conjunction with and are qualified in their entirety by, the information contained in our consolidated audited financial statements and the related notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere herein.

     The information as of March 31, 2001 and for the three-month period ended March 31, 2001 is derived from unaudited financial statements.

     The unaudited financial statements and related notes have been prepared in accordance with the rules and regulations of the SEC and on substantially the same basis as the annual financial statements. In the opinion of Pinnacle's management, the financial statements reflect all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial position, operating results, and cash flows for those periods presented. Operating results for the three-month period ended March 31, 2001 are not necessarily indicative of the results that may be expected for the year ending December 31, 2001.

                                                                                                                   FOR THE THREE
                                                                                                                   MONTHS ENDED
                                                                            YEARS ENDED DECEMBER 31,                 MARCH 31,
                                                            ----------------------------------------------------   -------------
                                                              1996      1997       1998       1999       2000           2001
                                                            -------   --------   --------   --------   ---------   -------------
                                                                         (In thousands except per share data)
STATEMENT OF OPERATIONS DATA:
Revenue ..................................................  $ 4,842   $ 12,881   $ 32,019   $ 85,119   $ 175,648     $ 48,275
Direct operating expenses, excluding depreciation and
amortization .............................................    1,135      2,633      6,166     25,255      63,810       17,563
                                                            -------   --------   --------   --------   ---------     --------
Gross margin, excluding depreciation and amortization ....    3,707     10,248     25,853     59,864     111,838       30,712
Other expenses:
   General and administrative(a) .........................      916      1,367      4,175      4,865      12,605        3,286
   Corporate development(a) ..............................    1,421      3,723      6,382     11,637      41,869        6,871
   State franchise, excise and minimum taxes .............       26         67        686      1,108       1,184          478
   Depreciation and amortization .........................    2,041      6,335     22,513     56,687     115,180       32,900
                                                            -------   --------   --------   --------   ---------     --------
Loss from operations .....................................     (697)    (1,244)    (7,903)   (14,433)    (59,000)     (12,823)
Interest expense .........................................    1,155      6,925     12,300     22,953      38,280       17,570
Amortization  of original issue discount and debt issuance
costs ....................................................      164        292     16,427     23,708      27,427        7,188
Foreign currency transaction loss ........................       --         --         --         --         342          366
Minority interest in subsidiary ..........................       --         --         --         --        (179)         (78)
                                                            -------   --------   --------   --------   ---------     --------
Loss before income taxes and extraordinary item ..........   (2,016)    (8,461)   (36,630)   (61,094)   (124,870)     (37,869)
Income tax benefit .......................................       --         --         --         --         575          306
                                                            -------   --------   --------   --------   ---------     --------
Loss before extraordinary item ...........................   (2,016)    (8,461)   (36,630)   (61,094)   (124,295)     (37,563)
Extraordinary loss from extinguishment of debt ...........       --         --      5,641         --          --           --
                                                            -------   --------   --------   --------   ---------     --------
Net loss .................................................   (2,016)    (8,461)   (42,271)   (61,094)   (124,295)     (37,563)
Dividends and accretion on preferred stock ...............       --         --      3,094      2,930          --           --
                                                            -------   --------   --------   --------   ---------     --------
Loss attributable to common stock ........................  $(2,016)  $ (8,461)  $(45,365)  $(64,024)  $(124,295)    $(37,563)
                                                            =======   ========   ========   ========   =========     ========
Basic and diluted loss attributable to common
stockholders per share:
   Loss attributable to common stockholders before
   extraordinary item ....................................  $ (0.38)  $  (1.16)  $  (4.06)  $  (1.96)  $   (2.59)    $  (0.78)
   Extraordinary item ....................................       --         --      (0.58)        --          --           --
                                                            -------   --------   --------   --------   ---------     --------
   Net loss attributable to common stockholders ..........  $ (0.38)  $  (1.16)  $  (4.64)  $  (1.96)  $   (2.59)    $  (0.78)
                                                            =======   ========   ========   ========   =========     ========
Weighted average number of shares of common stock ........    5,336      7,319      9,782     32,588      47,918       48,431


                                                                                        DECEMBER 31,                 MARCH 31,
                                                            ----------------------------------------------------   -------------
                                                              1996      1997       1998       1999       2000          2001
                                                            -------   --------   --------  ----------  ---------   -------------
                                                                                      (in thousands)
BALANCE SHEET DATA:
Cash and cash equivalents ................................  $    47   $  1,694   $ 13,801  $   94,863  $   44,233  $   34,705
Fixed assets, net ........................................   48,327    127,946    473,942     930,620   1,307,945   1,300,790
Total assets .............................................   55,566    143,178    516,148   1,130,504   1,469,607   1,449,625
Total debt ...............................................   30,422    120,582    433,218     719,365     886,260     891,809
Stockholders' equity .....................................   22,220     14,753     39,672     374,226     534,103     494,114

         (a) "General and administrative" expenses represent those costs directly related to the day-to-day management and operation of our communications sites. "Corporate development" expenses represent costs incurred in connection with acquisitions and development of new business initiatives, consisting primarily of allocated compensation, benefits and overhead costs that are not directly related to the administration or management of existing sites.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following is a discussion of our financial condition and results of operations for each of the three years ended December 31, 1998, 1999 and 2000 and for the three months ended March 31, 2001. The discussion should be read in conjunction with our Financial Statements and notes thereto included elsewhere herein. The statements regarding the wireless communications industry, our expectations regarding our future performance and other non-historical statements in this discussion are forward-looking statements. These forward-looking statements include numerous risks and uncertainties, as described in "Risk Factors."

RESTATEMENT

     We restated our audited financial statements for the year ended December 31, 1999, and our unaudited financial statements for the quarters ended March 31, 2000, June 30, 2000, and September 30, 1999 and 2000, to expense certain costs previously capitalized as direct costs of the Motorola Antenna Site Acquisition and to accrue direct costs of the Motorola Antenna Site Acquisition only as the related services are performed. Direct costs incurred in connection with a purchased business are required to be capitalized and indirect costs are required to be expensed. Determining under available accounting guidance which costs or portions thereof are direct, as opposed to indirect, requires the exercise of a certain amount of judgment. Upon completion of the Motorola Antenna Site Acquisition, we determined to capitalize all pre- and post-closing costs directly related to the acquisition. Following an inquiry by the SEC and, after consulting with our new independent auditor, E&Y, we reconsidered our previous accounting judgment and concluded it was appropriate to capitalize all costs that relate directly to the acquisition except those post-closing costs that are deemed to more than incidentally reduce our need to incur ongoing business expenses necessary to integrate those assets into our operations. Additionally, we had previously, at the date of the acquisition, accrued estimated direct costs of acquisitions regardless of whether the costs had been incurred as of that date. We have now concluded that such costs should be accrued as the services are incurred.

     For the year ended December 31, 1999, the restatement reduced total assets by $28.9 million, reduced stockholders' equity by $0.3 million, and increased net loss attributable to common stockholders and net loss attributable to common stockholders per share by $0.3 million and $0.00, respectively.

     All references to 1999 amounts are to the amounts as restated.

OVERVIEW

     We acquire communications sites and construct rental towers and lease space on these communications sites to a broad base of wireless communications providers, operators of private networks, government agencies and other customers. Our objective is to acquire or construct clusters of rental communications sites in areas where there is significant existing and expected continued growth in the demand for rental communications sites by wireless communications providers. We seek to obtain a significant ownership position of communications site assets in our targeted markets in order to offer "one-stop shopping" to wireless communications providers who are deploying or expanding wireless communications networks.

     Since our formation in May 1995, we have focused on creating a portfolio of wireless communications site clusters in high growth markets such as Atlanta, Birmingham, Boston, Chicago, Dallas, Houston, Los Angeles, New Orleans, New York, Orlando and Tampa.

     As of March 31, 2001, we have acquired five carrier neutral colocation facilities located in Texas, and St. Louis, Missouri for an aggregate purchase price of $68.8 million.

     Colocation facilities are buildings that provide telecommunications service providers, such as incumbent local exchange carriers, competitive local exchange carriers, fiber optic network carriers, Internet backbone providers, application service providers, and Internet data centers, square footage space to house their equipment (i.e. switches, servers, routers) and access to an interexchange carrier (typically known as long distance carriers). Independently owned carrier neutral colocation facilities provide interconnectivity to multiple communications carriers versus carrier-owned facilities that offer interconnectivity to just their own network.

     Though we believe carrier neutral colocation facilities are characterized by high growth driven by continuing demand for voice, data and internet services and can provide a stable and recurring cash flow from a diversified customer base, on August 17, 2000, we announced our intent not to pursue additional colocation facility opportunities, due to, among other things, our limited ability to currently access additional capital discussed elsewhere in this prospectus. After further analysis we have decided not to pursue other colocation facility business opportunities and we are currently considering our options with respect to the facilities we purchased. Such options include continuing to operate the facilities, selling such assets outright, or transferring the properties and contracts to a new entity that would have other equity holders in consideration for debt, equity, cash or a combination thereof.

     The table below outlines the number of acquisitions we have completed and the corresponding wireless communication sites and carrier neutral colocation facilities as of March 31, 2001. Non-revenue producing sites are those sites acquired as part of a larger, more profitable acquisition of sites, that are not generating revenue. No value is assigned to non-revenue producing sites. The table includes a reclassification of sites to reflect a new category of non-revenue producing sites and to classify sites based on findings pursuant to due diligence efforts on acquired sites previously reported:

               Revenue Producing Sites
               -----------------------                                               Non-Revenue              Acquisitions
                  Owned       Managed   Leased     Built    Colocation    Subtotal      Sites       Total      Completed
               -----------  ----------  ------   ---------  ----------    --------   -----------   --------   ------------
1995                   29         --        --          4          --          33           --          33             13
1996                  119         --        --          4          --         123           --         123             49
1997                  134         --        --         22          --         156           --         156             72
1998                  517         --        --         47          --         564           --         564             82
1999                  858        584       858         23          --       2,323          722       3,045            130
2000                  699        (19)       78          5           5         768          434       1,202            226
1st Quarter             1          5       (30)        --          --         (24)          --         (24)             1
               ----------   --------   -------   --------   ---------     -------    ---------     -------     ----------
2001
Total               2,357        570       906        105           5       3,943        1,156       5,099            573
               ==========   ========   =======   ========   =========     =======    =========     =======     ==========

     Since March 31, 2001, we have completed one acquisition of one communication site for an aggregate purchase price of $0.2 million. In addition, subsequent to March 31, 2001, we have completed two acquisitions of land we previously leased under towers for an aggregate purchase price of $0.3 million and have entered into one purchase and sale agreement to acquire another parcel of real estate we currently lease for an aggregate purchase price of $0.1 million. This probable acquisition is subject to conditions of a closing and consummation of a transaction pending completion of due diligence efforts and any further negotiation that may result therefrom. We have identified additional potential acquisition sites that we are not currently actively pursuing because of our limited ability to currently access capital discussed elsewhere in this prospectus. However, should we become able to access additional capital on reasonable terms, we would likely resume efforts to evaluate acquiring those and other sites.

     We believe that significant opportunities for growth exist by maximizing the use of our existing and future communications sites. Because the costs of operating a communications site are primarily fixed on owned sites, increasing tower utilization significantly improves tower level operating margins on these sites. We believe that "same site" revenue growth on owned communications sites is a meaningful indicator of the quality of these sites and our ability to generate incremental revenue on such sites. It is measured by comparing the run rate revenue of our owned communications sites at the end of a period to the run rate revenue for the same owned communications sites at the end of the prior period.

     "Same site" growth is a result of expanded marketing efforts to increase the number of customers per site, renegotiating leases that are subject to renewal, and contractual price escalations for existing customers. Taking into consideration new leases written as of December 31, 2000, we experienced "same site" revenue growth of approximately 19.4% for the year ended December 31, 2000 on the base of communications sites we owned as of December 31, 1999. For the twelve month period ended March 31, 2001, we experienced "same site" revenue growth on those communications sites in our portfolio as of March 31, 2000 at the following rates:

                                  Owned Sites     All Sites
                                  -----------     ---------
        Gross new revenues          17.3%           20.1%
        Net of cancellations        11.7%           10.9%

     Owned sites as depicted in this table are those where we own either the land, the tower or both on a tower site, or have a permanent easement on a rooftop. This would contrast to other sites in our portfolio where we have: (1) contractual rights to manage towers or rooftops, either exclusively or non-exclusively; (2) a non-permanent easement right on a rooftop site; or (3) leased space on a tower owned by another tower owner for the purpose of sub-leasing to one of our tenants who needed space on a site in an area where we had no site inventory in existence.

     The new revenue rates remain strong compared to our 2000 results. We have experienced strong new lease activity with respect to our telephony customers, which includes PCS, cellular and digital SMR. In addition, we experienced rapid growth in our new business from the new technology market segments, which include data, LMDS, wireless internet, satellite radio and 911 location customers, during the twelve month period ended March 31, 2001. We expect that strong new lease activity with respect to our telephony customers will continue as they continue their aggressive build-outs, and we also look for our new technology customers to provide increasingly more significant contributions to our revenues as they become a larger part of our overall business. These new technology customers are attracted to our communication sites because they deploy at higher elevations and our portfolio of sites accommodate these elevations.

     The "net of cancellations" rates above reflect churn at rates significantly greater than those that we have previously experienced. These greater churn rates result primarily from one customer's deconstruction of its analog SMR network and the effects of certain private land mobile tenants shifting to utilizing one of the many commercial wireless services now available. We have substantially less exposure now to churn related to deconstruction of analog sites and we expect that the churn from the smaller land mobile tenants will level out soon and that churn from paging customers will remain relatively stable.

     In addition to the tenant lease churn we have discussed above, we are also experiencing a level of pressure on our revenue base from competitors for the rooftop management business. As these contracts come up for renewal with the property owners, we are experiencing instances where certain other companies, which compete with us for the right to manage these rooftops, are offering to manage these sites for a significantly lower gross margin after rent expense only than we feel it is appropriate for us to compete with. Our strategy is to own and manage sites where we can make substantial operating margins, as indicated by our results of operations, and we do not desire to dilute our operating margins for the sake of competing against companies aggressively pricing this service to rooftop owners. Therefore, we have made decisions to not renew a number of these contracts over the past year. As a result, our revenue base has been impacted as of March 31, 2001 as compared to March 31, 2000 by approximately $2.3 million on an annualized run rate basis by these decisions. The historical gross margins before depreciation and amortization on these sites have typically run in the 50% range. To compete with these competitors offering this service at a 15% gross margin after rent expense is clearly not consistent with both our operating and growth strategies. As of March 31, 2001, we operated 365 rooftop sites under management rights agreements, which represented 9.3% of our total portfolio of revenue producing sites at that date. Our annualized run rate revenues from these sites as of March 31, 2001 was $10.1 million, or 5.3% of total annualized run rate revenues from all sites as of March 31, 2001. Run rate gross margin, estimated based on historical results for the three months ended March 31, 2001, on these sites average 57.7%, so these sites represent 3.9% of our total run rate gross margins as of March 31, 2001. In light of these recent competitive pressures, it is difficult to ascertain at this time the effects, if any, this competition will have on our revenues from rooftops we manage under management rights agreements and resulting gross margins before depreciation and amortization in the future.

     We have generated net losses since inception and at March 31, 2001, had an accumulated deficit totaling approximately $276.3 million. Due to our plans to continue to grow the business predominantly through acquisitions, it is expected that charges relating to depreciation of existing and future assets and interest expense associated with related debt balances will be substantial. Also, this growth through acquisitions will continue to result in significant corporate development expenses. Accordingly, we expect to continue to generate losses for the foreseeable future.

     Our annualized run rate revenue is calculated as of a given date by annualizing the monthly rental rates then in effect for customer lease contracts as of such date. We believe that growth in our annualized run rate revenue is a meaningful indicator of our performance. As of March 31, 2001, our annualized run rate revenue was approximately $190.9 million.

     On August 31, 1999, we completed the Motorola Antenna Site Acquisition and acquired approximately 1,858 communications sites from Motorola consisting of approximately 499 owned sites, 526 managed sites and 833 leased sites, for $254 million in cash and stock, plus fees and expenses. We have never completed a transaction as large as the Motorola Antenna Site Acquisition. Due to the magnitude, timing, logistical and other constraints of the Motorola Antenna Site Acquisition, we were unable prior to closing the transaction to access, analyze and verify all information needed to (1) ascertain the physical inventory and condition of the assets acquired (including through engineering surveys of the assets); (2) estimate the fair value of the assets acquired and liabilities assumed for purposes of purchase price allocation in our financial statements;
(3) identify, evaluate and record the assets acquired and liabilities assumed for purposes of determining the final purchase price; and (4) properly evaluate all record title and mortgage documents for acquired real estate assets.

     Included in the initial total purchase price recorded on the acquisition date of the Motorola Antenna Site Acquisition were incurred costs of approximately $2.2 million. These incurred and accrued deal costs were comprised primarily of employee severance and relocation costs ($0.5 million), contract and title work related to telecommunications sites, due diligence and closing costs ($1.7 million). Subsequently, we incurred an additional $24.6 million of costs associated with post-closing work associated with the acquisition, $17.3 million of which we subsequently capitalized and $7.3 million of which we subsequently expensed. These post-closing efforts did not reveal any unanticipated information regarding matters that would have a material adverse effect on our operations and liquidity.

     Motorola's representations and warranties in the definitive purchase agreement between us and Motorola did not survive the closing of the acquisition. Therefore, our ability to obtain compensation from Motorola for defects in title, the need for third party consents (and the need to make payments to obtain such consents) or other site-related and other unanticipated issues is limited. We may be able to seek redress under certain other provisions of the Motorola purchase agreement, including through the purchase price adjustment based on changes in working capital and the covenant requiring Motorola to provide further assurances as needed to convey the acquired assets.

     While we have substantially completed our post-closing investigation, the future discovery of such issues could have an impact on our operations and liquidity, which impact could be significant.

     Prior to the Motorola Antenna Site Acquisition we did not have a significant number of managed or leased sites in our portfolio. Generally, managed and leased sites have higher operating costs than owned towers, primarily as a result of higher rental costs related to revenue sharing with site owners. In addition, on leased sites, we generally have a right to lease only a limited portion of a site, which limits total revenue potential. Higher relative operating costs and limited revenue growth results in substantially lower tower cash flow and EBITDA margin performance on managed and leased sites. Accordingly, the acquisition of managed and leased sites in the Motorola Antenna Site Acquisition or any potential future acquisitions will substantially decrease our site level operating margins.

     Following the closing of the Motorola Antenna Site Acquisition, we transferred a portion of the rooftop communication sites we acquired from Motorola to Pinnacle Towers III Inc. ("PT III"), a corporation which became a wholly owned subsidiary of Pinnacle Towers Inc. during the first quarter of 2001, in exchange for $9.8 million of nonvoting convertible preferred stock and a $39.2 million convertible promissory note of PT III, in order to minimize the risk that the ownership of or income from such assets might negatively affect our qualification as a REIT. We also agreed to make our personnel, facilities and general and administrative overhead available to PT III, and PT III agreed to reimburse us for our costs incurred in doing so. During 2000, we purchased approximately $2.5 million of additional nonvoting convertible preferred stock of PT III and approximately $10.0 million of additional convertible promissory notes of PT III. PT III used such funds to acquire all of the stock of two corporations which own and manage communications sites, and to acquire certain assets used in communications site management and related activities. Substantially all of the income derived from the activities described in the preceding sentence constitute income which is non-REIT qualifying. The assets and liabilities and results of operations of PT III are included with those of Pinnacle Towers Inc. in the consolidated financial statements.

     During 2000, we invested funds in Pinnacle Towers IV Inc. ("PT IV"), which funds were used by PT IV to acquire all of the stock of another corporation engaged in the management of rooftop communication sites on behalf of third party property owners, an activity the income from which is non-REIT qualifying. In return for our total investment of approximately $12.0 million in PT IV, we received a $9.6 million PT IV convertible promissory note, $2.4 million of PT IV nonvoting convertible preferred stock and approximately 9% of the outstanding voting common stock of PT IV. The terms of such convertible promissory note and nonvoting convertible preferred stock were the same as the terms of the convertible notes and nonvoting convertible preferred stock of PT III issued to us in 1999 described above. Certain of our officers owned the remaining voting common stock of PT IV not owned by us until March 2001. During March 2001, we acquired all of the voting common stock held by such officers, and PT IV thereupon became a wholly owned subsidiary of ours. We also agreed to make our personnel, facilities, and general and administrative overhead available to PT IV, and PT IV agreed to reimburse us for our costs incurred in doing so.

     On July 18, 2000, the Internal Revenue Service issued a private letter ruling to PT III confirming that the ownership of, and receipt of income from, its rooftop sites and related equipment will be considered qualifying assets and income for REIT purposes. Although PT III had initially planned to make its own REIT election provided that the Internal Revenue Service ruled favorably with respect to such assets and income, PT III did not elect to be taxed as a REIT for the 2000 calendar year because the non-REIT income received by PT III as a result of the acquisitions of non-REIT qualifying assets which it made during 2000 prevent PT III from satisfying certain of the gross income requirements for REIT qualification.

     We have taken several actions during 2001 to restructure our investments in PT III and PT IV in order to comply with changes in the REIT tax law which became effective on January 1, 2001. Such restructuring will also result in the REIT qualifying assets and income of PT III, which were the subject of PT III's favorable July 18, 2000 ruling of the Internal Revenue Service, being covered under our REIT election. PT III transferred substantially all of its non-REIT qualifying assets to Pinnacle Towers V Inc. ("PT V"), a wholly owned subsidiary of PT III. Thereafter, we acquired all of the PT III voting common stock owned by certain of our officers, upon which acquisition PT III, as a wholly owned subsidiary, became a "qualified REIT subsidiary" of ours. As a "qualified REIT subsidiary," the assets and income of PT III will be considered as ours and covered by our REIT election on and after the date on which PT III became wholly owned by us. We and PT V jointly elected to treat PT V as a "taxable REIT subsidiary." We and PT IV jointly elected to treat PT IV as a "taxable REIT subsidiary." After the "taxable REIT subsidiary" election for PT IV was made, we acquired all of the outstanding voting common stock of PT IV owned by certain of our officers, thereby making PT IV a wholly owned "taxable REIT subsidiary" of ours.

     During 2000 and the three month period ending March 31, 2001, we made limited investments in a subsidiary we formed to do business in the United Kingdom. As of March 31, 2001, we owned an approximate 87% interest in that subsidiary. The business of this subsidiary is the acquisition and operation of communications tower sites. In some cases, the sites have towers located on them, and in other cases we expect to construct towers on the sites we have acquired. As of March 31, 2001, we have invested a total of $8.4 million in this subsidiary. We do not expect that this business will become a significant part of our overall business operations. Currently, we expect that our investment in this business will be limited to less than $12.5 million. We have recently had discussions with third parties concerning their potential investment in this business. Such an investment could result in our retaining a minority interest in that subsidiary and no longer controlling it. The results of operations are reported on a consolidated basis with the minority interest disclosed.

RESULTS OF OPERATIONS

     The following table sets forth, for the periods indicated, each statement of operations item as a percentage of total site rental revenue. The results of operations are not necessarily indicative of results for any future period. The following data should be read in conjunction with our consolidated financial statements and notes thereto included elsewhere in this prospectus.

                                                                                                   Three Months Ended
                                                                 Years Ended December 31,               March 31,
                                                            --------------------------------       ------------------
                                                             1998         1999         2000         2000         2001
                                                            ------       ------       ------       ------       ------
Statement of Operations Data:
   Revenue ...........................................      100.0%       100.0%       100.0%       100.0%       100.0%
   Operating expenses, excluding .....................       19.3%        29.7%        36.3%        35.9%        36.4%
      depreciation and amortization
   Gross margin, excluding ...........................       80.7%        70.3%        63.7%        64.1%        63.6%
      depreciation and amortization
Expenses:
   General and administrative ........................       13.0%         5.7%         7.2%         5.2%         6.8%
   Corporate development .............................       19.9%        13.7%        23.8%        16.5%        14.2%
   State franchise, excise and minimum taxes .........        2.1%         1.3%         0.7%         0.9%         1.0%
   Depreciation ......................................       70.3%        66.6%        65.6%        62.0%        68.2%
Loss from operations .................................      (24.6)%      (17.0)%      (33.6)%      (20.6)%      (26.6)%
Interest expense .....................................       38.4%        27.0%        21.8%        22.0%        36.4%
Amortization of original issue discount ..............       51.3%        27.9%        15.6%        16.1%        14.9%
Loss before income taxes and extraordinary items .....     (114.3)%      (71.9)%      (71.0)%      (58.6)%      (77.8)%

     THREE MONTHS ENDED MARCH 31, 2001 COMPARED TO THREE MONTHS ENDED MARCH 31, 2000

     Revenues increased by $8.4 million, or 20.9%, to $48.3 million for the three-month period ended March 31, 2001 from $39.9 million for the three-month period ended March 31, 2000. This additional revenue is mainly attributable to the acquisition and construction of 797 sites since April 1, 2000. They are as follows: 796 sites during the last three quarters of 2000 and one site during the first quarter of 2001. A portion of the revenue increase is related to same-site organic growth. Same-site organic growth is a result of expanded marketing efforts to increase the number of customers per site, renegotiating leases that are subject to renewal and contractual price escalations for existing customers.

     Direct operating expenses, excluding depreciation and amortization, increased by $3.2 million or 22.4% to $17.6 million for the three-month period ended March 31, 2001 from $14.3 million for the three-month period ended March 31, 2000. This increase is consistent with the acquisition and construction of the 797 sites discussed above. Direct operating expenses as a percentage of revenue increased to 36.4% for the three-month period ended March 31, 2001 from 35.9% for the three-month period ended March 31, 2000. The percentage increase is primarily a result of the change in mix of sites to include more managed and leased sites. Both managed and leased sites produce lower margins than owned sites because of their variable rent expense. Notwithstanding, these sites are generally financially and strategically consistent with our objective of providing wireless service providers a large selection of antenna site locations.

     General and administrative expenses increased for the three-month period ended March 31, 2001 to $3.3 million from $2.1 million for the three-month period ended March 31, 2000. The increase in expenses are from additional staffing required for the increased work volume, increased levels of advertising and marketing expenditures, and other related costs associated with our growth plus the effects of an increase in the overall professional fees expenses due to our change in auditors in connection with completing our Form 10-K for the year ended December 31, 2000. As a percentage of revenue, general and administrative expenses increased to 6.8% of revenue for the three month period ended March 31, 2001 from 5.2% for the three month period ended March 31, 2000 reflecting a higher growth in expenses relative to revenues. The increase in percentage is from the leveling of revenue growth resulting from our diminished acquisition activity starting in the fourth quarter of 2000 resulting from our current inability to access additional capital from the equity and debt markets on terms we believe are attractive due to the ongoing SEC investigation which began during the third quarter of 2000.

     Corporate development expenses increased by $0.3 million or 4.5% to $6.9 million for the three-month period ended March 31, 2001 from $6.6 million for the three-month period ended March 31, 2000. This increase is due to an increase in the overall professional fees expenses due to our change in auditors in connection with completing our Form 10-K for the year ended December 31, 2000, offset by minor decreases resulting from headcount reductions that occurred in our acquisitions and construction departments due to our current inability to access additional capital through equity and debt markets on terms we believe are attractive. Depending upon the anticipated timing of our ability to gain access to additional capital through equity and debt markets on terms we believe are attractive, further headcount reductions may occur which will primarily effect corporate development expenses, with related less significant impacts on our general and administrative expenses, in future periods. Corporate development expenses decreased as a percentage of revenue to 14.2% for the three-month period ended March 31, 2001 compared to 16.5% for the three-month period ended March 31, 2000.

     State franchise, excise and minimum taxes, which represent taxes assessed in connection with our operations in various state jurisdictions, increased to $0.5 million for the three month period ended March 31, 2001 from $0.4 for the three month period ended March 31, 2000. Such taxes are calculated using various methods such as a portion of our property within a given state, our capital structure or based upon a minimum tax in lieu of income taxes. The increase in expense is related to the overall growth in the business and related activity during this same period.

     Interest expense, net of amortization of original issue discount, increased 100.2% to $17.6 million for the three month period ended March 31, 2001 from $8.8 million for the three month period ended March 31, 2000. The increase is attributable to the adoption of SFAS No. 133, which resulted in Pinnacle recording an additional $5.5 million of interest expense for the three month period ended March 31, 2001. Of the total, $5.0 million represents the additional decline in the fair value of the interest rate swap agreement as of March 31, 2001 and approximately $0.5 million represents the reversal into current year income of the underlying exposure previously recognized in comprehensive income (loss). Another portion of the increase is due to a $4.0 million decrease in interest income from $4.5 million for the three month period ended March 31, 2000, to $0.5 million for the three month period ended March 31, 2001, that is presented as an offset interest expense.

     YEAR ENDED DECEMBER 31, 2000 COMPARED TO YEAR ENDED DECEMBER 31, 1999

     Revenues increased by $90.5 million, or 106%, to $175.6 million for the year ended December 31, 2000 from $85.1 million for the year ended December 31, 1999. This additional revenue is mainly attributable to the acquisition and construction of 99 sites during the fourth quarter 1999, of 2027 sites during third quarter of 1999, and of 197 sites during the first two quarters of 1999. Also, the 1999 results included only four months of revenue from the Motorola Antenna Site Acquisition versus twelve months in the year ended December 31, 2000. A final portion of the revenue increase is related to "same site" growth.

     Direct operating expenses, excluding depreciation and amortization, increased by $38.6 million or 153% to $63.8 million for the year ended December 31, 2000 from $25.2 million for the year ended December 31, 1999. This increase is consistent with the acquisition and construction of the sites discussed above. Also, the 1999 results included only four months of operating expenses from the Motorola Antenna Site Acquisition versus twelve months in the year ended December 31, 2000. Direct operating expenses as a percentage of revenue increased to 36.3% for the year ended December 31, 2000 from 29.7% for the year ended December 31, 1999. The percentage increase is primarily a result of the change in mix of sites. Both managed and leased sites produce lower margins than owned sites because of their variable rent expense. Notwithstanding, many of these sites are financially and strategically consistent with our objective of providing wireless service providers a large selection of antenna site locations.

     General and administrative expenses increased 159% for the year ended December 31, 2000 to $12.6 million from $4.9 million for the year ended December 31, 1999. The increase in expenses is from additional staffing required for the increased work volume, increased levels of advertising and marketing expenditures, costs associated with growth, as well as significant non-recurring charges in the third and fourth quarters totaling $1.6 million. As a percentage of revenue, general and administrative expenses increased to 7.2% of revenue for the year ended December 31, 2000 from 5.7% for the year ended December 31, 1999. This increase is the result of non-recurring charges in the third and fourth quarters totaling $1.6 million. These non-recurring charges are associated with an equity offering discontinued during the quarter ($1.3 million) and costs incurred as a result of the SEC investigation ($0.3 million).

     Corporate development expenses increased by $30.2 million or 260% to $41.9 million for the year ended December 31, 2000 from $11.6 million for the year ended December 31, 1999. Corporate development expenses increased as a percentage of revenue to 23.8% for the year ended December 31, 2000 compared to 13.7% for the year ended December 31, 1999. The increase in expense is related to the overall growth in the business and related activity during this same period as well as significant, non-recurring charges in the third and fourth quarter totaling $19.5 million. These non-recurring charges are comprised of non-cash charges related to the impairment of capitalized costs on pending acquisitions ($10.7 million) and communications site construction project ($2.8 million) tower assets, which Pinnacle has chosen not to pursue at this time. Additionally, we expensed approximately $6.0 million for professional fees in 2000 for assistance with acquisition related projects, versus approximately $1.8 million in 1999.

     State franchise, excise and minimum taxes, which represent taxes assessed in connection with our operations in various state jurisdictions, increased to $1.2 million for the year ended December 31, 2000 from $1.1 for the year ended December 31, 1999. Such taxes are calculated using various factors such as the portion of our property within a given state or our capital structure, or consist of a minimum tax in lieu of income taxes.

     Interest expense, net of amortization of original issue discount, increased $15.3 million, or 67%, to $38.3 million for the year ended December 31, 2000 from $23 million for the year ended December 31, 1999. The increase in interest expense was attributable to increased senior borrowings outstanding associated with our acquisitions activity, partially offset by some favorable interest rate protection agreements affecting the year ended December 31, 2000, plus the interest on our convertible subordinated notes issued March 14, 2000. The weighted average balance of senior debt outstanding increased by $112.8 million to $377.9 million for the year ended December 31, 2000 from $265.1 million for the year ended December 31, 1999.

     Amortization of original issue discount and debt issuance cost increased $3.7 million, or 16%, to $27.4 million for the year ended December 31, 2000 from $23.7 million for the year ended December 31, 1999. The increase resulted from increased amortization of original issue discount of $2.4 million and increased amortization of debt issuance costs of $1.3 million, $0.7 million attributable to the issuance costs for the September 17, 1999 amendment to our senior credit facility and $0.5 million attributable to the issuance costs for our convertible subordinated notes issued March 14, 2000.

     YEAR ENDED DECEMBER 31, 1999 COMPARED TO YEAR ENDED DECEMBER 31, 1998

     Revenues increased by $53.1 million, or 166%, to $85.1 million for the year ended December 31, 1999 from $32.0 million for the year ended December 31, 1998. This additional revenue is mainly attributable to the acquisition and construction of 2,887 sites since January 1, 1998. They are as follows: 99 sites during the fourth quarter 1999; 2,027 sites during third quarter, 1999; 197 sites during first two quarters of 1999; and 564 sites during 1998. A portion of the revenue increase is related to same site growth. Same site growth is a result of expanded marketing efforts to increase the number of customers per site, renegotiating leases that are subject to renewal, and contractual price escalations for existing customers.

     Direct operating expenses, excluding depreciation and amortization, increased by $19.1 million or 310% to $25.2 million for the year ended December 31, 1999 from $6.2 million for the year ended December 31, 1998. This increase is consistent with the acquisition and construction of the 2,887 sites discussed above. Direct operating expenses as a percentage of revenue increased to 29.7% for the year ended December 31, 1999 from 19.3% for the year ended December 31, 1998. The percentage increase is primarily a result of the change in mix of sites. Both managed and leased sites produce lower margins than owned sites because of their variable rent expense.

     General and administrative expenses increased slightly for the year ended December 31, 1999 to $4.9 million from $4.2 million for the year ended December 31, 1998. The increases in expenses are from additional staffing required for the increased work volume, our becoming a public registrant, increased levels of advertising and marketing expenditures, and other related costs associated with our growth. However, as a percentage of revenue, they decreased to 5.7% of revenue for the year ended December 31, 1999 from 13% for the year ended December 31, 1998 reflecting the disproportionate higher growth in revenues relative to expenses. The decrease in percentage is from economies of scale realized from increases in tower revenues as a result of our acquisitions and construction of communications sites.

     Corporate development expenses increased $5.3 million, but decreased as a percentage of revenue to 13.7% for the year ended December 31, 1999 compared to 19.9% for the year ended December 31, 1998. The increase in expense is related to the overall growth in the business and related activity during this same period. The decrease in percentage is from economies of scale realized from increases in tower revenues relative to direct operating expenses as a result of Pinnacle's acquisitions and construction of communications sites. Additionally, we expensed approximately $1.8 million for professional fees in 1999 for assistance with acquisition related projects.

         State franchise, excise and minimum taxes, which represent taxes assessed in connection with our operations in various state jurisdictions, increased to $1.1 million in 1999 from $0.7 million in 1998. Such taxes are calculated using various factors such as the portion of our property within a given state or our capital structure, or consist of a minimum tax in lieu of income taxes. The increase in 1999 is primarily attributable to the significant expansion of our geographic region primarily through acquisitions.

         Interest expense, net of amortization of original issue discount, increased 87.0% to $23.0 million in 1999 from $12.3 million in 1998. The increase in interest expense was attributable to increased borrowing associated with our acquisitions and construction activity during the period.

LIQUIDITY AND CAPITAL RESOURCES

         Our liquidity needs arise from our acquisition-related activities, debt service obligations, working capital needs and capital expenditures. We have historically funded our liquidity needs with proceeds from equity contributions, public equity offerings, bank borrowings, a debt offering, and cash flow from operations. We had a net working capital deficit of $3.6 million and net working capital of $21.9 million as of March 31, 2001 and December 31, 2000, respectively. Our ratio of total debt to stockholders' equity was 1.8 to 1.0 at March 31, 2001 and 1.7 to 1.0 at December 31, 2000.

         Our senior credit facility provides us with a $285 million revolving line of credit, with an uncommitted increase option, which could increase the revolving line of credit to $435 million, a $125 million term loan and a $110 million term loan, for a total availability of up to $670 million, of which $520 million (including letters of credit) is currently committed. Under our revolving line of credit, we may make borrowings and repayments until June 30, 2006. Under one term loan, advances must be repaid in full by June 30, 2006. In addition, after June 30, 2001 scheduled quarterly reductions in the commitment amount begin and continue through June 30, 2006, at which time the commitment will be reduced to zero. Based on commitment and availability levels as of December 31, 2001 we anticipate that the initial payments on the revolving line of credit will be required during 2003. Quarterly principal payments on the term loans begin September 30, 2001. Accordingly, the portion of this debt due within the next twelve months has been classified as short-term. Outstanding balances under the $125 million and $110 million term loans, $235 million as of March 31, 2001, are scheduled to be paid in full by June 30, 2006 and 2007, respectively. Advances under our senior credit facility have been used primarily to fund acquisitions and construction of sites. As of March 31, 2001, approximately $260 million of the borrowings under our senior credit facility at various variable interest rates were effectively hedged against changes in interest rates pursuant to the interest rate swap agreements we have entered into as required by the senior credit facility. The balance of such borrowings are at various variable interest rates and are not subject to any interest rate swap agreements or similar hedges.

         As of March 31, 2001, we had $92.2 million available under our senior credit facility, after giving effect to approximately $35.6 million of outstanding letters of credit, which reduced availability under our senior credit facility. As a result of a covenant in the indenture governing our senior discount notes, currently we can only access additional availability under our senior credit facility to fund acquisitions, and we can only borrow an amount such that the ratio of our debt to cash flow (as calculated pursuant to such indenture) does not increase as a result of such acquisition. Typically, this will require that we fund a significant portion of most acquisitions with our cash, the extent of which is determined by the disparity between the cash flow multiple we pay for the acquisition and the leverage ratio covenant in effect under the senior credit facility. Effective April 30, 2000, the senior credit facility requires that 50% - 75% of certain annual excess cash flows (as defined by the senior credit facility agreement) be used to pay-down balance outstanding under the revolving line of credit.

         Our senior credit facility is secured by a lien on substantially all of our assets and a pledge of substantially all of our capital stock. Our credit agreement contains customary covenants such as limitations on our ability to incur indebtedness, to incur liens or encumbrances on assets, to make certain investments, to make distributions to stockholders, or prepay subordinated debt.

         For the fiscal quarter ended December 31, 2000, Pinnacle was not in compliance with two financial ratio covenants under its bank loan agreement. In April of 2001, we acquired a waiver with respect to covenant breaches so long as actual ratios met the amended requirements. The following table summarizes the initial covenant requirements and the amended requirements for the period ended December 31, 2000 and Pinnacle's actual ratios at the respective dates:

                                                        ORIGINAL                          AMENDED
          COVENANT                                     REQUIREMENT        ACTUAL        REQUIREMENT
          -------------------------------------------------------------------------------------------

          Leverage Ratio                             < 5.00 to 1.00     5.05 to 1.00   < 5.40 to 1.00

          Pro Forma Debt Service Coverage Ratio      > 1.25 to 1.00     1.20 to 1.00   > 1.10 to 1.00

         The waiver also adjusted the interest rates charged on the loan based on the quarterly leverage ratio calculations for periods subsequent to the date of the waiver. The waiver did not adjust the above ratio requirements for future measurement dates. The above ratio requirements for the March 31, 2001 measurement date are 4.75 to 1.00 and 1.25 to 1.00 for the leverage and pro forma debt service coverage ratios, respectively. Additionally, fees paid of $1.0 million to the banks as a result of this waiver will be deferred and amortized over the remaining term of the underlying debt agreement. Based upon our projections for 2001, management believes that we will be in compliance with its financial covenants during the next year.

         In February 2001, we entered into an amendment to our senior credit facility which adjusted substantially all of our ratio covenants, primarily aimed at lessening requirements for covenant periods in 2001. In addition to the covenant changes, the amendment also changed permitted levels of investment in our Canadian and UK subsidiaries. In consideration for the amendment, we paid the lenders in our senior credit facility a fee equal to 25 basis points, plus we agreed to increase the pricing grid by 25 basis points for 2001.

         In March 1998, we completed the offering of the senior discount notes. We received net proceeds of approximately $192.8 million from that offering. The proceeds were used to repay outstanding borrowings under our senior credit facility, to repay in full and retire a $12.5 million bridge loan from ABRY II and accrued interest thereon and a $20 million subordinated term loan and accrued interest thereon and to pay a distribution preference to certain holders of our common stock. The senior discount notes were issued under the senior discount notes indenture and will mature on March 15, 2008. Cash interest is not payable on the senior discount notes prior to March 15, 2003. Thereafter, the senior discount notes will require semi-annual cash interest payments of $16.25 million.

         On March 22, 2000, we completed a private placement of the notes offered for resale in this prospectus to certain institutional purchasers pursuant to the exemption from registration provided by Section 4(2) of the Securities Act. We repaid outstanding revolving debt under our senior credit facility with the net proceeds of $193.5 million from this private placement. Pursuant to a Registration Rights Agreement dated March 22, 2000, we filed a registration statement on May 23, 2000, to cover resales of the notes and the shares of our common stock issuable upon conversion of the notes. While the Staff of the Division of Corporation Finance of the SEC initially indicated it was not going to review the registration statement that we had filed, prior to the commencement of an investigation by the SEC's Division of Enforcement, in mid-September the SEC indicated it would have comments for us on the registration statement. In connection with addressing SEC comments on that registration statement and responding to the SEC's investigation, we changed independent auditors and restated certain of our historical financial statements, as described elsewhere in this prospectus.

         Under the terms of the Registration Rights Agreement, because the registration statement was not declared effective by the SEC by September 18, 2000, the interest rate on the notes increased by 0.5%. Because the registration statement was not declared effective by December 17, 2000, the rate on the notes increased by an additional 0.5%. The interest rate on the notes reverted to 5.5% upon effectiveness of the registration statement of which this prospectus is a part.

         We also use seller financing to fund certain of our communications site acquisitions. As of March 31, 2001, we had outstanding, in the aggregate amount, $29.9 million of seller notes bearing interest at rates ranging from 8.0% to 13.0% per annum.

On January 24, 2000, we completed a secondary offering of common stock whereby we sold 7,200,000 shares of our common stock. The price per share was $41, resulting in net proceeds of approximately $283 million. The proceeds from the offering were invested initially in short-term liquid securities and were used with borrowings made under the senior credit facility to fund acquisitions, the construction of new communications sites and improvements to existing communications sites, all of which was used as of December 31, 2000. The total shares sold included a concurrent exercise of the underwriters' over-allotment option whereby 1,350,000 shares were sold (including 450,000 shares sold by certain of our stockholders).

         Capital investments, including acquisitions, for the three month period ended March 31, 2001 were $17.2 million, compared to $180.2 million in the comparable 2000 period. Depending on availability of additional capital, we expect that we may make substantial additional capital investments for acquisitions, construction and upgrading of additional towers in 2001. We currently estimate that we will make additional capital investments in 2001 of approximately $32.8 million. To the extent we commit to complete additional significant acquisition opportunities beyond those we have identified and currently believe it is probable that we will complete, that amount may increase materially.

         We believe that the availability under our senior credit facility, cash flow from operations and existing cash balances will be sufficient to meet working capital requirements for existing properties. Among the factors affecting our ability to complete all probable acquisitions are the availability of financing from our lenders and other sources of public or private debt and equity. As discussed elsewhere in this prospectus, we have found accessing capital on attractive terms to be a challenge. We had to discontinue an equity offering during the third quarter of 2000. Additionally, we have had to significantly scale back our previous communications site acquisition plans, and have had to discontinue our efforts to actively enter the colocation facilities business.

         As of March 31, 2001, we estimate that we had cash on hand, borrowings available under our senior credit facility and excess cash flow from operations to be able to pursue approximately $50.0 million of additional acquisition opportunities over the next nine months. However, in light of our current inability to access additional capital on terms we believe are attractive, unless we secure additional capital we will likely pursue acquisition opportunities of a significantly lesser amount during that period.

         We have previously announced our intent not to pursue other colocation facility business opportunities, due to, among other things, our limited ability to currently access additional capital in light of the SEC's inquiry discussed elsewhere in this prospectus. We continue to consider our options with respect to the facilities we purchased. Such options include continuing to operate the facilities, selling such assets outright, or transferring the properties and contracts to a new entity that would have other equity holders in consideration for debt, equity, cash or a combination thereof. We paid approximately $68.8 million for such assets. Currently, we have not been given reason to believe that if we dispose of those assets we will not recover at least that amount on the disposition of those assets. However, we can not be certain at this time of the net amount of funds we might realize from any disposition of those assets should we receive an attractive offer from an interested buyer, nor the timing of any such disposition. Accordingly, we will continue to operate these assets until such time as we make a determination to dispose of them on terms we determine are reasonable to us.

         Our senior credit facility does not require any portion of any proceeds from any sale of the colocation facilities assets that may occur to be used to repay debt, so long as such proceeds are reinvested in permitted acquisitions or capital expenditures within 180 days of the sale transaction. However, if any such sale were to occur, we may consider applying some portion of the proceeds from such sale (potentially at least $38.2 million the initial amount borrowed to purchase such facilities) to repay debt under our senior credit facility to maintain appropriate post-sale leverage ratios. To the extent that we pursue additional acquisitions, construction activity and other capital expenditures requiring funding in excess of our currently available sources, we will be required to obtain additional financing. There can be no assurance that such financing will be commercially available or be permitted by the terms of our existing indebtedness. To the extent that we are unable to finance future capital expenditures, we may not be able to achieve our current revised business strategy. Should we become able to access additional capital on attractive terms, we would revise our business strategy to increase the rate that we acquire communication sites.

ADOPTION OF NEW ACCOUNTING PRONOUNCEMENT

         Effective January 1, 2001, Pinnacle adopted SFAS No. 133 as amended by SFAS No. 137 and 138. These statements require Pinnacle to recognize all derivative instruments in the balance sheets at the fair value. These statements also establish new accounting rules for hedging instruments, which depend on the nature of the hedge relationship. As disclosed in further detail below, the first quarter 2001 unaudited condensed consolidated financial statements include the provisions required by SFAS No. 133, while the first quarter 2000 unaudited condensed consolidated financial statements were prepared in accordance with the applicable professional literature for derivatives and hedging instruments in effect at that time.

         The adoption of SFAS No. 133 resulted in Pinnacle recording a transition adjustment to recognize its derivative instruments at fair value and to recognize the change in fair value of its derivatives. The cumulative effect of these transition adjustments was an after-tax reduction to other comprehensive income (OCI) of approximately $4.0 million. The reduction in other comprehensive net income is primarily related to the change in the fair value of Pinnacle's interest rate swap agreement. Pinnacle estimated that it would reclassify into earnings during the twelve-month period ending December 31, 2001, approximately $2.0 million of net losses relating to the transition adjustment recorded as of January 1, 2001.

         The earnings impact recorded during the three-month period ending March 31, 2001, relating to this interest rate swap was approximately $5.5 million and is recorded in interest expense in the unaudited condensed consolidated statement of operations. Approximately $5.0 million represents the additional decline in the fair value of the interest rate swap agreement as of March 31, 2001 and approximately $0.5 million represents the reversal into current year income of the underlying exposure previously recognized in comprehensive income
(loss).

CHANGES IN OUR CERTIFYING ACCOUNTANT

         On March 14, 2001, the Audit Committee of our Board of Directors approved a change in our independent accountant and PWC was advised that is was dismissed as our independent accountant upon completion of the audit of December 31, 1999 restated financial statements. Subsequently, on April 18, 2001, our Audit Committee determined that E&Y, rather than PWC, would audit our restated financial statements for the fiscal year ending December 31, 1999. Accordingly, PWC's services as our independent accountant with respect to the audit of our restated 1999 financial statements ceased effective April 18, 2001. The reports of PWC on our financial statements for the fiscal years ended December 31, 1999 and December 31, 1998 contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

         In connection with its audit for the fiscal years ended December 31, 1998 and December 31, 1999 and through March 14, 2001, there was no disagreement with PWC on any matter of accounting principle or practice, financial statement disclosure, or auditing scope or procedure, which disagreement if not resolved to the satisfaction of PWC, would have caused PWC to make reference to the subject of that disagreement in its reports on Pinnacle's financial statements for those fiscal periods. During the period from March 15, 2001 to April 18, 2001, there were no such disagreements with PWC, except that in connection with our preparation of our restated 1999 financial statements, a disagreement arose with PWC with respect to our decision to expense certain costs previously capitalized in 1999 as direct costs of the Motorola Antenna Site Acquisition, and PWC advised that in its view this amount was immaterial. Our restated 1999 financial statements reflect the expense of such amounts. Management presented our Audit Committee with information regarding the foregoing disagreements. The Audit Committee did not, however, directly discuss the disagreement with PWC. We authorized PWC to respond fully to any inquiries of E&Y regarding the above matters.

         During the fiscal years ended December 31, 1998 and December 31, 1999 and through April 18, 2001, there were no "reportable events" as that term is defined in Item 304 of Regulation S-K.

         We requested that PWC furnish us with a letter addressed to the SEC stating whether or not it agrees with the foregoing statements. A copy of the letters dated March 21, 2001 and April 24, 2001, furnished by PWC in response to that request, are filed as Exhibits 16.1 and 16.2 to the registration statement of which this prospectus is a part.

         On March 14, 2001, E&Y was engaged as our new independent accountant. During the two most recent fiscal years and the interim period preceding the engagement of E&Y, we have not consulted with E&Y regarding (1) either the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements, where either a written or oral advice was provided to us by E&Y that E&Y concluded was an important factor considered by us in reaching a decision as to the accounting, auditing, or financial reporting issue; or (2) any matter that was either the subject of a "disagreement" or "reportable event," as those terms are used in Item 304 of Regulation S-K and the related instructions to Item 304 of Regulation S-K.

In connection with evaluating our potential options for removing future uncertainty with respect to independence issues raised in an SEC investigation involving us, last fall we had preliminary discussions with E&Y concerning E&Y's willingness to audit our financial statements, if requested by us, in light of the SEC's investigation and the then-pending SEC proposal to revise the auditor independence rules. During those discussions, E&Y and Pinnacle generally discussed our accounting principles and the SEC investigation involving us. We did not seek, however, nor did E&Y give any advice as to our accounting principles.

         We requested that E&Y furnish us with a letter addressed to the SEC stating whether or not it agrees with the foregoing statements. A copy of the letter dated March 21, 2001 furnished by E&Y in response to that request, is filed as Exhibit 16.3 to the registration statements of which this prospectus is a part.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK:

         We are exposed to market risks from changes in interest rates earned on our long-term debt. The impact on earnings and value of our long-term debt is subject to change as a result of movements in market rates and prices. As of March 31, 2001 and December 31, 2000, pursuant to the requirements of our senior credit facility, we had $392.2 million and $392.4 million, respectively, in long-term debt subject to variable interest rates, of which $260.0 million was effectively hedged using interest rate swap agreements for both periods. The remaining $499.6 million and $493.9 million of long-term debt as of March 31, 2001 and December 31, 2000, respectively, is subject to fixed rates of interest. Our variable rate debt, net of hedged amounts, exposed to changes in market interest rates was $132.2 million and $132.4 million as of March 31, 2001 and December 31, 2000, respectively.

         The following table presents the future principal payment obligations and weighted-average interest rates associated with our existing long-term debt instruments assuming our actual level of long-term indebtedness of $325.0 million under the senior discount notes, $200.0 million under the notes, and $392.2 million under our senior credit facility as of March 31, 2001 (dollars in thousands):

                                                                 Expected Maturity Date
                                        ------------------------------------------------------------------------
                                          2001          2002       2003        2004        2005       Thereafter
                                        --------      --------   --------    --------    --------     ----------
Liabilities
Long-term Debt
   Fixed Rate (7.97%)                         --            --         --          --          --       525,000
   Variable Rate (Weighted
       Average Interest Rate of 9.04%)  $ 13,600      $ 19,850   $ 44,612    $ 81,148    $ 92,064     $ 140,886

         Our primary market risk exposure relates to the following:

         -        the interest rate risk on long-term and short-term borrowings;

         - our ability to refinance the senior discount notes and the notes at maturity at market rates;

         - the impact of interest rate movements on our ability to meet interest expense requirements and exceed financial covenants; and

         - the impact of interest rate movements on our ability to obtain adequate financing to fund future acquisitions.

         We manage interest rate risk on our outstanding long-term and short-term debt through our use of fixed and variable rate debt and through the use of interest rate swaps. While we cannot predict or manage our ability to refinance existing debt or the impact interest rate movements will have on our existing debt, we continue to evaluate our financial position on an ongoing basis.

INFLATION

         Because of the relatively low levels of inflation experienced in 2000 and the three months ended March 31, 2001, inflation did not have a significant effect on our results in such periods.

                                    BUSINESS

OVERVIEW

         We are a leading independent provider of wireless communications site space in the United States. We focus primarily on renting space on communications sites to providers of wireless communications services, such as PCS, cellular, paging, SMR, ESMR, wireless data transmission and radio and television broadcasting. We believe that focusing on the communications site rental business allows us to achieve the highest cash flow margins with the lowest level of risk on our invested capital in the communications site business. Our growth strategy is focused on growing cash flow by increasing tenancy on our existing sites and acquiring tall towers and other site structures located in areas of high wireless rental site demand that can accommodate multiple tenants. As a result of our extensive base of communications sites and our acquisition strategy, we believe we are well-positioned to continue benefiting from the growth opportunities in the rapidly consolidating tower industry and from the strong demand for communications site rental space fueled by the growing demand for wireless services. During 2000, we expanded our business activities into acquiring and owning colocation facilities. However, after additional analysis, including assessing our stockholders' reaction to our expansion into that business and our ability to access additional capital to fund that business, we decided not to further pursue that business and to focus our efforts on the tower business.

         Since our formation in May 1995, we have focused on creating a portfolio of communications site clusters in high growth markets such as Atlanta, Birmingham, Boston, Chicago, Dallas, Houston, Los Angeles, New Orleans, New York, Orlando and Tampa. As of March 31, 2001, we have completed 573 acquisitions, acquiring 5,099 communications sites, including 2,362 owned sites (five of which are colocation facilities), 570 "managed" sites, 906 "leased" sites, 1,156 non-revenue sites and 105 towers we constructed. Subsequent to March 31, 2001, we have completed two acquisitions of land we previously leased under towers for an aggregate purchase price of $0.3 million and have entered into one purchase and sale agreement to acquire another parcel of real estate we currently lease for an aggregate purchase price of $0.1 million. Managed sites are tower or rooftop communications sites owned by others where we have the exclusive right to market antenna space. Leased sites are tower or rooftop communications sites owned by others where we have a non-exclusive right to market antenna space.

         We currently have over 3,900 customers renting space on one or more of our communications sites. Our tenants include all forms of wireless communications providers, operators of private wireless networks and government agencies, including Arch Communications, BellSouth Mobility, the Federal Bureau of Investigation, the Bureau of Alcohol, Tobacco & Firearms, Motorola, Nextel, Pagemart, Skytel, Southern Communications, Sprint PCS and Verizon. Our customers are generally responsible for the installation of their own equipment and the incremental utilities costs associated with that equipment. In addition, adding customers on a communications site does not increase our monitoring, maintenance or insurance costs. Therefore, when new customers or additional equipment are added to a communications site, we are able to increase revenue with limited incremental costs, thereby increasing cash flow margins. Furthermore, our revenue stream is typically stable as our communications site locations serve an essential function in our customers' wireless networks and cannot easily be replaced. We experienced a level of churn by our tenants in 2000 that was higher than our historical level of churn due primarily, we believe, to changes in certain customers' underlying communications technology resulting in a decrease in their need to retain their equipment on certain of our towers.

         We believe that "same site" revenue growth is a meaningful indicator of the organic growth of our business. Same site revenue growth is measured by comparing the annualized revenues of our communications sites at the end of a period to the annualized revenues for the same sites at the end of a prior period without considering revenues from the communications sites we acquired during the period. Taking into consideration leases for new tenants, we experienced same site gross revenue growth, of approximately 19.4% on our owned sites for the 12 months ended December 31, 2000 on our base of communications sites as of December 31, 1999. For the twelve month period ended March 31, 2001, we experienced same site gross revenue growth on those communications sites in our portfolio as of March 31, 2000 at the following rates:

                                    Owned Sites     All Sites
                                    -----------     ---------

        Gross new revenues          17.3%           20.1%
        Net of cancellations        11.7%           10.9%

         During 2000, we entered into the colocation business by acquiring a colocation facility in St. Louis, Missouri, consisting of two buildings, a colocation facility in San Antonio, Texas and two other colocation facilities in Texas. Colocation facilities are buildings primarily used to house the equipment of multiple communications carriers and to provide access to communications networks. Carrier neutral colocation facilities are independently owned facilities that provide interconnectivity to multiple communications carriers versus carrier-owned facilities that offer interconnectivity to their own network. After further analysis, we decided not to further pursue this business. We have since considered the sale of our existing colocation facilities business. Since we acquired these properties, the demand to acquire these types of properties has decreased, which has caused a decline in the resale value of these types of properties. The properties we own continue to generate significant cash flow and we have experienced revenue growth on the properties since we acquired them. In light of these cash flows and the decline in resale values referred to above, we currently are not actively marketing these properties for sale. However, we have and expect to continue to receive indications of interest from prospective buyers for these properties. Should we receive an offer for these assets at prices that are attractive, we might sell these assets.

         During 2000, we made limited investments in a subsidiary we formed to do business in the United Kingdom. As of March 31, 2001 we owned approximately a 87% interest in that subsidiary. The business of this subsidiary is the acquisition and operation of communications tower sites. In some cases, the sites have towers located on them, and in other cases we expect to construct towers on the sites we have acquired. As of March 31, 2001, we have invested a total of $8.4 million in this subsidiary. We do not expect that this business will become a significant part of our overall business operations. Currently, we expect that our investment in this business will be limited to less than $12.5 million. We have recently had discussions with third parties concerning their potential investment in this business. Such an investment could result in our retaining a minority interest in that subsidiary and no longer controlling it.

         We announced in August 2000 that we were involved in an investigation being conducted by the SEC. The impact of the existence of this investigation has been significant to us. We have cooperated and intend to continue to cooperate with the SEC in its investigation. Market conditions, including a significant decline in the stock markets' valuation of tower sector public companies over the last several months, have effectively precluded us from raising capital to fund our historical levels of acquisitions and business operations. We have had preliminary discussions with a number of investors interested in making private investments in Pinnacle. However, we have thus far believed that the cost of such capital, particularly when such cost reflects the uncertainties associated with our failure to have our pending registration statement declared effective by the SEC, has not been attractive. As a result of our inability to obtain reasonably-termed capital, we have significantly curtailed our strategy of growth through acquisitions and have ceased pursuing many acquisition opportunities we were in the process of pursuing. As a result, we have had to write-off the costs that were incurred during the process of pursuing those transactions. Similarly, our inability to attract capital on reasonable terms has resulted in our deciding to terminate certain planned new tower construction projects on which we had already incurred certain costs. Accordingly, we also wrote off certain initial construction costs for projects that we decided not to further pursue. As a result of the curtailment of certain of our historical business strategies as noted above and elsewhere in this report, we have also reduced the number of our personnel. See "Risk Factors--We are involved in an SEC Investigation" and "--We will not be able to effect our business plan if we do not have the required cash."

INDUSTRY BACKGROUND

         Communications sites are primary infrastructure components for wireless communications services such as PCS, cellular, paging, SMR, ESMR, wireless data transmission and radio and television broadcasting. Wireless communications companies require specialized wireless transmission networks in order to provide service to their customers. Each of these networks is configured to meet the requirements of a particular carrier to cover a geographic area and include transmission equipment such as antenna, transmitters and receivers placed at various locations throughout the covered area. These locations, or communications sites, are critical to the operation of wireless communications networks and consist of towers, rooftops and other structures on which the equipment may be placed. Wireless communications providers design their networks and select their communications sites in order to optimize their transmission frequencies, taking into account the projected geographic area the site will cover, the topography of the area and the requirements of the technology being deployed.



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


THE WIRELESS COMMUNICATIONS INDUSTRY

         The wireless communications industry is growing rapidly as:

         - businesses and consumers become increasingly aware of the uses and benefits of wireless communications services;

         - the costs of wireless communications services per minutes of use declines; and

         - new wireless communications features and technologies are developed.


         Changes in Federal regulatory laws have led to a significant increase in the number of competitors in the wireless communications industry. This competition, combined with an increasing reliance on wireless communications services by consumers and businesses, has increased demand for higher quality networks with wide reaching and reliable service. As new service carriers build out their networks and existing carriers upgrade and expand their networks to maintain their competitiveness, the demand for communications sites is expected to increase dramatically.

         The wireless communications industry is composed of the following segments:

         - Cellular. Currently each market in the United States has two licensed cellular service operators. Cellular networks consist of numerous geographic "cells" located every few miles that rebroadcast the cellular frequency. Each cell includes a communications site consisting of transmission equipment typically located on a wireless communications tower. A cellular system may use analog or digital transmissions.

         - PCS. PCS is an emerging wireless communications technology competing with cellular that offers a digital signal that is clearer and offers greater privacy than analog cellular systems. PCS companies are expected to be substantial users of tower space primarily because:

         - up to seven PCS licenses have been issued by the FCC in each market (versus two licenses for cellular); and

         - PCS technology requires more communications sites to cover the same geographic area as cellular technology.


According to Cellular Telecommunications & Internet Communications Industry Association Members ("CTIA") industry publications, there were approximately 76 million wireless subscribers in the United States as of June 30, 1999, which are estimated to have grown to 97 million wireless subscribers as of June 30, 2000.

CTIA estimates that as of June 30, 2000 there were approximately 95,733 antenna sites in the United States. This number increased by approximately 20,000 antenna sites from June 30, 1999. While some of these wireless communications systems may use existing communications sites, it is expected that a large number of new sites will be required for the deployment of wireless networks. Cingular, Verizon, VoiceStream and Sprint PCS are currently building out PCS systems in the Southeast, and are placing their equipment on many of our rental communications sites, rather than constructing their own towers.

         - PAGING. Paging has also enjoyed significant growth over the last 10 years. This growth was spurred by declining prices, wider geographic reach and increasing demand by consumers. While network construction by the paging industry appears to be reaching a level of maturity, even at the current subscriber levels it is expected that additional transmission frequencies and, in-turn, additional transmitter equipment will be required both to service existing paging customers and deploy new paging technologies, such as two-way paging applications. Paging companies have historically relied heavily on rental towers and are expected to continue to do so.

         - SMR/ESMR. SMR companies provide two-way radio communications primarily for commercial purposes. Two-way private business radio is used primarily for businesses engaged in dispatching personnel or equipment to work sites with users including construction and trucking companies, courier services, hospitals and taxicabs. Each service provider holds an FCC radio license that allows it to transmit over a particular frequency, and most lease space on local communications sites for transmission purposes. As a result of advances in digital technology, some wireless communications providers have begun to design or modify networks that use SMR frequencies by deploying advanced digital technologies called ESMR. ESMR increases the capacity of radio networks allowing more efficient use of allocated frequencies. These efficiencies and improvements allow ESMR to provide wireless telephone service that can compete with cellular and PCS. As more commercial users are attracted to enhanced SMR services, the demand for communications site space to support this broader use should also increase. Nextel and Southern Communications are currently the leading ESMR providers in the United States.

         - GOVERNMENT AGENCIES. Federal, state and local government agencies are major users of wireless communications services and typically operate on their own dedicated frequencies. These government agencies often find it easier to lease rather than own communications site space. As new technologies are developed in law enforcement, emergency and other government services, various municipalities and government agencies are becoming more significant users of wireless communications services. Examples of government customers of communications site space include the Federal Bureau of Investigation, U.S. Coast Guard, U.S. Secret Service and various municipal agencies.

         - BROADCAST AND WIRELESS CABLE. Broadcasters transmit AM/FM radio signals and VHF and UHF television signals in order to obtain the broadest and clearest coverage available. A broadcast station's coverage is one of the primary factors that influences the station's ability to attract advertising revenue. Once a communications site location is chosen, broadcasters rarely change sites because of complex regulatory requirements, high switching costs and business disruption. Although the U.S. broadcasting industry is generally mature in its demand for transmission communications site capacity, a significant increase in demand for communications site space may occur when digital transmissions are used to deliver high definition television or digital multi-casting, i.e., multiple "normal" definition television channels. Additionally, wireless cable television is being developed and positioned as a potential alternative to traditional cable television. Wireless cable operates by receiving programming from a satellite which is then retransmitted from an antenna on a communications site to an antenna on a subscriber's residence. Several wireless cable companies are now in the process of constructing their systems in our regions.

         -        EMERGING TECHNOLOGIES AND AVAILABILITY OF FCC SPECTRUM.
                  Several new entrants in the wireless communications industry are emerging as new technology becomes available and as additional radio spectrum is authorized for use by the FCC. While currently in early stages, wireless internet access may result in substantial increases in utilization of available spectrum. We believe this is likely to result in demand for additional site rental space. Wireless local loop systems provide non-mobile telecommunications services to users by transmitting voice and data over radio waves from the public switched network to the customer location. This technology allows competition for non-mobile telephone revenue (primarily commercial customers in office building environments) via the utilization of fixed wireless technology, which is typically installed on building rooftops. Wireless data transmission is also widely viewed as being in its infancy and may provide revenue growth opportunities for us in the future. Automatic Vehicle Monitoring/Location and Monitoring Services such as "Lo Jack" also require a minimum of three towers to provide their services in a particular coverage area. In addition to their current uses, we believe that monitoring/tracking service providers will use this technology to provide fleet tracking, rail and container transportation monitoring, security and access control, etc.


         These recent developments in the wireless communications industry indicate continuing opportunities for growth in the communications site rental industry. Industry analysts project continued growth in the major wireless communications industry segments and these projections all share a common outcome: more equipment needs to be installed on a limited supply of communications sites.

THE COMMUNICATIONS SITE RENTAL INDUSTRY

         A typical tower site consists of a fenced area containing a tower and an equipment shelter that houses a variety of transmitting, receiving and switching equipment. There are three types of towers:

         - Guyed towers (which can reach heights of up to 2,000 feet) gain their support from a series of cables attached at different levels on the tower to anchor foundations in the ground;

         - Lattice towers (which can reach heights of up to 1,000 feet) are self-supporting structures usually tapered from the bottom up, with either three or four legs; and

         - Monopoles (which typically range in height from 50 to 200 feet) are self-supporting tubular structures, which typically accommodate fewer tenants. Monopoles are often used as single purpose towers or in locations where there are space constraints or a need to address aesthetic concerns.

         In addition to towers, wireless communications equipment can also be placed on building rooftops. Rooftop sites are common in urban downtown areas where tall buildings are available and multiple communications sites are required because of the high volume of wireless traffic. At March 31, 2001, our total owned tower portfolio consisted of 1,565 guyed, 691 self supporting lattices, 151 monopoles and nine rooftop sites.

         The value of a rental communications site is principally determined by the desirability of its location to customers and the amount of equipment that can be located at a particular site. Multiple customers can share one tower through "vertical separation" with each type of customer (i.e., cellular, PCS or paging) located at a different height on the tower, while multiple customers can share a single rooftop communications site through "horizontal separation" of each type of customer. Additionally, although many existing towers and rooftops were not originally built with the capacity to support multiple customers, these communications sites can often be augmented or reinforced to support additional equipment.

         Historically, wireless communications providers and broadcasters built, owned and operated their own towers, which were typically constructed and designed for their exclusive use. There have been a number of changes in the communications industry, however, that have resulted in communications sites becoming available for multiple uses and for acquisition by independent communications site operators:

         - As new technologies emerged, much of the transmission equipment located on many communications sites became obsolete. For example, fiber optic cables have largely replaced transmission traffic traditionally carried by wireless microwave networks.

         - Paging and SMR providers traditionally owned their own networks and transmission towers. As these industries have consolidated over the past 10 years, the service providers consolidated their equipment, resulting in unutilized or underutilized towers.

         - Wireless communications providers today are generally more focused on developing their subscriber base and less focused on building and owning proprietary tower networks.


         During the mid-to-late 1980s, a number of independent communications site owners began to emerge, marking the beginning of the site rental industry. These independent tower owners focused on owning and managing towers and rooftops with multiple customers. We believe the majority of these operators were individuals with a small number of local rental towers offering very limited coverage areas. Since 1995, however, several larger independent communications site owners have emerged as demand for wireless communications services has continued to grow and as additional high frequency licenses were awarded for new wireless communications services. Both trends led to a need for networks with an extensive tower infrastructure. Rental communications sites in many parts of the United States are still largely owned by many different companies and individuals, even though the consolidation of communications site ownership has begun to accelerate as larger independent owners acquire small local owners. As the demand for communications sites has been increasing, there has been a growing trend by municipalities to slow the proliferation of towers. These trends have contributed to an increasing need for strategically located towers that can accommodate multiple wireless communications providers.

OUR BUSINESS AND GROWTH STRATEGY

         Our objective is to create value by rapidly growing cash flow. We believe we can do this by aggressively marketing existing communications sites, as well as new site inventory we obtain primarily through acquisition, and also by selectively constructing new towers. In order to achieve this objective, we have designed and implemented a three-tiered growth strategy that includes:

         - increasing our revenue per tower by aggressively marketing available space;

         - continuing to acquire towers in key markets to the extent we are able to access additional capital; and

         - implementing a selective tower construction program designed to complement our acquisition strategy.

However, our inability to access capital markets, has significantly curtailed our business growth strategy.

OUR MARKETING AND DEVELOPMENT STRATEGY

         We aggressively market rental space on our communications sites to leverage our fixed costs over a broad base of customers. Our customers are generally responsible for the installation of their own equipment and the utility costs associated with operating their equipment. In addition, adding customers to an existing communications site does not increase our monitoring, maintenance or insurance costs. Accordingly, when customers are added to an existing site, there is little expense and the additional revenue increases our cash flow margins. The key elements of our marketing and development strategy include the following:

         - WE OFFER STRATEGICALLY LOCATED CLUSTERS OF COMMUNICATIONS SITES. By owning and assembling clusters of towers in high growth regions, we believe that we are able to offer our customers the ability to rapidly and efficiently fulfill their network expansion plans across a particular market or region, which we believe provides us with a significant competitive advantage. We also believe that the management and leasing contracts we acquired in the Motorola Antenna Site Acquisition has enhanced our competitive position by allowing us to make more communications sites, in more locations, available to our customers.

         - WE TARGET A DIVERSIFIED CUSTOMER BASE. The number of antennas a tower can accommodate varies depending on the type of tower (guyed, self-supporting lattice or self-supporting monopole), the height of the tower and the nature of the services provided by such antennas. The substantial majority of our towers are tall self-supporting lattice and guyed towers that can support a large number of antennas and therefore enable us to market our tower space to a diverse group of wireless communications providers. In addition, rooftop sites allow us to further diversify our customer base by providing us with an inventory of high altitude sites suitable for newer LMDS and HDTV technologies.

         - WE TAKE ADVANTAGE OF OUR STRONG CUSTOMER RELATIONSHIPS. We believe that we have established a reputation among our customers as a highly professional and reliable tower space provider. This reputation has been achieved through ongoing investment in the development of relationships at multiple levels of our customers' organizations. We believe that important factors in generating interest in our towers are the customer's awareness of the quality of a particular site, the ease of doing business with one lessor, the location of our other towers and our ability to acquire and construct new towers. We also use our strong customer relationships to understand our customers' future construction plans to guide our acquisition and new construction programs.

         - WE USE EXPANSION INFORMATION OBTAINED FROM OUR CUSTOMERS. We use information obtained from our customers concerning their future expansion plans to guide our acquisition and new construction programs.

         - WE PRE-MARKET SITE RENTAL SPACE BY TRACKING FCC FILINGS. All FCC licensees must file applications for site locations. As part of a disciplined approach to acquisitions and new tower construction activities, we track these filings, which enable us to pre-market communications site rental space to existing and new wireless communications providers.


OUR ACQUISITION STRATEGY

         Historically, we have focused on acquiring clusters of communications sites in high growth markets. We targeted tall towers that have existing tenants with capacity for more. Since the beginning of our third fiscal quarter, we have had limited access to capital to fund acquisitions. However, we believe that there remain many attractive acquisition opportunities for us to the extent we are able to access additional capital. We believe that growth through acquisition is an attractive strategy because it allows us to:

         - choose the location of our communications sites in key urban and other desired locations;

         - acquire communications sites with existing tenants and the capacity to add multiple, additional tenants;

         - not seek "build-to-suit" mandates from customers, which may result in towers being built in unprofitable locations; and

         - lower our risk as cash flow from communications sites with existing tenants is predetermined and immediate.

         If we are able to access additional capital, our acquisition strategy will continue to focus on:

         - acquiring communications sites in key markets at attractive prices as a means to offer the most desirable site rental inventory to a customer;

         - completing follow-on acquisitions to enhance our coverage in selected wireless communications markets; and

         -        entering new markets as a platform for future growth.


         In executing our acquisition strategy, we have generally targeted strategically located individual communications sites or small groups of communications sites. Our focus on individual communications sites or small groups of communications sites, however, does not preclude potential acquisitions of a large number of sites in a single transaction.

         The key elements of our acquisition strategy will continue to be as follows:

         - WE TARGET HIGH GROWTH WIRELESS COMMUNICATIONS MARKETS. We target population centers and key transportation corridors in high growth wireless communications markets. We have established a portfolio of communications site clusters in high growth markets such as Atlanta, Birmingham, Boston, Chicago, Dallas, Houston, Los Angeles, New Orleans, New York, Orlando and Tampa.

         - WE TARGET TALL COMMUNICATIONS SITE STRUCTURES. We seek to acquire all communications site structures that can accommodate a diversified customer base that uses different types of wireless technologies with different height requirements.

         - WE FOCUS ON THE COMPATIBILITY WITH OUR EXISTING COMMUNICATIONS SITE NETWORK. We consider many factors when evaluating a potential acquisition. In particular, we consider whether an acquisition will enhance or create a cluster of communications sites in a given area, thereby providing us with a stronger market position and competitive advantage. We also consider whether the communications sites in a particular acquisition meet previously identified customer demand for enhanced coverage. In some instances, we may acquire, as part of a group of communications sites being purchased, an individual communications site that falls outside of normal acquisition parameters. Such acquisitions occur only when we have determined that the overall transaction is attractive.

         - WE EMPLOY A DISCIPLINED VALUATION PROCESS. We seek to acquire communications sites that have existing cash flow and identified potential for significant future cash flow growth from additional tenants. Prior to acquiring a communications site, we consider each of the following factors:

         -         -       current population coverage of each communications
                           site to be acquired;

         -         -       nature and quality of the existing and potential

                           customer base;

         -         -       coverage of current and future transportation
                           corridors; and

         -         -       location and desirability of competing communications
                           sites.

         - WE COMMIT SIGNIFICANT PERSONNEL TO IDENTIFYING, NEGOTIATING AND CLOSING COMMUNICATIONS SITE ACQUISITIONS. We generally conduct extensive due diligence prior to consummating an acquisition, leveraging what we believe to be our competitive advantage in terms of our experience in, and knowledge of, the communications site rental industry. We utilize the services of independent communications site buyers who spend their time in the field identifying, evaluating and generating acquisition opportunities using a standardized process that we have developed to ensure that acquisitions are evaluated, documented and rapidly processed. In order to execute and ensure the integrity and quality of this process, we use outside independent professionals to verify certain accounting, legal and engineering data. We believe that this approach has proven effective in permitting us to more accurately predict the performance of acquired assets and reduce the risks associated with our acquisitions. However, acquisitions involve a number of potential risks, including the potential loss of customers and unanticipated events or liabilities. Because of such risks, there can be no assurance that we will be able to successfully implement our acquisition strategy. See "Risk Factors--We depend on acquisitions and the integration of those acquisitions into our business."

         We also make an assessment of potential cash flow growth and estimate whether additional capital expenditures will be required to add capacity to accommodate future growth. As a result of this strategy, we believe we have among the highest cash flow margins with the lowest level of risk on invested capital in the communications site business.

         We have completed the following major acquisitions since March 1998:

         SOUTHERN TOWERS ACQUISITION. In March 1998, we acquired 201 towers from Southern Communications Services, Inc. for approximately $83.5 million plus fees and expenses (the "Southern Towers Acquisition"). Southern Communications is a subsidiary of Southern Company, one of the largest utility holding companies in the United States and an ESMR provider. Substantially all of the towers, which are located in Georgia, Alabama, Mississippi and Florida, were constructed within the past six years.

         In connection with the Southern Towers Acquisition, we entered into leases with Southern Communications and its affiliates to provide communications site space for their ESMR network. The leases provide for an initial 10-year term with five optional renewal periods of five-years each exercisable at the customer's option on the same terms as the original leases. In addition, we have entered into an option agreement with Southern Communications where Southern Communications could require us to use commercially reasonable efforts to supply, acquire or construct an additional 80 towers for rental to Southern Communications or its affiliates. We have initiated construction on approximately half of the tower opportunities presented by Southern Communications to date.

         Prior to the Southern Towers Acquisition, these towers were principally for the use of Southern Communications and its affiliates and had only a limited number of third party tenants. The towers were generally constructed with capacity that significantly exceeded Southern Communications' specific capacity requirements. Accordingly, we believe that there is substantial potential for additional revenue from these towers.

         MOBILEMEDIA ACQUISITION. In September 1998, we acquired 166 towers from MobileMedia Corporation ("MobileMedia") and its affiliates for approximately $170 million (the "MobileMedia Acquisition"). MobileMedia recently merged with Arch Communications, Inc., making it part of the second largest paging company in the United States.

         In connection with this acquisition, we entered into a lease arrangement to provide rental tower space to MobileMedia Communications, an affiliate of MobileMedia. This lease provides for an initial 15 year noncancellable term with one five-year renewal period, exercisable at the customer's option. Under this lease, MobileMedia Communications secured communications site space for its currently existing 683 transmitters on the acquired towers at a monthly rental rate of $1,300 per transmitter or approximately $888,000 per month. In connection with the lease, we have also given MobileMedia Communications the right to a defined pricing discount for additional communications site space on our tower portfolio that MobileMedia Communications may lease in the future as it continues to expand its paging network. We believe that the discount arrangement is an incentive for MobileMedia Communications to use us as a preferred provider of rental communications site space for new communications site locations they may require in the future.

         MOTOROLA ANTENNA SITE ACQUISITION. On August 31, 1999, we completed the Motorola Antenna Site Acquisition pursuant to which we acquired approximately 1,858 communications sites, including 499 owned sites, 526 managed sites, and 833 leased sites from Motorola for $254 million in cash and stock, plus fees and expenses. The Motorola communications sites that we acquired are largely clustered in urban areas throughout the United States and Canada with over 50% of the owned sites overlapping with our existing communications site portfolio. We believe that the Motorola Antenna Site Acquisition greatly enhances our ability to offer our customers attractive tower clusters in high growth markets and transportation corridors. In addition, the Motorola managed sites that we acquired enable us to provide our customers with urban rooftop sites such as the World Trade Center in New York, Sears Tower in Chicago and the Allied Bank Building in Houston. These sites have enabled us to further diversify our customer base by providing us with an inventory of high altitude sites in urban areas. Since we closed this acquisition, we have expended considerable effort and cost to properly identify the specific details of the assets and liabilities we acquired in connection with the sites we purchased. Additionally, our employees have spent a significant amount of time integrating these assets and the data related to the individual assets into our business operations. Through those efforts, we identified a number of issues that had to be addressed regarding our ownership and control of the various sites we purchased, including the following:

         - As is typical in many of the acquisitions we have completed, we discovered there were real estate title issues that needed to be cleared with respect to certain of the land we bought in the transaction. Most of those issues have been satisfactorily resolved by our efforts.

         - We discovered through our extensive due diligence work that a significant number of ground leases for property underlying owned towers had expired or were about to expire. We have resolved the majority of these issues through our focused and organized efforts to renew such ground leases or by acquiring outright ownership of the land subject to the lease. Our work in this area continues as we monitor the expiration of all of our ground leases. We have a dedicated group of employees who take responsibility for monitoring this data and initiating renegotiation of leases or acquisition of the related land, as appropriate. We also discovered that a number of the communications site management agreements relating to managed rooftops and towers had expired or were about to expire. We initially dedicated a large group of employees (primarily former Motorola employees who were familiar with the assets and the owners/operators) to renewing and renegotiating these agreements. We rapidly made substantial progress towards resolving these matters. As noted above, relative to ground lease agreements, we continually monitor these agreements as to their expiration dates and we have a group of employees who are dedicated to managing, monitoring and growing the cash flows in this portion of our business.

         - There were a number of management agreements, sublease agreements and ground lease agreements that required landlord consents for the transfer of the related rights in order for us to take legal control of the sites. We did not obtain such consents by the time we closed the Motorola Antenna Site Acquisition. Again, a large group of employees was dedicated immediately to obtaining such consents. After much effort, we have made substantial progress in those efforts.

         The kinds of issues described above are fairly common in our experiences in acquiring tower sites. We have developed experience and expertise in addressing such issues through the hundreds of acquisition transactions we had completed before we acquired approximately 1,858 sites from Motorola. While this transaction was larger than any other we had previously completed, the issues we confronted were not new to us, but were more voluminous in light of the size of the transaction. Based on our pre-closing due diligence on the transaction, which included a detailed review of the audited financial statements and operating data of the sites we were acquiring, we anticipated that we would encounter issues of the kinds noted above. Further, based on the substantial amount of other information we had from the seller and the pre-existing knowledge certain of our management had about the sites, we expected that most of the issues could be addressed and resolved. We believe that the significant effort we expected it would take to accomplish that task was reasonable in light of the favorable pricing of the transaction relative to comparable prices being paid for other communications sites at the time.

         In addition to the ownership and control issues noted above, our due diligence efforts on this transaction revealed that the documentation relating to tenants with equipment on the acquired sites was deficient. In order for us to ascertain the actual cash flows on each site we acquired, we had to ascertain and reconcile the revenue that had historically been recorded on those sites to the actual tenant lease agreements and the equipment that was actually physically on the sites, which we verified by individual physical audits we conducted of sites with significant revenue to verify the equipment that these preexisting tenants had installed on the towers. Because there were approximately 1,858 sites with approximately 12,000 different tenant lease agreements, the magnitude of work that was required to accumulate this data that was needed to complete this reconciliation was significant. Issues and challenges encountered through this part of our due diligence included the following:

         - We found that a significant number of individual tenant agreements were not all kept in one centralized location, but dispersed amongst a number of locations. Often a number of versions of an agreement were located, with one version being in the seller's headquarters office and updates to that version or a different version in a remote office or in the files kept in the homes of field personnel. In many instances, the economics of the agreements reflected in the sellers related billing database did not match any version of an agreement located. Our physical tower audits sometimes revealed that the actual equipment that tenants had installed on a site did not match the written agreement or the seller's billing database.

         - Because of the significant activity in the tower sector by multiple other tower companies at the time, we could only secure a limited supply of tower climbers to ascertain and verify the amount of equipment on each site, which significantly lengthened the amount of time that it took to complete the important physical due diligence task of inventorying customers' equipment on sites.

         - In some cases, our due diligence revealed that certain lease records maintained by the seller represented leases that had been terminated by customers or that customers reflected in the records were no longer customers at the time we completed the acquisition. We removed these leases from our records.

         ACQUISITIONS MADE THROUGH NON-CONTROLLED SUBSIDIARIES. We are taxed as a REIT for Federal income tax purposes. The Federal tax laws and regulations relating to REITs limit our ability to own and derive income from certain types of assets. In order to minimize the risk that our ownership of, or the income we derive from, certain assets may negatively affect our qualification as a REIT, we have acquired and held certain non-REIT qualifying assets, as well as certain potentially non-REIT qualifying assets, through our subsidiaries, PT III and PT
IV. From the date of organization through March 31, 2001, we have owned substantially all of the equity interests in each of PT III and PT IV in the form of nonvoting convertible preferred stock, as well as approximately 9% of the voting common stock. Certain of our officers have owned the remaining outstanding voting common stock of PT III and PT IV. In addition, we have made loans in significant amounts to each of PT III and PT IV in exchange for convertible notes.

         Pending the issuance by the Internal Revenue Service of a private letter ruling regarding whether the rooftop license and lease agreements included in the assets which we acquired from Motorola in August 1999 would constitute REIT qualifying assets and generate REIT qualifying income, we transferred such assets to PT III in the month following our acquisition of such assets from Motorola. In connection with the transfer, we received a $39.2 million convertible promissory note, $9.8 million in nonvoting convertible preferred stock and approximately 9.1% of the outstanding voting common stock of PT III. The convertible promissory note accrues interest at the rate of 13% per annum with interest payable quarterly and all principal and accrued interest due and payable within 30 days after demand. The nonvoting convertible preferred stock accrues dividends at 18% per annum, payable quarterly. The terms of PT III's certificate of incorporation limit PT III's ability to borrow money, pledge its assets, issue additional securities, make distributions to shareholders, purchase or sell assets, enter into transactions with affiliates or take certain other actions without seeking approval from its common shareholders, and its ability to issue or redeem certain securities, make certain distributions, enter into certain transactions with affiliates or sell, lease or dispose of a majority of its assets without the approval of the holders of the convertible preferred stock is limited.

         During calendar year 2000, we purchased approximately $2.5 million of additional nonvoting convertible preferred stock of PT III and made additional loans to PT III in exchange for approximately $10.0 million of additional convertible promissory notes of PT III. The terms of such nonvoting convertible preferred stock and convertible promissory notes were the same as those described above which were issued to us by PT III during 1999 in connection with our transfer to PT III of the rooftop license and lease agreements acquired from Motorola. PT III utilized the funds it received to acquire communications site management contracts and related assets and all of the stock of two corporations engaged primarily in the management of communication sites on behalf of third party property owners. Substantially all of the income derived from the activities described in the preceding sentence constitute income which is non-REIT qualifying.

         During calendar year 2000, we invested funds in PT IV, which used the funds to acquire all of the stock of another corporation engaged in the management of rooftop communication sites on behalf of third party property owners, which constitutes an activity the income from which is non-REIT qualifying. In return for our total investment of approximately $12 million in PT IV, we received a $9.6 million PT IV convertible promissory note, $2.4 million of PT IV nonvoting convertible preferred stock and approximately 9% of the outstanding voting common stock of PT IV. The remaining outstanding voting common stock of PT IV was owned by certain of our officers. The terms of such convertible promissory notes and nonvoting convertible preferred stock were the same as the terms of the convertible notes and nonvoting convertible preferred stock of PT III issued to us in 1999 described above. The certificate of incorporation of PT IV contains the same limitations as those which are described above and contained in the certificate of incorporation of PT III.

         On July 18, 2000, the Internal Revenue Service issued a private letter ruling to PT III confirming that the ownership of, and receipt of income from, its rooftop sites and related equipment will be considered qualifying assets and income for REIT purposes. Although PT III had initially planned to make its own REIT election provided that the Internal Revenue Service ruled favorably with respect to such assets and income, PT III did not elect to be taxed as a REIT for the short period year of 1999 and will not do so for the 2000 calendar year because the non-REIT income received by PT III as a result of the acquisitions of non-

REIT qualifying assets which it made prevent PT III from satisfying certain of the gross income requirements for REIT qualification.

         We have taken several actions during 2001 to restructure our investments in PT III and PT IV in order to comply with changes in the REIT tax law which became effective on January 1, 2001, as well as to result in the REIT qualifying assets and income of PT III being covered under our REIT election. PT III transferred substantially all of its non-REIT qualifying assets to PT V, a wholly owned subsidiary of PT III. Thereafter, we acquired all of the PT III voting common stock owned by certain officers of Pinnacle, upon which PT III, as a wholly owned subsidiary, became a "qualified REIT subsidiary" of ours. As a "qualified REIT subsidiary," the assets and income of PT III will be considered as ours and covered under our REIT election on and after the date on which PT III became wholly owned by us. We and PT V jointly elected to treat PT V as a "taxable REIT subsidiary." We and PT IV jointly elected to treat PT IV as a "taxable REIT subsidiary." After the making of the "taxable REIT subsidiary" election for PT IV, we acquired all of the outstanding voting common stock of PT IV owned by certain of its officers, thereby making PT IV a wholly owned "taxable REIT subsidiary" of ours.

         Each of PT III, PT IV and PT V has entered into a cost and expense sharing and reimbursement agreement with us, pursuant to which we have provided, and will continue to provide, personnel, facilities and general administrative services and overhead to each of PT III, PT IV and PT V, in return for which each such company has agreed to reimburse us for our cost and expense allocable thereto. Each of PT III, PT IV and PT V is required to guarantee our Senior Credit Facility (as defined herein) and each is required to grant a security interest in all of its assets to secure such guarantee.

         The Board of Directors of Pinnacle (excluding our officers who own PT III and PT IV common stock, who abstained) approved each of the above transactions with PT III, PT IV and PT V and determined both that such transactions were in our best interest and that such transactions were on terms no less favorable to us than those that would be obtained in comparable arms-length transactions with parties that were not affiliated with us.

OUR NEW TOWER CONSTRUCTION STRATEGY

         An additional element of our growth strategy is to selectively construct new towers in and around major markets where we already have a presence to enhance our existing communications site clusters. Additionally, we also intend to build new towers to expand the capacity of, or otherwise improve, existing sites. In both cases, we adhere to our own requirements of return on invested capital. Tower construction is generally initiated after at least one anchor tenant is identified and after we have determined, based on market research, that the capital outlay for the construction project would exceed our minimum required return on invested capital. We do not engage in speculative construction projects or pursue large "build-to-suit" mandates. During 1998, 1999 and 2000, we constructed 47, 23 and 5 towers, respectively. As a result of opportunities generated through our sales and marketing efforts, we estimate that we will identify 50 to 100 new tower build opportunities this year, which we may or may not pursue, depending on the accessibility of capital to fund such efforts.

OUR STRENGTHS

         We believe the following to be the strengths of our business:

         - FOCUS WITHIN THE COMMUNICATIONS SITE RENTAL BUSINESS. We focus on the rental of wireless communications site space as opposed to other lower margin segments of the tower industry such as site acquisition services or tower construction services. Furthermore, we do not engage in large scale "build-to-suit" programs, preferring instead to focus on our core acquisition strategy and complimentary selective construction strategy designed to enhance coverage in targeted markets.

         - COMMUNICATIONS SITE PORTFOLIO. We believe that the location, size and capacity of our portfolio create significant competitive advantages by enabling us to provide our diverse wireless customers with clusters of sites in a given area.

         - SUCCESSFUL ACQUISITION STRATEGY. At March 31, 2001 we had a network of approximately 4,989 acquired communications sites. Through our acquisition process we identify communications sites that typically have existing cash flow and enhance our existing portfolio. We have demonstrated the ability to identify and successfully negotiate the purchase of what we believe to be value enhancing acquisitions.

         - ABILITY TO INCREASE RENTAL REVENUE. Because of our aggressive sales and marketing efforts to all major wireless communications providers we have signed a significant number of new tenants over the last four years. Additional tenants increase the operating leverage of our communications site portfolio and generally increase our overall cash flow margins.

         In addition to the above strengths, we believe that our business is characterized by the following:

         - ATTRACTIVE GROWTH PROSPECTS. Our rental communications sites provide basic infrastructure components for all major wireless communications services, including cellular, PCS, paging, two-way radio, broadcast television, microwave, wireless data transmission and SMR. As a result, we believe that we can achieve a level of growth in our communications site rental revenue that will in general reflect the growth of our customer base over the next several years.

         - STABLE AND PREDICTABLE CASH FLOW. We believe that our business is generally characterized by predictable and stable monthly recurring revenue. Additionally, because a significant proportion of our site rental revenue is received from large companies such as Arch Communications, Nextel and the Southern Company and because the communications sites we provide are mission critical to our customers' operations (occupancy can be terminated by us if rent is not paid), we generally experience low levels of bad debt expense.

         - BARRIERS TO ENTRY. Communications sites are subject to a variety of Federal and local regulations that make the construction of towers difficult and increase the time and expense associated with their construction, especially in highly populated areas. As a result, we believe that in areas where we have established a critical mass of rental communications site inventory, construction of alternative communications sites will be less attractive to others due to the likelihood of lower returns on those towers. Other independent communications site companies with large build-to-suit contracts, as well as wireless communications providers seeking to construct their own proprietary, limited use towers face continued opposition by municipalities, which are reducing the opportunities for such new communications sites to be built and supporting the trend toward colocation on existing rental communications sites.


OUR OPERATIONS

         Through our centralized management structure, we are designed to be an efficient consolidator and operator of rental communications sites. This is reflected in the methods and processes that we employ in managing our day-to-day operations, including the rapid integration of acquisition, tower construction and sales and marketing data into our proprietary management information systems. This approach ensures that communications site management is coordinated across our functional areas and that the information is accurate, timely and easily available. We have invested heavily in our information systems and believe that our investments in these areas will accommodate significant additional growth. As we seek to expand our communications site portfolio, we will continue to evaluate the need to supplement our current information systems and workforce.

         The key components of our operations include:

         - effective integration of communications site assets into our existing portfolio;

         - ongoing monitoring of our portfolio of communications site assets; and

         -        customer sales and support.


         INTEGRATION. The pace and level of activity that characterize our acquisition, construction and marketing strategies create certain operational challenges, including the efficient integration of the due diligence data and other accounting, legal, regulatory, real estate, engineering and lease information. In response to these challenges, over the past four years we committed substantial resources to the development of our proprietary management information systems to accommodate our overall acquisition, construction and marketing strategies. As a result, we have developed the capability to rapidly integrate new acquisitions and tower construction activity and initiate sales and marketing efforts upon closing or completion.

         ONGOING MONITORING. Our operations personnel perform routine, ongoing site monitoring to ensure the maintenance of accurate data with regard to our communications site inventory. Inventory management includes radio frequency audits and regulatory compliance. We seek to maintain accurate information with regard to customers' equipment that is installed on our communications sites. We believe that this area is overlooked by many rental communications site owners, resulting in erroneous information about the availability of communications site space and payments owed by some existing customers. To minimize errors, we conduct radio frequency audits and match each customer's equipment (which includes base stations, frequencies, coaxial lines and antennas) to those allowed under the customer's lease. Discrepancies are identified and customers are informed of required modifications to the lease terms in order to provide for additional rent. In addition, we use this information to facilitate future capacity calculations and predict where and when capital expenditures may be required to provide additional space to new customers. Regulatory compliance and respect for the needs of the communities in which we operate are essential to us as well as to our customers. Operations personnel ensure that all sites are in compliance with all FAA and FCC regulations and other local requirements. Regulatory data is integrated into our management information systems and is provided to current and potential customers as part of equipment installation support efforts.

         CUSTOMER SALES AND SUPPORT. Our customer sales support group is dedicated to responding to the needs of current and potential customers. Support is offered to customers in connection with assessing a selected tower's capacity, determining the potential for radio frequency interference from new equipment and providing required documentation as to ownership and other property issues. This service function seeks to facilitate the customer's decision to initiate installation on our communications sites and, we believe, has enhanced our reputation as a full-service and responsive provider of rental communications site space.

OUR CUSTOMERS AND CUSTOMER LEASES

         As of March 31, 2001, we had approximately 18,000 separate communications site leases. We have a diversified base of over 3,900 customers. As of March 31, 2001, Arch Communications, Nextel and Motorola represented 12.6%, 5.2% and 3.4%, respectively, of our revenue, on a run rate basis. See "Risk Factors--The loss of any significant customer could adversely affect our business."

         We have a diverse mix of customers representing the various technologies and segments of the wireless communications industry. As a result, we believe that we are not dependent on any one segment of the wireless communications industry for future revenue growth. Our diverse mix of customers continued following the consummation of the Motorola Antenna Site Acquisition, although the percentage of revenue we derive from paging customers has decreased, the percentage of revenue we derive from SMR customers and private business customers has increased. The following is a summary of our approximate percentage of annualized run rate revenue by customer type (without giving effect to any pending acquisitions) as of March 31, 2001:

                                                                    Percentage
         Customer Type                                              of Revenue
         -------------                                              ----------
         Land Mobile..............................................     33%
         Paging...................................................     26%
         Wireless Telephony.......................................     19%
         SMR......................................................      9%
         Data.....................................................      7%
         Broadcasting.............................................      6%
                                                                     ----
         Total....................................................    100%

         In connection with the Southern Towers Acquisition, we entered into leases with Southern Communications providing that Southern Communications or one of its affiliates would be a customer on each of the 201 towers acquired. Under these leases, Southern Communications and its affiliates pay annual initial aggregate rents of $5.5 million. The leases have initial terms of 10 years with five optional renewal periods of five years, each of which is exercisable at the customer's option on the same terms as the original leases. Southern Communications has also indicated a desire to lease space on these towers in addition to the space covered by the leases referred to above. We also entered into a one year option agreement with Southern Communications whereby Southern Communications had the right to require us to use commercially reasonable efforts to supply, acquire or construct up to an additional

80 sites within Alabama, Florida, Georgia or Mississippi at locations designated by Southern Communications, for rental of sites thereon by Southern Communications or its affiliates. We constructed approximately 10 towers sites pursuant to such agreement before it terminated. Those sites were rented under the same terms as the original leases for the 201 towers described above.

         In connection with the MobileMedia Acquisition, we entered into a master lease with affiliates of MobileMedia leasing the "site spaces" at the towers that were previously utilized by MobileMedia and its affiliates for the installation and operation of transmitter systems. The master lease has a 15-year term with one five-year renewal term exercisable at the option of the customer. Rent under the master lease during the initial 15-year term is $1,300 per month per site space. During the renewal term, rent will be determined based on then existing market rental rates.

         Upon consummation of the Motorola Antenna Site Acquisition, we assumed a substantial number of tenant leases for the owned communications sites we acquired from Motorola. Most of these leases are cancelable by either party on short-term notice. Since completing the acquisition, our employees have renegotiated approximately 5,000 leases under variations of our standard lease terms, which generally have much longer terms. See "Risk Factors--There are certain risks associated with the Motorola Antenna Site Acquisition."

PROPERTIES

         We both own and lease the real property upon which our communications sites are located. As of March 31, 2001, we owned 1,550 communications sites on parcels of real estate that are leased and 1,035 communications sites on parcels of real estate that are owned. Additionally, we currently manage 1,299 communications sites and lease 1,215 communications sites.

         The following is a summary of our communications sites by state, as of March 31, 2001:

                             NUMBER OF            TOTAL NUMBER OF            NUMBER OF
                           COMMUNICATIONS         COMMUNICATIONS          COMMUNICATIONS
STATE/PROVINCE              SITES OWNED            SITES MANAGED           SITES LEASED            GRAND TOTAL
--------------             --------------         ---------------         --------------           -----------

TX                               249                    369                      24                     642
FL                               267                    156                      89                     512
GA                               268                     75                      26                     369
IL                                41                     32                     187                     260
SC                               163                     20                      33                     216
CA                               104                     56                      40                     200
LA                               146                     46                       5                     197
TN                               136                     39                      14                     189
AL                               145                     11                      23                     179
CO                                51                    112                       5                     168
NC                               113                     14                      28                     155
VA                                68                     59                      17                     144
ON                                 4                      5                      94                     103
OH                                37                     18                      45                     100
IN                                48                      9                      42                      99
NY                                33                     25                      40                      98
MS                                78                      9                       9                      96
MI                                31                     12                      46                      89
QC                                11                      3                      61                      75
PA                                43                      8                      23                      74
KY                                33                     18                      16                      67
NJ                                28                      1                      36                      65
IA                                49                      3                       9                      61
MD                                32                     13                      16                      61
WA                                45                      8                       8                      61

                             NUMBER OF            TOTAL NUMBER OF            NUMBER OF
                           COMMUNICATIONS         COMMUNICATIONS          COMMUNICATIONS
STATE/PROVINCE              SITES OWNED            SITES MANAGED           SITES LEASED            GRAND TOTAL
--------------             --------------         ---------------         --------------           -----------
UT                                19                     13                      27                      59
MO                                16                     28                       6                      50
WI                                19                      9                      22                      50
OK                                18                     22                       7                      47
NE                                29                      6                       9                      44
OR                                26                      6                       8                      40
AB                                21                      2                      14                      37
BC                                 5                      1                      30                      36
ID                                11                      9                      14                      34
KS                                12                     10                      12                      34
AZ                                14                      7                      12                      33
MN                                13                      5                      13                      31
NV                                14                     10                       5                      29
AR                                24                      2                       2                      28
MA                                14                      3                      10                      27
NH                                15                      7                       2                      24
NM                                15                      3                       5                      23
WV                                 3                     10                      10                      23
SD                                11                      2                       8                      21
CT                                 8                      6                       5                      19
HI                                 7                      2                       9                      18
MT                                16                                              2                      18
ND                                 4                      3                       6                      13
WY                                 7                                              5                      12
ME                                 4                                              6                      10
AK                                 3                      5                       1                       9
DE                                 4                      1                       3                       8
NS                                 1                                              7                       8
DC                                                        4                       3                       7
NB                                                                                7                       7
SK                                 3                                              4                       7
RI                                 6                                                                      6
MB                                                                                4                       4
VT                                                        1                       1                       2
NF                                                        1                                               1
                               -----                  -----                   -----                   -----
Grand Total                    2,585                  1,299                   1,215                   5,099
                               =====                  =====                   =====                   =====

         In rural areas, a communications site typically consists of a three to five acre tract that supports the communications site, equipment shelter and guy wires that stabilize the communications site. Less than 2,500 square feet are needed for a self-supporting communications site that is typically used in metropolitan areas. Leases generally have 10 to 25 year terms, with options for us to renew the leases for an average of approximately 10 years. Pursuant to our senior credit facility, the senior lenders have liens on, among other things, tenant leases, equipment, inventory and interests in all real property of Pinnacle on which communications sites are located or which constitute a communications site.

         A significant portion of the ground leases assumed in connection with the MobileMedia Acquisition are subject to renewal within the next five years. In the event that we are not satisfied with the renewal terms with respect to such leases, we have the right to put back these properties to MobileMedia and MobileMedia will still be obligated to pay its rent on these properties. We may incur significant additional operating expenses in connection with the renewal of such leases. We can not make any assurances regarding the extent of such increases or whether such increases could have an adverse effect on our results of operations.

         We lease our corporate headquarters in Sarasota, Florida. The aggregate square footage of office space under this lease is approximately 32,946. The lease term ends on April 30, 2010, and rent paid by us for our headquarters was approximately $487,420 in 2000. We believe that our facilities are adequate for our long-term needs.

OUR COMPETITION

         The markets in which we operate are highly competitive. We compete with wireless communications providers who own and operate their own communications site networks, site development companies that acquire space on existing towers, rooftops and other sites, other independent communications site companies and traditional local independent communications site operators. Wireless communications providers who own and operate their own communications site networks generally are larger and have greater financial resources than we have. We believe that communications site location and capacity, price, quality of service and density within a geographic market historically have been and will continue to be the most significant competitive factors affecting tower rental companies. We believe that competition for tower acquisitions will increase and that additional competitors will enter the communications site rental market, some of which may have greater financial and other resources than we have. See "Risk Factors--Competition for site leasing and colocation facility customers is intense."

REGULATORY MATTERS

         FEDERAL REGULATIONS. Both the FCC and FAA promulgate regulations relative to towers used for wireless communications. Such regulations primarily relate to the siting, lighting and marking of towers. Although the government requires that only proposed antenna structures over 200 feet and those near public airports be submitted to the FAA for study, Pinnacle submits all proposed antenna structures to the FAA for their approval. Upon notification to the FAA of a potential new tower or a proposed change in the height or location of certain existing towers, the FAA assigns a number and conducts an aeronautical study. When the FAA determines it does not constitute a hazard to air navigation, the FAA will require certain painting and lighting requirements to be met to maximize the visibility of the tower. All towers subject to the FAA notification process must be registered by the tower owner with the FCC and such registrations must be updated when tower ownership changes. At FCC Registration, the FCC generally assigns painting and lighting requirements according to the FAA's "determination" for a structure (also known as the "FAA Study"). The FAA Study references FAA Advisory Circular AC 70/7460-1, "Obstruction Marking and Lighting." Tower owners are responsible for notifying the nearest FAA Flight Service Station of any tower lighting outage. Once the repairs have been made, the owner must notify the FAA Flight Service Station that the tower is back in service. The FCC enforces Federal requirements that tower owners properly register, mark and light antenna towers. Failure to comply with such requirements can result in possible monetary penalties. Wireless communication devices operating on towers and other communications sites are separately regulated by the FCC and independently licensed based upon the particular frequencies used. See "Risk Factors--Our business requires compliance and approval with regulatory authorities."

         The Telecommunications Act of 1996 (the "Telecom Act") amended the Communications Act of 1934 to preserve the authority of state and local governments over zoning and land use matters concerning the construction, modification and placement of towers, except in limited circumstances. Most importantly, the Telecom Act prohibits state or local restrictions on towers based on the environmental effects of radio frequency emissions from antennas, provided the facilities comply with FCC emission regulations. Also, the Telecom Act provides a mechanism for judicial relief from zoning decisions that fail to comply with certain provisions of the Telecom Act. For example, the Telecom Act prohibits any state or local government action that would (i) discriminate between different wireless communications providers or (ii) ban altogether the construction, modification or placement of radio communication towers. The Telecom Act requires the Federal government to establish procedures to make available on a fair, reasonable and nondiscriminatory basis property rights-of-way and easements under Federal control for the placement of new telecommunications services. This may require that Federal agencies and departments work directly with licensees to make Federal property available for tower facilities.

         All towers must comply with the National Environmental Policy Act of 1969 as well as other Federal environmental statutes. The FCC's environmental rules place responsibility on each applicant to investigate any potential environmental effect of tower placement and operations and to disclose any significant effects on the environment in an environmental assessment prior to constructing a tower. In the event the FCC determines the proposed tower would have significant environmental impact based on the standards the FCC has developed, the FCC would be required to prepare an environmental impact statement. This process could significantly delay the licensing of a particular tower site. See "Risk Factors--We are subject to environmental laws that impose liability without regard to fault and environmental regulations that could adversely affect our operations."

         LOCAL REGULATIONS. Local regulations include city, county and other local ordinances, zoning restrictions and restrictive covenants imposed by community developers. These regulations vary greatly, but typically require tower owners to obtain approval from local officials prior to tower construction.

         ENVIRONMENTAL REGULATIONS. In addition to the FCC's environmental regulations, we are subject to various other Federal, state and local health, safety and environmental laws and regulations. The current cost of complying with those laws is not material to our financial condition or results of operations.

OUR EMPLOYEES

         As of March 31, 2001, we had approximately 224 full-time employees, of which 168 work in our Sarasota, Florida headquarters office. None of our employees are unionized, and we consider our relationship with our employees to be good.

REIT STATUS

         We have elected to be treated as a REIT for Federal income tax purposes. A REIT is generally not subject to Federal corporate income taxes on that portion of its ordinary income or capital gain for a taxable year that is distributed to stockholders within such year. To qualify and remain qualified as a REIT, we are required on a continuing basis to satisfy numerous, detailed requirements pertaining to our organization, sources and amounts of income, level of distributions, assets owned, and diversity of stock ownership, among others. Among the numerous requirements that must be satisfied with respect to each taxable year, including prior years, in order to qualify and remain qualified as such, a REIT generally must:

         - distribute to stockholders 90% (95% prior to January 1, 2001) of its taxable income computed without regard to net capital gains and deductions for distributions to stockholders and 90% (95% prior to January 1, 2001) of certain foreclosure income;

         - maintain at least 75% of the value of its total assets in real estate assets (generally real property and interests therein, cash, cash items and government securities);

         - derive at least 75% of its gross income from investments in real property or mortgages on real property;

         - derive at least 95% of its gross income from real property investments described above and from dividends, interest and gain from the sale or disposition of stock and securities and certain other types of gross income;

         -        have transferable shares of ownership or beneficial interest;

         - not have any accumulated "earnings and profits" attributable to a non-REIT year as of the close of any taxable year, including for this purpose any such accumulated "earnings and profits" carried over or deemed carried over from a C corporation;

         - as of the end of each calendar quarter, not own securities of any single issuer which possess greater than ten percent of the total voting power of the outstanding securities of such issuer (and, effective on or after January 1, 2001, which have a value of greater than ten percent of the total value of all outstanding securities of any single issuer, as well) unless such other issuer is itself a REIT or is either a "qualified REIT subsidiary" or a "taxable REIT subsidiary" with respect to the REIT owning such securities; and

         - as of the end of each calendar quarter, not own securities of "taxable REIT subsidiaries" which collectively constitute in excess of twenty percent of the total assets of the REIT, and not own securities of any single issuer other than a "qualified REIT subsidiary" or a "taxable REIT subsidiary" which have an aggregate value in excess of five percent of the value of the total assets of such REIT.

                  POLICIES WITH RESPECT TO CERTAIN ACTIVITIES


         The following is a discussion of certain investment and other policies of Pinnacle. These policies have been determined by our Board of Directors and may be amended or revised from time to time by the Board of Directors without the vote of the stockholders.


INVESTMENTS IN REAL ESTATE OR INTERESTS IN REAL ESTATE.


         We conduct all of our acquisition activities directly or through our subsidiaries. For a discussion of our acquisition and other strategic objectives, see "Business - Our Business and Growth Strategy - Our Marketing and Development Strategy and - Our Acquisition Strategy." We intend to engage in such future acquisition activities in a manner which is consistent with the maintenance of our status as a REIT for federal income tax purposes.


INVESTMENTS IN REAL ESTATE MORTGAGES.


         We do not presently intend to invest in mortgages or deeds of trust, but may invest in participating or convertible mortgages if we conclude that we may benefit from the cash flow or any appreciation in value of the property. Investments in real estate mortgages run the risk that one or more borrowers may default under such mortgages and that the collateral securing such mortgages may not be sufficient to enable us to recoup our full investment.


SECURITIES OF OR INTERESTS IN PERSONS PRIMARILY ENGAGED IN REAL ESTATE ACTIVITIES AND OTHER ISSUERS.


         Subject to the percentage of ownership limitations and gross income tests necessary for REIT qualification, we also may invest in securities of other REITs, other entities engaged in real estate activities or securities of other issuers, including for the purpose of exercising control over such entities.


OTHER POLICIES


         We intend to operate in a manner that will permit us to continue to qualify for taxation as a REIT under the Code unless, because of changes in circumstances, the Code or the Treasury Regulations, our Board of Directors determines that it is no longer in our best interests to qualify as a REIT. We also intend to operate in a manner that will not subject us to regulation under the Investment Company Act of 1940, as amended. Our Board of Directors has no present intention to cause us to repurchase shares of our capital stock from our stockholders, although we may do so in the future. We may make loans to third parties, including, without limitation, to our officers and directors. We have not engaged in trading, underwriting or agency distribution or sale of securities of other issuers, nor have we invested in the securities of other issuers for the purpose of exercising control. See "Business - Our Acquisition Strategy - Acquisitions Made Through Non-Controlled Subsidiaries." Although we may do so in the future, except in connection with the Motorola Antenna Site Acquisition, we have not issued any securities in exchange for property. We are required to file reports and other information with the SEC pursuant to the Exchange Act. In addition to applicable legal requirements and the rules of the SEC, we will provide to our stockholders annual reports containing audited financial statements with a report thereon by our independent certified public accountants.

                                   MANAGEMENT

EXECUTIVE OFFICERS, DIRECTORS AND KEY EMPLOYEES

         Set forth below is certain information, concerning Pinnacle's executive officers, directors, and key employees.

                                                                                                         Year First
                                                                                                          Became a
Name                                                  Position(s)                              Age        Director
----                                                  -----------                              ---       ----------
Robert J. Wolsey               Director, President and Chief Executive Officer                  50          1995
Steven R. Day                  Director, Vice President, Secretary, Chief Operating
                               Officer and Chief Financial Officer                              48          1997
Ben Gaboury                    President of Pinnacle Towers Inc.                                50            -
David Koehler                  Vice President of Finance                                        43            -
Decker A. Todd                 Assistant Secretary and Controller                               39            -
Christine E. Shirley           Vice President and Treasurer                                     38            -
G. Peter O'Brien(1)(2)         Director                                                         55          1999
J. Clarke Smith(1)(2)          Director                                                         58          2000
Paula E. Boggs(1)(2)           Director                                                         41          2000

(1) Member of the Compensation Committee.
(2) Member of the Audit Committee.

         ROBERT J. WOLSEY. Mr. Wolsey is primarily responsible for the overall direction of our acquisitions and operations and has substantial experience in consolidating fragmented industries. From 1990 to 1994, Mr. Wolsey was Chief Executive Officer of Pittencrieff Communications, Inc., a regional consolidator of SMR operators. From 1983 to 1989, as President of Pittencrieff PLC and a predecessor company, Mr. Wolsey was involved with oil and gas assets. He has a Bachelor of Science (Honors) degree in Color Physics from the University of Manchester.

         STEVEN R. DAY. Mr. Day is primarily responsible for the overall management of our operations and has substantial financial, legal, administrative and integration experience and in March 2001, he resumed his role as interim Chief Financial Officer. Before becoming Chief Operating Officer and reassuming the role of Chief Financial Officer, Mr. Day was Chief Financial Officer. Mr. Day was a partner in the accounting firm of PricewaterhouseCoopers LLP until joining us in February 1997. Since 1986, he has been involved with high-growth companies, principally in technology-based industries and, for the last several years, worked with large venture capital and leveraged buyout firms in his role in the PricewaterhouseCoopers LLP Mergers and Acquisitions Group. Mr. Day earned a Masters of Business Administration at Loyola University of Chicago and a Bachelor of Arts degree at the University of West Florida.

         BEN GABOURY. Mr. Gaboury is primarily responsible for our sales and marketing operations. Mr. Gaboury was employed for 17 years with Motorola in various sales and sales management positions. Before joining us in October 1996, Mr. Gaboury was responsible for planning the strategy that Motorola employed in connection with the build out of its SMR network in New York and the New England area. He then executed the plan to market SMR services as well as related rental towers. Mr. Gaboury holds a Masters Degree from Jersey City State College and a Bachelors Degree from Fairleigh Dickinson University.

         DAVID KOEHLER. Mr. Koehler joined Pinnacle as the Vice President of Finance in September, 1999. Previously, Mr. Koehler was the Chief Financial Officer of Fauquier Bank, a Virginia based commercial bank from 1994 to 1999. Prior to 1994, Mr. Koehler served four years as Vice President with Crestar Security Corporation's investment banking division. Additionally, he worked in PricewaterhouseCoopers LLP's and Ernst & Young's consulting practices. He graduated in 1984 with a Bachelor of Science from Old Dominion University with majors in accounting, finance and management information services. He is a Certified Public Accountant in Virginia.

         DECKER A. TODD. Mr. Todd has served as Pinnacle's Assistant Secretary and Controller since January 1998. Mr. Todd also served as Pinnacle's Treasurer until October 1, 1999. Prior to joining Pinnacle, Mr. Todd was the Director of Operations of Progressive Business Solutions, Inc. (October 1996 through October
1997) and as Vice President of Finance, Chief Financial Officer, Secretary and Director of Check Express, Inc. (October 1993 through

February 1996). From 1984 to 1993, Mr. Todd was an accountant serving in various capacities at PricewaterhouseCoopers, LLP.

         CHRISTINE E. SHIRLEY. Ms. Shirley has served as Pinnacle's Vice President and Treasurer since October 1, 1999. Prior to joining Pinnacle, Ms. Shirley served as Vice President of Finance of Riscorp, Inc. (November 1991 through April 1998), Chief Financial Officer of Spartan Premier, Inc. (June 1998 through January 1999) and as an Independent Consultant (January 1999 through September 1999).

         G. PETER O'BRIEN. Mr. O'Brien recently retired as a managing director of Merrill Lynch, Pierce, Fenner & Smith Incorporated after working in the Equity Capital Markets area for 28 years. Mr. O'Brien is presently a member of the Board of the Legg Mason Family of Mutual Funds, a member of the Board of the Renaissance Capital Greenwich Fund and a member of the Colgate University Board of Trustees. Mr. O'Brien is a graduate of the Columbia Business School and Colgate University.

         J. CLARKE SMITH. Mr. Smith recently retired as Vice President--Finance and Administration, Chief Financial Officer, and Treasurer of Aerial Communications, Inc. He had served as a Director of Aerial since February 1996. Prior to that, he was President and Chief Executive Officer of Mortgage Edge Corporation from 1993 to 1995 and President of Sears Savings Bank from 1989 to 1993.

         PAULA E. BOGGS. Ms. Boggs has served as Vice President, Senior Deputy General Counsel for Dell Computer Corporation since June 1997. Ms. Boggs provides legal counsel in connection with Dell's global Home and Small Business organization, Worldwide Operations, Board of Directors audit committee and Dell compliance efforts. Prior to that, Ms. Boggs was a partner with the law firm of Preston Gates & Ellis LLP from January 1995 to May 1997. Ms. Boggs currently serves on The Johns Hopkins University Board of Trustees and is a member of the American Bar Association House of Delegates. Ms. Boggs has a law degree from the University of California at Berkeley and a bachelor's degree in international studies from The Johns Hopkins University.

COMMITTEES OF THE BOARD OF DIRECTORS

         During 2000, our Board of Directors held a total of 13 meetings (excluding Board meetings by action by written consent). No director attended fewer than 75% of the aggregate of either (1) the total number of Board meetings that were held during the period for which he was a director or (2) the total number of committee meetings of the Board on which he served that were held during the period for which he was a director. Our Board of Directors currently has a Compensation Committee, Executive Committee and an Audit Committee; however, it currently has no nominating committee or other committee performing similar functions.

         - COMPENSATION COMMITTEE. Pinnacle's Compensation Committee consists of Mrs. Boggs, Mr. O'Brien and Mr. Smith. The Compensation Committee establishes the compensation of Pinnacle's executive officers. The Compensation Committee also administers Pinnacle's Stock Incentive Plan and determines the amount, exercise price and vesting schedules of stock options awarded thereunder. The Compensation Committee met three times in 2000.

         -        AUDIT COMMITTEE. Pinnacle's Audit Committee consists of Mrs.
                  Boggs, Mr. O'Brien and Mr. Smith. Mrs. Boggs and Messrs. O'Brien and Smith are independent as defined in Rule 4200(a)(15) of the National Association of Securities Dealers listing standards. The Audit Committee makes recommendations concerning the engagement of independent public accountants, reviews with the independent public accountants the plans and results of the audit engagement, approves professional services provided by the accountants, considers the range of audit and non-audit fees and reviews the adequacy of Pinnacle's internal accounting controls. The Audit Committee discusses with the auditors their independence and obtains at least annually the auditors written statement describing their independent status. The Audit Committee reviews with management of Pinnacle and the independent auditors, financial statements and any financial reports or other financial information submitted to the public. The Audit Committee is also responsible for the review of transactions between Pinnacle and any affiliate or entity in which a Pinnacle affiliate has a material interest. The Audit Committee met separately approximately six times in 2000. Additionally, the members of the Audit Committee met informally in executive session during regular Board meetings.

COMPENSATION OF DIRECTORS

         All directors receive reimbursement of reasonable out-of-pocket expenses incurred in connection with meetings of the Board and committees of the Board of Directors. Directors who are employees of Pinnacle do not receive any fee in addition to their regular salary for serving on the Board of Directors. Non-employee directors generally receive an annual fee of approximately $25,000 for each full year on the Board of Directors; plus $1,000 for each Board meeting attended; an additional $1,000 for each Committee meeting attended, if such meeting occurs on a day other than the day the Board of Directors meets; and each non-employee director has received a one-time grant of 10,000 stock options upon appointment to the Board and annual grants that vary in amount, of which 30,000 stock options were granted to each non-employee director in 2000.

EXECUTIVE COMPENSATION

         Under rules established by the SEC, we are required to provide certain information concerning total compensation earned or paid to: (1) the Chief Executive Officer of Pinnacle and (2) the four other most highly compensated executive officers whose annual salaries and bonuses exceeded $100,000 during 2000. Such information is also provided for two former executive officers who would have been two of the four most highly compensated executive officers during 2000 had they stayed through the end of the fiscal year.

SUMMARY COMPENSATION TABLE

         The following table sets forth certain compensation information for the named executive officers.



                                                 ANNUAL COMPENSATION                 LONG-TERM COMPENSATION
                                           --------------------------------  -------------------------------------
                                                                   OTHER
                                                                   ANNUAL    RESTRICTED   SECURITIES
                                                                   COMPEN-     STOCK      UNDERLYING       LTIP       ALL OTHER
NAME AND PRINCIPAL POSITION(1)      YEAR   SALARY ($)  BONUS ($)  SATION ($)  AWARDS ($)  OPTIONS (#)  PAYOUTS ($)  COMPENSATION ($)
------------------------------      ----   ----------  ---------  ---------- -----------  -----------  -----------  ----------------

Robert J. Wolsey ...............    2000     337,500    170,000      --           --        400,000         --             --
  Director, President and           1999     284,124    100,000      --           --        692,525         --             --
  Chief Executive Officer           1998     230,731     70,000      --           --             --         --             --


Steven R. Day ..................    2000     226,250    125,000      --           --        400,000         --             --
  Director, Vice President,         1999     189,449     75,000      --           --        325,000         --             --
  Secretary,                        1998     153,808     15,000      --           --             --         --             --
  Chief Operating Officer and
  Chief Financial Officer

Ben Gaboury ....................    2000     180,000     50,000      --           --         50,000         --             --
  Vice President of Sales and       1999     168,487     75,000      --           --        453,350         --             --
  Marketing                         1998     129,453     15,000      --           --             --         --             --


David Koehler ..................    2000     110,000         --      --           --             --         --             --
  Vice President of Finance         1999      32,083         --      --           --         50,000         --             --
                                    1998          --         --      --           --             --         --             --


Decker  A. Todd ................    2000     110,000         --      --           --         30,000         --             --
  Assistant Secretary and           1999      93,594      7,770      --           --         87,058         --             --
  Controller                        1998      80,944     15,406      --           --             --         --             --


James M. Dell'Apa(2) ...........    2000     190,510     50,000      --           --             --         --             --
  Manager of Acquisitions           1999     238,008     50,000      --           --        403,350         --             --
                                    1998     200,000     50,000      --           --             --         --             --


Jeffrey J. Card(3) .............    2000      91,667     30,000      --           --             --         --             --
  Chief Financial Officer           1999          --         --      --           --             --         --             --
                                    1998          --         --      --           --             --         --             --


-----------------------
(1)   See also, "Employment Agreements and Termination Agreements."
(2)   Mr. Dell'Apa resigned effective October 16, 2000.
(3)   Mr. Card resigned effective March 14, 2001.

EMPLOYMENT AGREEMENTS AND TERMINATION AGREEMENTS

         We have entered into employment agreements with each of Messrs. Wolsey and Day. We had an employment agreement with Mr. Dell'Apa that terminated upon his resignation from Pinnacle. The terms of the employment agreements are substantially similar. The employment agreements provide that each of Messrs. Wolsey and Day will be employed by Pinnacle until his resignation, death or disability or other incapacity, or until terminated by Pinnacle. Under the employment agreements, each of Messrs. Wolsey and Day will receive, among other things, (1) an annual base salary and (2) other benefits as described in the employment agreements (including all employee benefit plans and arrangements that are generally available to other employees). Each of the employment agreements includes noncompetition and nonsolicitation provisions restricting the respective employees' ability to engage in activities competitive with Pinnacle for a period of two years following termination of employment. In the event of the termination of an executive, the agreements provide for severance benefits including salary and health plan benefits for periods ranging from six to 18 months.

         We signed an employment letter with Mr. Card which provides that he will receive, among other things, (1) an annual base salary and certain bonuses;
(2) other benefits as described in his employment letter, including certain option rights, and all employee benefit plans and arrangements that are generally available to other employees; (3) employment "at will;" and (4) severance benefits for a period of 12 months. Mr. Card resigned, effective March 14, 2001, and we are in the process of negotiating the terms of his severance.

OPTION GRANTS DURING 2000

         The following table sets forth information as to stock options granted to all named executive officers during 2000. These options were granted under our Stock Incentive Plan and, unless otherwise indicated, provide for vesting as to 20% of the underlying common stock one year after the date of grant, then 20% each year thereafter. Options were granted at an exercise price equal to or greater than 110% of the fair market value of our common stock on the date of grant. The amounts under "Potential Realizable Value at Assumed Annual Rates of Stock Appreciation for Option Term" represent the hypothetical gains of the options granted based on assumed annual compound stock appreciation rates of 5% and 10% over their exercise price for the full ten-year term of the options. The assumed rates of appreciation are mandated by the rules of the SEC and do not represent our estimate or projection of future common stock prices.

                                   Individual Grants
                              ---------------------------                                   Potential Realizable
                                              Percent of                                      Value at Assumed
                               Number of        Total                                      Annual Rates of Stock
                               Securities      Options                                     Price Appreciation for
                               Underlying     Granted to    Exercise of                           Option Term
                                Options      Employees in   Basic Price    Expiration   ----------------------------
            Name               Granted (#)       2000          ($/SH)         Date         5% ($)          10% ($)
            ----              ------------- -------------   -----------   ------------  ------------    ------------

Robert J. Wolsey........         400,000         19.81%       $ 8.6875      12/28/10     $ 2,185,409     $ 5,538,255

Steven R. Day...........         400,000         19.81%         8.6875      12/28/10       2,185,409       5,538,255

Ben Gaboury.............          50,000          2.48%         8.6875      12/28/10         273,176         692,282

David Koehler...........               0             0

Decker A. Todd..........          30,000          1.49%         8.6875      12/28/10         163,906         415,369

James M. Dell'Apa(1)....               0             0

Jeffrey J. Card(2)......         300,000         14.86%         16.125      11/08/10       3,042,278       7,709,729
                                 150,000          7.43          8.6875      12/28/10         819,528       2,076,846

(1) Mr. Dell'Apa resigned effective October 16, 2000 and pursuant to Pinnacle's option plan, such options are forfeited.
(2) Mr. Card resigned effective March 14, 2001 and pursuant to Pinnacle's option plan, such options are forfeited.

OPTION EXERCISES DURING 2000 AND YEAR END OPTION VALUES

         The following table sets forth certain information concerning the exercise of options during the fiscal year ended December 31, 2000, and the aggregate value of unexercised options at December 31, 2000, for each of the named executive officers. Pinnacle does not have any outstanding stock appreciation rights.

                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                        AND FISCAL YEAR END OPTION VALUES


                                                            Number of Securities Underlying        Value of Unexercised
                                                                 Unexercised Options at            In-The-Money Options at
                             Shares                               December 31, 2000(#)             December 31, 2000($)(2)
                           Acquired on         Value        -------------------------------      --------------------------
Name                       Exercise(#)     Realized($)(1)   Exercisable       Unexercisable      Exercisable  Unexercisable
----                       -----------     --------------   -----------       -------------      -----------  -------------

Robert J. Wolsey........       7,142          382,990          131,363            954,020              0         150,000

Steven R. Day...........       7,142          382,990           57,858            660,000              0         150,000

Ben Gaboury.............       7,142          382,990           83,528            412,680              0          18,750

David Koehler...........           0                0           10,000             40,000              0               0

Decker A. Todd..........           0                0           17,412             99,647              0          11,250

James M. Dell'Apa (3)...       7,142          382,990                0                  0              0               0

Jeffrey J. Card (3).....           0                0                0            450,000              0          56,250

(1) The closing price for Pinnacle's common stock as reported through the NASDAQ on March 23, 2000 was $67.625. "Valued Realized" is calculated on the basis of the difference between the option exercised price and $67.625 multiplied by the number of shares of common stock to which the exercise relates.
(2) These values, unlike the amounts set forth in the column entitled "Value Realized," have not been, and may never be, realized and are based on the positive spread between respective exercise prices of outstanding options and the closing price of Pinnacle's common stock on December 31, 2000, the last day of trading for fiscal 2000.
(3) Messrs. Dell'Apa and Card resigned effective October 16, 2000 and March 14, 2001, respectively.

                             PRINCIPAL STOCKHOLDERS

         The following table shows the amount of Pinnacle common stock beneficially owned (unless otherwise indicated) as of June 1, 2001 by (1) any person who is known by Pinnacle to be the beneficial owner of more than 5% of the outstanding shares of common stock, (2) Pinnacle's directors, (3) the executive officers named in the Summary Compensation Table above, and (4) all directors and executive officers of Pinnacle as a group.

                                                                               Shares Beneficially Owned
                                                                            -------------------------------
Name of Beneficial Owner                                                      Number             Percentage
------------------------                                                    ----------           ----------
Robert J. Wolsey(a)...............................................            562,329                1.15%
James M. Dell'Apa(b)..............................................            217,583                *
Steven R. Day(c)..................................................            343,820                *
Jeffery J. Card(d)................................................             15,000                *
Ben Gaboury(e)....................................................            147,795                *
David Koehler(f)..................................................             28,000                *
Decker A. Todd(g).................................................             24,823                *
G. Peter O'Brien(h)...............................................             52,700                *
J. Clarke Smith(i)................................................             48,000                *
Paula E. Boggs(j).................................................             40,000                *
Morgan Stanley Dean Witter & Co
   1585 Broadway
   New York, New York  10036(k)...................................          3,383,832                6.91%
Franklin Resources, Inc.
   777 Mariners Island Boulevard
   San Mateo, California  94404(l)................................          2,818,475                5.76%
Massachusetts Financial Services Company
   500 Boylston Street
   Boston, Massachusetts 02116(m).................................          6,448,247               13.18%
Wellington Management Company, LLP
   75 State Street
   Boston, Massachusetts 02109(n).................................          5,397,600               11.03%
FMR Corp.
   82 Devonshire Street
   Boston, Massachusetts 02109(o).................................          6,979,175               14.26%
All directors and executive officers as a group (11)(p)...........          1,508,950                3.08%

-------------------

* Less than 1% of the outstanding common stock.

(a) The number of shares shown in the table includes (i) 98,065 shares held directly by Mr. Wolsey, (ii) 5,774 shares held by Pantera, Inc., (iii) 288,682 shares held by Pantera Partnership Ltd. and (iv) 169,868 shares subject to stock options that are exercisable within 60 days.
(b) Mr. Dell'Apa resigned from Pinnacle effective October 16, 2000 and is no longer an executive officer.
(c) The number of shares shown in the table includes (i) 83,435 shares held directly by Mr. Day, (ii) 7,143 shares held by South Creek, Inc., (iii) 185,384 shares held by South Creek Partnership Ltd. and (iv) 67,858 shares subject to stock options that are exercisable within 60 days.
(d) Mr. Card resigned from Pinnacle effective March 14, 2001 and is no longer an executive officer.
(e) The number of shares shown in the table includes (i) 38,597 shares held directly by Mr. Gaboury and (ii) 109,198 shares subject to stock options that are exercisable within 60 days.
(f) The number of shares shown in the table includes (i) 18,000 shares held directly by Mr. Koehler and (ii) 10,000 shares subject to options that are exercisable within 60 days.
(g) The number of shares shown in the table are shares subject to stock options that are exercisable by Mr. Todd within 60 days.
(h) The number of shares shown in the table includes (i) 12,700 shares held directly by Mr. O'Brien and (ii) 40,000 shares subject to stock options that are exercisable within 60 days.
(i) The number of shares shown in the table includes (i) 8,000 shares held directly by Mr. Smith and (ii) 40,000 shares subject to options that are exercisable within 60 days.

(j) The number of shares shown in the tables includes only shares subject to stock options that are exercisable by Mrs. Boggs within 60 days.
(k) The number of shares shown in the table is based on a Schedule 13G filed with the SEC on January 31, 2001.
(l) The number of shares shown in the table is based on a Schedule 13G/A filed with the SEC on February 12, 2001.
(m) The number of shares shown in the table is based on a Schedule 13G/A filed with the SEC on February 12, 2001.
(n) The number of shares shown in the table is based on a Schedule 13G/A filed with the SEC on February 13, 2001.
(o) The number of shares shown in the table is based on a Schedule 13G/A filed with the SEC on February 13, 2001.
(p) Includes 507,747 shares of common stock that are subject to stock options held by 8 executive officers and 3 non-employee directors that are exercisable within 60 days.



                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


PINNACLE TOWERS II INC.

         In November 1997, certain Pinnacle stockholders formed Pinnacle Towers II Inc. ("PT II"). PT II is under common control with, and therefore is an affiliate of Pinnacle, because ABRY II and certain executives of Pinnacle control a majority of PT II stock. PT II was formed for the purpose of pursuing certain opportunities such as potential joint ventures and other businesses related to the tower rental industry.

         In November 1997, Pinnacle sold to PT II, for approximately $2.2 million, certain of its towers and projects-in-progress. Effective April 30, 1998, Pinnacle repurchased all of those assets from PT II. Currently, PT II has minimal assets and is an inactive company.

PINNACLE TOWERS III INC.

         Shortly after the August 1999 closing of our acquisition of approximately 1,858 communications sites from Motorola, Inc., we transferred a portion of the rooftop communication sites acquired from Motorola, Inc. to PT III, in exchange for a $39.2 million convertible promissory note of PT III and substantially all of the equity interests in PT III, consisting of $9.8 million of nonvoting convertible preferred stock and approximately 9% of the outstanding voting common stock of PT III. Such transfer was made in order to minimize the risk that the ownership of or income from such assets might negatively affect our qualification as a REIT. We have made our personnel, facilities and general and administrative overhead available to PT III, and PT III has agreed to reimburse us for the costs incurred in doing so. During 2000, we purchased approximately $2.5 million of additional nonvoting convertible preferred stock of PT III and approximately $10.0 million of additional convertible promissory notes. PT III used such funds to acquire all of the stock of two corporations which own and manage communications sites, and to acquire certain assets used in communication site management and related activities. Substantially all of the income derived from the activities described in the preceding sentence constitute income which is non-REIT qualifying. From PT III's date of organization until March 29, 2001, Messrs. Day and Wolsey, each an executive officer of ours, collectively owned approximately 91% of the outstanding voting common stock of PT III, which represented a very limited portion of the overall equity capital of the PT III. On March 29, 2001, in connection with a restructuring of our investment in PT III made possible by REIT tax law changes which took effect during 2001, we paid $4,500.00 to each of Messrs. Day and Wolsey for the voting common stock of PT III owned by him, representing an amount less than the original purchase price paid by him for such stock. Prior to our purchase of such shares from each of Messrs. Day and Wolsey, PT III transferred substantially all of its non-REIT qualifying assets to PT V, a wholly owned subsidiary of PT III in furtherance of the aforementioned restructuring.

PINNACLE TOWERS IV INC.

         In August 2000, we made investments in PT IV in exchange for a convertible promissory note in the amount of $9.6 million and substantially all of the equity interests in PT IV, consisting of nonvoting convertible preferred stock in an amount of $2.4 million and approximately 9% of the outstanding voting common stock of PT IV. PT IV used the funds invested by us to acquire all of the stock of a corporation involved in antenna site management activities which are non-REIT qualifying. We have made our personnel, facilities and general and administrative overhead available to PT IV, and PT IV has agreed to reimburse us for the costs incurred in doing so. From PT IV's date of organization until March 29, 2001, Messrs. Day and Wolsey, each an executive officer of ours, collectively owned approximately 91% of the outstanding voting stock of PT IV, which represented a very limited portion of the overall equity capital of PT IV. On March 29, 2001, in connection with a restructuring of our investment in PT IV made possible by REIT tax law changes which took effect during 2001, we paid $1,000.00 to each of Messrs. Day and Wolsey for the voting common stock of PT IV owned by him, representing an amount less than the original purchase price paid by him for such stock.

CAPITAL CONTRIBUTION AGREEMENT

         Pursuant to our credit facility, we entered into a capital contribution agreement with ABRY II and NationsBank of Texas, N.A. on February 26, 1998, which agreement was replaced by a similar capital contribution agreement between the same parties as of May 29, 1998, which was thereafter amended in January 1999 pursuant to which ABRY II agreed to make capital contributions to us, up to an aggregate capital contribution of $50.0 million, in an amount equal to (1) 100% of our general and administrative expenses and corporate development expenses and (2) certain amounts, including the amount necessary to cure any payment or financial covenant default under our credit facility. From January 1, 1999 through Pinnacle's initial public offering on February 19, 1999, $37.2 million remained outstanding under the capital contribution agreement, at which time such amount was paid in full with proceeds from the initial public offering. In addition, ABRY II guaranteed an additional $3.9 million of other Pinnacle debt. A subsequent amendment to our credit facility eliminated the requirement that we have the capital contribution agreement in effect.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

         We are authorized to issue 150,000,000 shares of common stock, $.001 par value per share, and 5,000,000 shares of undesignated preferred stock, $.001 par value per share.

COMMON STOCK

         Each holder of our common stock will be entitled to one vote for each share held. Stockholders will not have the right to cumulate their votes in elections of directors. Accordingly, holders of a majority of the issued and outstanding common stock will have the right to elect all of our directors and otherwise control us, subject to any voting rights of the then outstanding preferred stock, if any.

         Holders of our common stock will be entitled to dividends on a pro rata basis upon declaration of dividends by our Board of Directors. Dividends will be payable only out of unreserved and unrestricted surplus that is legally available for the payment of dividends. Any determination to declare or pay dividends in the future will be at the discretion of our Board of Directors and will depend on our results of operations, financial condition, contractual or legal restrictions and other factors deemed relevant by our Board of Directors. In order to maintain our REIT status, however, we are required to distribute to stockholders 90% of our taxable income. See "Certain United States Federal Income Tax Considerations" and "Risk Factors--If we fail to qualify as a REIT, we will be subject to a variety of taxes and penalties." Our credit facility and the indenture currently prohibit us from paying any dividends other than those required to be paid to maintain our REIT Status. See "Dividend Policy."

         Upon our liquidation, holders of our common stock will be entitled to a pro rata distribution of our assets, after payment of all amounts owed to our creditors, and subject to any preferential amount payable to holders of our preferred stock, if any.

PREFERRED STOCK

         Our certificate of incorporation permits our Board of Directors to issue shares of preferred stock in one or more series, and to fix the relative rights, preferences, and limitations of each series. Among such rights, preferences and limitations are divided rights and rates, provisions for redemption, rights upon liquidation, conversion privileges and voting powers. Any issuance of preferred stock with a dividend preference over our common stock could adversely affect the dividend rights of holders of our common stock. Our Board of Directors currently has no plans to issue any shares of preferred stock.

RIGHTS AGREEMENT

         On December 22, 2000, our Board of Directors declared a dividend distribution of one preferred stock purchase right (a "Right") for every outstanding share of common stock, to stockholders of record at the close of business on January 12, 2001. The description and terms of the Rights are set forth in a Rights Agreement between us and First Union National Bank, a national banking institution, as Rights Agent, a copy of which is attached as Exhibit 4.9 to the Registration Statement on Form S-11 of which this prospectus is a part. This summary description does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement.

         COMMON STOCK CERTIFICATES REPRESENTING RIGHT. Until the "Distribution Date" (as defined below), (1) the Rights shall not be exercisable, (2) the Rights shall be attached to and trade only together with the common stock, and
(3) the stock certificates representing the common stock shall also represent the Rights attached to such common stock. Common stock certificates issued after January 12, 2001, and before the Distribution Date shall contain a notation incorporating the Rights Agreement by reference.

         DISTRIBUTION DATE. The "Distribution Date" is the earliest of

         - the tenth day following the date of the first public announcement that any person (other than Pinnacle or certain related entities, and with certain additional exceptions) has become the beneficial owner of 15% or more of the then outstanding common stock (such person is an "Acquiring Person" and the date of such public announcement is the "Stock Acquisition Date"); or

         - the close of business on the tenth business day (or such later day as shall be designated by the Board of Directors) following the date of the commencement of, or the announcement of an intention to make, a tender offer or exchange offer, the consummation of which would cause any person (other than Pinnacle and certain related entities and with certain additional exceptions) to become an Acquiring Person.

         In calculating the percentage of shares of outstanding common stock that are beneficially owned by any person, such person shall be deemed to beneficially own any shares of common stock issuable upon the exercise, exchange, or conversion of any options, warrants, or other securities beneficially owned by certain affiliates and associates of such person. Notwithstanding the foregoing, if any person shall become the beneficial owner of at least 15% of the outstanding common stock by reason of purchases of common stock by Pinnacle, then such person shall not be deemed an "Acquiring Person" until such person thereafter acquires beneficial ownership of, in the aggregate, a number of additional shares of common stock equal to 1% or more of the then outstanding common stock.

         ISSUANCE OF RIGHTS CERTIFICATES. As soon as practicable following the Distribution Date, separate certificates representing only Rights shall be mailed to the holders of record of shares of common stock as of the close of business on the Distribution Date, and such separate Rights certificates alone shall represent such Rights from and after the Distribution Date.

         EXPIRATION OF RIGHTS. The Rights are not exercisable until the Distribution Date and will expire at the close of business on January 12, 2011 unless earlier redeemed by us as described below.

         EXERCISE OF RIGHTS. Unless the Rights have expired or been redeemed or exchanged, they may be exercised, at the option of the holders, pursuant to paragraphs (a), (b), or (c) below. No Right may be exercised more than once or pursuant to more than one of such paragraphs. From and after the first event of the type described in paragraphs (b) or (c) below, each Right that is beneficially owned by an Acquiring Person or an affiliate or associate thereof shall be void.

         (a) RIGHT TO PURCHASE PREFERRED SHARES. From and after the close of business on the Distribution Date, each Right (other than a Right that has become void) shall be exercisable to purchase one one-hundredth of a share of Series C Preferred Stock, par value $.001 per share, of Pinnacle (the "Preferred Shares"), at an exercise price of $60.00 (the "Purchase Price"). The Preferred Shares are nonredeemable and, unless otherwise provided in connection with the creation of a subsequent series of preferred stock, are subordinate to any other series of our preferred stock whether issued before or after the issuance of the Preferred Shares. The Preferred Shares may not be issued except upon exercise of Rights. The holder of a Preferred Share is entitled to receive when, as, and if declared, the greater of (1) cash and non-cash dividends in an amount equal to 100 times the dividends declared on each share of common stock or (2) a preferential annual dividend of $100.00 per Preferred Share ($1.00 per one one-hundredth of a Preferred Share). In the event of liquidation, the holder of Preferred Shares shall be entitled to receive a liquidation payment in an amount equal to the greater of (1) $6,000.00 per Preferred Share ($60.00 per one one-hundredth of a Preferred Share), plus all accrued and unpaid dividends and distributions on the Preferred Shares or (2) an amount equal to 100 times the aggregate amount to be distributed per share of common stock. Each Preferred Share has 100 votes, voting together with the shares of common stock. In the event of any merger, consolidation, or other transaction in which shares of common stock are exchanged, the holder of a Preferred Share shall be entitled to receive 100 times the amount received per share of common stock. The rights of the Preferred Shares as to dividends, voting, and liquidation preferences are protected by antidilution provisions. It is anticipated that the value of one one-hundredth of a Preferred Share should approximate the value of one share of common stock.

         (b) RIGHT TO PURCHASE SHARES OF COMMON STOCK OF PINNACLE. If any person, alone or together with its affiliates or associates, shall become an Acquiring Person (subject to certain exceptions), each Right (other than a Right that has become void) shall be exercisable to purchase, at the Purchase Price (initially $60.00), shares of common stock with a market value equal to two times the Purchase Price. We may at our option or, if we do not have sufficient shares of common stock available for all Rights to be exercised, we shall substitute for all or any portion of the shares of common stock that would otherwise be issuable upon the exercise of the Rights, cash, assets, or other securities having the same aggregate value as such shares of common stock.

         (c) RIGHT TO PURCHASE COMMON STOCK OF A SUCCESSOR CORPORATION. If, after a person has become an Acquiring Person, (1) we are acquired in a merger or other business combination in which we are not the surviving corporation, (2) we are the surviving corporation in a merger or other business combination in which all or part of the outstanding shares of common stock are changed into or exchanged for stock or assets of another person, or (3) 50% or more of our consolidated assets or earning power are sold, then each Right (other than a Right that has become void) shall thereafter be exercisable to purchase, at the Purchase Price (initially $60.00), shares of common stock or cash of the surviving corporation or purchaser, respectively, with an aggregate market value equal to two times the Purchase Price.

         ADJUSTMENTS TO PREVENT DILUTION. The Purchase Price payable, and the number of Preferred Shares or shares of common stock issuable upon exercise of the Rights are subject to adjustment from time to time as set forth in the Rights Agreement to prevent dilution. With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments amount to at least one percent of the Purchase Price.

         EXCHANGE. At any time after any person becomes an Acquiring Person and before the acquisition by such person of 50% or more of the outstanding shares of common stock, our Board of Directors may exchange the Rights (other than Rights owned by such person or group that will have become void), in whole or in part, at an exchange ratio of one share of common stock per Right (subject to adjustment).

         NO STOCKHOLDER RIGHTS BEFORE EXERCISE. Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of Pinnacle, including, without limitation, the right to vote or to receive dividends. While the distribution of the Rights will not be taxable to stockholders or to us, stockholders may, depending upon the circumstances, recognize taxable income if the Rights become exercisable for common stock (or other consideration) or for common stock of an acquiring company as set forth above.

         AMENDMENT OF RIGHTS AGREEMENT. Any of the provisions of the Rights Agreement may be amended by our Board of Directors before the Distribution Date. After the Distribution Date, the provisions of the Rights Agreement may be amended by the Board to cure any ambiguity, to make changes that do not adversely affect the interests of holders of Rights (excluding the interests of any Acquiring Person), or to shorten or lengthen any time period under the Rights Agreement; however, no amendment to adjust the time period governing redemption shall be made at such time as the Rights are not redeemable.

CERTAIN PROVISIONS OF OUR CERTIFICATE OF INCORPORATION AND BYLAWS

         RESTRICTIONS ON TRANSFER. Because we wish to retain our status as a REIT, no holder of common stock may transfer any such share or interest, if as a result, either (1) beneficial ownership of all shares of common stock would be held by less than 100 persons, if beneficial ownership of all shares of common stock was held by 100 or more persons prior to such transfer or (2) a violation of the percentage ownership limit would occur.

         Under the percentage ownership limit test, no share of any series of our capital stock may be sold or otherwise transferred to any individual if such transfer would result in the ownership of such individual in combination with four or fewer individuals of more than 50% of the aggregate value of all shares of all classes of our capital stock.

         Such restrictions may delay or make more difficult acquisitions or changes of control of Pinnacle.

         PREFERRED STOCK AND ADDITIONAL COMMON STOCK. Under our certificate of incorporation, our Board of Directors has the authority to provide by board resolutions for the issuance of shares of one or more series of preferred stock. Our Board of Directors is authorized to fix by resolution the terms and conditions of each such series.

         We believe that the availability of additional preferred stock, issuance in series, and additional shares of common stock could facilitate certain financings and acquisitions and provide a means for meeting other corporate needs that might arise. The authorized shares of preferred stock, as well as authorized but unissued shares of common stock, will be available for issuance without further action by our stockholders, unless stockholder action is required by applicable law or by the rules of any stock exchange on which any series of our stock may then be listed.

         These provisions give our Board of Directors the power to approve the issuance of a series of preferred stock, or additional shares of common stock, that could, depending on its terms, either impede or facilitate the completion of a merger, tender offer or other takeover attempt.

         LIMITATION OF LIABILITY AND INDEMNIFICATION. As permitted by the Delaware General Corporation Law, our certificate of incorporation provides that our directors shall not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director. In addition, our Bylaws provide that we shall, to the fullest extent authorized under Delaware law, indemnify all directors and officers and all persons serving at our request as director, trustee, officer, employee, or agent of another corporation or of a partnership, trust or other enterprise. Insofar as indemnification for liabilities arising under the Securities Act, may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and, therefore, is unenforceable.

CERTAIN PROVISIONS OF DELAWARE LAW

         Section 203 of the Delaware General Corporation Law prohibits a publicly held Delaware corporation, such as us, from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date that the person became an interested stockholder unless, subject to exceptions, the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a "business combination" includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the stockholder. Generally an "interested stockholder" is a person who, together with affiliates and associates owns, or within three years prior, did own, 15% or more of the corporation's voting stock. These provisions may have the affect of delaying, defining, or preventing a change in control of Pinnacle without further action by the stockholders.

         The provisions of Section 203 may encourage companies interested in acquiring Pinnacle to negotiate in advance with our Board of Directors to avoid obtaining our stockholders approval if a majority of the directors then in office approves either the business combination or the transaction that results in the stockholder becoming an interest stockholder. Such provisions also may have the effect of preventing changes in management. It is possible that such provisions could make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

TRANSFER AGENT AND REGISTRAR

         The transfer agent and registrar for our common stock is First Union National Bank.

        RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

         Pinnacle's ratio of earnings to fixed charges for each of the periods indicated is as follows:


                                                                                                                      Three
                                                                                                                      Months
                                                                                                                       Ended
                                                                     Fiscal Year Ended December 31,                   March 31,
                                                      -----------------------------------------------------------     --------
                                                       1996        1997         1998         1999         2000          2001
                                                      -------     -------     --------     --------     ---------     --------
                                                                        (In thousands)
Pre-tax loss from continuing operations
   before adjustment for in-kind preferred
   stock dividends and accretion .................    $(2,016)    $(8,461)    $(36,630)    $(61,094)    $(124,870)    $(37,869)
Fixed charges:
   Interest expense ..............................      1,155       6,925       12,300       22,953        38,280       17,570
   Amortization of original issue discount
     and debt issue costs ........................        164         292       16,426       23,708        27,427        7,188
   Rentals:
      Office space (33%) .........................         32          62          102          134           253           78
      Telecommunications sites (33%) .............        124         427        1,106        5,531        13,859        3,531
   Preferred stock dividends and accretion .......         --          --        3,094        2,930             0            0
                                                      -------     -------     --------     --------     ---------     --------
Total fixed charges ..............................      1,475       7,706       33,028       55,256        79,819       28,367
                                                      =======     =======     ========     ========     =========     ========
Pre-tax loss from continuing operations before
   adjustment for in-kind preferred stock
   dividends and accretion plus fixed charges ....    $  (541)    $  (755)    $ (6,696)    $ (8,768)    $ (45,051)    $ (9,502)
                                                      =======     =======     ========     ========     =========     ========
Ratio of earnings to fixed charges ...............         (a)         (a)          (a)          (a)           (a)          (a)
                                                      =======     =======     ========     ========     =========     ========

         (a) Due to Pinnacle's losses in 1996, 1997, 1998, 1999, 2000 and the three months ended March 31, 2001, the ratio coverage was less than 1:1. Pinnacle must generate additional earnings of $2,016, $8,461, $39,724, $64,024, $124,870 and $37,869 in 1996, 1997, 1998, 1999, 2000
         and the three months ended March 31, 2001, respectively, to achieve a coverage ratio of 1:1.

                              DESCRIPTION OF NOTES


         The notes have been issued under the indenture dated as of March 22, 2000 between Pinnacle Holdings Inc. and The Bank of New York, as trustee (the "Trustee"). The following description is only a summary of the material provisions of the indenture, the notes and the Registration Rights Agreement. We urge you to read the indenture, the notes and the Registration Rights Agreement in their entirety because they, and not this description, define the rights of holders of the notes. You may request copies of these documents at our address shown under the caption "Where You Can Find More Information." The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended. For purposes of this section, references to "we", "us", "ours" and "Pinnacle" include only Pinnacle Holdings Inc. and not its subsidiaries.


GENERAL

         The notes are unsecured, subordinated obligations of Pinnacle, limited in aggregate principal amount to $200,000,000. The notes will mature on September 15, 2007, unless earlier redeemed at our option as described under "--Optional Redemption of the Notes" or repurchased by us at a holder's option upon a change in control of Pinnacle as described under "--Right to Require Purchase of Notes upon a Change in Control." Interest on the notes will accrue at the rate per annum shown on the cover page of this prospectus and will be payable semiannually in arrears on March 15 and September 15 of each year, commencing on September 15, 2000. Interest on the notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. We will make each interest payment to the holders of record of the notes on the immediately preceding March 1 and September 1, whether or not this day is a business day. Interest on the notes will be computed on the basis of a 360-day year comprised of twelve 30-day months.


         The indenture does not contain any restriction on:


         -        the payment of dividends;

         - the issuance of Senior Indebtedness (as defined below) or other indebtedness; or

         -        the repurchase of securities of Pinnacle


and does not contain any financial covenants. Other than as described under "--Right to Require Purchase of Notes upon a Change in Control," the indenture contains no covenants or other provisions to afford protection to holders of notes in the event of a highly leveraged transaction or a change in control of Pinnacle.


         We will pay the principal of, premium, if any, and interest on the notes at the office or agency maintained by us in the Borough of Manhattan in New York City. Holders may register the transfer of their notes at the same location. We reserve the right to pay interest to holders of the notes by check mailed to the holders at their registered addresses or by wire transfer to holders of at least $5,000,000 aggregate principal amount of notes. Except under the limited circumstances described below, The notes have been issued only in fully-registered book-entry form, without coupons, and will be represented by one or more global notes. There will be no service charge for any registration of transfer or exchange of notes. We may, however, require holders to pay a sum sufficient to cover any tax or other governmental charge payable in connection with any transfer or exchange.

CONVERSION RIGHTS

         A holder may, at any time after 90 days following the last day of original issuance of the notes and before the close of business on the business day immediately preceding the maturity date, convert a note or any portion of a note (if the portions are $1,000 or whole multiples of $1,000) into shares of common stock initially at the conversion price stated on the cover page of this prospectus (which is equivalent to a conversion rate of 12.7592 shares per $1,000 principal amount of notes), unless the note or a portion of the note has been previously redeemed or repurchased. The right to convert a note called for redemption will terminate at the close of business on the third business day immediately preceding the date fixed for redemption, unless we default in making the payment due on the redemption date. If a holder of a note has delivered notice of its election to have the note repurchased as a result of a Change in Control, the note may be converted only if the notice of election is withdrawn as described under "--Right to Require Purchase of Notes upon a Change in Control."

         We will adjust the conversion price if (without duplication):

         (1) we issue common stock as a dividend or distribution on our common stock;

         (2)      we subdivide, combine or reclassify our common stock;

         (3) we issue to substantially all holders of our common stock rights, warrants or options entitling them to subscribe for or purchase common stock at less than the then current market price;

         (4) we distribute to substantially all holders of common stock evidences of our indebtedness, shares of capital stock, securities, cash or property, excluding:

         - those rights, warrants or options referred to in clause (3) above;

         -        any dividend or distribution paid exclusively in cash; and

         -        any dividend or distribution referred to in clause (1) above;

         (5) we make a cash distribution to substantially all holders of our common stock, that together with all other all-cash distributions and consideration payable in respect of any tender or exchange offer by us or one of our subsidiaries for our common stock made within the preceding 12 months exceeds 15% of our aggregate market capitalization on the date of the distribution;

         (6) we complete a tender or exchange offer for our common stock which involves an aggregate consideration that, together with:

         - any cash and other consideration payable in respect of any tender or exchange offer by us or one of our subsidiaries for our common stock concluded within the preceding 12 months and

         - the amount of any all-cash distributions to all holders of our common stock made within the preceding 12 months;

exceeds 15% of our aggregate market capitalization on the expiration of the tender or exchange offer; or

         (7) prior to the earlier of March 21, 2003 or the date we cease to maintain our status as a REIT for federal income tax purposes, we make a cash or non-cash distribution to substantially all holders of common stock.

         The conversion price will not be adjusted until adjustments amount to 1% or more of the conversion price as last adjusted. We will carry forward any adjustment we do not make and will include it in any future adjustment.

         If we distribute rights or warrants, other than those referred to in clause (3) of the preceding paragraph, pro rata to holders of common stock, so long as the rights or warrants have not expired or been redeemed by us, the holder of any note surrendered for conversion will be entitled to receive, in addition to the shares of common stock issuable upon conversion, the following upon conversion:

         - if conversion occurs on or prior to the date for the distribution of certificates evidencing the rights or warrants, the holder will be entitled to the same number of rights or warrants to which a holder of a number of shares of common stock equal to the number of conversion shares is entitled; and

         - if conversion occurs after the distribution date, the holder will be entitled to the same number of rights or warrants to which a holder of the number of shares of common stock into which the note was convertible immediately prior to the distribution date would have been entitled on the distribution date in accordance with the terms and provisions applicable to the rights or warrants.

         - The conversion price of the notes will not be subject to adjustment on account of any declaration, distribution or exercise of any rights or warrants other than those referred to in clause (3) of the preceding paragraph.

         If our common stock is converted into the right to receive other securities, cash or other property as a result of reclassifications, consolidations, mergers, sales or transfers of assets or other transactions, each note then outstanding would, without the consent of any holders of notes, become convertible only into the kind and amount of securities, cash and other property receivable upon the transaction by a holder of the number of shares of common stock which would have been received by a holder immediately prior to the transaction if the holder had converted the note.

         We will not issue fractional shares of common stock to a holder who converts a note. In lieu of issuing fractional shares, we will pay cash based upon the market price.

         Except as described in this paragraph, no holder of notes will be entitled, upon conversion of the notes, to any actual payment or adjustment on account of accrued and unpaid interest or on account of dividends on shares of common stock issued in connection with the conversion. If any holder surrenders a note for conversion between the close of business on any record date for the payment of an installment of interest and the opening of business on the related interest payment date the holder must deliver payment to us of an amount equal to the interest payable on the interest payment date on the principal amount converted together with the note being surrendered. The foregoing sentence shall not apply to notes called for redemption on a redemption date within the period between and including the record date and interest payment date.

         If we make a distribution of property to our stockholders which would be taxable to them as a dividend for federal income tax purposes and the conversion price of the notes is reduced, this reduction may be deemed to be the receipt of taxable income to holders of the notes.


         In addition, we may make any reductions in the conversion price that our Board of Directors deems advisable to avoid or diminish any income tax to holders of our common stock resulting from any dividend or distribution of stock, or rights to acquire stock, or from any event treated as such for income tax purposes or for any other reasons.


SUBORDINATION


         The payment of the principal of, premium, if any, and interest on the notes will, to the extent described in the indenture, be subordinated in right of payment to the prior payment in full of all our Senior Indebtedness. The holders of all Senior Indebtedness will first be entitled to receive payment in full of all amounts due or to become due on the Senior Indebtedness, or provision for payment in money or money's worth, before the holders of the notes will be entitled to receive any payment in respect of the notes, when there is a payment or distribution of assets to creditors upon our:


         -        liquidation;

         -        dissolution;

         -        winding up;

         -        reorganization;

         -        assignment for the benefit of creditors;

         -        marshaling of assets;

         -        bankruptcy;

         -        insolvency; or

         -        similar proceedings.


         No payments on account of the notes or on account of the purchase or acquisition of notes may be made if a default in any payment with respect to Senior Indebtedness has occurred and is continuing. If (1) there is a default on any Senior Indebtedness other than a payment default that occurs that permits the holders of that Senior Indebtedness to accelerate its maturity and (2) the Trustee and Pinnacle receive the notice required by the indenture, no payments may be made on the notes for up to 179 days in any 365-day period unless the default is cured or waived. By reason of this subordination, in the event of our insolvency, holders of the notes may recover less, ratably, than holders of our Senior Indebtedness.


         "Senior Indebtedness" means:

         - the principal of and premium, if any, and interest on, and fees, costs, enforcement expenses, collateral protection expenses and other reimbursement or indemnity obligations in respect of all of our indebtedness or obligations of us to any person for money borrowed that is evidenced by a note, bond, debenture, loan agreement, or similar instrument or agreement;

         - commitment or standby fees due and payable to lending institutions with respect to credit facilities available to us;

         - all of our noncontingent obligations (1) for the reimbursement of any obligor on any letter of credit, banker's acceptance, or similar credit transaction, (2) under interest rate swaps, caps, collars, options, and similar arrangements, and (3) under any foreign exchange contract, currency swap agreement, futures contract, currency option contract, or other foreign currency hedge;

         - all of our obligations for the payment of money relating to capitalized lease obligations;

         - any liabilities of others described in the preceding clauses that we have guaranteed or which are otherwise our legal liability; and

         - renewals, extensions, refundings, refinancings, restructurings, amendments, and modifications of any such indebtedness or guarantee; other than any indebtedness or other obligation of us that by its terms is not superior in right of payment to the notes.


         At March 31, 2001, our consolidated Senior Indebtedness was approximately $700.8 million (which includes the $9.0 million on Pinnacle's balance sheet as of that date that relates to an interest rate swap agreement that terminates December 31, 2001; which amount changes based on change in interest rates prior to such termination). We expect from time to time to incur additional indebtedness. The indenture does not limit or prohibit us from incurring additional Senior Indebtedness or other indebtedness. See "Risk Factors--We may not be able to repurchase the notes or the Senior Discount Notes or repay debt under our senior credit facility in the event of a change in control."


OPTIONAL REDEMPTION OF THE NOTES

         At any time on or after March 21, 2003, we may redeem all or a portion of the notes upon at least 20 and not more than 60 days' notice by mail to the holders of the notes, by paying the applicable redemption price, plus accrued and unpaid interest. The redemption price, expressed as a percentage of the principal amount, is 103.00% if the notes are redeemed in the period beginning March 21, 2003 and ending March 14, 2004, and is as follows for the 12-month periods beginning March 15 shown below:

                                                               REDEMPTION
                         YEAR                                     PRICE
                         ----                                  ----------
                         2004                                    101.50%
                         2005 and thereafter                     100.00%

SELECTION

         If we opt to redeem less than all of the notes at any time, the Trustee will select or cause to be selected the notes to be redeemed by any method that it deems fair and appropriate. In the event of a partial redemption, the Trustee may provide for selection for redemption of portions of the principal amount of any note of a denomination larger than $1,000.

MANDATORY REDEMPTION

         Except as set forth below under "--Right to Require Purchase of Notes upon a Change of Control," we are not required to make mandatory redemption or sinking fund payments with respect to the notes.

RIGHT TO REQUIRE PURCHASE OF NOTES UPON A CHANGE IN CONTROL

         If a Change in Control (as defined below) occurs, each holder of notes may require that we repurchase the holder's notes on the date fixed by us that is not less than 45 nor more than 60 days after we give notice of the Change in Control. We will repurchase the notes for an amount of cash equal to 100% of the principal amount of the notes on the date of purchase, plus accrued and unpaid interest, if any, to the date of purchase.


         "Change of Control" means the occurrence of one or more of the following events: (i) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of Pinnacle and its subsidiaries, taken as a whole, to any person or group, as defined in Section 13(d) of the Exchange Act (a "Group"), other than, as long as the Senior Discount Notes are outstanding, to Permitted Holders; (ii) the approval by the holders of capital stock of Pinnacle of any plan or proposal for the liquidation or dissolution of Pinnacle (whether or not otherwise in compliance with the provisions of the applicable indenture); (iii) any person or Group (other than Permitted Holders) shall become the owner, directly or indirectly, beneficially or of record, of shares representing more than 50% of the aggregate ordinary voting power represented by Pinnacle's issued and outstanding voting stock of or any successor to all or substantially all of Pinnacle's assets; or (iv) the first day on which a majority of the members of Pinnacle's Board of Directors are not Continuing Directors.


         The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the assets of Pinnacle and its Subsidiaries taken as a whole. Although there is a developing body of case law interpreting the phrase "substantially all", there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require Pinnacle to repurchase such notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of Pinnacle and its subsidiaries taken as a whole to another person or group may be uncertain.


         "Continuing Directors" means, as of any date of determination, any member of the Board of Directors of Pinnacle who (i) was a member of such Board of Directors on the date of the original issuance of the notes or (ii) was nominated for election or elected to such Board of Directors by any of the Permitted Holders or with the approval of a majority of the Continuing Directors who were members of such board at the time of such nomination or election.


         "Permitted Holders" means as of the date of determination (i) Andrew Banks, Royce Yudkoff or Robert Wolsey and any of their respective spouses, estates, lineal descendants (including adoptive children), heirs, executors, personal representatives, administrators and trusts for any of their benefit and
(ii) any other person, the majority of whose voting stock is directly or indirectly owned by any person described in clause (i) above.

         On or prior to the date of repurchase, we will deposit with a paying agent an amount of money sufficient to pay the aggregate repurchase price of the notes which is to be paid on the date of repurchase.


         We may not repurchase any note at any time when the subordination provisions of the indenture otherwise would prohibit us from making payments of principal in respect of the notes. If we fail to repurchase the notes when required under the preceding paragraph, this failure will constitute an event of default under the indenture whether or not repurchase is permitted by the subordination provisions of the indenture.


         On or before the 30th day after the Change in Control, we must mail to the Trustee and all holders of the notes a notice of the occurrence of the Change in Control, stating:

         -        the repurchase date;

         -        the date by which the repurchase right must be exercised;

         -        the repurchase price for the notes; and

         - the procedures which a holder of notes must follow to exercise the repurchase right.

         To exercise the repurchase right, the holder of a note must deliver, on or before the third business day before the repurchase date, a written notice to us and the Trustee of the holder's exercise of the repurchase right. This notice must be accompanied by certificates evidencing the note or notes with respect to which the right is being exercised, duly endorsed for transfer. This notice of exercise may be withdrawn by the holder at any time on or before the close of business on the business day preceding the repurchase date.


         The effect of these provisions granting the holders the right to require us to repurchase the notes upon the occurrence of a change in control may make it more difficult for any person or group to acquire control of us or to effect a business combination with us. Moreover, under the indenture, we will not be permitted to pay principal of or interest on, or otherwise acquire the notes, including any repurchase at the election of the holders of notes upon the occurrence of a Change in Control, if a payment default on our Senior Indebtedness has occurred and is continuing, or if our Senior Indebtedness is not paid in full in the event of our insolvency, bankruptcy, reorganization, dissolution or other winding up. Our ability to pay cash to holders of notes following the occurrence of a Change in Control may be limited by our then existing financial resources. We cannot assure you that sufficient funds will be available when necessary to make any required repurchases. See "Risk Factors--We may not be able to repurchase the notes or the Senior Discount Notes or repay debt under our senior credit facility in the event of a change in control."


         If a Change in Control occurs and the holders exercise their rights to require us to repurchase notes, we intend to comply with applicable tender offer rules under the Exchange Act with respect to any repurchase.


         The term "beneficial owner" shall be determined in accordance with Rules 13d-3 and 13d-5 promulgated by the SEC under the Exchange Act or any successor provision, except that a person shall be deemed to have "beneficial ownership" of all shares that the person has the right to acquire, whether exercisable immediately or only after the passage of time.


OWNERSHIP LIMITATION


         So that we can retain our status as a REIT, the notes (as well as our capital stock) may not be transferred if the transfer would result in ownership by five or fewer individuals of more than 50% of the aggregate value of all classes of our capital stock (the "Ownership Limitation"). For purposes of the Ownership Limitation, the notes owned directly or indirectly by an individual will be deemed converted only if the effect thereof will be to cause the Ownership Limitation to be violated. If a person attempts to acquire notes in violation of the Ownership Limitation, the putative transfer to such person would be void and the intended transferee would acquire no rights to the notes. For purposes of the Ownership Limitation, "transfer" will include any sale, transfer, gift, assignment, devise or other disposition, whether voluntary or involuntary, whether of record, constructively or beneficially, and whether by operation of law or otherwise. Any putative transfer of notes in violation of the Ownership Limitation will cause those notes, to the extent the Ownership Limitation is violated, to be transferred to a person (unaffiliated with us or the prohibited transferee) as trustee of a trust for the exclusive benefit of one or more organizations described in Section 501(c)(3) of the Code (the "Charitable Beneficiary"). The trustee of the trust will be deemed to own those notes for the benefit of the Charitable Beneficiary on the day prior to the date of the putative violative transfer. Any interest paid prior to when we discover that notes were held in trust will be repaid by the prohibited transferee to us and any interest after the record date but before the applicable payment date will be rescinded as void ab initio with respect to the prohibited transferee. Any interest so disgorged or rescinded will be paid over to the trustee and held in trust for the Charitable Beneficiary. The trustee of the trust may transfer the notes held in trust to a person whose ownership of the notes will not violate the Ownership Limitation. If such a transfer is made, the interest of the Charitable Beneficiary would terminate and proceeds of the sale would be payable to the prohibited transferee and the Charitable Beneficiary. The prohibited transferee would receive the lesser of (i) the price paid by the prohibited transferee for the notes or, if the prohibited transferee did not give value for the notes, the market price of the notes on the day of the event causing the notes to be held in trust or (ii) the price of the notes received by the trustee for the sale or other disposition of the notes held in trust. Any proceeds in excess of the amount payable to the prohibited transferee will be payable to the Charitable Beneficiary. The notes held in trust for the benefit of the Charitable Beneficiary will be offered for sale to us at the prevailing market price before being offered for sale to third parties.


CONSOLIDATION, MERGER AND SALE OF ASSETS

         We may, without the consent of the holders of any of the notes, consolidate with or merge into any other person or convey, transfer or lease our properties and assets substantially as an entirety to, any other person, if:


         - we are the resulting or surviving corporation or the successor, transferee or lessee, if other than us, is a corporation organized under the laws of any U.S. jurisdiction and expressly assumes our obligations under the indenture and the notes by means of a supplemental indenture entered into with the Trustee; and

         - after giving effect to the transaction, no event of default and no event which, with notice or lapse of time, or both, would constitute an event of default, shall have occurred and be continuing.


         Under any consolidation, merger or any conveyance, transfer or lease of our properties and assets as described in the preceding paragraph, the successor company will be our successor and shall succeed to, and be substituted for, and may exercise every right and power of, Pinnacle under the indenture. Except in the case of a lease, if the predecessor is still in existence after the transaction, it will be released from its obligations and covenants under the indenture and the notes.


MODIFICATION AND WAIVER


         We and the Trustee may enter into one or more supplemental indentures that add, change or eliminate provisions of the indenture or modify the rights of the holders of the notes with the consent of the holders of at least a majority in principal amount of the notes then outstanding. However, without the consent of each holder of an outstanding note, no supplemental indenture may, among other things:


         - change the stated maturity of the principal of or any installment of interest on any note;

         - reduce the principal amount of, or the premium or rate of interest on, any note;

         - change the currency in which the principal of any note or any premium or interest is payable;

         - impair the right to institute suit for the enforcement of any payment on or with respect to any note when due;


         - adversely affect the right provided in the indenture to convert any note;

         - modify the subordination provisions of the indenture in a manner adverse to the holders of the notes;

         - modify the provisions of the indenture relating to our requirement to offer to repurchase notes upon a Change in Control in a manner adverse to the holders of the notes;


         - reduce the percentage in principal amount of the outstanding notes necessary to modify or amend the indenture or to consent to any waiver provided for in the indenture; or

         - waive a default in the payment of principal of or any premium or interest on any note.

         The holders of a majority in principal amount of the outstanding notes may, on behalf of the holders of all notes:


         - waive compliance by us with restrictive provisions of the indenture other than as provided in the preceding paragraph; and

         - waive any past default under the indenture and its consequences, except a default in the payment of the principal of or any premium or interest on any note or in respect of a provision which under the indenture cannot be modified or amended without the consent of the holder of each outstanding note affected.

         Without the consent of any holders of notes, we and the Trustee may enter into one or more supplemental indentures for any of the following purposes:

         - to cure any ambiguity, omission, defect or inconsistency in the indenture;

         - to evidence a successor to us and the assumption by the successor of our obligations under the indenture and the notes;


         - to make any change that does not adversely affect the rights of any holder of the notes; or

         - to comply with any requirement in connection with the qualification of the indenture under the Trust Indenture Act.


EVENTS OF DEFAULT

         Each of the following is an "event of default":

(1) a default in the payment of any interest upon any of the notes when due and payable, continued for 30 days;

(2) a default in the payment of the principal of and premium, if any, on any of the notes when due, including on a redemption date;

(3) failure to pay when due the principal of or interest on indebtedness for money borrowed by us or our subsidiaries in excess of $20.0 million, or the acceleration of that indebtedness that is not withdrawn within 15 days after the date of written notice to us by the Trustee or to us and the Trustee by the holders of at least 25% in principal amount of the outstanding notes;


(4) a default by us in the performance, or breach, of any of our other covenants in the indenture which are not remedied by the end of a period of 60 days after written notice to us by the Trustee or to us and the Trustee by the holders of at least 25% in principal amount of the outstanding notes; or


(5)      events of bankruptcy, insolvency or reorganization of Pinnacle.


         If an event of default described in clauses (1), (2), (3) or (4) occurs and is continuing, either the Trustee or the holders of at least 25% in principal amount of the outstanding notes may declare the principal amount of and accrued interest on all notes to be immediately due and payable. This declaration may be rescinded if the conditions described in the indenture are satisfied. If an event of default of the type referred to in clause (5) occurs, the principal amount of and accrued interest on the outstanding notes will automatically become immediately due and payable.


         Within 90 days after a default, the Trustee must give to the registered holders of notes notice of all uncured defaults known to it. The Trustee will be protected in withholding the notice if it in good faith determines that the withholding of the notice is in the best interests of the registered holders, except in the case of a default in the payment of the principal of, or premium, if any, or interest on, any of the notes when due or in the payment of any redemption obligation.


         The holders of not less than a majority in principal amount of the outstanding notes may direct the time, method and place of conducting any proceedings for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee. Subject to the provisions of the indenture relating to the duties of the Trustee, if an event of default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any of the holders of the notes unless the holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium, if any, or interest when due or the right to convert a note in accordance with the indenture, no holder may institute any proceeding or pursue any remedy with respect to the indenture or the notes unless it complies with the conditions provided in the indenture, including:


         - holders of at least 25% in principal amount of the outstanding notes have requested the Trustee to pursue the remedy; and

         - holders have offered the Trustee security or indemnity satisfactory to the Trustee against any loss, liability or expense.


         We are required to deliver to the Trustee annually a certificate indicating whether the officers signing the certificate know of any default by us in the performance or observance of any of the terms of the indenture. If the officers know of a default, the certificate must specify the status and nature of all defaults.

BOOK-ENTRY, DELIVERY AND FORM


         Notes currently held by "qualified institutional buyers" (as defined in Rule 144A under the Securities Act), are evidenced by a Global Note, which was deposited on the date of closing of the sale of the notes with, or on behalf of, the clearing agency registered under the Exchange Act that is designated to act as depositary for the notes and registered in the name of the depositary or its nominee. The Depository Trust Company ("DTC") will be the initial depositary directly through DTC if they are DTC participants, or indirectly through organizations that are DTC participants.


         Notes currently held by investors who purchased notes in offshore transactions in reliance on Regulation S under the Securities Act are evidenced by their interests in a Global Note held directly through Morgan Guaranty Trust Company of New York, Brussels office, as operator of the Euroclear System and Clearstream Banking, if they are participants in these systems, or indirectly through organizations that are participants in these systems. Euroclear and/or Clearstream Banking hold interests in a Global Note on behalf of their participants through their respective depositaries, which in turn hold the interests in a Global Note in customers' securities accounts in the depositaries' names on the books of DTC. Citibank, N.A., is acting initially as depositary for Clearstream Banking, and The Chase Manhattan Bank is acting initially as depositary for Euroclear.

         Any purchaser (a "Public Holder") of notes pursuant to this prospectus will receive a beneficial interest in an unrestricted global note (the "Registered Global Note") which will be deposited with, or on behalf of, DTC and registered in the name of DTC or its nominee. Except as set forth below, the Registered Global Note may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee.

         A Public Holder may hold its interest in the Registered Global Note directly through DTC if such Public Holder is a participant in DTC, or indirectly through organizations which are participants in DTC. Transfers between participants will be effected in the ordinary way in accordance with DTC's rules and will be settled in federal funds.

         DTC has advised us that DTC is:

         - a limited-purpose trust company organized under the laws of the State of New York;

         -        a member of the Federal Reserve System;

         - a "clearing corporation" within the meaning of the New York Uniform Commercial Code; and

         -        a "clearing agency" registered pursuant to the provisions of
                  Section 17A of the Exchange Act.

         DTC was created to hold securities of institutions that have accounts with DTC and to facilitate the clearance and settlement of securities transactions among its participants in securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC's participants include:

         -        securities brokers and dealers;

         -        banks;

         -        trust companies;

         -        clearing corporations; and

         -        certain other organizations

         Access to DTC's book-entry system is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, whether directly or indirectly. Public Holders who are not participants may beneficially own securities held by or on behalf of DTC only through participants.

         We expect that pursuant to the procedures established by DTC (1) upon deposit of the Registered Global Note, DTC will credit, on its book-entry registration and transfer system, the respective principal amount of the individual beneficial interests represented by the Registered Global Note to the accounts of participants and (2) ownership of beneficial interests in a Registered Global Note will be shown on, and the transfer of those ownership interests will be effected only through, records maintained by DTC (with respect to participants' interests) and the participants (with respect to the owners of beneficial interests in the Registered Global Note other than participants).


         So long as DTC or its nominee is the registered holder and owner of a Registered Global Note, DTC or its nominee, as the case may be, will be considered the sole legal owner of the notes represented by the Registered Global Note for all purposes under the indenture and the notes. Except as set forth below, owners of beneficial interests in a Registered Global Note will not be entitled to receive definitive notes and will not be considered to be the owners or holders of any notes under the Registered Global Note. We understand that under existing industry practice, in the event an owner of a beneficial interest in a Registered Global Note desires to take any action that DTC, as the holder of the Registered Global Note, is entitled to take, DTC would authorize the participants to take the action, and that participants would authorize beneficial owners owning through the participants to take the action or would otherwise act upon the instructions of beneficial owners owning through them. No beneficial owner of an interest in a Registered Global Note will be able to transfer the interest except in accordance with DTC's applicable procedures, in addition to those provided for under the indenture and, if applicable, those of Euroclear and Clearstream Banking.


         We will make payments of the principal of, and interest on, the notes represented by a Registered Global Note registered in the name of and held by DTC or its nominee to DTC or its nominee, as the case may be, as the registered owner and holder of the Registered Global Note.

         We expect that DTC or its nominee, upon receipt of any payment of principal or interest in respect of a Registered Global Note, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Registered Global Note as shown on the records of DTC or its nominee. We also expect that payments by participants and indirect participants to owners of beneficial interests in a Registered Global Note held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for accounts of customers registered in the names of nominees for these customers. The payments, however, will be the responsibility of the participants and indirect participants, and neither we, the Trustee nor any paying agent will have any responsibility or liability for:

         - any aspect of the records relating to, or payments made on account of, beneficial ownership interests in a Registered Global Note;

         - maintaining, supervising or reviewing any records relating to the beneficial ownership interests;

         - any other aspect of the relationship between DTC and its participants; or

         - the relationship between the participants and indirect participants and the owners of beneficial interests in a Registered Global Note.

         Unless and until it is exchanged in whole or in part for definitive notes, a Registered Global Note may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC.

         Participants in DTC will effect transfers with other participants in the ordinary way in accordance with DTC rules and will settle transfers in same-day funds. Participants in Euroclear and Clearstream Banking will effect transfers with other participants in the ordinary way in accordance with the rules and operating procedures of Euroclear and Clearstream Banking, as applicable. If a holder requires physical delivery of a definitive note for any reason, including to sell notes to persons in jurisdictions which require physical delivery or to pledge notes, the holder must transfer its interest in a Registered Global Note in accordance with the normal procedures of DTC and the procedures set forth in the indenture.

         Cross-market transfers between DTC, on the one hand, and directly or indirectly through Euroclear or Clearstream Banking participants, on the other, will be effected in DTC in accordance with DTC rules on behalf of Euroclear or Clearstream Banking, as the case may be, by its respective depositary; however, these cross-market transactions will require delivery of instructions to Euroclear or Clearstream Banking, as the case may be, by the counterparty in the system in accordance with its rules and procedures and within its established deadlines (Brussels time). Euroclear or Clearstream Banking, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in a Registered Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream Banking participants may not deliver instructions directly to the depositaries for Euroclear or Clearstream Banking.

         Because of time zone differences, the securities account of a Euroclear or Clearstream Banking participant purchasing an interest in a Registered Global Note from a DTC participant will be credited during the securities settlement processing day (which must be a business day for Euroclear or Clearstream Banking, as the case may be) immediately following the DTC settlement date, and the credit of any transactions interests in a Registered Global Note settled during the processing day will be reported to the relevant Euroclear or Clearstream Banking participant on that day. Cash received in Euroclear or Clearstream Banking as a result of sales of interests in a Registered Global Note by or through a Euroclear or Clearstream Banking participant to a DTC participant will be received with value on the DTC settlement date, but will be available in the relevant Euroclear or Clearstream Banking cash account only as of the business day following settlement in DTC.

         We expect that DTC will take any action permitted to be taken by a holder of notes (including the presentation of notes for exchange as described below) only at the direction of one or more participants to whose accounts at the DTC interests in a Registered Global Note are credited and only in respect of the portion of the aggregate principal amount of the notes as to which the participant or participants has or have given direction. However, if there is an event of default under the notes, DTC will exchange the Registered Global Notes for definitive notes, which it will distribute to its participants. These definitive notes are subject to certain restrictions on registration of transfers and will bear appropriate legends restricting their transfer.

         Although we expect that DTC, Euroclear and Clearstream Banking will agree to the foregoing procedures in order to facilitate transfers of interests in Registered Global Notes among participants of DTC, Euroclear, and Clearstream Banking, DTC, Euroclear and Clearstream Banking are under no obligation to perform or continue to perform these procedures, and these procedures may be discontinued at any time. Neither we nor the trustee have any responsibility for the performance by DTC, Euroclear or Clearstream Banking or their participants or indirect participants of their obligations under the rules and procedures governing their operations.

         If DTC is at any time unwilling or unable to continue as a depositary for Registered Global Notes or ceases to be a clearing agency registered under the Securities Exchange Act and we do not appoint a successor depositary within 90 days, we will issue definitive notes in exchange for the Registered Global Notes. The definitive notes will be subject to certain restrictions on registration of transfers and will bear appropriate legends concerning these restrictions.

REGISTRATION RIGHTS


         On March 22, 2000, we entered into the Registration Rights Agreement with the Initial Purchasers for the benefit of the holders of the notes and the common stock issuable upon the conversion of the notes. Pursuant to the Registration Rights Agreement, we filed with the SEC a shelf registration statement on Form S-11 of which this prospectus is a part to cover resales of the notes and the shares of common stock issuable upon the conversion thereof by the holders thereof who satisfy certain conditions relating to the provision of information in connection with the shelf registration statement We will use all reasonable efforts to keep the shelf registration statement effective until the earliest to occur of: (1) the notes and the shares issuable upon the conversion of the notes having been disposed of in accordance with the shelf registration statement; (2) the notes and the shares issuable upon conversion of the notes having been sold in compliance with Rule 144 under the Securities Act or any successor rule or regulation, or could be sold in compliance with Rule 144(k); or (3) the notes and any shares issuable upon conversion of the notes cease to be outstanding.

         We have the right to suspend use of the shelf registration statement during specified periods of time relating to pending corporate developments and public filings with the SEC and similar events.

         Under the terms of the Registration Rights Agreement, because the shelf registration statement was not declared effective by the SEC by September 18, 2000, the interest rate on the notes increased by 0.5% for the period beginning September 19, 2000 and ending on the date the shelf registration statement of which this prospectus is a part was declared effective by the SEC. Additionally, because the shelf registration statement was not declared



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

effective by the SEC by December 17, 2000, the interest rate on the notes increased by an additional 0.5%, for the period beginning December 18, 2000 and ending on the date the shelf registration statement of which this prospectus is a part was declared effective by the SEC. The interest rate on the notes reverted back to 5.5% upon effectiveness of the shelf registration statement. If after the shelf registration statement has been declared effective, we fail to keep the shelf registration statement effective or usable in accordance with and during the periods specified in the Registration Rights Agreement, then, in each case, we will pay liquidated damages to all holders of notes and all holders of common stock issued on conversion of the notes equal to 0.5% per annum until such failure is cured.


         A holder who elects to sell any securities pursuant to the shelf registration statement:

         -        will be required to be named as selling securityholder;

         -        will be required to deliver a prospectus to purchasers;

         - will be subject to the civil liability provisions under the Securities Act in connection with any sales; and

         - will be bound by the provisions of the Registration Rights Agreement which are applicable, including indemnification obligations.

         We refer to the notes and the common stock issuable on conversion of the notes as "registrable securities." Promptly upon request from any holder of registrable securities, we will provide a form of notice and questionnaire to be completed and delivered by that holder to us at least three business days before any intended distribution of registrable securities under the shelf registration statement. To be named as a selling securityholder in the shelf registration statement when it first becomes effective, holders must complete and deliver the questionnaire before the effectiveness of the shelf registration statement. If we receive from a holder of registrable securities a completed questionnaire, together with such other information as may be reasonably requested by us, after the effectiveness of the shelf registration statement, we will file an amendment to the shelf registration statement or supplement to the related prospectus to permit the holder to deliver a prospectus to purchasers of registrable securities. Any holder that does not complete and deliver a questionnaire or provide such other information will not be named as a selling securityholder in the prospectus and therefore will not be permitted to sell any registrable securities under the shelf registration statement.

GOVERNING LAW


         The indenture and the notes will be governed by and construed in accordance with the laws of the State of New York without regard to principles of conflict of laws.

             CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

         The following is a general discussion of the principal United States federal income tax considerations relevant to the holders of the notes. This discussion is based on currently existing provisions of the Code, existing Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, all as in effect or proposed on the date hereof and all of which are subject to change, possibly with retroactive effect.


         This discussion does not deal with all aspects of United States federal income taxation that may be important to holders of the notes or shares of common stock received upon conversion thereof, and it does not include any description of the tax laws of any state, local or foreign government. This discussion is limited to beneficial owners who hold the notes and the shares of common stock received upon conversion thereof as capital assets within the meaning of Section 1221 of the Code. Moreover, this discussion provides general information only and does not purport to address all of the United States federal income tax consequences that may be relevant to particular purchasers (such as certain financial institutions, insurance companies, pass-through entities, tax-exempt entities, dealers in securities or persons who have hedged the risk of owning a note or a share of common stock) that may be subject to special rules. We have not sought any ruling from the Internal Revenue Service, or the IRS, with respect to the statements made and the conclusions reached in the following summary, and cannot assure you that the IRS will agree with these statements and conclusions. In addition, the IRS is not precluded from successfully adopting a contrary position. This summary does not consider the effect of the federal estate or gift tax laws, except as set forth below with respect to Non-U.S. Holders, or of any applicable foreign, state, local or other jurisdiction.


         For the purpose of this discussion, a "United States Holder" refers to a beneficial owner of notes or common stock who or which for United States federal income tax purposes is:

         -        a citizen or resident of the United States;


         - a corporation or partnership (or other entity treated as a corporation or partnership for federal income tax purposes) created or organized in or under the laws of the United States or of any state thereof or the District of Columbia unless, in the case of a partnership, Treasury Regulations otherwise provide;

         - an estate the income of which is subject to United States federal income taxation regardless of the source of such income; or


         - a trust if (A) a United States court is able to exercise primary supervision over the administration of the trust and one or more United States fiduciaries have authority to control all substantial decisions of the trust or (B) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person.

         The term "Non-United States Holder" refers to any beneficial owner of a note or common stock who or which is not a United States Holder.


         THE FOLLOWING DISCUSSION OF CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. ACCORDINGLY, INVESTORS CONSIDERING THE PURCHASE OF NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE UNITED STATES FEDERAL TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE FEDERAL ESTATE OR GIFT TAX RULES OR UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.


UNITED STATES HOLDERS

         The following discussion of certain United States Federal Income Tax considerations is for general information only and is not tax advice. Accordingly, investors considering the purchase of notes should consult their own tax advisors with respect to the application of the United States Federal Tax Laws to their particular situations as well as any tax consequences arising under the Federal Estate or Gift Tax Rules or under the laws of any state, local or foreign taxing jurisdiction or under any applicable tax treaty.

         Interest on Notes. Interest paid on the notes will be taxable to a United States Holder as ordinary interest income in accordance with such holder's method of tax accounting. We expect that the original issue price of the notes resulted in the notes being issued without original issue discount within the meaning of the Code. Under Treasury Regulations, the possibility of differences in the amount and/or timing of payments under a note in the event of certain contingencies may be disregarded for purposes of determining the amount of interest income to be recognized by a holder in respect of such note, or the timing of such recognition, if the likelihood of the contingency, as of the date the notes are issued, is remote. We intend to take the position that an early redemption or repurchase of the notes by us, including a required redemption of the notes by us at the option of the holder in the event of a change of control, is remote under the Treasury Regulations, and do not intend to treat such contingencies as affecting the yield to maturity of any note. In the event any such contingency occurs, it would affect the amount and timing of the income that must be recognized by a United States Holder of notes. We cannot assure you that the IRS will agree with this position.


         Amortizable Bond Premium on the Notes. A purchase of a note for an amount which, when reduced by the value of the conversion feature, is greater than its principal amount, will be treated as having been purchased with "bond premium" equal to the excess. A United States Holder generally may elect to amortize this bond premium over the remaining term of the note on a constant yield method. The amount amortized in any year will be treated as a reduction of the interest income from the note for that year. If such election is not made, the bond premium on a note will increase the loss that would otherwise be recognized on the disposition of the note. Any election to amortize bond premium applies to all debt obligations, other than debt obligations the interest on which is excludable from gross income, that are held at the beginning of the first taxable year to which the election applies and any that are thereafter acquired. Such election to amortize bond premium may not be revoked without the consent of the Internal Revenue Service. We urge you to consult with your tax advisor regarding this election.

         Market Discount on the Notes. If a note is purchased for an amount less than its principal amount, then a United States Holder will be treated as having purchased that note at a "market discount" equal to the difference, unless the amount of the market discount is less than the de minimis amount specified under the Code. Under the market discount rules, any gain on the sale, exchange, redemption, retirement, or other taxable disposition of a note, or any appreciation in a note in the case of a nontaxable disposition such as a gift, will be required to be treated as ordinary income to the extent of the market discount that has not previously been included in income and that is treated as having accrued on the note through the date of disposition. In addition, the deduction of all or a portion of the interest expense on any indebtedness incurred or continued to purchase or carry the note may be required to be deferred until the maturity of the note or earlier taxable disposition.

         Any market discount will be considered to accrue evenly during the period from the date of acquisition to the maturity date of the note, unless an election is made to accrue the market discount on a constant yield method. A United States Holder may also elect to include market discount in income currently as it accrues, on either an even or constant yield method. If such an election is made, the basis in the note will increase by the amounts included in income, and the rules described above regarding ordinary income on dispositions and deferral of interest deductions will not apply. This election to include market discount in income currently, once made, applies to all years after the first taxable year to which the election applies and may not be revoked without the consent of the Internal Revenue Service. We urge you to consult with your tax advisor regarding these market discount elections.


         Adjustments to Conversion Price of Notes. Holders of convertible debt instruments such as the notes may, in some circumstances, be deemed to have received distributions of stock if the conversion price of these instruments is adjusted. Adjustments to the conversion price made pursuant to a bona fide reasonable adjustment formula that has the effect of preventing the dilution of the interest of the holders of the debt instruments, however, will generally not be considered to result in a constructive distribution of stock. Some of the possible adjustments provided in the notes, including, without limitation, adjustments in respect of distributions to our stockholders, will not qualify as being pursuant to a bona fide reasonable adjustment formula. If these adjustments are made, United States Holders of notes will be deemed to have received constructive distributions taxable in the manner discussed below under "Taxation of Distributions on Common Stock," even though they have not received any cash or property as a result of these adjustments. In some circumstances, the failure to provide for an adjustment may result in a constructive distribution to the United States Holders of common stock.

         Conversion of Notes. A United States Holder of notes generally will not recognize any income, gain or loss on the conversion of the notes into shares of common stock except with respect to (i) common stock received with respect to interest that has accrued but was not included in income and (ii) cash received in lieu of a fractional share.

The United States Holder's tax basis in the shares of common stock received upon conversion of the notes (not including shares of common stock attributable to accrued interest) will be equal to the holder's aggregate tax basis in the notes exchanged therefor (less any portion allocable to cash received in lieu of a fractional share). The holding period of the shares of common stock received by the holder upon a conversion of the notes generally will include the period during which the holder held the notes prior to the conversion. However, shares of common stock attributable to accrued interest will be taxed to the holder as ordinary income, the holder's tax basis in those shares will equal the amount so taxed and the holding period for those shares will generally begin the day following their receipt. Any accrued market discount not previously included in income as of the date of the conversion of the notes will carry over to the common stock received on conversion and will give rise to ordinary income on the subsequent disposition thereof. See --"Certain United States Federal Income Tax Considerations -- United States Holders -- Market Discount on the Notes."

         Cash received in lieu of a fractional share of common stock should be treated as a payment in exchange for such fractional share rather than as a dividend. Gain or loss recognized on the receipt of cash paid in lieu of such fractional shares generally will equal the difference between the amount of cash received and the amount of tax basis allocable to the fractional shares exchanged therefor. Any gain would be ordinary income to the extent of any accrued market discount on the notes that has not previously been included in income and otherwise would be capital gain. See --"Certain United States Federal Income Tax Considerations -- United States Holders -- Market Discount on the Notes."


         Taxation of Distributions on Common Stock. As long as we qualify as a REIT, distributions made to taxable United States Holders with respect to common stock out of current or accumulated earnings and profits (and not designated as capital gain dividends or retained capital gains) will be taken into account by such United States Holders as ordinary income and will not be eligible for the dividends received deduction generally available to corporations. Distributions that are designated as capital gain dividends will be taxed as long-term capital gains (to the extent they do not exceed our actual net capital gain for the taxable year) without regard to the period for which the stockholder has held his shares. However, corporate stockholders may be required to treat up to 20% of certain capital gain dividends as ordinary income. Beginning with our 1998 taxable year, we may elect to retain and pay income tax on our net long-term capital gains. In that case, our stockholders would include in income as long-term capital gain their proportionate share of our undistributed long-term capital gains. In addition, the stockholders would be deemed to have paid their proportionate share of the tax paid by us, which would be credited or refunded to the stockholders. Each stockholder's basis in his shares would be increased by the amount of the undistributed long-term capital gains included in the stockholder's income, less the stockholder's share of the tax paid by us.

         Distributions in excess of current and accumulated earnings and profits will not be taxable to a stockholder to the extent that they do not exceed the adjusted basis of the stockholder's shares, but rather will reduce the adjusted basis of such shares. To the extent that such distributions in excess of current and accumulated earnings and profits exceed the adjusted basis of a stockholder's shares, such distributions will be included in income as long-term capital gain (or short-term capital gain if such shares have been held for one year or less), assuming that such shares are capital assets in the hands of the stockholder. In addition, any distribution declared by us in October, November or December of any year and payable to a stockholder of record on a specified date in any such month shall be treated as both paid by us and received by the stockholder on December 31 of such year, provided that the distribution is actually paid by us during January of the following calendar year. We may be required to withhold a portion of capital gain distributions to stockholders who fail to certify their nonforeign status to us.

         Stockholders may not include in their individual income tax returns any net operating losses or capital losses we incur. Instead, such losses would be carried over by us for potential offset against our future income (subject to certain limitations). Taxable distributions made by us and gain from the disposition of common stock will not be treated as passive activity income and, therefore, stockholders generally will not be able to apply any "passive activity losses" (such as losses from certain types of limited partnerships in which a stockholder is a limited partner) against such income. In addition, taxable distributions from us generally will be treated as investment income for purposes of the investment interest limitations. Capital gains from the disposition of common stock or distributions treated as such (or any portion of either), however, will be treated as investment income only if the stockholder so elects, in which case such capital gains will be taxed at ordinary income rates. We will notify stockholders after the close of our taxable year as to the portions of the distributions attributable to that year that constitute ordinary income, return of capital, and capital gain.


         Sale, Exchange or Redemption of Notes or Common Stock. In general, a United States Holder of notes will recognize gain or loss upon the sale, exchange, redemption, retirement or other disposition (other than a conversion) of the notes measured by the difference between:

         - the amount of cash and the fair market value of any property received (except to the extent attributable to the payment of accrued interest which will be taxable as such) and

         -        the United States Holder's tax basis in the notes.

         A United States Holder's tax basis in the notes generally will equal the cost of the notes to the holder increased by any market discount included in the holder's income and reduced by any bond premium amortized and principal payments received. Subject to the market discount rules described above, such gain or loss will be capital gain or loss and will be long-term capital gain or loss if the holding period in the notes exceeds one year, except that any accrued market discount not previously included in income as of the date of any sale or other disposition will be taxable as ordinary income. In general, each United States Holder of common stock into which the notes have been converted will recognize gain or loss upon the sale, exchange, redemption, or other disposition of the common stock under rules similar to those applicable to the notes, except that any accrued market discount not previously included in income as of the date of the conversion of the notes will be taxable as ordinary income on the disposition. Special rules may apply to redemptions of the common stock which may result in the amount paid being treated as a dividend. Subject to the preceding sentence, and except that any accrued market discount not previously included in income as of the date of the conversion of the notes will be taxable as ordinary income on the disposition thereof, gain or loss on the disposition of the notes or shares of common stock will be capital gain or loss and will be long-term capital gain or loss if the holding period of the notes or the common stock disposed of exceeds one year. However, any loss upon a sale or exchange by a United States Holder of common stock who has held such shares for six months or less (after applying certain holding period rules), will be treated as a long-term capital loss to the extent that a distribution made by us is required to be treated by such United States Holder as long-term capital gain. All or a portion of any loss realized upon a taxable disposition of shares of common stock may be disallowed if other shares of the same common stock are purchased within 30 days before or after the disposition.

         Taxation of Tax-Exempt United States Holders of Common Stock. Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts ("Exempt Organizations"), generally are exempt from federal income taxation. However, they are subject to taxation on their unrelated business taxable income ("UBTI"). While many investments in real estate generate UBTI, the Internal Revenue Service has issued a published ruling that dividend distributions from a REIT to an exempt employee pension trust do not constitute UBTI, provided that the shares of the REIT are not otherwise used in an unrelated trade or business of the exempt employee pension trust. Based on that ruling, amounts distributed by us to Exempt Organizations generally will not constitute UBTI, provided that (i) the Exempt Organization has not financed its acquisition of shares of common stock with acquisition indebtedness within the meaning of the Code and (ii) the shares of common stock are not otherwise used by the Exempt Organization in an unrelated trade or business. Furthermore, social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans that are exempt from taxation under paragraphs (7), (9), (17), and (20), respectively, of Section 501(c) of the Code are subject to different UBTI rules, which generally will require them to characterize distributions from us as UBTI. In addition, in certain circumstances, a pension trust that owns more than 10% of our stock (by value) may be required to treat a percentage of the dividends received with respect to our shares as UBTI (the "UBTI Percentage"). The UBTI Percentage equals the gross income derived by us from an unrelated trade or business (determined as if we were a pension trust) divided by our total gross income for the year in which the dividends are paid. The UBTI rule applies to a pension trust holding more than 10% of our outstanding stock (by value) only if
(i) the UBTI Percentage is at least 5%, (ii) we qualify as a REIT by reason of the modification of the 5/50 Rule that allows the beneficiaries of the pension trust to be treated as holding our shares in proportion to their actuarial interests in the pension trust, and (iii) either (A) one pension trust owns more than 25% of the value of our shares or (B) a group of pension trusts individually holding more than 10% of the value of our shares collectively owns more than 50% of the value of our shares.


NON-UNITED STATES HOLDERS

         Interest on Notes. Generally, interest paid on the notes to a Non-United States Holder will not be subject to United States federal income tax if the interest qualifies as "portfolio interest." Generally, interest on the notes will qualify as "portfolio interest" if:


         - such interest is not effectively connected with the conduct of a trade or business within the United States by such Non-United States Holder;

         - the Non-United States Holder does not actually or constructively own 10% or more of the total voting power of all classes of our stock entitled to vote and is not a controlled foreign corporation with respect to which we are a "related person" within the meaning of the Code (for this purpose, the holder of the notes is deemed to own constructively the common stock into which the notes could be converted); and


         - the withholding agent receives a qualifying statement that the owner is not a United States resident and does not have actual knowledge or reason to know otherwise.

         If certain requirements are satisfied, the certification described in the last clause above may be provided by a securities clearing organization, a bank or other financial institution that holds customers' securities in the ordinary course of its trade or business. Under recently adopted United States Treasury regulations, which generally are effective for payments made after December 31, 2000, subject to certain transition rules, the certification described in the last clause above also may be provided by a qualified intermediary on behalf of one or more beneficial owners (or other intermediaries), provided that such intermediary has entered into a withholding agreement with the Internal Revenue Service and certain other conditions are met. A holder that is not exempt from tax under these rules will be subject to United States federal income tax withholding at a rate of 30% (or such lesser rate as may be applicable under a United States income tax treaty) unless the interest is effectively connected with the conduct of a United States trade or business, in which case the interest as well as any bond premium or market discount applicable to the notes will be subject to the United States federal income tax in the same manner as United States Holders are taxed with respect to such items. Corporate Non-United States Holders that receive interest income that is effectively connected with the conduct of a trade or business within the United States may also be subject to an additional "branch profits" tax on such income (which is generally imposed on a foreign corporation on the actual or deemed repatriation from United States of earnings and profits attributable to United States trade or business income at a rate of 30% or such lower rate as may be applicable under a United States income tax treaty. To claim the benefit of a tax treaty or to claim exemption from withholding because the income is U.S. trade or business income, the Non-U.S. Holder must provide a properly executed IRS Form W-8BEN or W-8ECI, as applicable, prior to the payment of interest. In addition, a Non-U.S. Holder may under certain circumstances be required to obtain a U.S. taxpayer identification number and make certain certifications to us. A Non-U.S. Holder other than an individual or corporation (or an entity treated as a corporation for federal income tax purposes) holding the notes on its own behalf may have substantially increased reporting requirements. In particular, in the case of notes held by a foreign partnership (or foreign trust), the partners (or beneficiaries) rather than the partnership (or trust) will be required to provide the documentation certifying its non-U.S. status, and the partnership (or trust) will be required to provide certain additional information. In addition, intermediaries will have additional reporting requirements, and should consult their tax advisor. A Non-U.S. Holder of a note that is eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty may obtain a refund of amounts withheld at a higher rate by filing an appropriate claim for a refund with the IRS.

         Adjustments to Conversion Price of the Notes. The conversion price of the notes is subject to adjustment in some circumstances. Any adjustment in the conversion price of the notes could give rise to a deemed distribution to Non-United States Holder of the Notes. See "United States Holders--Adjustments to Conversion Price of Notes" above. In such case, the deemed distribution would be subject to the rules described below regarding U.S. withholding tax on dividends.

         Conversion of Notes. A Non-United States Holder generally will not be subject to United States federal income tax on the conversion of a note into shares of common stock. To the extent a Non-United States Holder receives shares of common stock attributable to accrued interest, such amounts will be taxed as described above under "Non-United States Holders--Interest on Notes." To the extent a Non-United States Holder receives cash in lieu of a fractional share on conversion, such cash may give rise to gain that would be subject to the rules described below under "Sale, Exchange or Redemption of Notes or Common Stock."

         Taxation of Distributions on Common Stock. Distributions to Non-United States Holders of common stock that are not attributable to gain from sales or exchanges of U.S. real property interests and are not designated by us as capital gains dividends or retained capital gains (i.e., undistributed capital gains to the extent so designated by us) will be treated as dividends of ordinary income to the extent that they are made out of our current or accumulated earnings and profits. Such distributions ordinarily will be subject to a withholding tax equal to 30% of the gross amount of the distribution unless an applicable tax treaty reduces or eliminates that tax. However, if income from the investment in common stock is treated as effectively connected with the Non-United States Holder's conduct of a U.S. trade or business, the Non-United States Holder generally will be subject to federal income tax in the same manner as United States Holders are taxed with respect to such distributions (and also may be subject to the 30% branch profits tax in the case of a Non-United States Holder that is a non-U.S. corporation). We expect to withhold U.S. income tax at the rate of 30% on the gross amount of any such distributions made to a Non-United States Holder unless
(i) a lower treaty rate applies and IRS Form W-8BEN is filed with us prior to the payment of the distribution or (ii) the Non-United States Holder files an IRS Form W-8ECI with us prior to the payment of the distribution, claiming that the distribution is effectively connected income.



         Distributions in excess of our current and accumulated earnings and profits will not be taxable to a Non-United States Holder to the extent that such distributions do not exceed the adjusted basis of the Non-United States Holder's common stock but rather will reduce the adjusted basis of such shares. To the extent that distributions in excess of current and accumulated earnings and profits exceed the adjusted basis of a Non-United States Holder's common stock, such distributions will give rise to tax liability if the Non-United States Holder would otherwise be subject to tax on any gain from the sale or disposition of his common stock, as described below under "Sale, Exchange or Redemption of Notes or Common Stock." Because it generally cannot be determined at the time a distribution is made whether or not such distribution will be in excess of our current and accumulated earnings and profits, the entire amounts of any distribution normally will be subject to withholding at the same rate applicable to dividend distributions. However, amounts so withheld may be refundable to the extent it is determined subsequently that such distribution was, in fact, in excess of our current and accumulated earnings and profits.


         For any year in which we qualify as a REIT, to the extent that a distribution is attributable to gain from sales or exchanges of U.S. real property interests the distribution will be taxed to a Non-United States Holder under the provisions of the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"). Under FIRPTA, distributions attributable to gain from sales of U.S. real property interests are taxed to a Non-United States Holder as if such gain were effectively connected with a U.S. business without regard to whether we designate such distribution as capital gain dividends. Non-United States Holders thus would generally be taxed in the same manner as United States Holders on such distributions. Distributions subject to FIRPTA also may be subject to the 30% branch profits tax in the hands of a non-U.S. corporate shareholder not entitled to treaty relief or exemption. We are required to withhold 35% of any distribution that is designated or could be designated by us as a capital gains dividend. The amount withheld is creditable against the Non-United States Holder's FIRPTA tax liability.


         Sale, Exchange or Redemption of Notes or Common Stock. Subject to the discussion of FIRPTA below and of withholding tax under "Information Reporting and Backup Withholding," a Non-United States Holder generally will not be subject to United States federal income tax on gain recognized upon the sale exchange, redemption or other disposition of the notes or common stock unless:


         - the gain is (or is treated as) effectively connected with the conduct of a trade or business within the United States by the Non-United States Holder; or


         - in the case of a Non-United States Holder who is a nonresident alien individual and holds the common stock as a capital asset, such holder is present in the United States for 183 or more days in the taxable year of the disposition and certain other circumstances are present.



         Gain recognized by a Non-United States Holder upon a sale of notes or common stock generally will not be taxed under FIRPTA if we are a "domestically controlled REIT," defined generally as a REIT in which at all times during a specified testing period less than 50% in value of the stock was held directly or indirectly by non-U.S. persons. We believe that we are currently a "domestically controlled REIT" and, therefore, the sale of notes or common stock will not be subject to taxation under FIRPTA, but such may not be the case in future years (See "Certain United States Federal Income Tax Considerations--Taxation of Pinnacle") and therefore no assurance can be given that we will continue to be a "domestically controlled REIT." If we were not a "domestically controlled REIT," gain recognized upon the sale of notes or common stock by a Non-United States Holder generally would not be subject to tax under FIRPTA provided that (a) the notes or common stock are regularly traded, as defined in applicable Treasury Regulations, on an established securities market and (b) the Non-United States Holder held 5% or less of our notes or common stock at all times within a specified testing period. If the gain on the sale of notes or common stock were to be subject to taxation under FIRPTA, the Non-United States Holders would be subject to the same treatment as United States Holders with respect to such gain. In addition, the purchaser would be required to withhold 10% of the purchase price and remit such amount to the Internal Revenue Service.

         Federal Estate Taxes. A note beneficially owned by an individual who at the time of his or her death is not a citizen or resident of the United States, as specially defined for U.S. federal estate tax purposes, generally will not be subject to U.S. federal estate tax as a result of such individual's death, provided that:



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         -        such individual does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote within the meaning of Section 871(h)(3) of the Code; and

         - interest payments with respect to such note would not have been, if received at the time of such individual's death, effectively connected with the conduct of a U.S. trade or business by such individual.


         Common stock owned or treated as owned by an individual who is not a citizen or resident of the United States, as specially defined for U.S. federal estate tax purposes, will be included in such individual's estate for United States federal estate tax purposes and thus will be subject to United States federal estate tax, unless an applicable estate tax treaty provides otherwise.


INFORMATION REPORTING AND BACKUP WITHHOLDING

         United States Holders. Information reporting and backup withholding may apply to payments of interest or dividends on, or the proceeds of the sale or other disposition of, the notes or shares of common stock made by us with respect to certain non-corporate United States Holders. Such United States Holders generally will be subject to backup withholding at a rate of 31% unless the recipient of such payment supplies a taxpayer identification number, certified under penalties of perjury, as well as certain other information, or otherwise establishes, in the manner prescribed by law, an exemption from backup withholding. Any amount withheld under backup withholding is allowable as a credit against the United States Holder's federal income tax, upon furnishing the required information to the Internal Revenue Service.


         Non-United States Holders. Generally, we must report annually to the IRS and to each Non-U.S. Holder any interest or dividend that is subject to withholding, or that is exempt from U.S. withholding tax pursuant to a tax treaty, or any payments of portfolio interest. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the Non-United States Holder resides. Under certain circumstances, we will have to report to the IRS payments of principal.

         Generally, information reporting and backup withholding of United States federal income tax at a rate of 31% may apply to payments made by us or any agent of ours to Non-United States Holders if the payee fails to make the appropriate certification that the holder is a non-U.S. person or if we or our paying agent has actual knowledge that the payee is a United States person.

         The payment of the proceeds from the disposition of the notes or common stock to or through the U.S. office of any broker, U.S. or foreign, will be subject to information reporting and possible backup withholding unless the owner certifies as to its Non-United States Holder status under penalty of perjury or otherwise establishes an exemption, provided that the broker does not have actual knowledge that the holder is a United States person or that the conditions of any other exemption are not, in fact, satisfied. The payment of the proceeds from the disposition of a note or common stock to or through a non-U.S. office of a non-U.S. broker that is not a United States related person will generally not be subject to backup withholding. However, if such broker is
(i) a United States person, (ii) a controlled foreign corporation for United States tax purposes, (iii) a foreign person 50% or more of whose gross income from all sources for certain periods is effectively connected with a United States trade or business or (iv) a foreign partnership, if at any time during its tax year, one or more of its partners are U.S. persons (as defined in U.S. Treasury Regulations) who in the aggregate hold more than 50% of the income or capital interest in the partnership or if, any time during its tax year, such foreign partnership is engaged in a United States trade or business, such payments will be subject to information reporting, but not backup withholding, unless such broker has documentary evidence in its files of the Non-U.S. Holder's foreign status and certain other conditions are met or you otherwise establish an exemption. Both backup withholding and information reporting will apply to the proceeds of such dispositions if the broker has actual knowledge that the payee is a United States Holder.

         Any amounts withheld under the backup withholding rules from a payment to a Non-United States Holder will be allowed as a refund or a credit against such Non-United States Holder's U.S. federal income tax liability, provided that the requisite procedures are followed.



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TAXATION OF PINNACLE


         We currently have in effect an election to be taxed as a REIT under Sections 856 through 860 of the Code, and we believe that since our inception we have been organized and operated in such a manner as to qualify for taxation as a REIT under the Code. Our qualification as a REIT during each taxable year (including prior years) depends on our continuous ability to meet numerous technical and complex qualification requirements through actual operating results. Certain of these requirements involve factors that are not entirely within our control. Therefore, we cannot assure you that we currently qualify or will remain qualified as a REIT. Moreover, depending on our assessment of the strategic importance of acquisitions that may become available to us in our existing line of business or in complementary non-real estate based communication site or services activities, we may acquire, operate and derive income from assets, businesses or entities that will cause us to no longer qualify as a REIT. In this regard we have previously committed to acquire certain assets before determining whether such assets, and the income derived from such assets, would permit us to continue to meet the qualification requirements for a REIT, but subsequently structured our ownership of the assets so acquired in a manner that we believe satisfied then applicable and currently applicable REIT qualification requirements.

         In the opinion of Holland & Knight LLP, we have been organized and operated in conformity with the requirements for qualification as a REIT under the Code through December 31, 2000. It must be emphasized that such opinion of counsel as to REIT qualification is based on certain customary assumptions and factual representations regarding, among other things, the ownership of our stock, the nature of our assets, the conduct of our business, the sources of our revenues, the amounts distributed by us to stockholders and other matters germane to the requirements for qualification as a REIT. In addition, Holland & Knight LLP will not review our compliance with these requirements on an ongoing basis, and there can be no assurance that we, the sources of our income, the composition of our assets, the level of our dividends or the diversity of our share ownership for any given year will satisfy the requirements for qualification and taxation as a REIT. Certain of these requirements involve factors that are not entirely within our control. As stated above, we may undertake acquisitions that may have the effect of terminating our REIT qualification. Prospective investors also should be aware that an opinion of counsel is not binding on the Internal Revenue Service or any court, but merely represents counsel's best judgment with respect to the probable outcome on the merits based on counsel's review and analysis of existing law, regulations and interpretations, which include no controlling precedent. In certain instances, due to the lack of relevant precedent, counsel's opinion is based on administrative policies and practices of the Internal Revenue Service as indicated in existing private letter rulings (which rulings are not binding on the Internal Revenue Service with respect to us regardless of the degree of similarity between the facts which are the subject of such rulings and the facts that pertain to us) or authority considered by counsel to be analogous. There can be no assurance that a position contrary to the opinion of counsel will not be taken by the Internal Revenue Service, or that any court considering the issues would not hold contrary to such opinion.


         The sections of the Code relating to qualification and operation as a REIT are highly technical and complex, and only limited judicial or administrative interpretations are available. The following discussion sets forth the material aspects of the Code sections that govern the federal income tax treatment of a REIT and its stockholders. The discussion is qualified in its entirety by the applicable Code provisions, Treasury Regulations promulgated thereunder, and administrative and judicial interpretations thereof, all of which are subject to change prospectively or retroactively.


         If we qualify for taxation as a REIT, we generally will not be subject to federal corporate income tax on our net income that is distributed currently to our stockholders. That treatment substantially eliminates the "double taxation" (i.e., taxation at both the corporate and stockholder levels) that generally results from investment in a corporation. However, we will be subject to federal income tax in the following circumstances. First, we will be taxed at regular corporate rates on any undistributed REIT taxable income, including undistributed net capital gains. Second, under certain circumstances, we may be subject to the "alternative minimum tax" on undistributed items of tax preference, if any. Third, if we have (i) net income from the sale or other disposition of "foreclosure property" that is held primarily for sale to customers in the ordinary course of business or (ii) other nonqualifying income from foreclosure property, it will be subject to tax at the highest corporate rate on such income. Fourth, if we have net income from prohibited transactions (which are, in general, certain sales or other dispositions of property (other than foreclosure property) held primarily for sale to customers in the ordinary course of business), such income will be subject to a 100% tax. Fifth, if we should fail to satisfy the 75% gross income test or the 95% gross income test (as discussed below), and nonetheless have maintained our qualification as a REIT because certain other requirements have been met, we will be subject to tax in an amount equal to (a) the gross income attributable to the greater of the amount by which it fails the 75% or 95% gross income test, multiplied by (b) a fraction intended to reflect our profitability. Sixth, if we should fail to distribute during each calendar year at least the sum of (i) 90% (95% prior to

January 1, 2001) of our REIT ordinary income for such year, (ii) 90% (95% prior to January 1, 2001) of our REIT capital gain net income for such year, and (iii) any undistributed taxable income from prior periods, we would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. If we elect to retain and pay income tax on our net long-term capital gain in a taxable year, any retained amounts would be treated as having been distributed for purposes of the 4% excise tax. See "--Requirements for REIT Qualification--Distribution Requirements." Seventh, we will be subject to a 100% excise tax to the extent that certain transactions between us or our tenants and a "taxable REIT subsidiary" of ours are not conducted on an arm's length basis. Eighth, if we acquire any asset from a C corporation (i.e., a corporation generally subject to full corporate-level tax) in a transaction in which the basis of the asset in our hands is determined by reference to the basis of the asset (or any other asset) in the hands of the C corporation and we recognize gain on the disposition of such asset during the 10-year period beginning on the date on which such asset was acquired by us, then to the extent of such asset's "built-in-gain" (i.e., the excess of the fair market value of such asset at the time of acquisition by us over the adjusted basis in such asset at such time), such gain will be subject to tax at the highest regular corporate rate applicable pursuant to IRS Notice 88-19 prior to February 4, 2000 and pursuant to temporary regulations on and after February 4, 2000. The results described above with respect to the recognition of "built-in-gain" assume that we have timely and validly made the requisite election pursuant to IRS Notice 88-19 or the temporary regulations as to such acquisitions and will do so as to any future such acquisition. If such election has not been timely and validly made in the manner described in such notice or temporary regulations, then the REIT is required to recognize on a current basis the "built-in-gain" with respect to all of the assets so acquired for that year, and in certain cases, in prior taxable years.


REQUIREMENTS FOR REIT QUALIFICATION

         The Code defines a REIT as a corporation, trust, or association (i) that is managed by one or more trustees or directors; (ii) the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest; (iii) that would be taxable as a domestic corporation, but for sections 856 through 860 of the Code; (iv) that is neither a financial institution nor an insurance company subject to certain provisions of the Code; (v) the beneficial ownership of which is held by 100 or more persons; (vi) not more than 50% in value of the outstanding shares of which is owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of each taxable year (the "5/50 Rule"); (vii) that makes an election to be a REIT (or has made such election for a previous taxable year) and satisfies all relevant filing and other administrative requirements established by the Internal Revenue Service that must be met in order to elect and maintain REIT status; (viii) that uses a calendar year for federal income tax purposes and complies with the recordkeeping requirements of the Code and Treasury Regulations promulgated thereunder; and (ix) that meets certain other tests, described below, regarding the nature of its income and assets. The Code provides that conditions (i) to
(iv), inclusive, must be met during the entire taxable year and that condition
(v) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. For purposes of determining stock ownership under the 5/50 Rule, a supplemental unemployment compensation benefits plan, a private foundation, or a portion of a trust permanently set aside or used exclusively for charitable purposes generally is considered an individual. A trust that is a qualified trust under
Section 401(a) of the Code, however, generally is not considered an individual and beneficiaries of such trust are treated as holding shares of a REIT in proportion to their actuarial interests in such trust for purposes of the 5/50 Rule.


         Our certificate of incorporation contains restrictions regarding transfer of our shares that are intended to assist us in continuing to satisfy the share ownership requirements described in clauses (v) and (vi) above. No holder of common stock may transfer any such share or interest therein if, as a result, either (1) beneficial ownership of all shares of common stock would be held by less than 100 persons, if beneficial ownership of all shares of common stock was held by 100 or more persons before such transfer or (2) a violation of the percentage ownership limit would occur. Under the percentage ownership limit test, no share of any series of our capital stock may be sold or otherwise transferred to any individual if such transfer would result in the ownership of such individual in combination with four or fewer individuals of more than 50% of the aggregate value of all shares of all classes of our capital stock. The indenture to which the notes are subject also contains restrictions regarding the transfer and ownership of the notes which are intended to assist us in continuing to satisfy the share ownership requirements described in clauses (v) and (vi) above. Such transfer restrictions and ownership limitations are described in "Description of Notes--Ownership Limitation."


         In connection with the original issuance of the notes, certain of our executive officers entered into agreements (the "Lock-Up Agreements") not to, without prior written consent of the Initial Purchasers, sell, offer, contract to sell, pledge, grant any option to purchase, or otherwise transfer or dispose of any shares of common stock for a period after the offering. Certain of our executive officers, directors and stockholders were also subject to the same



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restrictions in connection with each of our three prior public offerings of common stock (the "Prior Lock-Up Agreements"). In addition, since the time we were organized, an agreement among us and our major stockholders has imposed certain restrictions on the transfers of shares of our stock under certain circumstances (the "Stockholders Agreement"). Furthermore, in connection with the issuance of certain classes of our stock, we have imposed certain restrictions on the transferability of such shares (the "Restrictive Legends"). As described above, one of the REIT qualification requirements is that the shares of a REIT be transferable. The opinion of Holland & Knight LLP is based in part on the conclusion that none of the Lock-Up Agreements, the Prior Lock-Up Agreements, the Stockholders Agreement or the Restrictive Legends will render the shares of stock restricted thereby to be deemed other than transferable for purposes of such REIT qualification requirement. Investors should be aware that there is no relevant authority involving transfer restrictions similar to those contained in any of the Lock-Up Agreements, the Prior Lock-Up Agreements, the Stockholders Agreement or the Restrictive Legends or that discuss whether such restrictions may violate such transferability requirement. Therefore, the opinion of Holland & Knight LLP with respect to the transferability requirement is based upon the plain language of the REIT provisions of the Code and authorities addressing transferability in situations that are considered to be analogous, certain of which authorities have been rendered obsolete for unrelated reasons by more recent administrative pronouncements. Opinions of counsel are not binding upon the Internal Revenue Service or the courts, and there can be no assurance that the Internal Revenue Service will not assert successfully a contrary position. If any of the Lock-Up Agreements, the Prior Lock-Up Agreements, Stockholders Agreement or the Restrictive Legends is deemed to be a transfer restriction contrary to the transferability requirement for REIT qualification, we may not currently qualify as a REIT or may lose our REIT status and may possibly incur other adverse tax consequences. See "Risk Factors--If we fail to qualify as a REIT, we will be subject to a variety of taxes and penalties."

         We currently have wholly-owned subsidiaries which we treat as "qualified REIT subsidiaries." We may have additional such subsidiaries in the future. Section 856(i) of the Code provides that a corporation that is a "qualified REIT subsidiary" will not be treated as a separate corporation, and all assets, liabilities, and items of income, deduction, and credit of a "qualified REIT subsidiary" will be treated as assets, liabilities, and items of income, deduction, and credit of the REIT. For taxable years beginning after December 31, 1997, a "qualified REIT subsidiary" is a corporation all of the capital stock of which is owned by the REIT. However, for taxable years beginning before January 1, 1998, a "qualified REIT subsidiary" was a corporation, all of the capital stock of which was owned by the REIT at all times during the period such corporation was in existence. Legislative history provided, however, that an existing corporation acquired by a REIT would be deemed to satisfy this requirement if a Section 338 election was made by the corporation. Thus, in applying the requirements described herein, any of our "qualified REIT subsidiaries" will be ignored, and all assets, liabilities, and items of income, deduction, and credit of such subsidiaries will be treated as our assets, liabilities, and items of income, deduction, and credit. We believe that all of the wholly-owned subsidiaries which we have treated as "qualified REIT subsidiaries" are and will continue to be qualified as such, and that no such corporation will be subject to federal corporate income taxation (although it may be subject to state and local taxation).

         As permitted by changes in the REIT tax law which became effective on January 1, 2001, we currently have corporate subsidiaries which we and each such subsidiary have jointly elected to be treated as a "taxable REIT subsidiary." Effective on and after January 1, 2001, a REIT may own up to 100% of the securities of a "taxable REIT subsidiary" subject only to the limitations that the securities of all "taxable REIT subsidiaries" owned by the REIT do not represent an amount in excess of 20% of the value of the assets of the REIT, and the value of all securities of the REIT (including the securities of all "taxable REIT subsidiaries" and all other securities owned by the REIT) do not represent an amount in excess of 25% of the value of the assets of the REIT. A "taxable REIT subsidiary" is any corporation (other than another REIT and corporations involved in certain lodging, healthcare and franchising activities) owned by a REIT with respect to which the REIT and such corporation jointly elect that such corporation shall be treated as a taxable REIT subsidiary. The amount of deductions for interest paid by a "taxable REIT subsidiary" to its affiliated REIT are subject to limitations. In addition, a 100% excise tax will be imposed to the extent that certain transactions between a "taxable REIT subsidiary" and its affiliated REIT or the tenants of that REIT are not conducted on an arm's length basis. Under the new legislation, a corporation may convert tax-free into a "taxable REIT subsidiary" prior to January 1, 2004.

     In addition, in order to become qualified and remain qualified as a REIT, as of the close of each taxable year, a REIT must not have any accumulated "earnings and profits" attributable to a non-REIT year, including for this purpose any such accumulated "earnings and profits" carried over or deemed carried over to it from a C corporation. We believe that we neither have, nor any acquisition by us of a C corporation has resulted in our having, any such accumulated "earnings and profits." Nevertheless, an adjustment of our earnings and profits for a prior year or the earnings and profits of any C corporation that we acquired, resulting from an audit adjustment by the Internal



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Revenue Service or otherwise, could cause us to fail to satisfy such requirement effective for the year of such adjustment and subsequent years.

         In the case of a REIT that is a partner in a partnership or an owner of other entity which is treated as a partnership for federal income tax purposes, Treasury Regulations provide that the REIT will be deemed to own its proportionate share of the assets of the partnership and will be deemed to be entitled to the gross income of the partnership attributable to such share. In addition, the assets and gross income of the partnership will retain the same character in the hands of the REIT for purposes of section 856 of the Code, including satisfying the gross income and asset tests described below.


INCOME TESTS

         In order for us to qualify and to maintain our qualification as a REIT, two requirements relating to gross income must be satisfied annually. First, at least 75% of our gross income (excluding gross income from prohibited transactions) for each taxable year must consist of defined types of income derived directly or indirectly from investments relating to real property or mortgages on real property (including "rents from real property" and, in certain circumstances, interest) or from certain types of temporary investments. Second, at least 95% of our gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from such real property or temporary investments, and from dividends, other types of interest, and gain from the sale or disposition of stock or securities, or from any combination of the foregoing. The specific application of these tests to us is discussed below.

         The rent received by us from our tenants ("Rent") will qualify as "rents from real property" in satisfying the gross income requirements for a REIT described above only if several conditions are met. First, the amount of Rent must not be based, in whole or in part, on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "rents from real property" solely by reason of being based on a fixed percentage or percentages of receipts or sales. Second, the Code provides that rents received from a tenant of ours will not qualify as "rents from real property" in satisfying the gross income tests if we, or a direct or indirect owner of 10% or more of us, directly or constructively owns 10% or more of the ownership interests in such tenant (a "Related Party Tenant"). Third, if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as "rents from real property." Finally, for the Rent to qualify as "rents from real property," we generally must not operate or manage our properties or furnish or render services to the tenants of such properties, other than through an "independent contractor" who is adequately compensated and from whom we derive no revenue. The "independent contractor" requirement, however, does not apply to the extent the services provided by us are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not otherwise considered "rendered to the occupant." In addition, beginning with our 1998 taxable year, we may render a de minimis amount of "noncustomary" services to the tenants of a property other than through an independent contractor as long as the amount we receive with respect to such services does not exceed 1% of our total receipts from the property. For that purpose, the amount attributable to such services will be deemed to be at least equal to 150% of our direct cost of providing the services.

         We do not charge Rent for any portion of any property that is based, in whole or in part, on the sales, receipts, income or profits of any person. In addition, we have not received and do not anticipate receiving any Rent from a Related Party Tenant. Also, the Rent attributable to personal property leased in connection with any lease (a "Lease") of real property by us does not exceed 15% of the total Rent received under the Lease. Finally, subject to the 1% de minimis exception, we provide no non-customary services to our tenants, other than through an independent contractor.

         If any portion of the Rent does not qualify as "rents from real property" because the Rent attributable to personal property leased in connection with any Lease of real property exceeds 15% of the total Rent received under the Lease for a taxable year, the portion of the Rent that is attributable to personal property will not be qualifying income for purposes of either the 75% or 95% gross income test. Thus, if the Rent attributable to personal property, plus any other income received by us during a taxable year that is not qualifying income for purposes of the 95% gross income test, exceeds 5% of our gross income during such year, it is likely we would lose our REIT status. If, however, any portion of the Rent received under a Lease does not qualify as "rents from real property" because either (i) the Rent is considered based on the income or profits of any person or (ii) the tenant is a Related Party Tenant, none of the Rent received by us under such Lease would qualify as "rents from real property." In that case, if the Rent received by us under such Lease, plus any other income received by us during the taxable year that is not qualifying income for purposes of the 95% gross income test, exceeds 5% of our gross income for such year, we

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likely would lose our REIT status. Finally, subject to the 1% de minimis exception, if any portion of the Rent does not qualify as "rents from real property" because we furnish noncustomary services with respect to a property other than through a qualifying independent contractor, none of the Rent received by us with respect to such property would qualify as "rents from real property." In that case, if the Rent received by us with respect to such property, plus any other income received by us during the taxable year that is not qualifying income for purposes of the 95% gross income test, exceeds 5% of our gross income for such year, we would lose our REIT status.

         In addition to the Rent, certain of our tenants may be required to pay additional charges, such as late fees. To the extent that such charges represent either (i) reimbursements of amounts a tenant is obligated to pay to third parties or (ii) penalties for nonpayment or late payment of such amounts, such charges should qualify as "rents from real property." To the extent that additional charges represent interest that is accrued on the late payment of the Rent or such additional charges, such charges should be treated as interest that qualifies for the 95% gross income test, but not the 75% gross income test.

         From time to time, we have entered into hedging transactions with respect to one or more of our assets or liabilities, and we may continue to enter into such hedging transactions. Such transactions include or may include interest rate swap contracts, interest rate cap or floor contracts, futures or forward contracts, and options. To the extent that we have entered or do enter into an interest rate swap or cap contract, option, futures contract, forward rate agreement, or similar financial instrument to reduce the interest rate risk with respect to any indebtedness incurred or to be incurred by us to acquire or carry real estate assets, any periodic income or gain from the disposition of such contract will be qualifying income for purposes of the 95% gross income test, but not for the 75% gross income test. To the extent that we hedge with other types of financial instruments or in other situations, it is not entirely clear how the income from those transactions will be treated for purposes of the income tests that apply to REITs under the Code. We have structured, and for so long as we otherwise remain qualified as a REIT we intend to structure in the future, any hedging transactions in a manner that will not jeopardize our status as a REIT.

         If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we nevertheless may qualify as a REIT for such year if we are entitled to relief under certain provisions of the Code. Those relief provisions generally will be available if our failure to meet such tests is due to reasonable cause and not due to willful neglect, we attach a schedule of the sources of our income to our return, and any incorrect information on the schedule was not due to fraud with intent to evade tax. It is not possible, however, to state whether in all circumstances we would be entitled to the benefit of those relief provisions. As discussed above in "Certain United States Federal Income Tax Considerations--Taxation of Pinnacle," even if those relief provisions apply, we will be subject to a tax in an amount equal to (a) the gross income attributable to the greater of the amount by which the 75% and 95% gross income tests are failed, multiplied by (b) a fraction intended to reflect our profitability.

ASSET TESTS

         At the close of each quarter of each taxable year, we also must satisfy two tests relating to the nature of our assets. First, at least 75% of the value of our total assets must be represented by cash or cash items (including certain receivables), government securities, "real estate assets," or, in cases where we raise new capital through stock or long-term (at least five-year) debt offerings, temporary investments in stock or debt instruments during the one-year period following our receipt of such capital. The term "real estate assets" includes interests in real property, interests in mortgages on real property to the extent the principal balance of a mortgage does not exceed the value of the associated real property, and shares of other REITs. For purposes of the 75% asset test, the term "interest in real property" includes an interest in land and improvements thereon, such as buildings or other inherently permanent structures (including items that are structural components of such buildings or structures), a leasehold of real property, and an option to acquire real property (or a leasehold of real property). The Internal Revenue Service has ruled in a published revenue ruling that transmitting and receiving communications towers built upon pilings or foundations similar to those which we presently own, as well as ancillary buildings, heating and air conditioning systems and fencing constitute inherently permanent structures and are therefore real estate assets. Based on this ruling and limited authorities bearing on the issue, our communication sites and related land and improvements will be regarded as real estate assets for this purpose, and the opinion of Holland & Knight LLP is based in part on its conclusion that such authorities are so applicable. In addition, on July 18, 2000 the Internal Revenue Service issued a private letter ruling to PT III, a corporation in which we have made significant debt and equity investments and which became a "qualified REIT subsidiary" of ours during March 2001. Such ruling determined that the lease and license interests of such corporation in building rooftops constituted REIT qualifying assets, and that the revenue received by such corporation from subleases and sublicenses to third party users constituted REIT qualifying income. The opinion of Holland & Knight LLP is based in part on this private letter ruling.

         Second, of the investments not included in the 75% asset class, the value of the issuer's securities owned by us issued by any single issuer may not exceed 5% of the value of our total assets, 10% of the voting power of all of such issuer's outstanding securities and, with respect to taxable years beginning after 2000, 10% of the value of all classes of such issuer's securities. However, securities owned by us in another REIT or wholly-owned "qualified REIT subsidiaries" are not subject to the limitations of the preceding sentence. Effective on and after January 1, 2001, the aforementioned securities ownership limitations do not apply to the securities owned by a REIT in "taxable REIT subsidiaries," which are required to constitute no greater than 20% in value of the assets of a REIT and, together with the value of all other securities owned by the REIT, to constitute not greater than 25% of the value of the assets of the REIT. A "taxable REIT subsidiary" is any corporation (other than another REIT and corporations involved in certain lodging, healthcare and franchising activities) owned by a REIT with respect to which the REIT and such corporation jointly elect that such corporation shall be treated as a "taxable REIT subsidiary." The amount of deductions for interest paid by a "taxable REIT subsidiary" to its affiliated REIT will be subject to limitations. In addition, a 100% excise tax will be imposed to the extent that certain transactions between a "taxable REIT subsidiary" and its affiliated REIT or the tenants of that REIT are not conducted on an arm's length basis.

         Since 1999, we have owned a significant investment in nonvoting convertible preferred stock, 9% of the voting common stock, and convertible debt of PT III, which owns and derives income from rooftop communication sites and related equipment. Since 2000, we have owned a significant investment in nonvoting convertible preferred stock, 9% of the voting common stock, and convertible debt of PT IV, which derives income from antenna site management activities which are non-REIT qualifying. PT III became wholly-owned by us during March 2001, upon which PT III became a "qualified REIT subsidiary." Prior to becoming wholly-owned by us, PT III transferred substantially all of its non-REIT qualifying assets to PT V, a wholly-owned subsidiary of PT III, and we and PT V jointly elected for PT V to be treated as a "taxable REIT subsidiary." We and PT IV made a joint election in March 2001 to treat PT IV as a "taxable REIT subsidiary," after which PT IV became wholly owned by us.

         Under law which was in effect prior to January 1, 2001, except for securities of another REIT or of a wholly-owned "qualified REIT subsidiary," a REIT was not permitted to own securities constituting more than ten percent of the voting securities of another corporation or more than five percent of the value of the assets of the REIT, and the aggregate value of all securities owned by a REIT was not permitted to exceed 25% of the value of the total assets of the REIT. We believe that our ownership of securities in PT III and PT IV satisfied the percentage limitations then applicable to investments by a REIT in the securities of corporations that are neither a REIT nor a qualified REIT subsidiary. However, due to a lack of relevant authority addressing certain matters involving the interpretation or application of the percentage limitations currently applicable, there is a risk that future judicial or administrative interpretations addressing such matters with respect to the REIT provisions of the Code could negatively impact our compliance with the percentage limitations, in effect prior to 2001, with possible retroactive effect. If as a result of the ownership structure of PT III or PT IV we fail to satisfy applicable percentage limitations as of the end of any calendar quarter during 1999 or 2000, then our REIT election will terminate for such year, and unless such failure is established to the satisfaction of the Internal Revenue Service as due to reasonable cause and not willful neglect, we will be unable to be treated as a REIT for the four succeeding taxable years as well.


         If we should fail to satisfy the asset tests at the end of a calendar quarter, such a failure would not cause us to lose our REIT status if (i) we satisfied the asset tests at the close of the preceding calendar quarter and
(ii) the discrepancy between the value of our assets and the asset test requirements was not wholly or partly caused by an acquisition of non-qualifying assets, but instead arose from changes in the market values of our assets. If the condition described in clause (ii) of the preceding sentence were not satisfied, we still could avoid disqualification by eliminating any discrepancy within 30 days after the close of the calendar quarter in which it arose.

DISTRIBUTION REQUIREMENTS

         In order to qualify as a REIT, we are required to distribute with respect to each taxable year dividends (other than capital gain dividends or retained capital gains) to our stockholders in an aggregate amount at least equal to (i) the sum of (A) 90% (95% prior to January 1, 2001) of our "REIT taxable income" (computed without regard to the dividends paid deduction and our net capital gain) and (B) 90% (95% prior to January 1, 2001) of the net income (after tax), if any, from foreclosure property, minus (ii) the sum of certain items of non-cash income. Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before we timely file our federal income tax return for such year and if paid on or before the first regular dividend payment date after such declaration. To the extent that we do not distribute all of our net capital gain or distribute at least 90%, (95% prior to January 1, 2001) but less than 100%, of our "REIT taxable income," as adjusted, we will be subject to tax thereon at capital gains and regular ordinary corporate tax rates, as the case may be. Furthermore, if we should fail to distribute during each calendar year at least the sum of (i) 90% (95% prior to January 1, 2001) of our REIT ordinary income for such year,
(ii) 90% (95% prior to January 1, 2001) of our REIT capital gain income for such year, and (iii) any undistributed taxable income from prior periods, we would be subject to a 4% nondeductible excise tax on the excess of such required distribution over the amounts actually distributed. To the extent that we elect to retain and pay income tax on our long-term capital gain in a taxable year, as described in "--Certain United States Federal Income Tax Considerations - United States Holders," such retained amount will be treated as having been distributed for purposes of the 4% excise tax. We are further required to distribute the full amount of any C corporation "earnings and profits" no later than the last day of our taxable year in which we acquire any C corporation from which such "earnings and profits" are attributed or deemed attributed to us by virtue of our acquisition of such C corporation. To the extent that we are required to include items in "REIT taxable income" in advance of the receipt of cash payments associated with such income or are required to expend cash for the repayment of debt or in any other manner for which no current deduction is available in computing our "REIT taxable income" (including, without limitation, distributing any C corporation "earnings and profits"), we may find it necessary to arrange for short-term (or possibly long-term) borrowings, raise funds through the issuance of additional shares of common or preferred stock, or pay dividends in the form of taxable share dividends in order to meet the 90% distribution requirement necessary to maintain our REIT qualification.


         Under certain circumstances, we may be able to rectify a failure to meet the distribution requirements for a year by paying "deficiency dividends" to our stockholders in a later year, which may be included in our deduction for dividends paid for the earlier year. Although we may be able to avoid being taxed on amounts distributed as deficiency dividends, we will be required to pay to the Internal Revenue Service interest based upon the amount of any deduction taken for deficiency dividends.

RECORDKEEPING REQUIREMENTS

         Pursuant to applicable Treasury Regulations, in order to qualify as a REIT, we must maintain certain records. In addition, to avoid a monetary penalty (with respect to our 1998 and later tax years) or disqualification as a REIT (with respect to our 1997 and earlier tax years), we must have requested and continue to request on an annual basis certain information from our stockholders designed to disclose the actual ownership of our outstanding shares.

FAILURE TO QUALIFY

         If we fail to qualify for taxation as a REIT in any taxable year, and the relief provisions do not apply, we will be subject to tax (including any applicable alternative minimum tax) on our taxable income at regular corporate rates. Distributions to stockholders in any year in which we fail to qualify will not be deductible nor will they be required to be made. In such event, to the extent of current and accumulated earnings and profits, all distributions to stockholders will be taxable as ordinary income and, subject to certain limitations of the Code, corporate distributees may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, we also will be disqualified from taxation as a REIT for the four taxable years following the year during which we ceased to qualify as a REIT. It is not possible to predict whether in all circumstances we would be entitled to such statutory relief. Unless we are qualified as a REIT at the time of any sale of our assets, we will not be able to distribute such proceeds as a dividend distribution to stockholders as a means of avoiding the incurrence of a corporate level income tax at regular corporate rates on any gain on sale of such assets. Although a corporate level tax consequence could be avoided if substantially all our assets were disposed of in a transaction qualifying for non-recognition under the reorganization provisions of the Code, due to the carryover basis provisions of the Code applicable to such transactions and the acquiror's inability to "step-up" the basis of those assets for federal income tax purposes to current appreciated values, the consideration offered in such a transaction to us or our stockholders would likely be less than the consideration offered in a purchase of assets described in the preceding sentence.


POSSIBLE LEGISLATIVE OR OTHER ACTIONS AFFECTING TAX CONSEQUENCES

         Prospective holders of notes or common stock should recognize that the present federal income tax treatment of us and an investment in us may be modified by legislative, judicial or administrative action at any time, and that any such action may affect us and investments and commitments previously made. The rules dealing with federal income taxation are constantly under review by persons involved in the legislative process and by the Internal Revenue Service and Treasury Department, resulting in revisions of regulations and revised interpretations of established concepts as well as statutory changes. Revisions in federal tax laws and the interpretations thereof could adversely affect the tax consequences to us or of an investment in us.

                             SELLING SECURITYHOLDERS

         The notes were originally acquired from us by the Initial Purchasers on March 22, 2000. The Initial Purchasers have advised us that the notes were resold in transactions exempt from the registration requirements of the Securities Act to "qualified institutional buyers" (as defined in Rule 144A of the Securities Act). These subsequent purchasers, or their transferees, pledgees, donees or successors, may from time to time offer and sell any or all of the notes and/or shares of common stock issuable upon conversion of the notes pursuant to this prospectus provided that they are named herein as selling securityholders.

         The notes and the shares of common stock issuable upon conversion of the notes are being registered pursuant to the Registration Rights Agreement, which provides that we file the shelf registration statement with regard to the notes and the shares of common stock issuable upon conversion of the notes within 90 days of the date of original issuance of the notes and to keep such shelf registration statement continuously effective until the earliest to occur of: (1) the notes and the shares of common stock issuable upon the conversion of the notes having been disposed of in accordance with the shelf registration statement; (2) the notes and the shares of common stock issuable upon conversion of the notes having been sold in compliance with Rule 144 under the Securities Act or any successor rule or regulation, or could be sold in compliance with Rule 144(k); or (3) the notes and any shares issuable upon conversion of the notes cease to be outstanding. The following selling securityholders have advised us that they currently intend to sell all or some of the notes or shares of common stock issuable upon conversion of the notes pursuant to this prospectus, however, those selling securityholders that have not notified us may choose to sell the notes and/or shares of common stock issuable upon conversion of the notes from time to time upon notice to us. See "Plan of Distribution."


                                                                      PRINCIPAL
                                                                        AMOUNT
                                                                       OF NOTES           NUMBER OF
                                                                     BENEFICIALLY         SHARES OF         RELATIONSHIPS
NAME OF BENEFICIAL OWNER                                                 OWNED           COMMON STOCK       WITH PINNACLE
------------------------                                             ------------        ------------       -------------
Argent Classic Convertible Arbitrage
    Fund (Bermuda) L.P........................................          4,000,000             51,037              NO
Banc of America Securities LLC................................         14,800,000            188,836              (1)
BBT Fund, L.P.................................................         20,000,000            255,184              NO
Canyon Value Realization (Cayman) Ltd.........................         13,541,000            172,772              NO
CIBC World Markets............................................         16,582,000            211,573              NO
Delphi Financial Group, Inc...................................            677,000              8,638              NO
KBC Financial Products........................................          2,000,000             25,518              NO
Kentfield Trading, Ltd........................................            800,000             10,207              NO
McMann Securities Co. L.P.....................................          1,100,000             14,035              NO
Pell Rudman Trust Company.....................................          1,950,000             24,880              NO
St. Thomas Trading, Ltd.......................................            200,000              2,552              NO
The Northwestern Mutual Life Insurance Company................          2,000,000             25,518              NO
Value Realization Fund B, LP..................................         10,448,000            133,308              NO
Wilmington Trust Co. as Owner Trustee
   for the Forrestal Funding Master Trust.....................          5,000,000             63,796              NO
Zurich HFR Master Hedge Index Ltd.............................            334,000              4,262              NO
Any other holder of Notes or future transfers
    from any holder(2)........................................        106,568,000          1,359,722


  -----------------

         (1) In March 2000, Banc of America Securities served as a Co-Manager who initially purchased the notes via a private sale and then resold the notes pursuant to Rule 144A under the Securities Act. An affiliate of Banc of America Securities is a lender and agent under our credit facility.


         (2) Information about other selling securityholders will be set forth in prospectus supplements, if required.

         Prior to any use of this prospectus in connection with an offering of the notes and/or shares of common stock issuable upon conversion of the notes, this prospectus will be supplemented to set forth the name and number of shares beneficially owned by the selling securityholder intending to sell such notes and/or shares of common stock issuable upon conversion of the notes and the number of notes and/or shares of common stock issuable upon conversion of the notes to be offered. The prospectus supplement will also disclose whether any selling securityholder selling in connection with such prospectus supplement has held any position or office with, been employed by or otherwise has had a material relationship with, us or any of our affiliates during the three years prior to the date of the prospectus supplement.

                              PLAN OF DISTRIBUTION

         The notes and the shares of common stock issuable upon conversion of the notes are being registered to permit public secondary trading of such securities by the holders thereof from time to time after the date of this prospectus. The notes and the shares of common stock issuable upon conversion of the notes may be sold from time to time to purchasers directly by the selling securityholders. Alternatively, the selling securityholders may from time to time offer the notes with discounts, concessions or commissions from the selling securityholders and/or the purchasers of the notes and stock for whom they may act as agent. The selling securityholders and any such brokers, dealers or agents who participate in the distribution of the notes and common stock may be deemed to be "underwriters," and any profits on the sale of the notes and common stock by them and any discounts, commissions or concessions received by any such brokers, dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. To the extent the selling securityholders may be deemed to be underwriters, the selling securityholders may be subject to certain statutory liabilities, including, but not limited to, Section 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

         The notes and underlying common stock may be sold from time to time in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. The notes and common stock may be sold by one or more of the following methods:

         - a block trade in which the broker or dealer so engaged will attempt to sell the notes and common stock issuable upon conversion thereof as agent but may position and resell a portion of the block as principal to facilitate the transaction;

         - purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus;

         - ordinary brokerage transactions and transactions in which the broker solicits purchasers;

         - an exchange distribution in accordance with the rules of such exchange;

         - face-to-face transactions between sellers and purchasers without a broker-dealer;

         -        through the writing of options; and

         -        other transactions.

         At any time a particular offer of the notes and common stock is made, a revised prospectus or prospectus supplement, if required, will be distributed which will set forth the aggregate amount and type of securities being offered and the terms of the offering, including the name or names of any underwriters, dealers or agents, any discounts, commissions, concessions and other items constituting compensation from the selling securityholders and any discounts, commissions or concessions allowed or reallowed or paid to dealers. The prospectus supplement and, if necessary, a post-effective amendment to the registration statement of which this prospectus is a part, will be filed with the SEC to reflect the disclosure of additional information with respect to the distribution of the notes and common stock. In addition, the notes and common stock covered by this prospectus may be sold in private transactions or under Rule 144 rather than pursuant to this prospectus.


         We have agreed in the Registration Rights Agreement to keep this prospectus effective until the earliest to occur of: (1) the notes and the shares of common stock issuable upon the conversion of the notes having been disposed of in accordance with the shelf registration statement that includes this prospectus; (2) the notes and the shares of common stock issuable upon conversion of the notes having been sold in compliance with Rule 144 under the Securities Act or any successor rule or regulation or could be sold in compliance with Rule 144(k); or (3) the notes and any shares of common stock issuable upon conversion of the notes cease to be outstanding. To our knowledge, currently no plans, arrangements or understandings exist between any selling securityholder and any broker, dealer, agent or underwriter regarding the sale of the securities by the selling securityholder. We cannot assure you that any selling securityholder will sell any or all of the securities offered by it under this prospectus or that any selling securityholder will not transfer, devise or gift such securities by other means not described in this prospectus.

         The selling securityholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation
M. That regulation may limit the timing of purchases and sales of any of the notes and common stock by the selling securityholders and any other participating person. Furthermore, Regulation M of the Exchange Act may restrict the ability of any person engaged in the distribution of the notes and common stock to engage in market-making activities with respect to the particular notes and common stock being distributed for a period of up to five business days prior to the commencement of the distribution. All of the foregoing may affect the marketability of the notes and common stock and the ability of any person or entity to engage in market-making activities with respect to the notes and common stock.

         Pursuant to the Registration Rights Agreement entered into in connection with the private placement of the notes, we and each of the selling securityholders will be indemnified by the other against certain liabilities, including certain liabilities under the Securities Act, or will be entitled to contribution in connection with these matters.

         We have agreed to pay substantially all of the expenses incidental to the registration, offering and resale by the selling securityholders of the notes to the public other than commissions, fees and discounts of underwriters, brokers, dealers and agents.

         We will not receive any of the proceeds of the sale of the notes and underlying common stock covered by this prospectus.

                                  LEGAL MATTERS

         Certain legal matters with respect to the validity of the notes and the common stock issuable upon conversion of the notes are being passed upon for Pinnacle by Holland & Knight LLP, Tampa, Florida.


                                     EXPERTS

         The consolidated statements of operations, changes in stockholders' equity, and cash flows for Pinnacle Holdings Inc. for the year ended December 31, 1998 included in this prospectus, have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent certified public accountants, given on the authority of said firm as experts in auditing and accounting.

         The consolidated financial statements of Pinnacle Holdings, Inc. at December 31, 2000 and 1999, and for each of the years then ended, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.



                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and special reports, proxy statements, and other information with the SEC. You may read and copy any materials we file with the SEC at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information on its public reference rooms. The SEC also maintains an Internet Website at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC.

         Pinnacle filed a registration statement on Form S-11 to register with the SEC the notes and the shares of common stock issuable upon conversion of the notes. This prospectus is a part of that registration statement and constitutes a prospectus of Pinnacle.

                          INDEX TO FINANCIAL STATEMENTS

Consolidated Financial Statements:

Pinnacle Holdings Inc. .........................................................
    1999 and 2000 Report of Independent Certified Public Accountants ...........          F-2
    1998 Report of Independent Certified Public Accountants ....................          F-3
    Consolidated Balance Sheets for years ended December 31, 1999 and 2000 .....          F-4
    Consolidated Statements of Operations for the years ended December 31,
         1998, 1999 and 2000 ...................................................          F-5
    Consolidated Statement of Changes in Stockholders' Equity for the years
         ended December 31, 1998, 1999 and 2000 ................................          F-6
    Consolidated Statements of Cash Flows for the years ended December 31,
         1998, 1999 and 2000 ...................................................          F-9
    Notes to Consolidated Financial Statements .................................          F-11

Condensed Consolidated Financial Statements:

    Unaudited Condensed Consolidated Balance Sheets as of December 31, 2000
         and March 31, 2000 ....................................................          F-33
    Unaudited Condensed Consolidated Statements of Operations for the three
         months ended March 31, 2000 and 2001 ..................................          F-34
    Unaudited Condensed Consolidated Statement of Changes in Stockholders'
         Equity for the three months ended March 31, 2001 ......................          F-35
    Unaudited Condensed Consolidated Statements of Cash Flows for the three
         months ended March 31, 2000 and 2001 ..................................          F-36
    Notes to Unaudited Condensed Consolidated Financial Statements .............          F-37

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


         Stockholders and Board of Directors of Pinnacle Holdings Inc.


         We have audited the accompanying consolidated balance sheets of Pinnacle Holdings Inc. and subsidiaries ("the Company") as of December 31, 1999 and 2000, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the two years in the period ended December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.


         We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


         In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Pinnacle Holdings Inc. and subsidiaries at December 31, 1999 and 2000, and the consolidated results of their operations and their cash flows for each of the two years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States.




/s/  ERNST & YOUNG LLP
Tampa, Florida
April 17, 2001

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

         To the Board of Directors and Stockholders of Pinnacle Holdings Inc.

         In our opinion, the accompanying consolidated statements of operations, of changes in stockholders' equity, and of cash flows of Pinnacle Holdings Inc. and subsidiaries (the "Company") for the year ended December 31, 1998 present fairly, in all material respects, the results of operations and cash flows of the Company for the year ended December 31, 1998, in conformity with generally accepted accounting principles. In addition, in our opinion the financial statement schedule listed in the index appearing under Item 14(a)(2) presents fairly, in all material respects, the information set forth therein for the year ended December 31, 1998 when read in conjunction with the related consolidated financial statements. These financial statements and financial statement schedule are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.


/s/  PricewaterhouseCoopers LLP


Tampa, Florida
January 11, 1999

                             PINNACLE HOLDINGS INC.
                           CONSOLIDATED BALANCE SHEETS

                                                                                             DECEMBER 31           DECEMBER 31,
                                                                                                 1999                  2000
                                                                                           ---------------       ---------------
                                     ASSETS
Current assets:
    Cash and cash equivalents ...................................................          $    94,862,918       $    44,233,033

Accounts receivable, less allowance for doubtful accounts of
   $3,327,411 and $5,541,022, respectively ......................................               11,774,689            18,056,176
    Prepaid expenses and other current assets ...................................                5,235,972            10,983,839
                                                                                           ---------------       ---------------
        Total current assets ....................................................              111,873,579            73,273,048
Fixed assets, net of accumulated deprecation of $78,035,352 and $165,132,597,
    respectively ................................................................              930,620,414         1,307,944,871
Leasehold interests, net of accumulated amortization of $8,517,364
    and $36,600,022, respectively ...............................................               70,478,129            62,482,152
Deferred debt issue costs, net of accumulated amortization of $1,547,508
    and $4,120,248, respectively ................................................               14,299,519            18,093,964
Other assets ....................................................................                3,232,248             7,813,375
                                                                                           ---------------       ---------------
                                                                                           $ 1,130,503,889       $ 1,469,607,410
                                                                                           ===============       ===============

                      LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
    Accounts payable ............................................................          $     7,297,498       $     4,993,237
    Accrued expenses ............................................................               25,195,483            22,734,755
    Deferred revenue ............................................................                3,910,551             6,795,401
    Current portion of long-term debt ...........................................                6,705,578            16,868,118
                                                                                           ---------------       ---------------
        Total current liabilities ...............................................               43,109,110            51,391,511
Long-term debt ..................................................................              712,659,042           869,391,820
Other liabilities ...............................................................                  510,090            14,400,024
                                                                                           ---------------       ---------------
                                                                                               756,278,242           935,183,355
Minority interest in subsidiary .................................................                       --               320,690
Commitments and contingencies (Note 7)
Stockholders' equity:
Preferred stock, $.001 par value, 5,000,000 shares authorized; 0 shares
    issued and outstanding at December 31, 1999 and 2000 ........................                       --                    --
                                                                                           ---------------       ---------------
Common Stock, $.001 par value, 100,000,000 shares authorized; 41,094,471 and
    48,430,593 shares issued and outstanding at December 31, 1999 and
    2000, respectively ..........................................................                   41,094                48,431
    Additional paid-in capital ..................................................              489,090,451           773,240,069
    Foreign currency translation loss ...........................................                 (418,488)             (402,859)
    Accumulated deficit .........................................................             (114,487,410)         (238,782,276)
                                                                                           ---------------       ---------------
                                                                                               374,225,647           534,103,365
                                                                                           ---------------       ---------------
                                                                                           $ 1,130,503,889       $ 1,469,607,410
                                                                                           ===============       ===============

        The accompanying Notes to Consolidated Financial Statements are an integral part of these financial statements.

                             PINNACLE HOLDINGS INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS


                                                                                        YEARS ENDED DECEMBER 31,
                                                                         ----------------------------------------------------
                                                                              1998                1999               2000
                                                                         ------------       -------------       -------------
Revenues ..........................................................      $ 32,018,651       $  85,119,231       $ 175,647,986
Direct operating expenses, excluding depreciation
  and amortization ................................................         6,165,897          25,254,928          63,809,573
                                                                         ------------       -------------       -------------
Gross margin, excluding depreciation and amortization .............        25,852,754          59,864,303         111,838,413
                                                                         ------------       -------------       -------------
Other expenses:
    General and administrative ....................................         4,175,477           4,865,148          12,605,277
    Corporate development .........................................         6,381,516          11,637,120          41,869,502
    State franchise, excise and minimum taxes .....................           686,040           1,107,625           1,183,795
    Depreciation and amortization .................................        22,512,819          56,687,097         115,179,903
                                                                         ------------       -------------       -------------
                                                                           33,755,852          74,296,990         170,838,477
                                                                         ------------       -------------       -------------
Loss from operations ..............................................        (7,903,098)        (14,432,687)        (59,000,064)
Interest expense ..................................................        12,300,182          22,953,015          38,279,997
Amortization of original issue discount and debt issuance costs ...        16,426,224          23,707,688          27,426,995
Foreign currency transaction loss .................................                --                  --             342,120
Minority interest in subsidiary ...................................                --                  --            (179,310)
                                                                         ------------       -------------       -------------
Loss before income taxes and extraordinary item ...................       (36,629,504)        (61,093,390)       (124,869,866)
Income tax benefit ................................................                --                  --             575,000
                                                                         ------------       -------------       -------------
Loss before extraordinary item ....................................       (36,629,504)        (61,093,390)       (124,294,866)
Extraordinary loss from extinguishment of debt, net of taxes ......         5,641,573                  --                  --
                                                                         ------------       -------------       -------------
Net loss ..........................................................       (42,271,077)        (61,093,390)       (124,294,866)
Payable-in-kind preferred dividends and accretion .................         3,094,162           2,930,338                  --
                                                                         ------------       -------------       -------------
Net loss attributable to common stockholders ......................      $(45,365,239)      $ (64,023,728)      $(124,294,866)
                                                                         ============       =============       =============
Basic and diluted loss attributable to common stockholders
 per share:
Loss attributable to common stockholders before
  extraordinary item ..............................................      $      (4.06)      $       (1.96)      $       (2.59)
Extraordinary item ................................................             (0.58)                 --                  --
                                                                         ------------       -------------       -------------
Net loss attributable to common stockholders ......................      $      (4.64)      $       (1.96)      $       (2.59)
                                                                         ============       =============       =============
Weighted average number of common shares outstanding ..............         9,781,893          32,588,050          47,918,183
                                                                         ============       =============       =============

         The accompanying Notes to Consolidated Financial Statements are an integral part of these financial statements.

                             PINNACLE HOLDINGS INC.
            CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY


                                                                                               SERIES B JUNIOR
                                                                                               PREFERRED STOCK
                                                                   COMPREHENSIVE         ---------------------------
                                                                   INCOME (LOSS)           SHARES          AMOUNT
                                                                  ---------------        ---------      ------------
BALANCE AT DECEMBER 31, 1997
Issuance of common stock, net of issuance costs................
Distribution to Class B common stockholders....................
Issuance of preferred stock, net of issuance costs:
    Series B Junior preferred stock............................                              58.74      $ 58,269,159
Dividends and accretion on preferred stock.....................                               1.66         1,659,821
Net loss                                                          $   (42,271,077)
                                                                  ---------------        ---------      ------------
Balance at December 31, 1998...................................   $   (42,271,077)           60.40        59,928,980
                                                                  ===============
Dividends and accretion on Preferred Stock.....................                               1.27         1,767,106
Issuance of common stock, net of issuance costs, and conversion
Liquidation of Series B Junior Preferred Stock.................                             (61.67)      (61,696,086)
Distribution of contributed capital and yield on
    various classes of common stock............................
Foreign currency translation gain (loss).......................          (418,488)
Net loss                                                              (61,093,390)
                                                                  ---------------        ---------      ------------
     Balance at December 31, 1999..............................   $   (61,511,878)              --                --
                                                                  ===============
Issuance of common stock, net of issuance
    costs, and conversion
Foreign currency translation gain (loss).......................            15,629
Net loss                                                             (124,294,866)
                                                                  ---------------        ---------      ------------
 Balance at December 31, 2000..................................   $  (124,279,237)              --      $         --
                                                                  ===============        =========      ============


                                                                    COMMON STOCK                 CLASS A COMMON STOCK
                                                            -----------------------------       -------------------------
                                                               SHARES           AMOUNT           SHARES          AMOUNT
                                                            ------------      -----------       ----------      ---------
BALANCE AT DECEMBER 31, 1997..........................                --                          202,500       $     203

Issuance of common stock, net of issuance costs.......                                 --
Distribution to Class B common stockholders...........
Issuance of preferred stock, net of issuance costs:
    Series B Junior preferred stock...................
Dividends and accretion on preferred stock............
                                                            ------------      -----------       ----------      ---------
Net loss..............................................                --               --          202,500            203
Balance at December 31, 1998..........................
Dividends and accretion on Preferred Stock............                --               --
Issuance of common stock, net of issuance
    costs, and conversion.............................        41,094,471      $    41,094         (202,500)          (203)
Liquidation of Series B Junior Preferred Stock........
Distribution of contributed capital and yield on
    various classes of common stock...................
Foreign currency translation gain (loss)..............
Net loss..............................................
     Balance at December 31, 1999.....................
                                                            ------------      -----------       ----------      ---------
Issuance of common stock, net of issuance costs,
   and conversion.....................................        41,094,471      $    41,094               --             --
Foreign currency translation gain (loss)..............         7,336,122            7,337
Net loss..............................................
Balance at December 31, 2000..........................
                                                            ------------      -----------       ----------      ---------
                                                              48,430,593      $    48,431               --      $      --
                                                            ============      ===========       ==========      =========


                                                             CLASS E
                                                           COMMON STOCK            ADDITIONAL      FOREIGN
                                                      -----------------------       PAID-IN        CURRENCY
                                                        SHARES       AMOUNT          CAPITAL      TRANSLATION
                                                      ---------    ----------    -------------    -----------
BALANCE AT DECEMBER 31, 1997.......................      67,089    $       67    $  25,875,752    $
Issuance of common stock, net of issuance costs....     107,677           108       10,767,600
Distribution to Class B common stockholders........                                   (412,888)
Issuance of preferred stock, net of issuance costs:
    Series B Junior preferred stock................                                 (1,434,341)
Dividends and accretion on preferred stock.........                                 (1,659,821)
Net loss...........................................
                                                      ---------    ----------    -------------    -----------
Balance at December 31, 1998.......................     174,766           175       33,136,302             --
Dividends and accretion on Preferred Stock.........                                 (2,930,338)
Issuance of common stock, net of issuance
   costs, and conversion...........................    (174,766)         (175)     502,632,221
Liquidation of Series B Junior Preferred Stock.....
Distribution of contributed capital and yield on
   various classes of common stock.................                                (43,747,734)
Foreign currency translation gain (loss)...........                                                  (418,488)
Net loss...........................................
                                                      ---------    ----------    -------------    -----------
     Balance at December 31, 1999..................          --            --      489,090,451       (418,488)
Issuance of common stock, net of issuance
    costs, and conversion..........................                                284,149,618
Foreign currency translation gain (loss)...........                                                    15,629
Net loss...........................................
                                                      ---------    ----------    -------------    -----------
 Balance at December 31, 2000......................          --    $       --    $ 773,240,069    $  (402,859)
                                                      =========    ==========    =============    ===========

                                                                                   ACCUMULATED             STOCKHOLDERS'
                                                                                     DEFICIT                  EQUITY
                                                                                 --------------           --------------
BALANCE AT DECEMBER 31, 1997..............................................          (11,122,943)              14,753,079

Issuance of common stock, net of issuance costs...........................                                    10,767,708
Distribution to Class B common stockholders...............................                                      (412,888)
Issuance of preferred stock, net of issuance costs:
    Series B Junior preferred stock.......................................                                    56,834,818
Dividends and accretion on preferred stock................................
Net loss..................................................................          (42,271,077)             (42,271,077)
                                                                                 --------------           --------------
Balance at December 31, 1998..............................................          (53,394,020)              39,671,640
Dividends and accretion on Preferred Stock................................                                    (1,163,232)
Issuance of common stock, net of issuance costs, and conversion...........                                   502,672,937
Liquidation of Series B Junior Preferred Stock............................                                   (61,696,086)
Distribution of contributed capital and yield on
    various classes of common stock.......................................                                   (43,747,734)
Foreign currency translation gain (loss)..................................                                      (418,488)
Net loss..................................................................          (61,093,390)             (61,093,390)
                                                                                 --------------           --------------
     Balance at December 31, 1999.........................................         (114,487,410)             374,225,647
Issuance of common stock, net of issuance costs, and conversion...........                   --              284,156,955
Foreign currency translation gain (loss)..................................                                        15,629
Net loss..................................................................         (124,294,866)            (124,294,866)
                                                                                 --------------           --------------
Balance at December 31, 2000..............................................       $ (238,782,276)          $  534,103,365
                                                                                 ==============           ==============


       The accompanying Notes to Consolidated Financial Statements are an
                  integral part of these financial statements

                             PINNACLE HOLDINGS INC.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                      YEAR ENDED DECEMBER 31,
                                                                       -----------------------------------------------------
                                                                            1998                1999                2000
                                                                       -------------       -------------       -------------

Net loss ...........................................................   $ (42,271,077)      $ (61,093,390)      $(124,294,866)
CASH FLOWS FROM OPERATING ACTIVITIES:
Adjustments to reconcile net loss to net
  cash provided by operating activities:
  Depreciation and amortization ....................................      22,512,819          56,687,097         115,179,903
  Amortization of original issue discount and debt issuance costs ..      16,426,224          23,707,688          27,426,995
  Deferred Income tax benefit ......................................              --                  --            (575,000)
  Extraordinary loss from extinguishment of debt ...................       5,641,573                  --                  --
  Reserve for doubtful accounts ....................................         452,000           1,668,000           4,072,247
  Impairment of capitalized acquisitions and construction costs ....              --                  --          13,568,152
  Minority share of net loss of subsidiary .........................              --                  --            (179,310)
  (Increase) decrease in:
     Accounts receivable, gross ....................................        (553,815)         (8,855,196)         (7,194,096)
     Prepaid expenses and other current assets .....................        (394,981)            197,848          (5,737,230)
     Other assets ..................................................        (902,630)         (1,716,178)         (4,581,127)
Increase (decrease) in:
  Accounts payable .................................................       1,038,412           1,963,175          (2,340,072)
  Accrued expenses .................................................       2,665,967           9,579,202          (2,460,728)
  Deferred revenue .................................................         808,972            (137,627)          2,799,006
  Other liabilities ................................................          20,140             384,938            (141,742)
                                                                       -------------       -------------       -------------
                                                                          47,714,681          83,478,947         139,836,998
                                                                       -------------       -------------       -------------
  Net cash provided by operating activities ........................       5,443,604          22,385,557          15,542,132
                                                                       -------------       -------------       -------------

CASH FLOWS FROM INVESTING ACTIVITIES:
Payments made in connection with acquisitions:
  Fixed assets .....................................................    (328,537,064)       (417,987,537)       (369,926,892)
  Leasehold interests in telecommunications sites ..................              --         (78,995,493)        (20,086,681)
  Land .............................................................                         (23,259,323)        (23,899,563)
  Net current liabilities acquired .................................              --           7,140,643             176,573
Capital expenditures:
  Fixed assets .....................................................                          (2,528,860)         (3,619,356)
        Tower assets ...............................................     (45,089,114)        (33,862,677)        (56,374,361)
                                                                       -------------       -------------       -------------
        Net cash used in investing activities ......................    (373,626,178)       (549,493,247)       (473,730,280)
                                                                       -------------       -------------       -------------

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings under long-term debt, net ...............................     487,247,329         563,310,130         325,977,964
Repayment of long-term debt ........................................    (205,029,425)       (318,313,958)       (202,943,065)
Proceeds from issuance of common stock, net ........................      10,767,709         500,911,897         284,156,954
Proceeds from issuance of PIK preferred stock and warrants, net ....      87,717,116                  --                  --
Liquidation of PIK preferred stock and warrants ....................              --         (93,741,617)                 --
Distribution of contributed capital and
  payment of accretion on various classes of common stock ..........        (412,888)        (43,747,734)                 --
Minority Interest in subsidiary ....................................                                                 500,000
                                                                       -------------       -------------       -------------
        Net cash provided by financing activities ..................     380,289,841         608,418,718         407,691,853
                                                                       -------------       -------------       -------------
Effect of exchange rate changes on cash ............................              --            (249,300)           (133,590)
                                                                       -------------       -------------       -------------
  Net increase in cash and cash equivalents ........................      12,107,267          81,061,728         (50,629,885)
Cash and cash equivalents, beginning of period .....................       1,693,923          13,801,190          94,862,918
                                                                       -------------       -------------       -------------
Cash and cash equivalents, end of period ...........................   $  13,801,190       $  94,862,918       $  44,233,033
                                                                       =============       =============       =============

SUPPLEMENTAL DISCLOSURE OF CASH FLOWS:
Cash paid for interest .............................................   $  12,271,070       $  26,770,421       $  38,454,638
                                                                       =============       =============       =============

Non-cash Transactions:
  Seller debt issued in acquisition ................................   $   2,414,965       $  10,088,931       $  10,108,355
  Payable-in-kind preferred dividends and accretion ................   $   3,094,162       $   2,930,338       $          --
  Stock issued for acquisitions ....................................   $          --       $   8,804,163       $          --
  Deferred tax liability on acquisition basis differences ..........   $          --       $          --       $  14,368,002


       The accompanying Notes to Consolidated Financial Statements are an
                  integral part of these financial statements.

                             PINNACLE HOLDINGS INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1.       NATURE OF BUSINESS AND BASIS OF PRESENTATION

         The accompanying consolidated financial statements reflect the financial position, results of operations and cash flows of Pinnacle Holdings Inc. and its wholly owned subsidiaries: Pinnacle Towers Inc., Pinnacle Towers Canada Inc., Coverage Plus Antenna Systems, Inc., and Tower Systems, Inc. In addition, beginning in 1999 Pinnacle Holdings Inc. authorized the contribution of capital to Pinnacle Towers III Inc. ("PT III") to establish a preferred stock interest. PT III utilized the capital contributed during 1999 and 2000 to purchase certain communications site assets and the stock of corporations that own and/or manage communications sites. Also, during the third quarter of 2000, Pinnacle Holdings Inc. authorized the contribution of capital to Pinnacle Towers IV Inc. ("PT IV") to establish a preferred stock interest. PT IV utilized the capital contributed to purchase the stock of a corporation that manages communications sites. Pinnacle Towers Inc. and certain members of management of Pinnacle Holdings Inc. own the common stock of PT III and PT IV. As a result of Pinnacle Holdings Inc.'s ability to direct the policies and management that guide the ongoing activities of PT III and PT IV, the financial position and results of operations and cash flows of PT III and PT IV are consolidated in the financial statements of Pinnacle. Pinnacle Towers Inc. contributed $4.5 million in capital to a newly created entity, Pinnacle Towers UK, Ltd., to establish a 91% interest in the entity. Pinnacle Towers UK, Ltd. will utilize the capital to purchase telecommunication sites throughout the United Kingdom and continental Europe. The financial position and results of operations and cash flows of Pinnacle Towers UK, Ltd. are consolidated in the financial statements of Pinnacle and the minority interest disclosed. Unless otherwise noted, "we," "us," "our," or "Pinnacle" refers to Pinnacle Holdings Inc. and its consolidated subsidiaries, including PT III, PT IV, and Pinnacle Towers UK, Ltd. All significant intercompany balances and transactions have been eliminated.

2.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Use of Estimates

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and use assumptions that affect the reported amounts of assets and liabilities and the disclosure for contingent assets and liabilities at the date of the financial statements as well as the reported amounts of revenues and expenses during the reporting period. Actual results may vary from estimates used.

     Cash and Cash Equivalents

         For purposes of reporting cash flows, the Company considers all highly liquid temporary cash investments with a maturity of three months or less to be cash equivalents.

     Concentration of Credit Risk

         Substantially all of the accounts receivable are with Federal, state and local government agencies and national and local wireless communications providers. The Company performs ongoing credit evaluations of its customers but does not require collateral to support customer receivables. The Company maintains an allowance for doubtful accounts on its customer receivables based upon factors surrounding the credit risk of specific customers, historical trends and other information. Sales to one customer accounted for 14.8% of revenues in 2000; sales to one customer accounted for 14.6% in 1999; sales to two customers accounted for 14.4% and 13.3% in 1998. Our largest single customer receivable, $3.2 million owed by Nextel, is currently being pursued via mediation.

                             PINNACLE HOLDINGS INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)


     Fixed Assets

         Telecommunications assets consists of towers, licenses, permits, tower attachments, equipment such as air conditioners and generators to support the equipment buildings and monitoring and safety equipment, and land, which are recorded at cost and depreciated using the straight-line method over the estimated useful life of the assets.

         The majority of the Company's telecommunication assets have been acquired through purchase business combinations. The Company allocates the purchase price of an acquisition as well as acquisition-related costs first to the fair value of the land, equipment and other tangible assets and liabilities acquired with any remainder allocated to tower assets. The allocation of purchase price to individual towers within a purchase business combination is based upon the projected cash flow of a tower in relation to the total projected cash flow of the combined acquisition group of towers acquired as part of a deal.

         Other fixed assets are recorded at cost and depreciated using the straight-line method over the estimated useful lives of the fixed assets. Equipment held under capital leases is amortized on a straight-line basis over the term of the lease or the remaining life of the leased property, whichever is shorter.

         Betterments, renewals and extraordinary repairs which increase the value or extend the life of the asset are capitalized. Repairs and maintenance costs are expensed as incurred.

     Leasehold Interests

         Leasehold interests represent the Company's interest in various rooftop and other leased telecommunications sites. The Company allocates the purchase price based on discounted cash flows at the date of acquisition. Leasehold interests are amortized over the related remaining term of the lease. The average remaining term is approximately three years.

     Acquisition Costs

         The Company capitalized certain direct and incremental costs associated with completing a purchase business combination. Acquisition costs include due diligence, title and legal costs, site audit costs and other related fees. Such costs are included in the purchase price of a purchase business combination and are allocated to the fair value of assets and liabilities acquired as discussed above.

     Other Assets

         Other assets include tenant lease receivables recorded in connection with the revenue recognition on non-cancelable tenant leases in accordance with Financial Accounting Standards Board Opinion No. 13, "Accounting for Leases", deposits from tenants, and employee travel advances.

     Impairment of Long-lived Assets

         The Company evaluates the recoverability of its long-lived assets whenever adverse events or changes in business climate indicate that the expected undiscounted future cash flows from the related asset may be less than previously anticipated. If the net book value of the related asset exceeds the undiscounted future cash flows of the asset, the carrying amount would be reduced to the present value of its expected future cash flows and an impairment loss would be recognized.

     Fair Value of Financial Instruments

         Cash and cash equivalents, receivables, accounts payable and accrued liabilities are reflected in the Company's financial statements at their carrying value, which approximates their fair value due to the short maturity.

                             PINNACLE HOLDINGS INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)


The Company considers the variable rate financial instruments to be representative of current market interest rates and, accordingly, the recorded amounts approximate fair market value. The Company's Senior Discount Notes are publicly traded and were trading based on a 28.95% yield at December 31, 2000, indicating a fair value of the Notes of approximately $178.8 million. Additionally, the Company's Convertible Notes are publicly trading and were based on a 21.59% yield at December 31, 2000, indicating a fair value of the Convertible Notes of approximately $95.8 million. The Company's only financial instruments not reflected on the balance sheet are its interest rate swap agreements. See Note 6. The unrecorded fair value of these swaps at December 31, 2000 was approximately $4.0 million.

         In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended by Statements 137 and 138 in June 1999 and June 2000, respectively. These statements, which are required to be adopted for fiscal years beginning after June 15, 2000, will require the Company to recognize all derivatives on the balance sheet at fair value. The statements also established new accounting rules for hedging instruments which, depending on the nature of the hedge, require that changes in the fair value of derivatives either be offset against the change in fair value of assets, liabilities, or firm commitments through earnings or recognized in other comprehensive income until the hedged item is recognized in earnings. Any ineffective portion of a derivative's change in fair value must be immediately recognized in earnings.

         The Company adopted the provisions of SFAS No. 133, as amended, on January 1, 2001, which resulted in the cumulative effect of an accounting change of approximately $4.0 million being recognized in other comprehensive income. The Company's swap agreement does not qualify for hedge accounting treatment under SFAS No. 133, as amended. Accordingly, changes in the fair value of the swap agreement that occur subsequent to January 1, 2001 will be recognized in current operations. The potential impact of such changes in fair value will depend upon fluctuations in market interest rates. Such fluctuations may result in increased volatility in the Company's future operating results and may have a material impact on the Company's results of operations.

     Revenue Recognition

         Revenue is recognized on a straight-line basis over the life of the related lease agreements. Revenue is recorded in the month in which it is due. Any rental amounts received in advance of the month due are recorded as deferred revenue.

     Corporate Development Expenses

         Corporate development expenses represent costs incurred in connection with acquisitions, construction activities and expansion of the customer base. These expenses consist primarily of allocated compensation and overhead costs that are not directly related to the administration or management of existing towers, and are expensed as incurred. Also included are non-recurring charges of $13.5 million in 2000 related to the impairment of capitalized costs on pending acquisitions and communications site construction project tower assets, which the Company has chosen not to pursue at this time.

     Income Taxes

         The Company qualifies and intends to continue to qualify to be taxed as a REIT under the Code, for each taxable year of operations. As a REIT, the Company is allowed a tax deduction for the amount of dividends paid to its stockholders, thereby effectively subjecting the distributed net income of the Company to taxation at the stockholder level only, provided it distributes at least 95% (90% beginning January 1, 2001) of its REIT taxable income and meets certain other requirements for qualifying as a REIT. The Company incurred a loss for both book and tax purposes in the years ended December 31, 1998, 1999 and 2000 and, therefore, was not required to pay a cash dividend in order to retain its REIT status.

                             PINNACLE HOLDINGS INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)


     Loss Per Share

         Basic net loss attributable to common stockholders per share is based on the weighted average number of shares of common stock outstanding during each period and after giving retroactive effect for the conversion of the Company's common stock outstanding prior to the Company's initial public offering in accordance with the recapitalization effected contemporaneously with the completion of the initial public offering. The computation of diluted loss attributable to common stockholders per share, assuming the exercise of warrants issued in connection with the Series A Senior Preferred Stock and the Subordinated-Term Loan Agreement and the exercise of stock options granted and outstanding, has an antidilutive effect on loss per share.

     Reclassifications

         Certain amounts from prior years have been reclassified for consistency with current presentation. These reclassifications were not material to the consolidated financial statements.

3.       ACQUISITIONS

         On March 4, 1998, the Company completed the acquisition of 201 towers from Southern Communications. The Company paid $83.5 million for these towers, located in Georgia, Alabama, Mississippi and Florida. In connection with the acquisition of these towers, the Company and Southern Communications or one of its affiliates have entered into leases whereby Southern Communications or one of its affiliates is a customer on each of the 201 towers acquired. Under the lease agreement, Southern Communications and its affiliates paid initial annual aggregate rent of approximately $5 million in 1998. The leases have initial terms of ten years with five optional renewal periods of five years exercisable at the customer's option.

         On September 3, 1998, the Company acquired from MobileMedia and several of its affiliates 166 towers for an aggregate purchase price of approximately $170 million. MobileMedia assigned its existing tenant leases on the towers to the Company. The Company entered into a lease (the "Lease") with MobileMedia Communications, Inc., an affiliate of MobileMedia, providing such affiliate of MobileMedia the non-exclusive right to install a certain amount of its equipment on the acquired towers for an aggregate rent of $10.7 million per year. The Lease has an initial term of 15 years and one five-year renewal term exercisable at the option of the lessee. Prior to this acquisition, space on the towers was primarily for the exclusive use of MobileMedia and its affiliates. The towers are located in the Southeastern United States, Southern California and New England. The MobileMedia transaction was funded with proceeds from the sale of two separate series of preferred stock of the Company including a loan from ABRY Broadcast Partners II, L.P., a controlling stockholder of the Company, and borrowings under the Company's Senior Credit Facility with NationsBank, N.A. and certain other lenders.

         In addition to the Southern Communications and MobileMedia transactions described above, the Company completed 80 acquisitions of 526 towers and related assets, all of which were individually insignificant to the Company, from various sellers during the year ended December 31, 1998 for an aggregate purchase price of $331.2 million, consisting of $328.8 million in cash and $2.4 million of notes payable to the former tower owners.

         On August 31, 1999, the Company consummated the Motorola Antenna Site Acquisition and acquired approximately 1,858 communication sites and related assets from Motorola for $254 million, comprised of $245 million in cash and 418,520 shares of our common stock, valued at $9 million, plus fees and expenses of approximately $2.2 million. This acquisition results in the Company having sites in all fifty States and nine Canadian Provinces. The Company transferred certain of the rooftop communication sites it acquired from Motorola to PT III.

         Included in the total purchase price recorded on the acquisition date of the Motorola Antenna Site Acquisition were incurred costs of approximately $2.2 million. These incurred and accrued deal costs were comprised primarily of employee severance and relocation costs ($0.5 million), contract and title work related to telecommunications sites, due diligence and closing costs ($1.7 million). As of December 31, 1999 the accrued deal costs were $.3

                             PINNACLE HOLDINGS INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)


million, comprised primarily of contract and title work related to communication sites and due diligence work performed prior to December 31, 1999.

         There is a working capital adjustment component of the Motorola Antenna Site Acquisition. As of December 31, 2000, Pinnacle recorded a net receivable due from Motorola as a result of this working capital adjustment component of $0.2 million in prepaid expenses and other current assets. As this adjustment has not been agreed upon and settled, in finalizing this adjustment with Motorola we may settle on a different amount. Any significant adjustments to this estimated working capital adjustment component upon settlement will be reflected in income and disclosed accordingly.

         Also in conjunction with the Motorola Antenna Site Acquisition, Motorola performed certain services on our behalf under a Transition Services Agreement, receipt of cash payments from tenants for a one month period and payment of vendor invoices for a two month period subsequent to closing. Accordingly, there is an amount of cash settlement, net of the fees charged by Motorola for this service, due us of $4.2 million recorded as prepaid expenses and other current assets as of December 31, 2000. These amounts have been recorded based on information provided to us by Motorola in connection with their receipt of cash and payment of vendors.

         In addition to the Motorola Antenna Site Acquisition, during the year ended December 31, 1999 we completed 129 acquisitions of 442 communications sites and related assets, each of which was individually insignificant to Pinnacle, from various sellers for an aggregate purchase price of $238 million consisting of $228 million in cash and $10 million of notes payable to the former communications site owners.

         During the year ended December 31, 2000, we completed 226 acquisitions of 1,467 communications sites and related assets, each of which was individually insignificant to Pinnacle, from various sellers for an aggregate purchase price of $405.8 million consisting of $395.8 million in cash and $10.1 million of notes payable to the former communications site owners.

         We account for our acquisitions using the purchase method of accounting. The results of operations of the acquired assets are included with those of Pinnacle from the dates of the respective acquisitions. The pro forma results of operations listed below reflect purchase accounting and pro forma adjustments as if the transactions occurred as of January 1, 1999. The unaudited pro forma consolidated financial statements are not necessarily indicative of the results that would have occurred if the assumed transactions had occurred on the dates indicated and are not necessarily indicative of the expected financial position or results of operations in the future.


                                                                                        PRO FORMA
                                                                  ----------------------------------------------------
                                                                  YEAR ENDED DECEMBER 31,      YEAR ENDED DECEMBER 31,
                                                                            1999                        2000
                                                                  -----------------------      -----------------------
                                                                        (UNAUDITED)                  (UNAUDITED)
                                                                         (IN THOUSANDS EXCEPT PER SHARE DATA)
Revenue.....................................................        $       149,643                $     188,381
Gross margin, excluding depreciation and amortization.......                 93,112                      122,164
Net loss....................................................               (100,335)                    (133,889)
Net loss attributable to common shareholders................               (103,266)                    (133,889)
Basic and diluted net loss attributable to
   common shareholders .....................................        $         (3.17)               $       (2.79)

                             PINNACLE HOLDINGS INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)


4.       FIXED ASSETS

         Fixed assets consist of the following:

                                                                                        DECEMBER 31,
                                                        ESTIMATED USEFUL -----------------------------------------
                                                         LIVES IN YEARS          1999                   2000
                                                        ---------------- -------------------     -----------------
Telecommunications assets:
     Telecommunications tower assets..............              15       $       907,730,663     $   1,335,731,235
     Telecommunications site equipment............            5-15                31,655,913            37,698,352
     Buildings....................................              15                15,826,296            19,917,986
     Land                                                                         37,659,121            60,504,035
     Construction in progress.....................                                 9,846,611             9,976,106
                                                                         -------------------     -----------------
       Total telecommunications assets............                             1,002,718,604         1,463,827,714
Other:
     Vehicles.....................................               5                   975,192               988,423
     Furniture, fixtures and other
       office equipment...........................               5                 1,233,250             2,990,399
     Data processing equipment....................               5                 3,728,720             5,270,932
                                                                         -------------------     -----------------
            Total fixed assets....................                             1,008,655,766         1,473,077,468
Accumulated depreciation..........................                               (78,035,352)         (165,132,597)
                                                                         -------------------     -----------------
Fixed assets, net.................................                       $       930,620,414     $   1,307,944,871
                                                                         ===================     =================

5.       ACCRUED EXPENSES

         Accrued expenses consist of the following:

                                                                                                  DECEMBER 31,
                                                                                      ----------------------------------
                                                                                             1999              2000
                                                                                      ----------------  ----------------

         Accrued acquisition costs................................................... $     16,663,215  $      5,064,944
         Interest....................................................................        1,245,013         5,044,663
         Professional fees...........................................................          523,695         1,793,131
         Taxes other than income.....................................................        2,821,380         5,803,970
         Payroll and other...........................................................        3,942,180         5,028,047
                                                                                      ----------------  ----------------
                                                                                      $     25,195,483  $     22,734,755
                                                                                      ================  ================

                             PINNACLE HOLDINGS INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)


6.       LONG-TERM DEBT

         Long-term debt consists of the following:

                                                                                                     DECEMBER 31,
                                                                                          ---------------------------------
                                                                                               1999                2000
                                                                                          -------------       -------------

Senior Credit Facility, interest at variable rates (8.93% to 10.00% at December 31,
     1999 and 9.50% to 10.00% at December 31, 2000), secured, quarterly principal
     installments beginning June 30, 2000, maturing December 31, 2005 ..................  $ 452,021,230       $ 392,397,003
Senior 10% discount notes, net of unamortized original issue discount of
     $86,591,292 and $61,737,037, respectively, unsecured cash interest payable semi-annually in arrears beginning September 16, 2003, balloon principal
     payment of $325,000,000 due at maturity on March 15, 2008 .........................    238,408,708         263,262,963
Convertible Subordinated 5.5% notes, cash interest payable semi-annually beginning
     September 15, 2000, balloon principal payment of $200,000,000 due at maturity
     on September 15, 2007 unless redeemed on or after March 21, 2003 ..................                        200,000,000
Notes payable to former tower owners, interest from 8.0% to 13% per annum, monthly installments of principal and interest of varying amounts through December 31,
     2021, secured by various letter of credit or guaranty by related party (Note 9) ...     28,934,682          30,599,972
                                                                                          -------------       -------------

                                                                                            719,364,620         886,259,938
Less: current portion of long-term debt ................................................     (6,705,578)        (16,868,118)
                                                                                          -------------       -------------
                                                                                          $ 712,659,042       $ 869,391,820
                                                                                          =============       =============

         The remaining principal payments at December 31, 2000 were due as follows: 2001-$16,868,118; 2002-$24,067,504; 2003-$49,605,884; 2004-$85,334,454;
2005-$92,361,545; 2006 and thereafter-$679,759,470.

         Senior Credit Facility

         In December 1998 the Company significantly amended its Senior Credit Facility to provide $200 million of financing. Advances under the Senior Credit Facility accrue interest at the Company's option of either LIBOR plus a margin of up to 3.00%, as defined in the related agreement, or at the greater of the Federal Funds Effective Rate plus 0.50% or the prime rate, plus a margin of up to 2.00%. Additionally, certain financial covenants were modified. As a result of this significant modification, a write off of the deferred debt costs of $5.6 million relating to original debt issue costs is reflected in the accompanying financial statements as an extraordinary item.

         The Company's current Senior Credit Facility is with Bank of America, N.A., as administrative agent. The Senior Credit Facility is secured by a lien of substantially all of the Company's assets and a pledge of substantially all of the Company's capital stock. The Senior Credit Facility consists of the following:

         - A seven year amortizing Term A loan with $125 million outstanding as of December 31, 2000. Quarterly principal payments on this term loan begin in September 2001. Accordingly, the portion of this debt due within the next twelve months of $12.5 million has been classified as short-term.

         - An eight-year amortizing Term B loan with $110 million outstanding as of December 31, 2000. Quarterly principle payments on this term loan begin in September 2001. Accordingly, the portion of this debt due within the next twelve months of $1.1 million has been classified as short-term.

         - A revolving credit facility in an aggregate principal amount of $285 million, with an uncommitted increase option, which could increase the revolving line of credit to $435 million. At December 31, 2000, the Company had $157.4 million in borrowings and $36.5 million in letters of credit under the revolver.

                             PINNACLE HOLDINGS INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)


                  Net of these amounts, the Company had $91.1 million available for borrowing under the revolver as of December 31, 2000. After June 30, 2001, scheduled quarterly reductions in the commitment amount begin and continue through the June 30, 2006 maturity date. Based on commitment and availability levels as of December 31, 2000, the Company expects to begin making required payments on the outstanding revolver balance in 2003.

         The Senior Credit Facility indebtedness currently bears interest at variable rates based on LIBOR, plus varying margins. At the Company's option the Senior Credit Facility indebtedness may instead bear interest at the greater of the Federal Funds effective rate plus .50% or the Prime Rate varying margins. Advances under the bear interest payable in quarterly installments. In addition, the Company is required to pay commitment and customary facility fees on the total amount of commitments.

         The credit agreement contains customary covenants such as limitations on the Company's ability to incur indebtedness, to incur liens or encumbrances on assets, to make certain investments, to make distributions to shareholders, or prepay subordinated debt. Under the credit agreement, the Company may not permit the ratio of senior debt to annualized EBITDA to exceed certain amounts, as defined in the agreement. Effective April 30, 2000 the Senior Credit Facility requires that 50%-75% of certain annual excess cash flows (as defined by the Senior Credit Facility agreement) be used to pay-down balances outstanding under the revolving line of credit.

         For the fiscal quarter ended December 31, 2000, the Company was not in compliance with two financial ratio covenants under its bank loan agreement. In April of 2001, the Company obtained a one-time waiver with respect to covenant breaches so long as actual ratios met the amended requirements. The following table summarizes the initial covenant requirements and the amended requirements for the period ended December 31, 2000 and the Company's actual ratios at the respective dates:


                                                        ORIGINAL                              AMENDED
        COVENANT                                      REQUIREMENT           ACTUAL          REQUIREMENT
        --------                                     --------------      ------------      --------------

        Leverage Ratio.............................  < 5.00 to 1.00      5.05 to 1.00      < 5.40 to 1.00
        Pro Forma Debt Service Coverage Ratio......  > 1.25 to 1.00      1.20 to 1.00      > 1.10 to 1.00

         The amendment also adjusted the interest rates charged on the loan based on the quarterly leverage ratio calculations for periods subsequent to the date of the waiver. The amendment did not adjust the above ratio requirements for future measurement dates. The above ratio requirements for the next measurement date (fiscal quarter ended March 31, 2001) are 4.75 to 1.00 and 1.25 to 1.00 for the leverage and pro forma debt service coverage ratios, respectively. Based upon the Company's projections for 2001, management believes that the Company will be in compliance with its financial covenants during the next year.

         For the years ended December 31, 1998, 1999, and 2000 the Company incurred commitment fees of approximately $210,000, $430,084, and $520,701 respectively.

Senior Discount Notes

         On March 17, 1998, the Company issued $325,000,000 of the Senior Discount Notes with a scheduled maturity in 2008 through a private placement offering to institutional investors. The Company has the right to redeem the Senior Discount Notes on or after March 15, 2003 at a price 105.0%, 103.3%, 102.6% and 100.0% during the twelve month periods ending March 15, 2003, 2004, 2005, and 2006 and thereafter, respectively. In addition, the Company at any time prior to March 15, 2001 may redeem up to 35% of the Senior Discount Notes upon a public equity offering at a redemption price equal to 110% of the accreted value of the notes plus unpaid liquidated damages, if any, as of the redemption date. The Senior Discount Notes will accrete interest, representing the amortization of the original issue discount, at a rate of 10% compounded semi-annually to an amount of

                             PINNACLE HOLDINGS INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)


$325,000,000 by March 15, 2003. Thereafter, the Senior Discount Notes will pay interest at the rate of 10% semi-annually, payable in arrears on March 15 and September 16.

         Amortization of original issue discount for the year ended December 31, 1998, 1999 and 2000 was $16,167,507, $22,450,701 and $24,854,255, respectively.

Convertible Subordinated Notes

         On March 22, 2000, we completed a private placement of $200 million of the Convertible Notes to certain institutional purchasers pursuant to the exemption from registration provided by Section 4(2) of the Securities Act. We repaid outstanding revolving debt under our Senior Credit Facility with the net proceeds of $193.5 million from this private placement. We will pay interest on the Convertible Notes on March 15 and September 15 of each year. The Convertible Notes will mature on September 15, 2007 unless previously redeemed or repurchased. The Convertible Notes are convertible into Pinnacle's common stock at the option of the Convertible Note holders at an initial price of $78.375 per share, which conversion price is subject to adjustment under the terms of the Convertible Notes. We may redeem the Convertible Notes on or after March 21, 2003. Pursuant to a Registration Rights Agreement dated March 22, 2000, we filed a registration statement on May 23, 2000, to cover resales of the Convertible Notes and the shares of Common Stock issuable upon conversion of the Convertible Notes.

         Under the terms of the Registration Rights Agreement, if the registration statement was not declared effective by the SEC by September 18, 2000, the interest rate on the Convertible Notes increases by 0.5% until the registration statement is declared effective. We are currently actively pursuing the effectiveness of that registration statement. In that the registration statement was not declared effective by December 17, 2000, the rate on the notes increased by an additional 0.5%. The rate on the notes will not increase to greater than 6.5% under the terms of the Registration Rights Agreement.

         Interest Rate Swap

         The Company enters into interest rate swap agreements to manage the interest rate risk associated with certain of its variable rate debt. The swap agreements effectively converts the credit agreement floating rate debt from LIBOR plus a margin, as defined in the agreement, to a fixed rate debt plus the applicable margin under the credit agreement on an amount equal to the notional value of the interest rate swap. The Company is exposed to credit losses in the event of non-performance by counter-parties on these agreements, which the Company does not believe is significant. The following table summarizes the interest rate swap agreements:

                                                               NOTIONAL AMOUNT
                                          FIXED    --------------------------------------
EXPIRATION DATE                         PAY RATE   DECEMBER 31, 1999    DECEMBER 31, 2000
---------------                         --------   -----------------    -----------------

September 30, 2000....................    6.03%        160,000,000                  --
May 1, 2001...........................    5.85%         50,000,000                  --
September 30, 2000....................    5.84%         30,000,000                  --
September 30, 2000....................    5.75%         20,000,000                  --
March 31, 2001........................    6.80%                            260,000,000

         Approximately $217,000, $369,000, and $423,000 of interest expense was incurred in 1998, 1999 and 2000, respectively, related to the interest rate swap agreements.

7.       COMMITMENTS AND CONTINGENCIES

         Operating Leases

         The Company is obligated under noncancellable operating leases for office space, machinery and equipment and site leases which expire at various times through 2099. The majority of these leases have renewal options which

                             PINNACLE HOLDINGS INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)


range up to 10 years. Certain of the leases have purchase options at the end of the original lease term. The future minimum lease commitments under these leases at December 31, 2000 are as follows:


YEAR ENDING DECEMBER 31,
------------------------
2001.................................................. $  35,217,240
2002..................................................    30,496,876
2003..................................................    23,897,932
2004..................................................    18,452,695
2005..................................................    14,476,683
2006 and thereafter...................................    67,974,443
                                                       -------------
     Total minimum lease payments..................... $ 190,515,869
                                                       =============


         Total rent expense under noncancellable operating leases was approximately $3,623,798, $16,994,547 and $42,310,000 for the years ended
December 31, 1998, 1999 and 2000, respectively.

     Employment Agreements

         The Company has severance agreements with certain officers of the Company which grant these employees the right to receive their base salary and continuation of certain benefits for periods ranging from six to eighteen months in the event of a termination (as defined by the agreement) of such employees.

     Litigation

         As previously disclosed, we are involved in an SEC investigation and the SEC Staff has requested information from us and our former independent accountants, PWC, as part of its inquiry. The SEC's investigation appears to be focused primarily on the Motorola Antenna Site Acquisition and on the independence of PWC as Pinnacle's auditor. We have cooperated and intend to continue to cooperate with the SEC in its investigation.

         We cannot predict the outcome of the SEC's investigation. Regardless of the outcome, however, it is likely that we will incur substantial costs and that the investigation will cause a diversion of our management's time and attention.

         Recently, we announced that in order to remove uncertainty with respect to the independence issues, the Audit Committee of Pinnacle's Board of Directors authorized the engagement of the accounting firm of E&Y to reaudit our financial statements for the year ended December 31, 1999 and audit the year ended December 31, 2000. As a result of the reaudit of 1999 and the audit of 2000, we revised our accounting for certain costs capitalized in connection with the Motorola Antenna Site Acquisition. In our revised financial statements, we have determined to capitalize all costs that relate directly to the acquisition except those post-closing costs that are deemed to more than incidentally reduce our need to incur ongoing business expenses necessary to integrate those assets into our operations.

         Florence Foster, on behalf of herself and others similarly situated, filed an action on March 23, 2001 against us, Steven R. Day, Jeffrey J. Card and Robert Wolsey in the United States District Court for the Middle District of Florida, Tampa Division, Case No.: 8:01-CV-624-T-27MSS. Subsequently, one or more substantially identical actions were filed in the same court. The named plaintiffs in these actions claimed to have filed the actions on behalf of all persons who purchased our securities during the "class period" between January 18, 2000 and March 17, 2001. The plaintiffs allege that we and two of our current officers, Steven R. Day and Robert Wolsey, and one of its former officers, Jeffrey J. Card, violated Section 10 and Rule 10b-5 of the Securities Exchange Act of 1934, as amended by making misleading statements relating to certain of our financial statements, the Motorola Antenna Site Acquisition and other related matters in various press releases and filings with the SEC. The plaintiffs have

                             PINNACLE HOLDINGS INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)


also alleged that Messrs. Day, Card and Wolsey violated Section 20(a) of the Securities Exchange Act of 1934, as amended, which makes persons who control a "primary violator" vicariously liable for the primary violator's violation of
Section 10 and Rule 10b-5. The plaintiffs have requested compensatory damages, attorneys' fees, experts' fees and other relief. We intend to respond appropriately and in our best interests to these suits.

         The Company is not a party to any material legal proceedings other than routine litigation incidental to its business. In the opinion of management, the amount of ultimate liability with respect to these actions will not materially affect the financial position or results of operations of the Company.

     Tenant Leases

         The following is a schedule by year of total rentals to be received for tower space under noncancellable lease agreements as of December 31, 2000:


YEAR ENDING DECEMBER 31,
------------------------
2001.................................................. $   108,213,575
2002..................................................      97,577,679
2003..................................................      83,017,000
2004..................................................      64,815,274
2005..................................................      40,343,112
2006 and thereafter...................................     112,942,402
                                                       ---------------
                                                       $   506,909,042
                                                       ===============

         Principally all of the leases provide for renewal at varying escalations. Leases with fixed-rate escalations have been included above.

8.       PUBLIC OFFERINGS AND STOCKHOLDERS' EQUITY

     Public Offerings

         Initial Public Offering

         On February 19, 1999, the Company completed its IPO whereby the Company sold 20,000,000 shares of a new class of common stock (the "Common Stock"). In addition, on March 19, 1999, the Underwriters over-allotment option was exercised to the extent that an additional 2,026,000 shares were sold. The initial price per share was $14, resulting in net proceeds from the IPO of approximately $288 million after deducting costs of the offering of approximately $2.0 million.

         In connection with the IPO, pursuant to a recapitalization agreement between the Company, its largest stockholder, ABRY Broadcast Partners II, L.P. ("ABRY II"), and certain members of the Company's management that are stockholders of the Company, the Company converted all outstanding shares of each class of the Company's five classes of common stock into shares identical to the Common Stock sold in the IPO and paid to the holders of certain of such classes of common stock preferential amounts and yields. The certificate of incorporation of the Company was amended immediately prior to the consummation of the IPO to eliminate the multiple classes of the Company's common stock and create the now single class of Common Stock. All of the outstanding shares of all the classes of common stock of the Company other than Class D common stock were converted into approximately 8,571,260 shares of Common Stock and all shares of Class D common stock were converted into approximately 1,428,691 shares of Common Stock. All unvested shares of Class D common stock held by employees at the date of the IPO became vested shares.

                             PINNACLE HOLDINGS INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)


         The holders of the Company's outstanding (prior to the above described conversion) shares of Class A common stock, Class B common stock and Class E common stock were collectively paid approximately $38.9 million by the Company from proceeds of the IPO, which amount equaled the amount of preferences such shares were entitled to over the other classes of the Company's common stock pursuant to the Company's certificate of incorporation before giving effect to the amendment relative to the conversion of those shares as described above. In addition, the holders of the Company's outstanding (prior to the above described conversion) shares of Class A common stock were collectively paid approximately $4.8 million by the Company from proceeds of the IPO, which amount equaled the amount of yield such shares had accrued from the date of their issuances through June 30, 1997 pursuant to the Company's certificate of incorporation before giving effect to the amendment relative to the conversion of those shares as described above.

         Other uses of proceeds from the IPO were: (1) approximately $32.0 million redeemed the outstanding shares of the Company's Series A Senior Preferred Stock (the "Senior Preferred Stock"); (2) approximately $61.7 million redeemed the outstanding shares of the Company's Series B Junior Preferred Stock (the "Junior Preferred Stock"); (3) approximately $15.7 million repaid in full and retired a loan from ABRY II; (4) approximately $123.8 million repaid outstanding borrowings under the Company's Senior Credit Facility (as defined herein); and, (5) $11.4 million was used to fund the closing of pending acquisitions proximate to the date the funds were available from the IPO.

         Secondary Offering

         On July 27, 1999, we completed a secondary offering of common stock (the "July Offering") whereby we sold 8,650,000 shares of our common stock. The price per share was $25, resulting in net proceeds from the July Offering of approximately $206 million. Certain stockholders of Pinnacle also sold 2,350,000 shares of common stock, the net proceeds of which are not available to us. The proceeds from the July Offering were invested initially in short-term liquid securities and were used in conjunction with Pinnacle's availability of senior debt under our amended Senior Credit Facility to fund acquisitions, the construction of new communications sites and improvements to existing communications sites.

         On January 24, 2000, we completed another secondary offering of common stock (the "January Offering") whereby we sold 7,200,000 shares of our common stock. The price per share was $41, resulting in net proceeds from the January Offering of approximately $283 million. Certain stockholders of Pinnacle also sold 3,150,000 shares of common stock, the net proceeds of which are not available to us. The proceeds from the January Offering were invested initially in short-term liquid securities and were used with borrowings made under the Senior Credit Facility to fund acquisitions, the construction of new communications sites and improvements to existing communications sites, all of which was used as of December 31, 2000. The total shares sold included a concurrent exercise of the underwriters' over-allotment option whereby 1,350,000 shares were sold (including 450,000 shares sold by certain of our stockholders).

         Also in conjunction with the Motorola Antenna Site Acquisition the Company issued 418,520 shares of its common stock to Motorola as part of the consideration given for the acquisition. These shares were recorded at the fair value of the securities when the terms of the acquisition were agreed to and announced.

     Unsuccessful Offering Costs

         During August 2000, we discontinued a secondary offering of common stock due to market conditions relative to our stock price. As discussed elsewhere herein, we believe that we remain effectively precluded from accessing the equity and debt markets on attractive terms. Accordingly, we have written off as an expense for the year ended December 31, 2000 $1.3 million in non-recurring costs incurred related to this unsuccessful equity offering process, which costs would have been recorded as a reduction of additional paid in capital from the offering had the offering been completed.

                             PINNACLE HOLDINGS INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)


     Stockholders' Equity Prior to the IPO

         Capital Contribution Commitment

         As of December 31, 1998, the principal stockholders of the Company (ABRY II, and Messrs. Wolsey, Dell'Apa and Day) were parties to a Subscription and Stockholders Agreement, dated as of May 16, 1996, as amended (the "Stockholders Agreement"). Pursuant to the Stockholders Agreement, ABRY II agreed to make capital contributions to the Company, up to an aggregate capital contribution of $50.0 million. As of December 31, 1998, ABRY II had contributed $37.2 million and had guaranteed an additional $3.9 million of other debt under the aggregate $50.0 million capital contribution commitment. Such capital contribution commitment terminated upon the closing of the IPO. Additionally, as of December 31, 1998, ABRY II or an affiliate had contributed separately $73.7 million to the Company, including $15.0 million outstanding under the ABRY Bridge Loan and $58.7 million of Junior Preferred Stock. The Stockholders Agreement was terminated upon completion of the IPO.

         Mandatorily Redeemable Preferred Stock, Preferred Stock and Warrants.

         On September 30, 1998, in connection with the MobileMedia Acquisition the Company sold 30,000 shares of newly authorized Senior Preferred Stock. These shares carry a liquidation preference of $30 million in the aggregate, and were sold with an attached warrant to purchase 10,000 shares of Class F common stock at $.01 per share. Dividends on the Senior Preferred Stock accrue at a rate of 14% through March 31, 1999, 14.75% from April 1, 1999 through June 30, 1999, 15.5% from July 1, 1999 through September 30, 1999 and 16% thereafter. At the Company's option, such dividends can be paid by the issuance of additional shares of such stock. The Senior Preferred Stock is redeemable at the Company's option, at liquidation preference, at any time upon 30 days advance notice. The Senior Preferred Stock is mandatorily redeemable on September 30, 2008. The warrants (valued using the Black-Scholes option pricing model) are recorded at fair value and are exercisable at a nominal price for a period of eight and one-half years commencing 18 months following the issuance of the Senior Preferred Stock. If the Senior Preferred Stock is redeemed prior to 18 months after its initial issuance, the warrants may not be exercised and will be cancelled. The warrants expire on September 3, 2008.

         ABRY/Pinnacle, Inc., an affiliate of ABRY Broadcast Partners II, L.P., purchased newly authorized Junior Preferred Stock with a liquidation preference of $32.5 million. Dividends accrue at a rate of 14% and, at the Company's option, may be paid by the issuance of additional shares of such stock. The Junior Preferred Stock is not mandatorily redeemable. In December 1998, the Company sold additional shares of the Series B Junior Preferred Stock to ABRY/Pinnacle, Inc. with a liquidation preference of $26.2 million. The Junior Preferred Stock is redeemable at the Company's option, at liquidation preference, at any time.

         The Senior Preferred Stock and the Junior Preferred Stock have not been and will not be registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.

         Stock Incentive Plan

         The Pinnacle Holdings Inc. Stock Incentive Plan (the "Plan") became effective July 1, 1998. The Plan provides for awards consisting of stock option and restricted stock grants ("Awards") to employees, non-employee directors, and other persons who perform services for the Company. The Plan is administered by a committee consisting of at least two non-employee directors of the Company (the "Committee").

         The maximum number of shares of Common Stock that may be made subject to Awards granted under the Plan is approximately 5,000,000. In the event of any change in capitalization of the Company, however, the Committee shall adjust the maximum number and class of shares with respect to which Awards may be granted, the number and class of shares which are subject to outstanding Awards may be granted, the number and class of shares which are subject to outstanding Awards and the purchase price therefor. In addition, if any Award expires or

                             PINNACLE HOLDINGS INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)


terminates without having been exercised, the shares of Common Stock subject to the Award again become available for grant under the Plan.

         The Committee is authorized to grant to eligible persons incentive stock options ("ISO") or nonqualified stock options ("NSO"). During any calendar year, the Committee shall not grant to any eligible person options to purchase more than 1,000,000 shares of Common Stock. The term of an ISO cannot exceed 10 years, and the exercise price of any ISO must be equal to or greater than the fair market value of the shares of Common Stock on the date of the grant. Any ISO granted to a holder of 10% or more of the combined voting power of the capital stock of the Company must have an exercise price equal to or greater than 110% of the fair market value of the Common Stock on the date of grant and may not have a term exceeding five years from the grant date. The exercise price and the term of an NSO shall be determined by the Committee on the date that the NSO is granted.

         Options shall become exercisable in whole or in part on the date or dates specified by the Committee. The Committee, in its sole discretion, may accelerate the date or dates on which an option becomes exercisable. Each option shall expire on such date or dates as the Committee shall determine at the time the option is granted. Upon termination of an optionee's employment with the Company for death or disability, options granted to the employee will expire on the earlier of the expiration date specified in the agreement or 1 year from the date of termination. Upon termination of an optionee's employment with the Company for retirement or involuntary termination other than for cause, options granted to the employee will expire on the earlier of the expiration date specified in the agreement or 90 days from the date of termination. Upon termination of an optionee's employment for any other reasons, options granted to the employee will expire on the earlier of the expiration date specified in the agreement or 30 days from the date of termination. If an optionee's employment with the Company is terminated for cause (as defined in the Stock Incentive Plan), all of such person's Options shall immediately terminate.

         The Committee may also grant to an eligible person an award of Common Stock subject to future service and such other restrictions and conditions as the Committee may determine ("Restricted Stock"). The Committee will determine the terms of such Restricted Stock, including the price, if any, to be paid by the recipient for the restricted stock, the restrictions placed on the shares and the time or times when the restrictions will lapse, at the time of the granting thereof.

         A summary of the Company's stock option plan for each of two years ended December 31, 2000, is summarized as follows:


                                                NUMBER              EXERCISE          WEIGHTED AVERAGE
                                               OF SHARES          PRICE RANGE          EXERCISE PRICE
                                               ---------       -----------------      ----------------

Under option, December 31, 1998..........              0       $    --                     $   --

Granted..................................      2,980,693       $ 14.00 - $ 22.75           $16.40
Forfeited................................         29,000       $ 16.50 - $ 22.75           $19.73
                                               ---------                                   ------
Under option, December 31, 1999..........      2,951,693       $ 14.00 - $ 22.75           $16.36
Granted..................................      2,019,000       $  5.28 - $ 60.13           $16.32
Forfeited................................        900,896       $ 14.00 - $ 47.00           $16.96
Exercised................................        136,122       $ 14.50 - $ 16.50           $15.24
                                               ---------                                   ------
Under option, December 31, 2000..........      3,933,675       $  5.28 - $ 60.13           $16.24

                             PINNACLE HOLDINGS INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)


         A summary of outstanding and exercisable options at December 31, 2000 is summarized as follows:

                                                 OPTIONS OUTSTANDING                            OPTIONS EXERCISABLE
                                 -----------------------------------------------------   -------------------------------
                                                 WEIGHTED-AVERAGE
RANGE OF                           NUMBER            REMAINING        WEIGHTED-AVERAGE      NUMBER      WEIGHTED-AVERAGE
EXERCISE PRICES                  OF SHARES       CONTRACTUAL LIFE      EXERCISE PRICE     OF SHARES      EXERCISE PRICE
---------------                  ---------       ----------------     ----------------    ---------     ----------------
$14.00 - $16.50............       2,072,425         9.34 years            $15.94            377,231          $16.04
$22.75 - $35.38............         466,250         9.79 years            $30.25             37,800          $22.74
$ 5.28 - $ 8.69............       1,275,000         9.99 years            $ 8.66                 --              --
$44.88 - $60.13............         120,000         9.85 years            $ 47.8                 --              --
                                  ---------                                                 -------
                                  3,933,675                                                 415,031

         The Company has adopted the disclosure-only provisions of SFAS No. 123. Accordingly, no compensation cost has been recognized for the stock option plans. Had compensation costs for the stock option plans been determined based on the fair value at the date of grant for awards in 1999 consistent with the provisions of SFAS No. 123, the Company's net loss would have been increased to the pro forma amounts indicated below:

                                                                          YEAR ENDED           YEAR ENDED
                                                                      DECEMBER 31, 1999    DECEMBER 31, 2000
                                                                      -----------------    -----------------
                                                                       (IN THOUSANDS EXCEPT PER SHARE DATA)
Net loss attributable to common stockholders:
     As reported...................................................    $      (64,024)      $    (124,295)
     Pro forma.....................................................    $       67,955       $     129,818

Basic and diluted loss attributable to common stockholders per share:
     As reported...................................................    $        (1.96)      $       (2.59)
     Pro forma.....................................................    $        (2.09)      $       (2.71)

         There was no pro forma effect for 1998 as no options were vested or granted. These pro forma amounts may not be representative of future disclosures since the estimated fair value of stock options is amortized to expense over the vesting period and additional options may be granted in future years. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions:

                                                                              1999        2000
                                                                              ----        ----
Risk-free interest rate.................................................      5.66%        5.48%
Expected volatility.....................................................     73.25%       96.90%
Dividend yield..........................................................        --           --
Weighted average expected life of options...............................     6 years      6 years

         During the year, certain options were modified to accelerate vesting upon a change in control, as defined in the agreement. If a change in control occurs in the future, the Company would be required to recognize a charge to compensation expense to the extent that an employee ultimately retains an option that would have been otherwise forfeited under the option's original vesting terms.

                             PINNACLE HOLDINGS INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)


9.       LOSS PER SHARE

         The following table sets forth the computation of basic and diluted loss per common share:

                                                                              YEAR ENDED DECEMBER 31,
                                                                 ---------------------------------------------------
                                                                     1998               1999                2000
                                                                 ------------       ------------       -------------
Numerator:
   Loss before extraordinary item .............................  $(36,629,504)      $(61,093,390)      $(124,294,866)
   Extraordinary item .........................................     5,641,573                 --                  --
                                                                 ------------       ------------       -------------
   Net loss ...................................................   (42,271,077)       (61,093,390)       (124,294,866)
   Preferred stock dividends and accretions ...................     3,094,162          2,930,338
                                                                 ------------       ------------       -------------
   Numerator for basic loss per share-loss attributable
      to common Stockholders ..................................   (45,365,239)       (64,023,728)       (124,294,866)
   Effect of dilutive securities ..............................            --                 --
                                                                 ------------       ------------       -------------
   Numerator for diluted loss per share--loss attributable
       to common stockholders after assumed
       conversions ............................................  $(45,365,239)      $(64,023,728)      $(124,294,866)
                                                                 ============       ============       =============
Denominator:
   Denominator for basic loss per share .......................     9,781,893         32,588,050          47,918,183
   Effect of dilutive securities ..............................            --                 --                  --
                                                                 ------------       ------------       -------------
      Denominator for diluted loss per share -
         adjusted weighted average shares and assumed .........     9,781,893         32,588,050          47,918,183
                                                                 ============       ============       =============
Basic loss attributable to common stockholders per share ......  $      (4.64)      $      (1.96)      $       (2.59)
                                                                 ============       ============       =============
Diluted loss attributable to common stockholders per share ....  $      (4.64)      $      (1.96)      $       (2.59)
                                                                 ============       ============       =============


10.      INCOME TAXES

         Pinnacle has made an election to be taxed as a REIT under the Code. Pinnacle and its qualified REIT subsidiaries will generally not be subject to Federal income tax at the corporate level if 95% (90% beginning January 1, 2001) of its taxable income is distributed to its shareholders. REITs are also subject to a number of other organizational and operational requirements. If the Company fails to qualify as a REIT in any taxable year, its taxable income will be subject to Federal income tax at regular corporate tax rates. Even though the Company qualifies as a REIT, it may be subject to certain state and local taxes and to Federal income and excise taxes on undistributed income.

         At December 31, 2000, the Company's REIT net operating loss ("NOL") carryover was approximately $226 million. The NOL carryover may be used to offset all or a portion of the Company's REIT income, and as a result, reduce the amount that the Company must distribute to shareholders to maintain its status as a REIT. $13 million of the NOL is scheduled to expire after 2012 and $213 million is scheduled to expire after 2018. As a result of recent capital ownership changes, utilization of the NOL generated in time periods prior to those changes will be limited annually to the specific amounts determined in accordance with the Code.

         Pinnacle owns non-REIT subsidiaries that are subject to Federal and state income taxes. These entities are consolidated with Pinnacle for financial reporting purposes but file separate from Pinnacle for income tax reporting purposes. These subsidiaries have generated taxable losses to date of $10.2 million and the tax asset of $3.9 million created from the losses has been offset by a valuation allowance. A deferred tax liability in the amount of $14.4 million was established during the year 2000 resulting from asset basis differences related to the stock acquisitions of non-REIT subsidiaries.

         The Company expanded its operations into Canada during the calendar year 1999 and into the United Kingdom during calendar year 2000. These subsidiaries have generated taxable losses to date of $2.6 million and the tax

                             PINNACLE HOLDINGS INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)


asset of $1.1 million created from the losses has been offset by a valuation allowance. $1.6 million of the NOL carryforward related to Canada is scheduled to expire after 2006. $1 million of the NOL carryforward relates to the United Kingdom and can be carried forward indefinitely.

         Components Of Net Deferred Tax Liability (in thousands)

                                                                                      1999           2000
                                                                                    --------       --------
Fixed Assets .................................................................      $     --       $(13,793)
Net operating losses from non-REIT subsidiaries ..............................           195          3,869
Net operating losses from foreign subsidiaries ...............................           115          1,062
Valuation allowance ..........................................................          (310)        (4,931)
Net deferred tax liability ...................................................      $     --       $(13,793)

The net deferred tax liability is included in other long-term liabilities.

         Statutory Rate Reconciliation (in thousands)

                                                                                      1999           2000
                                                                                    --------       --------
Tax at statutory rate ........................................................       (22,849)       (46,486)
Exemption for REIT ...........................................................        22,539         41,865
Deferred tax benefit .........................................................            --            575
Change in valuation allowance ................................................           310          4,621
Net tax benefit (provision) ..................................................      $     --       $    575

11.      RELATED PARTY TRANSACTIONS

         In 1998 and 1999, certain board members and/or stockholders provided management services to the Company. The Company paid up to $75,000, plus certain reimbursable costs incurred on behalf of the Company, each year for such management services. The Company paid approximately $834,192, $232,500, and $0 for such services and related reimbursable expenses for the years ended December 31, 1998, 1999, and 2000, respectively. At December 31, 1999 and 2000, $0 was due to these related parties for management services and related reimbursable costs.

         A balance due from officers of $161,246 and $55,293 is included in other assets at December 31, 1999 and 2000, respectively. During 1999 and 2000 the Company made payments for services of $14,596 and $323,027 to an unaffiliated company controlled by the Company's Chief Executive Officer. Such payments represent arms length transactions at pricing consistent and competitive with those of other unrelated parties who provide similar services. Also see Note 6 for related party debt and Note 8 for certain related party equity transactions.

12.      EMPLOYEE BENEFIT PLAN

         Effective January 1, 1997, the Company began participating in a 401(k) plan of the majority stockholder. The plan covers substantially all employees. Benefits vest based on number of years of service. To participate in the plan, employees must be at least 21 years old and have completed six months of service. The Company has not made any contributions to the plan.

13.      SUBSEQUENT EVENTS

         Acquisitions

         Subsequent to December 31, 2000 through April 12, 2001 the Company has completed acquisitions of six telecommunications sites for a purchase price of approximately $1.7 million and as of April 12, 2001 it is a party to one letter of intent to purchase one telecommunications site, reflecting an aggregate commitment to pay approximately $.1 million.

                             PINNACLE HOLDINGS INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)


14.  RESTATEMENT

     We restated our audited financial statements for the year ended December 31, 1999, and our unaudited financial statements for the quarters ended March 31, 2000, June 30, 2000, and September 30, 1999 and 2000, to expense certain costs previously capitalized as direct costs of the Motorola Antenna Site Acquisition and to accrue direct costs of the Motorola Antenna Site Acquisition only as the related services are performed. Direct costs incurred in connection with a purchased business are required to be capitalized and indirect costs are required to be expensed. Determining under available accounting guidance which costs or portions thereof are direct, as opposed to indirect, requires the exercise of a certain amount of judgment. Upon completion of the Motorola Antenna Site Acquisition, we determined to capitalize all pre- and post-closing costs directly related to the acquisition. Following an inquiry by the SEC and, after consulting with our new independent auditors, E&Y, we reconsidered our previous accounting judgment and concluded it was appropriate to capitalize all costs that relate directly to the acquisition except those post-closing costs that are deemed to more than incidentally reduce our need to incur ongoing business expenses necessary to integrate those assets into our operations. Additionally, we had previously, at the date of the acquisition, accrued estimated direct costs of acquisitions regardless of whether the costs had been incurred as of that date. We have now concluded that such costs should be accrued as the services are incurred.

                             PINNACLE HOLDINGS INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)


     The following is a summary of unaudited results of operations for the years ended December 31, 1999 and 2000:

                    CONSOLIDATED STATEMENT OF OPERATIONS 1999

                                              THREE MONTHS        THREE MONTHS
                                                 ENDED                ENDED          THREE MONTHS ENDED   THREE MONTHS ENDED
                                             MARCH 31, 1999       JUNE 30, 1999      SEPTEMBER 30, 1999   DECEMBER 31, 1999
                                           -----------------    -----------------    ------------------   -----------------
                                              (UNAUDITED)         (UNAUDITED)           (UNAUDITED)          (UNAUDITED)
Revenues ...............................   $      12,008,208    $      13,748,759    $      22,757,176    $      36,605,088
Direct operating expenses, excluding
   depreciation and amortization .......           2,232,651            2,594,756            6,986,011           13,441,510
                                           -----------------    -----------------    -----------------    -----------------
Gross margin, excluding depreciation
   and amortization ....................           9,775,557           11,154,003           15,771,165           23,163,578
Other expenses:
   General and administrative ..........             843,464              768,791            1,243,505            2,009,388
   Corporate development ...............           1,711,283            1,559,781            2,920,787            5,445,269
   State franchise, excise and
     minimum taxes .....................             200,975              203,359              295,502              407,789
   Depreciation and amortization .......           8,994,211           10,654,460           14,749,704           22,288,722
                                           -----------------    -----------------    -----------------    -----------------
 . ......................................          11,749,933           13,186,391           19,209,498           30,151,168
                                           -----------------    -----------------    -----------------    -----------------
Loss from operations ...................          (1,974,376)          (2,032,388)          (3,438,333)          (6,987,590)
Interest expense .......................           3,900,192            4,339,867            6,199,411            8,513,545
Amortization of original issue
   discount and debt issuance costs ....           5,428,504            5,799,189            6,107,045            6,372,950
                                           -----------------    -----------------    -----------------    -----------------
Net loss ...............................         (11,303,072)         (12,171,444)         (15,744,789)         (21,874,085)
Payable-in-kind preferred dividends
   and accretion .......................           2,930,339                   --                   --                   --
                                           -----------------    -----------------    -----------------    -----------------
Net loss attributable to common
   stockholders ........................   $     (14,233,411)   $     (12,171,444)   $     (15,744,789)   $     (21,874,085)
                                           =================    =================    =================    =================
Basic and diluted loss attributable
   to common stockholders per share ....               (0.79)               (0.38)               (0.38)               (0.50)
                                           =================    =================    =================    =================
Weighted average number of common
   shares outstanding ..................          18,067,484           32,026,000           38,842,567           41,094,471
                                           =================    =================    =================    =================

                             PINNACLE HOLDINGS INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)


                      CONSOLIDATED STATEMENT OF OPERATIONS


                                       AS PREVIOUSLY                  AS PREVIOUSLY                 AS PREVIOUSLY
                                       REPORTED THREE   THREE MONTHS  REPORTED THREE  THREE MONTHS  REPORTED THREE  THREE MONTHS
                                        MONTHS ENDED       ENDED       MONTHS ENDED      ENDED       MONTHS ENDED      ENDED
                                          MARCH 31,      MARCH 31,      JUNE 30,        JUNE 30,     SEPTEMBER 30,  SEPTEMBER 30,
                                           2000            2000          2000            2000            2000           2000
                                        ------------   ------------   ------------   ------------   ------------   ------------
                                                        (RESTATED)                    (RESTATED)                    (RESTATED)
                                        (UNAUDITED)    (UNAUDITED)    (UNAUDITED)     (UNAUDITED)    (UNAUDITED)    (UNAUDITED)
Revenues .............................  $ 39,923,411   $ 39,923,411   $ 44,359,176   $ 44,359,176   $ 45,313,138   $ 45,313,138
Direct operating expenses, excluding
   depreciation and amortization .....    14,340,667     14,345,868     14,957,003     14,957,003     16,958,003     16,958,003
                                        ------------   ------------   ------------   ------------   ------------   ------------
Gross margin, excluding depreciation
   and amortization ..................    25,582,744     25,577,543     29,402,173     29,402,173     28,355,135     28,355,135
                                        ------------   ------------   ------------   ------------   ------------   ------------
Other expenses:
General and administrative ...........     1,906,605      2,093,068      2,106,522      2,106,522      4,030,682      4,030,682
Corporate development ................     3,870,986      6,567,815      4,276,878      6,954,531     13,619,585     14,187,345
State franchise, excise and minimum
   taxes .............................       366,240        366,240        376,114        376,114        100,944        100,944
Depreciation and amortization ........    26,395,597     24,761,027     28,519,433     27,004,870     31,875,795     30,634,215
                                        ------------   ------------   ------------   ------------   ------------   ------------
                                          32,539,428     33,788,150     35,278,947     36,442,037     49,627,006     48,953,186
                                        ------------   ------------   ------------   ------------   ------------   ------------
Loss from operations .................    (6,956,684)    (8,210,607)    (5,876,774)    (7,039,864)   (21,271,871)   (20,598,051)
Interest expense .....................     8,775,993      8,775,993      7,534,684      7,534,684     10,791,905     10,791,905
Amortization of original
   issue discount and debt
   issuance costs ....................     6,425,730      6,425,730      6,823,822      6,823,822      6,961,131      6,961,131
Foreign currency transaction loss ....            --             --             --             --             --
Minority interest in subsidiary ......                           --             --             --        (60,297)       (60,297)
                                        ------------   ------------   ------------   ------------   ------------   ------------
Loss before income tax benefit .......   (22,158,407)   (23,412,330)   (20,235,280)   (21,398,370)   (38,964,610)   (38,290,790)
Income tax benefit
Net loss attributable to common
    stockholders .....................   (22,158,407)   (23,412,330)   (20,235,280)   (21,398,370)   (38,964,610)   (38,290,790)
                                        ============   ============   ============   ============   ============   ============
Basic and diluted loss
   attributable to common stockholders
   per share .........................  $      (0.48)  $      (0.50)  $      (0.43)  $      (0.45)  $      (0.80)  $      (0.79)
Weighted average number of common
  shares outstanding .................    46,478,027     46,478,027     47,411,489     47,411,489     47,746,133     47,746,133
                                        ============   ============   ============   ============   ============   ============

                             PINNACLE HOLDINGS INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)


                                                                THREE MONTHS ENDED       YEAR ENDED
                                                                DECEMBER 31, 2000     DECEMBER 31, 2000
                                                                ------------------    -----------------
                                                                   (UNAUDITED)
Revenues .................................................        $  46,052,261         $ 175,647,986
Direct operating expenses, excluding depreciation and
    amortization .........................................           17,548,699            63,809,573
                                                                  -------------         -------------
Gross margin, excluding depreciation and amortization ....           28,503,562           111,838,413
                                                                  -------------         -------------
Other expenses:
    General and administrative ...........................            4,375,005            12,605,277
    Corporate development ................................           14,159,811            41,869,502
    State franchise, excise and minimum taxes ............              340,497             1,183,795
    Depreciation and amortization ........................           32,779,791           115,179,903
                                                                  -------------         -------------
                                                                     51,655,104           170,838,477
                                                                  -------------         -------------
Loss from operations .....................................          (23,151,542)          (59,000,064)
Interest expense .........................................           11,177,415            38,279,997
Amortization of original issue discount and debt issuance
    costs ................................................            7,216,312            27,426,995
Foreign currency transaction loss ........................              342,120               342,120
Minority interest in subsidiary ..........................             (119,013)             (179,310)
                                                                  -------------         -------------
Loss before income tax benefit ...........................          (41,768,376)         (124,869,866)

Income tax benefit .......................................              575,000               575,000
Net loss attributable to common stockholders .............        $ (41,193,376)        $(124,869,866)
                                                                  =============         =============
Basic and diluted loss attributable to common stockholders
    per share ............................................                (0.85)                (2.59)
Weighted average number of common shares outstanding .....           48,430,593            47,918,183
                                                                  =============         =============

                    PINNACLE HOLDINGS, INC. AND SUBSIDIARIES
          SCHEDULE II -- SCHEDULE OF VALUATION AND QUALIFYING ACCOUNTS

                                                  BALANCE AT                                                       BALANCE AT
                                                  BEGINNING      CHARGED TO                                        END OF
DESCRIPTION                                       OF PERIOD      OPERATIONS      DEDUCTIONS       OTHER(1)         PERIOD
-----------                                      -----------     -----------     ----------     -------------     -----------
Allowance for doubtful accounts receivable:
   December 31, 2000..........................   $ 3,327,411     $ 4,072,247      $ 531,974     $ (1,326,662)     $ 5,541,022
   December 31, 1999..........................       125,000       1,668,000        703,000        2,237,411        3,327,411
   December 31, 1998..........................        70,000         452,000        397,000                           125,000

     (1) Other includes recoveries, acquisitions and disposals, and the effect of fluctuations in foreign currency.

                             PINNACLE HOLDINGS INC.
                 UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS


                                                                                DECEMBER 31,         MARCH 31,
                                                                                   2000                2001
                                                                                -----------         -----------
                                                                                                    (UNAUDITED)
                                                                              (IN THOUSANDS, EXCEPT PER SHARE DATA)
ASSETS
Current assets:
   Cash and cash equivalents ...........................................        $    44,233         $    34,705
   Accounts receivable, net ............................................             18,056              22,149
   Prepaid expenses and other current assets ...........................             10,984              11,123
                                                                                -----------         -----------
      Total current assets .............................................             73,273              67,977

Fixed assets, net ......................................................          1,307,945           1,300,790
Leasehold interests, net ...............................................             62,482              52,608
Deferred debt issue costs, net .........................................             18,094              19,180
Other assets ...........................................................              7,813               9,070
                                                                                -----------         -----------
                                                                                $ 1,469,607         $ 1,449,625
                                                                                ===========         ===========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable .....................................................        $     4,993         $     8,917
  Accrued expenses .....................................................             22,735              23,428
  Deferred revenue .....................................................              6,795               7,167
  Interest rate swap liability .........................................                 --               9,040
  Current portion of long-term debt ....................................             16,868              21,803
                                                                                -----------         -----------
    Total current liabilities ..........................................             51,391              70,355
Long-term debt .........................................................            869,392             870,006
Other liabilities ......................................................             14,400              14,208
                                                                                -----------         -----------
                                                                                    935,183             954,569
Minority interest in subsidiary ........................................                321                 942
Commitments and contingencies (Note 7) .................................                 --                  --
Stockholders' equity:
   Preferred stock, $.001 par value, 5,000,000 shares authorized;
      0 shares issued and outstanding at December 31, 2000 and
      March 31, 2001 ...................................................                 --                  --
   Common Stock, $.001 par value, 100,000,000 shares authorized;
      48,430,593 shares issued and outstanding at
      December 31, 2000 and March 31, 2001 .............................                 48                  48
  Additional paid-in capital ...........................................            773,240             773,231
  Accumulated other comprehensive income (loss) ........................               (403)             (2,820)
  Accumulated deficit ..................................................           (238,782)           (276,345)
                                                                                -----------         -----------
                                                                                    534,103             494,114
                                                                                -----------         -----------
                                                                                $ 1,469,607         $ 1,449,625
                                                                                ===========         ===========

      The accompanying Notes to Unaudited Condensed Consolidated Financial Statements are an integral part of these condensed financial statements.

                             PINNACLE HOLDINGS INC.
            UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                 THREE MONTHS ENDED MARCH 31,
                                                                                   2000                2001
                                                                                -----------         -----------
                                                                               (UNAUDITED)          (UNAUDITED)
                                                                             (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenues ...............................................................        $    39,923         $    48,275
Direct operating expenses, excluding depreciation and amortization .....             14,346              17,563
                                                                                -----------         -----------
Gross margin, excluding depreciation and amortization ..................             25,577              30,712
Other expenses:
  General and administrative ...........................................              2,093               3,286
  Corporate development ................................................              6,568               6,871
  State franchise, excise and minimum taxes ............................                366                 478
  Depreciation and amortization ........................................             24,761              32,900
                                                                                -----------         -----------
                                                                                     33,788              43,535
                                                                                -----------         -----------
Loss from operations ...................................................             (8,211)            (12,823)
Interest expense .......................................................              8,776              17,570
Amortization of original issue discount and debt issuance costs ........              6,426               7,188
Foreign currency transaction loss ......................................                 --                 366
Minority interest in net loss of subsidiary ............................                 --                 (78)
                                                                                -----------         -----------
Loss before income tax benefit .........................................            (23,413)            (37,869)
Income tax benefit .....................................................                 --                 306
                                                                                -----------         -----------
Net loss ...............................................................            (23,413)            (37,563)
                                                                                ===========         ===========
Basic and diluted net loss per common share ............................        $     (0.50)        $     (0.78)
Weighted average number of common shares outstanding ...................             46,478              48,431
                                                                                ===========         ===========



The accompanying Notes to Unaudited Condensed Consolidated Financial Statements are an integral part of these condensed financial statements.

                             PINNACLE HOLDINGS INC.
 UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY


                                                                                   ACCUMULATED
                                                    COMMON STOCK      ADDITIONAL      OTHER
                                                  -----------------    PAID-IN     COMPREHENSIVE      ACCUMULATED    STOCKHOLDERS
                                                  SHARES     AMOUNT    CAPITAL     INCOME (LOSS)        DEFICIT         EQUITY
                                                  ------     ------   ----------   -------------      -----------    ------------
Balance at December 31, 2000..................    48,431     $   48   $  773,240   $        (403)     $ (238,782)    $   534,103
Unaudited:
Comprehensive income (loss):
  Net loss....................................                                                           (37,563)        (37,563)
Foreign currency translation gain (loss)......                                              1,085                          1,085
Cumulative effect of change in accounting
   for derivative financial instruments,
   net of applicable income taxes.............                                             (4,002)                        (4,002)
Losses (gains) reclassified into earnings
   from other comprehensive income (loss)
   net of applicable income taxes.............                                                500                            500
                                                                                                                     -----------
Total comprehensive income (loss).............                                                                           (39,980)
Repurchase of common stock, net of issuance
   costs, and conversion......................                                (9)                                             (9)
                                                  ------     ------   ----------   --------------     -----------    -----------
Balance at March 31, 2001.....................    48,431     $   48   $  773,231   $       (2,820)    $ (276,345)    $   494,114
                                                  ======     ======   ==========   ===============    ==========     ===========

The accompanying Notes to Unaudited Condensed Consolidated Financial Statements are an integral part of these condensed financial statements.

                             PINNACLE HOLDINGS INC.
            UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                                  THREE MONTHS ENDED MARCH 31,
                                                                                -------------------------------
                                                                                   2000                2001
                                                                                -----------         -----------
                                                                                         (IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss ...............................................................        $   (23,412)        $   (37,563)
Adjustments to reconcile net loss to net cash provided by operating activities:
    Depreciation and amortization ......................................             24,761              32,900
    Amortization of original issue discount and debt issuance costs ....              6,426               7,188
    Income tax benefit .................................................                 --                (306)
    Reserve for doubtful accounts ......................................                313                  78
    Impairment of capitalized acquisitions and construction costs ......                 --                 113
    Minority share of net loss of subsidiary ...........................                 --                 (78)
    Change in fair value of derivative financial instruments ...........                                  5,538
    (Increase) decrease in:
      Accounts receivable, gross .......................................             (5,364)             (4,171)
      Prepaid expenses and other current assets ........................             (4,298)               (139)
      Other assets .....................................................             (1,042)             (1,191)
    Increase (decrease) in:
      Accounts payable .................................................              1,656               3,924
      Accrued expenses .................................................             (3,707)                693
      Deferred revenue .................................................              2,610                 371
      Other liabilities ................................................               (169)                 48
                                                                                -----------         -----------
                                                                                     21,186              44,968
                                                                                -----------         -----------
Net cash provided by (used by) operating activities ....................             (2,226)              7,405
                                                                                -----------         -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
    Payments made in connection with acquisitions:
      Fixed assets .....................................................           (170,295)             (4,688)
      Leasehold interests in telecommunications sites ..................             (2,671)               (363)
      Net current liabilities acquired .................................                177                  --
    Capital expenditures:
      Fixed assets .....................................................             (7,372)            (10,933)
                                                                                -----------         -----------
Net cash used in investing activities ..................................           (180,161)            (15,984)
                                                                                -----------         -----------

CASH FLOWS FROM FINANCING ACTIVITIES:
    Borrowings under long-term debt, net ...............................            227,433              (1,575)
    Repayment of long-term debt ........................................           (194,923)               (662)
    Proceeds from issuance of common stock, net ........................            282,709                  (9)
    Minority interest in subsidiary ....................................                 --                 700
                                                                                -----------         -----------
Net cash provided by (used in) financing activities ....................            315,219              (1,546)
                                                                                -----------         -----------
Effect of exchange rate changes on cash ................................                437                 597
                                                                                -----------         -----------

Net increase (decrease) in cash and cash equivalents ...................            133,269              (9,528)
Cash and cash equivalents, beginning of period .........................             94,863              44,233
                                                                                -----------         -----------
Cash and cash equivalents, end of period ...............................        $   228,132         $    34,705
                                                                                ===========         ===========
SUPPLEMENTAL DISCLOSURE OF CASH FLOWS:
Cash paid for interest .................................................        $    10,882         $     7,441
                                                                                ===========         ===========
Non-cash Transactions:
    Seller debt issued in acquisition ..................................        $     7,295         $        --
    Interest swap liability recorded to other comprehensive income, net                  --               3,502


The accompanying notes to Unaudited Condensed Consolidated Financial Statements are an integral part of these condensed financial statements.

                             PINNACLE HOLDINGS INC.
         NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

         As used in this Quarterly Report on Form 10-Q For the period ending March 31, 2001, unless the context otherwise requires, "we," "us," "our," "Company," or "Pinnacle" refers to Pinnacle Holdings Inc. and its consolidated subsidiaries including Pinnacle Towers Inc., Pinnacle Towers III Inc. ("PT III"), Pinnacle Towers IV Inc. ("PT IV"), Pinnacle Towers V Inc. ("PT V"), and Pinnacle Towers UK, Ltd.

1.   BASIS OF PRESENTATION

         The accompanying unaudited condensed consolidated financial statements reflect the financial position and results of operations and cash flows of Pinnacle Holdings Inc. and its wholly owned subsidiaries: Pinnacle Towers Inc., Pinnacle Towers Canada Inc., Coverage Plus Antenna Systems, Inc. PT III, PT IV, PT V, and Tower Systems, Inc. We have taken several actions during the first quarter of 2001 to restructure our investments in PT III and PT IV in order to comply with changes in the REIT tax law which became effective on January 1, 2001, as well as to permit the REIT qualifying assets of PT III to fall under the REIT election of Pinnacle Holdings Inc. Pinnacle Holdings Inc. acquired all of the voting common stock of PT III and PT IV originally held by certain officers of Pinnacle, upon which PT III became a wholly owned "qualified REIT subsidiary" of Pinnacle Holdings Inc. and PT IV became a wholly owned "taxable REIT subsidiary" of Pinnacle Holdings Inc. Prior to the transfer described in the preceding sentence, PT III transferred substantially all of its non-REIT qualifying assets to PT V, a wholly owned "taxable REIT subsidiary" of PT III. Pinnacle Towers Inc. has contributed $8.4 million in capital, including $3.9 million the three months ended March 31, 2001, to a newly created entity, Pinnacle Towers UK, Ltd., to establish an 87% interest in the entity. Pinnacle Towers UK, Ltd. will use the capital to purchase telecommunication sites throughout the United Kingdom and continental Europe. The financial position and results of operations and cash flows of Pinnacle Towers UK, Ltd. are consolidated in the financial statements of Pinnacle and the minority interest disclosed. All significant intercompany balances and transactions have been eliminated.

         The accompanying unaudited condensed consolidated financial statements have been prepared in conformity with generally accepted accounting principles in the United States for interim financial statements and with the instructions to Form 10-Q and Rule 10-01 of Regulation S-X. They do not include all information and notes required by generally accepted accounting principles for complete financial statements. However, except as disclosed herein, there has been no material change in information disclosed in the notes to the consolidated financial statements included in the Annual Report on Form 10-K of the Company for the year ended December 31, 2000. In the opinion of Management, all adjustments (consisting of normal recurring accruals), as well as the accounting change to adopt Statement of Financial Accounting Standards (SFAS) No. 133, "Accounting for Derivative Instruments and Hedging Activities" considered necessary for the fair presentation have been included.

         Results of operations for any interim period are not necessarily indicative of results of any other periods or for the year. The condensed consolidated statements as of March 31, 2001 and for the three month periods ended March 31, 2001 and 2000 are unaudited, but in the opinion of management include all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of results for such periods. These unaudited condensed consolidated financial statements should be read in conjunction with Pinnacle's consolidated financial statements and notes thereto for the year ended December 31, 2000.

2. ADOPTION OF SFAS NO. 133 ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

         Effective January 1, 2001, the Company adopted SFAS No. 133 as amended by SFAS No. 137 and 138. These statements require the Company to recognize all derivative instruments in the balance sheets at the fair value. These statements also establish new accounting rules for hedging instruments, which depend on the nature of the hedge relationship. As disclosed in further detail below, the first quarter 2001 unaudited condensed consolidated financial statements include the provisions required by SFAS No. 133, while the first quarter 2000 unaudited condensed consolidated financial statements were prepared in accordance with the applicable professional literature for derivatives and hedging instruments in effect at that time.

         The adoption of SFAS No. 133 resulted in the Company recording a transition adjustment to recognize its derivative instruments at fair value and to recognize the change in fair value of its derivatives. The cumulative effect of these transition adjustments was an after-tax reduction to other comprehensive income (OCI) of approximately $4.0 million. The reduction in other comprehensive net income is primarily related to the change in the fair value of the Company's interest rate swap agreement. The Company estimated that it would reclassify into earnings during the twelve-month period ending December 31, 2001, approximately $2.0 million of net losses relating to the transition adjustment recorded as of January 1, 2001.

         The Company recorded its derivatives in the Unaudited Condensed Consolidated Balance Sheet at March 31, 2001 at fair value in accrued expenses. The fair value of derivatives used to modify our risks fluctuates over time. These fair value amounts should not be viewed in isolation, but rather in relation to the fair values or cash flows of the underlying hedged transactions and other exposures and to the overall reduction in our risk relating to adverse fluctuations in interest rates and other market factors. In addition, the earnings impact resulting from our derivative instruments is recorded in the same line item within the Unaudited Condensed Consolidated Statement of Operations as the underlying exposure being hedged.

         As a condition of our Senior Credit Facility the Company is required to enter into and maintain at all times interest hedge contracts covering a minimum of 50% of the debt outstanding under the Senior Credit Facility. Our Company enters into interest rate swap agreements to manage the interest rate risk associated with certain of its variable rate debt. The swap agreements convert the credit agreement floating rate debt from LIBOR plus a margin, as defined in the agreement, to fixed rate debt plus the applicable margin under the credit agreement on an amount equal to the notional value of the interest rate swap. As of March 31, 2001 and December 31, 2000, the Company had one interest rate swap agreement for a notional amount of $260 million that pays interest at a fixed rate of 6.8% and matures on December 31, 2001, and includes an option whereby the counterparty may extend the maturity to December 31, 2002 with all other terms remaining unchanged with the exception of the notional amount which will decrease to $130 million because the written option feature, the interest rate swap does not meet the criteria for hedge activity. The interest rate swap agreement does not meet the criteria to be accounted for as a hedge under SFAS No. 133. Accordingly, the changes in the fair value of this agreement, subsequent to the adopting of the statement on January 1, 2001, are recorded in earnings immediately. The earnings impact recorded during the three month period ending March 31, 2001, relating to this interest rate swap was approximately $5.5 million and is recorded in interest expense in the Unaudited Condensed Consolidated Statement of Operations. Approximately $5.0 million represents the additional decline in the fair value of the interest rate swap agreement as of March 31, 2001 and approximately $0.5 million represents the reversal into current year income of the underlying exposure previously recognized in comprehensive income(loss).

3.   COMPREHENSIVE INCOME (LOSS)

         Total comprehensive income (loss) for the three months ended March 31, 2001 was ($40.0) million, comprising net loss of ($37.6) million, cumulative effect of change in accounting for derivative financial instruments net of taxes of ($4.0) million, offset by a net reduction for foreign currency translation of approximately $1.1 million and approximately $0.5 million in losses reclassified into earnings from other comprehensive income(loss). Total comprehensive income(loss) was ($23.3) million for the three months ended March 31, 2000.

4.   ACQUISITIONS

         We actively acquire communications sites and related real estate assets.

         On August 31, 1999, the Company consummated the Motorola Antenna Site Acquisition and acquired approximately 1,858 communication sites and related assets from Motorola for $254 million, comprised of $245 million in cash and 418,520 shares of common stock, valued at $9 million, plus fees and initial expenses of approximately $2.2 million. This acquisition results in the Company having sites in all fifty States and nine Canadian Provinces. The Company transferred certain of the rooftop communication sites it acquired from Motorola to PT III.

         Included in the initial total purchase price recorded on the acquisition date of the Motorola Antenna Site Acquisition were incurred costs of approximately $2.2 million. These incurred and accrued deal costs were comprised primarily of employee severance and relocation costs ($0.5 million), contract and title work related to telecommunications sites, due diligence and closing costs ($1.7 million). Subsequently, we incurred an additional $24.6 million of costs associated with post-closing work associated with the acquisition, $17.3 million of which we subsequently capitalized and $7.3 million of which we subsequently expensed.

         There is a working capital adjustment component of the Motorola Antenna Site Acquisition. As of March 31, 2001, Pinnacle recorded a net receivable due from Motorola as a result of this working capital adjustment component of $0.2 million in prepaid expenses and other current assets. As this adjustment has not been agreed upon and settled, in finalizing this adjustment with Motorola we may settle on a different amount. Any significant adjustments to this estimated working capital adjustment component upon settlement will be reflected in income and disclosed accordingly.

         Also in conjunction with the Motorola Antenna Site Acquisition, Motorola performed certain services on our behalf under a Transition Services Agreement including the receipt of cash payments from tenants for a one month period and payment of vendor invoices for a two month period subsequent to closing. Accordingly there is an amount of cash settlement, net of the fees charged by Motorola for this service, due us of $4.6 million recorded as prepaid expenses and other current assets as of March 31, 2001. These amounts have been recorded based on information provided to us by Motorola in connection with their receipt of cash and payment of vendors. As the final amount due us has not yet been agreed upon with Motorola, in finalizing this amount with Motorola we may settle on a different amount. Any significant adjustments to this amount upon settlement will be reflected in income and disclosed accordingly.

         During the year ended December 31, 2000 we completed 226 acquisitions of 1,467 communications sites and related assets, each of which was individually insignificant to Pinnacle, from various sellers for an aggregate purchase price of $405.8 million consisting of $395.8 million in cash and $10.1 million of notes payable to the former communications site owners.

         During the three months ended March 31, 2001, we completed one acquisition of a communication site and related assets for an aggregate purchase price of $.04 million.

         We account for our acquisitions using the purchase method of accounting. The results of operations of the acquired assets are included with those of Pinnacle from the dates of the respective acquisitions. The pro forma results of operations listed below reflect purchase accounting and pro forma adjustments as if the transactions occurred as of January 1, 2000. The unaudited pro forma consolidated financial statements are not necessarily indicative of the results that would have occurred if the assumed transactions had occurred on the dates indicated and are not necessarily indicative of the expected financial position or results of operations in the future.

                                                                     PRO FORMA THREE MONTHS ENDED
                                                               ---------------------------------------
                                                               (in thousands except per share amounts)
                                                                  MARCH 31, 2000     MARCH 31, 2001
                                                                  --------------     --------------
                                                                    (Unaudited)        (Unaudited)
        Revenue........................................            $    47,007          $  48,275
        Gross margin, excluding depreciation and                        31,310             30,712
            amortization...............................
        Net loss.......................................                (30,489)           (37,568)
        Basic and diluted net loss per share common)...            $     (0.66)         $   (0.78)

5.   LONG-TERM DEBT

         Our Senior Credit Facility provides $670 million of financing of which $520 million was committed at March 31, 2001 and December 31, 2000 and $427.8 million and $428.9 million was utilized at March 31, 2001 and December 31, 2000, respectively.

         The Senior Credit Facility indebtedness currently bears interest at variable rates based on LIBOR, plus varying margins. At the Company's option the Senior Credit Facility indebtedness may instead bear interest at the greater of the Federal Funds effective rate plus .50% or a Prime Rate with varying margins. Advances under the facility bear interest payable in quarterly installments. In addition, the Company is required to pay commitment and customary facility fees on the total amount of commitments. As of March 31, 2001 and December 31, 2000, the interest rate was 9.04% and 8.05%, respectively.

         The Senior Credit Facility is secured by a lien on substantially all of our assets and a pledge of substantially all of the capital stock of our subsidiaries. The Senior Credit Facility contains customary covenants such as limitations on our ability to incur indebtedness, to incur liens or encumbrances on assets, to make certain investments, to make distributions to stockholders, or prepay subordinated debt. Under the Senior Credit Facility, we may not permit the ratio of senior debt to annualized EBITDA as defined in the agreement to exceed certain amounts.

         For the fiscal quarter ended December 31, 2000, the Company was not in compliance with two financial ratio covenants under its bank loan agreement. In April, 2001 we obtained a one-time waiver with respect to covenant breaches so long as actual ratios met the amended requirements. Additionally, fees paid of $1.0 million to the banks as a result of this amendment will be deferred and amortized over the remaining term of the underlying debt agreement.

         On March 22, 2000, we completed a private placement of $200 million of the 5.5% Convertible Subordinated Notes due 2001 (the "Convertible Notes") to certain institutional purchasers pursuant to the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended (the "Securities Act"). We repaid outstanding revolving debt under our Senior Credit Facility with the net proceeds of $193.5 million from this private placement. Interest is payable on the Convertible Notes on March 15 and September 15 of each year. The Convertible Notes will mature on September 15, 2007 unless previously redeemed or repurchased. The Convertible Notes are convertible into Pinnacle's common stock at the option of the Convertible Note holders at an initial price of $78.375 per share, which conversion price is subject to adjustment under the terms of the Convertible Notes. We may redeem the Convertible Notes on or after March 21, 2003. Pursuant to a Registration Rights Agreement dated March 22, 2000, we filed a registration statement on May 23, 2000, to cover resales of the Convertible Notes and the shares of our common stock issuable upon conversion of the Convertible Notes. While the Staff of the Division of Corporate Finance of the SEC initially indicated it was not going to review the registration statement that we had filed prior to the SEC's Division of Enforcement, in mid-September the SEC indicated it would have comments for us on the registration statement. In connection with addressing SEC comments on that registration statement and responding to the SEC's investigation, we changed independent auditors and restated certain of our historical financial statements, as described elsewhere herein.

         Under the terms of the Registration Rights Agreement, because the registration statement was not declared effective by the SEC by September 18, 2000, the interest rate on the Convertible Notes increased by 0.5%. Because the registration statement was not declared effective by December 17, 2000, the rate on the Convertible Notes increased by an additional 0.5%. The rate on the Convertible Notes will not increase to greater than 6.5% under the terms of the Registration Rights Agreement and will revert to 5.5% upon the effectiveness of our registration statement. We are currently actively pursuing the effectiveness of that registration statement.

         As a condition of our Senior Credit Facility the Company is required to enter into and maintain at all times interest rate hedge contracts covering a minimum of 50% of the debt outstanding under the Senior Credit Facility. The Company enters into interest rate swap agreements to manage the interest rate risk associated with certain of its variable rate debt. The swap agreements effectively convert the credit agreement floating rate debt from LIBOR plus a margin, as defined in the agreement, to a fixed rate debt plus the applicable margin under the credit agreement on an amount equal to the notional value of the interest rate swap. The company is exposed to credit losses in the event of non-performance by counter-parties on these agreements, which the company does not believe is significant. See Note 3, Adoption of SFAS No. 133 Accounting for Derivative Instruments and Hedging Activities.

         Prior to the Company's adoption of SFAS No. 133 Accounting for Derivative Instruments and Hedging Activities, the interest rate swap agreement qualified for hedge accounting treatment. As such and in accordance with the transition provisions of SFAS No. 133, the Company recorded a derivative liability for the fair value of the swap on January 1, 2001 for $4.0 million as a component of other comprehensive income. Upon adoption of SFAS No. 133, the interest rate swap agreement no longer qualified as hedge due to the embedded written option exercisable at the option of the Company. Accordingly, the changes in the fair value of this agreement are recorded in earnings immediately. The earnings impact recorded during the three-month period ending March 31, 2001, relating to the interest rate swap amount to $5.5 million. Approximately $0.5 million represents the reversal into current year income of the underlying exposure previously recognized in comprehensive income(loss). Approximately $5.0 million represents the additional decline in the fair value of the interest rate swap agreement at March 31, 2001. See Note 3, Adoption of SFAS No. 133 Accounting for Derivative Instruments and Hedging Activities.

6.   PUBLIC OFFERINGS AND STOCKHOLDERS' EQUITY

         Secondary Offerings

         On January 24, 2000, we completed a secondary offering of common stock (the "January Offering") whereby we sold 7,200,000 shares of our common stock. The price per share was $41, resulting in net proceeds from the January Offering of approximately $283 million. The proceeds from the January Offering were invested initially in short-term liquid securities and were used with borrowings made under the Senior Credit Facility to fund acquisitions, the construction of new communications sites and improvements to existing communications sites all of which was used as of March 31, 2001. The total shares sold included a concurrent exercise of the underwriters' over-allotment option whereby 1,350,000 shares were sold (including 450,000 shares sold by certain of our stockholders).

         Other Issuances of Stock

         During the three months ended March 31, 2001, we issued no additional shares of our common stock.

         Unsuccessful Offering Costs and SEC Investigation

         We are involved in an SEC investigation and the SEC Staff has requested information from us and our former independent accountants, PWC, as part of its investigation. The SEC's investigation appears to be focused primarily on the Motorola Antenna Site Acquisition and on the independence of PWC as Pinnacle's auditor. We have cooperated and intend to continue to cooperate with the SEC in its investigation.

         During August 2000, we discontinued a secondary offering of common stock due to market conditions relative to our stock price as influenced by our announcement regarding the SEC investigation. We believe that we currently remain unable to access the equity and debt markets on attractive terms. Accordingly, we have written off as an expense for the year ended December 31, 2000, $1.3 million in non-recurring costs incurred related to this unsuccessful equity offering process, which costs would have been recorded as a reduction of additional paid in capital from the offering had the offering been completed.

         We can not predict the outcome of the SEC's investigation. Regardless of the outcome, however, it is likely that we will incur substantial costs and the investigation will cause a diversion of our management's time and attention.

         Recently, we announced that in order to remove uncertainty with respect to the independence issues, the Audit Committee of Pinnacle's Board of Directors authorized the engagement of the accounting firm of E&Y to reaudit our financial statements for the year ended December 31, 1999 and audit the year ended December 31, 2000. As a result of the reaudit of 1999 and the audit of 2000, we revised our accounting for certain costs capitalized in connection with the Motorola Antenna Site Acquisition. In our revised financial statements, we have determined to capitalize all costs that relate directly to the acquisition except those post-closing costs that are deemed to more than incidentally reduce our need to incur ongoing business expense necessary to integrate those assets into our operations.

7.   COMMITMENTS AND CONTINGENCIES

         As of and subsequent to March 31, 2001, we entered into a letter of intent to purchase one communication site, reflecting an aggregate commitment to pay approximately $0.1 million, which is subject to consummation of the transaction pending completion of due diligence efforts and any further negotiation that may result therefrom. In addition, we have completed the acquisition of one communication site for an aggregate purchase price of $0.2 million subsequent to March 31, 2001.

         Florence Foster, on behalf of herself and others similarly situated, filed an action on March 23, 2001 against us, Steven R. Day, Jeffrey J. Card and Robert Wolsey in the United States District Court for the Middle District of Florida, Tampa Division, Case No.: 8:01-CV-624-T-27MSS. Subsequently, one or more substantially identical actions were filed in the same court. The named plaintiffs in these actions claimed to have filed the actions on behalf of all persons who purchased our securities during the "class period" between January 18, 2000 and March 17, 2001. The plaintiffs allege that Pinnacle and two of its current officers, Steven R. Day and Robert Wolsey, and one of its former officers, Jeffrey J. Card, violated Section 10 and Rule 10b-5 of the Securities Exchange Act of 1934, as amended by making misleading statements relating to certain of our financial statements, the Motorola Antenna Site Acquisition and other related matters in various press releases and filings with the SEC. The plaintiffs have also alleged that Messrs. Day, Card and Wolsey violated Section 20(a) of the Securities Exchange Act of 1934, as amended, which makes persons who control a "primary violator" vicariously liable for the primary violator's violation of Section 10 and Rule 10b-5. The plaintiffs have requested compensatory damages, attorneys' fees, experts' fees and other relief. We intend to respond appropriately and in our best interests to these suits.

8.   SUBSEQUENT EVENTS

     In April 2001, the Company decided to no longer pursue a build to suit contract with a vendor, whereby the vendor was to construct 46 towers for Pinnacle. Consequently $2.4 million of construction related costs, currently capitalized, will be reclassed as a charge to corporate development expense. This non-recurring charge will be recorded in the second quarter of 2001.

     You may rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. Neither the delivery of this prospectus nor sale of these securities means that information contained in this prospectus is correct after the date of this prospectus. This prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any circumstances under which the offer or solicitation is unlawful.

                                TABLE OF CONTENTS


                                                      Page
Summary.................................................1
Risk Factors............................................8
Use of Proceeds........................................20
Dividend Policy........................................20
Selected Historical Financial Data.....................21
Management's Discussion and Analysis of Financial
   Condition and Results of Operations.................22
Business...............................................35
Policies With Respect To Certain Activities............52
Management.............................................53
Principal Stockholders.................................59
Certain Relationships and Related Transactions.........60
Description of Capital Stock...........................62
Ratio of Earnings to Fixed Charges and Preferred Stock
   Dividends...........................................66
Description of Notes...................................67
Certain United States Federal Income
   Tax Considerations..................................79
Selling Securityholders................................93
Plan of Distribution...................................95
Legal Matters..........................................97
Experts................................................97
Where You Can Find More Information....................97
Index to Financial Statements.........................F-1


PINNACLE HOLDINGS INC.

$200,000,000



5.5% CONVERTIBLE SUBORDINATED NOTES
DUE 2007





Prospectus



June __, 2001

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 31.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The following table sets forth the fees and expenses in connection with the issuance and distribution of the securities being registered hereunder. All such fees and expenses shall be borne by Pinnacle.


Securities and Exchange Commission registration fee.......      $  52,800
Nasdaq Additional Share listing fee.......................      $  17,500
Printing and engraving expenses...........................      $   5,000*
Accounting fees and expenses..............................      $  28,000*
Legal fees and expenses...................................      $  60,000*
Trustee fees and expenses.................................      $   2,500*
Miscellaneous.............................................      $   4,200*
                                                                ---------
     Total ...............................................      $ 170,000*
                                                                =========

-------
* Estimated

ITEM 32.  SALES TO SPECIAL PARTIES

     Not applicable.

ITEM 33.  RECENT SALES OF UNREGISTERED SECURITIES

     The securities issued or sold by Pinnacle since May 1998, which were not registered under the Securities Act of 1933 (the "Securities Act") are listed below:

          (i) On September 3, 1998, Pinnacle sold 30,000 shares of senior preferred stock and warrants to purchase up to 3,432 shares of Class F common stock to New York Life Insurance Company for an aggregate purchase price of $30.0 million.

          (ii) On September 3, 1998, Pinnacle sold 32.5 shares of junior preferred stock to ABRY/Pinnacle, Inc., an affiliate of ABRY II, for an aggregate purchase price of $32.5 million.

          (iii) On December 16, 1998, Pinnacle sold 26.2 shares of the junior preferred stock to ABRY/Pinnacle, Inc. for an aggregate purchase price of $26.2 million.

          (iv) On March 22, 2000, we completed a private placement of $200 million principal amount of 5.5% Convertible Subordinated Notes due 2007 to certain institutional purchasers. The notes are convertible into shares of common stock at the option of the holder at a conversion price of $78.375 per share. The net proceeds to Pinnacle from such sale were approximately $193.5 million (after deduction of the initial purchaser's discount and estimated offering expenses). We used the net proceeds to repay outstanding debt under our senior credit facility. The notes are being registered for resale on behalf of the holders thereof pursuant to this Registration Statement.

     The shares of capital stock issued in the above transactions were offered and sold in reliance upon the exemption from registration under Section 4(2) as transactions by an issuer not involving any public offering. The recipients of securities in each such transaction represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates issued in such transaction. All recipients had adequate access, through their relationship with Pinnacle to information about Pinnacle.

ITEM 34.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Pinnacle's Certificate of Incorporation and Bylaws contain provisions limiting the personal liability of its directors for monetary damages resulting from breaches of their duty of care to the extent permitted by Section 102(b)(7) of the Delaware General Corporation Law. Pinnacle's Certificate of Incorporation and Bylaws also contain provisions making indemnification of its directors and officers mandatory to the fullest extent permitted by the Delaware General Corporation Law, including circumstances in which indemnification is otherwise discretionary.

         The Delaware General Corporation Law permits the indemnification by a Delaware corporation of its directors, officers, employees and other agents against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than derivative actions which are by or in the right of the corporation) if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceedings, had no reasonable cause to believe their conduct was illegal. A similar standard of care is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with defense or settlement of such an action and requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. Pinnacle has obtained directors' and officers' liability insurance, consistent with the provisions of the Delaware General Corporation Law, to protect directors and officers from liabilities under various laws, including the Securities Act.

ITEM 35.  TREATMENT OF PROCEEDS FROM STOCK BEING REGISTERED

     Not applicable.

ITEM 36.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

         (a)    Exhibits

EXHIBIT           DESCRIPTION
NO.

3.1               Amended and Restated Certificate of Incorporation of the
                  Registrant (2)
3.2               Bylaws of the Registrant (2)
4.1               Form of 5.5% Note (included in Exhibit 4.2)
4.2 Indenture dated as of March 22, 2000 among the Registrant and The Bank of New York, as Trustee, including the form of 5.5%
                  Note (12)
4.3 Registration Rights Agreement dated as of March 22, 2000 by and among the Registrant and each of the Purchasers referred to therein (12)
4.4               Specimen Stock Certificate (5)
4.5 Indenture dated as of March 20, 1998 among the Registrant and The Bank of New York, as Trustee (2)
4.6               Exchange and Registration Rights Agreement dated as of March
                  20, 1998 by and among the Registrant and each of the Purchasers referred to therein (2)
4.7               Registration Agreement (5)
4.8               Recapitalization Agreement (14)
4.9               Rights Agreement, dated as of December 22, 2000, between the
                  Registrant and First Union National Bank, a national banking institution, as Rights Agent, which includes the form of the Certificate of Designation as Exhibit A, the form of the Rights Certificate as Exhibit B, and the Summary of Rights as
                  Exhibit C (13)
5.1               Opinion of Holland & Knight LLP (16)
8.1               Tax Opinion of Holland & Knight LLP (16)

10.1              Second Amended and Restated Credit Agreement dated February
                  26, 1998 by and among Pinnacle Towers, Inc., a wholly-owed subsidiary of the Registrant ("PTI"), NationsBank of Texas,
                  N.A. and Goldman, Sachs Credit Partner L.P. (2)
10.2              First Amendment to Second Amended and Restated Credit
                  Agreement dated March 17, 1998 (2)
10.3              Third Amended and Restated Credit Agreement Dated May 29, 1998
                  (3)
10.4              First Amendment to Third Amended and Restated Credit Agreement
                  (8)
10.5              Second Amendment to Third Amended and Restated Credit
                  Agreement (7)
10.6              Third Amendment to Third Amended and Restated Credit Agreement
                  (14)
10.7              Fourth Amended and Restated Credit Agreement (10)
10.8              Fifth Amended and Restated Credit Agreement (11)
10.9              First Amendment to Fifth Amended and Restated Credit Agreement
                  (17)
10.10             Second Amendment to Fifth Amended and Restated Credit
                  Agreement (17)
10.11             Third Amendment to Fifth Amended and Restated Credit Agreement
                  (17)
10.12             Limited and Conditional Waiver for $520,000,000 Fifth Amended
                  and Restated Credit Agreement (17)
10.13             Fourth Amendment to Fifth Amended and Restated Credit
                  Agreement (17)
10.14             Fifth Amendment to Fifth Amended and Restated Credit Agreement
                  (17)
10.15             Sixth Amendment to Fifth Amended and Restated Credit Agreement
                  (17)
10.16             Agreement for Purchase and Sale of Assets between PTI and
                  Motorola, Inc., dated June 25, 1999 (9)
10.17             Form of Purchase and Sale Agreement dated January 9, 1998 by and among PTI and Southern Communications (2)
10.18             Form of Southern Communications Master Site Lease Agreement by
                  and among PTI and Southern Communications (2)
10.19             Form of Option to Direct Construction or Acquisition of
                  Additional Tower Facilities by and among PTI and Southern
                  Communications(2)
10.20             Form of Exchange Agreement by and among PTI and Southern
                  Communications (1)
10.21             Form of Lease Agreement-Non-Restricted Premises (2)
10.22             Form of Lease Agreement-Restricted Premises (2)
10.23             Form of Master Antenna Site Lease by and among PTI and
                  Teletouch Communications, Inc. (2)
10.24             Contract of Sale by and among PTI and Teletouch
                  Communications, Inc. and First Amendment to Contract of Sale
                  (2)
10.25             Executive Employment Agreement between the Registrant and
                  Robert Wolsey dated May 3, 1995 (2)
10.26             Executive Employment Agreement between the Registrant and
                  Steven Day dated February 17, 1997 (2)
10.27             Executive Employment Agreement between the Registrant and
                  James Dell'Apa dated May 3, 1995 (2)
10.28             Subscription Agreement dated December 31, 1995 by and among
                  ABRY II and PTI (2)
10.29             Second Amended and Restated Subscription and Stockholders
                  Agreement dated May 16, 1996 by and among PTI, the Registrant and certain stockholders (2)
10.30             Capital Contribution Agreement dated February 26, 1998 (2)
10.31             Convertible Promissory Note due 1998 dated February 11, 1998 by and among the Registrant and ABRY II (2)
10.32             Services Agreement by and among PTI and PTI II (2)
10.33             Amended Capital Contribution Agreement dated May 29, 1998 (3)
10.34             Purchase Agreement dated as of July 7, 1998 among MobileMedia, its affiliates and the Registrant (4)
10.35             Proposed Form of Master Lease for Transmitter Systems Space
                  between the Registrant and MobileMedia Communications, Inc.
                  (4)
10.36             Amendment to Purchase Agreement dated September 2, 1998
                  between PTI and MobileMedia and certain of its affiliates (6)
10.37             Form of Management and Consulting Services Agreement dated as of April __, 1995 between Pinnacle Towers Inc. and ABRY (1)

10.38             Stock Incentive Plan (5)
10.39             Subscription Agreement between Pinnacle Towers Inc. and
                  Pinnacle Towers III Inc., dated as of August 31, 1999 (11)
10.40             Amended and Restated Articles of Incorporation of Pinnacle
                  Towers III Inc., dated September 28, 1999 (11)
10.41             Agreement For Purchase and Sale of Assets by and between
                  Pinnacle Towers Inc. and Pinnacle Towers III Inc., dated as of
                  August 31, 1999 (11)
10.42             Services Agreement by and between Pinnacle Towers Inc. and
                  Pinnacle Towers III Inc., dated as of August 31, 1999 (11)
10.43             Agreement by and between Pinnacle Towers III Inc. and Pinnacle
                  Towers Inc., dated as of September 28, 1999 (11)
10.44             Amended and Restated Articles of Incorporation of Pinnacle
                  Towers III Inc., dated October 28, 1999 (11)
10.45             Convertible Promissory Note of Pinnacle Towers III Inc., dated
                  October 29, 1999 (11)
10.46 Cost and Expense Sharing and Reimbursement Agreement by and between Pinnacle Towers Inc. and Pinnacle Towers III Inc., effective as of August 31, 1999 (11)
10.47             Subscription Agreement between Pinnacle Towers Inc. and
                  Pinnacle Towers III Inc., dated as of January 13, 2000 (12)
10.48             Convertible Promissory Note of Pinnacle Towers III Inc., dated
                  January 13, 2000 (12)
10.49             Subscription Agreement between Pinnacle Towers Inc. and
                  Pinnacle Towers III Inc., dated as of January 27, 2000 (12)
10.50             Convertible Promissory Note of Pinnacle Towers III Inc., dated
                  January 27, 2000 (12)
10.51             Subscription Agreement between Pinnacle Towers Inc. and
                  Pinnacle Towers IV Inc., dated August 17, 2000 (15)
10.52             Convertible Promissory Note of Pinnacle Towers IV Inc., dated
                  August 17, 2000 (15)
10.53 Stock Purchase Agreement by and among Pinnacle Towers Inc., and Robert J. Wolsey and Steven R. Day (17)
10.54 Stock Purchase Agreement by and among Pinnacle Towers Inc., and Robert J. Wolsey and Steven R. Day (17)
10.55             Cost and Expense Sharing and Reimbursement Agreement between
                  Pinnacle Towers Inc. and Pinnacle Towers IV Inc. dated August
                  31, 2000 (17)
10.56             Cost and Expense Sharing and Reimbursement Agreement between
                  Pinnacle Towers Inc. and Pinnacle Towers V Inc. dated March
                  21, 2001 (17)
12.1              Statement Regarding Computation of Ratios of Earnings to Fixed
                  Charges and Preferred Stock Dividends
16.1              Letter from PricewaterhouseCoopers LLP dated March 21, 2001 regarding change in certifying accountant (18)
16.2              Letter from PricewaterhouseCoopers LLP dated April 24, 2001 regarding change in certifying accountant (19)
16.3 Letter from Ernst & Young LLP dated March 21, 2001 regarding change in certifying accountant(18)
21.1              List of Subsidiaries
23.1              Consent of Holland & Knight LLP (contained in Exhibit 5.1)
23.2              Consent of Ernst & Young LLP
23.3              Consent of PricewaterhouseCoopers LLP
24.1              Powers of Attorney (16)
25.1              Statement of Eligibility of Trustee on Form T-1(16)


----------

         (1) Previously filed on July 27, 1998 with Amendment No. 1 to the Registrant's Registration Statement on Form S-11.

         (2) Previously filed on April 1, 1998 with the Registrant's Registration Statement on Form S-4 (SEC file no. 333-49147).

         (3) Previously filed on June 11, 1998 with Amendment No. 1 to the Registrant's Registration Statement on Form S-4.

         (4) Previously filed on July 17, 1998 with the Registrant's Registration Statement on Form S-11 (SEC file no. 333-59297).

         (5) Previously filed on August 11, 1998 with Amendment No. 2 to the Registrant's Registration Statement on Form S-11.

         (6) Previously filed on September 18, 1998 with the Registrant's Report on Form 8-K.

         (7) Previously filed on January 5, 1999 with Amendment No. 4 to the Registrant's Registration Statement on Form S-11.

         (8) Previously filed on January 21, 1999 with Amendment No. 5 to the Registrant's Registration Statement on Form S-11.

         (9) Previously filed on July 2, 1999 with the Registrant's Registration Statement on Form S-3.

         (10) Previously filed on July 21, 1999 with Amendment No. 2 to the Registrant's Registration Statement on Form S-3.

         (11) Previously filed on November 15, 1999 with the Registrant's Quarterly Report on Form 10-Q.

         (12) Previously filed on May 15, 2000 with the Registrant's Quarterly Report on Form 10-Q.

         (13) Previously filed on December 22, 2000 with the Registrant's Registration Statement on Form 8-A.

         (14) Previously filed on February 17, 1999 with Amendment No. 6 to the Registrant's Registration Statement on Form S-11.

         (15) Previously filed on November 14, 2000 with the Registrant's Quarterly Report on Form 10-Q.

         (16) Previously filed on May 23, 2000 with the Registrant's Registration Statement on Form S-3.

         (17) Previously filed on April 26, 2001 with the Registrant's Annual Report on Form 10-K.


         (18) Previously filed on March 21, 2001 with the Registrant's Report on Form 8-K.

         (19) Previously filed on April 26, 2001 with the Registrant's Report on Form 8-K/A.



     (b)  Financial Statement Schedules

ITEM 37.  UNDERTAKINGS

     (a)  Pinnacle hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement.

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Pinnacle pursuant to the foregoing provisions, or otherwise, Pinnacle has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Pinnacle of expenses incurred or paid by a director, officer or controlling person of Pinnacle in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Pinnacle will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    (c) Pinnacle hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the SEC under Section 305(b)(2) of the Act.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, as amended, PINNACLE HOLDINGS INC., a Delaware corporation, has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Sarasota, State of Florida, on June 4, 2001.



                                        Pinnacle Holdings Inc.


                                  By:   /s/ Steven R. Day
                                        ---------------------------------------
                                        Steven R. Day
                                        Vice President, Chief Operating Officer
                                        and Secretary


                                POWER OF ATTORNEY

         Pursuant to the requirements of the Securities Act, this Amendment No. 2 to the registration statement has been signed by the following persons in the capacities indicated on June 4, 2001.


                       SIGNATURES                                  TITLE                              DATE
                       ----------                                  -----                              ----
  /s/  Robert J. Wolsey                                  Chief Executive Officer,                 June 4, 2001
--------------------------------------------------       President and Director
                 Robert J. Wolsey

  /s/  Steven R. Day                                                                              June 4, 2001
--------------------------------------------------       Vice President, Chief Operating
                  Steven R. Day                          Officer, Chief Financial Officer,
                                                         Secretary and Director

                        *                                Director                                 June 4, 2001
-------------------------------------------------
                 G. Peter O'Brien

                        *                                Director                                 June 4, 2001
--------------------------------------------------
                  J. Clarke Smith

                                                         Director
--------------------------------------------------
                     Paula Boggs

           *By:  /s/  Steven R. Day                                                               June 4, 2001
               -----------------------------------
                     Steven R. Day
                   Attorney-in-fact

                                INDEX TO EXHIBITS

EXHIBIT     DESCRIPTION
NO.
3.1         Amended and Restated Certificate of Incorporation of the Registrant
            (2)
3.2         Bylaws of the Registrant (2)
4.1         Form of 5.5% Note (included in Exhibit 4.2)
4.2         Indenture dated as of March 22, 2000 among the Registrant and The
            Bank of New York, as Trustee, including the form of 5.5% Note (12)
4.3         Registration Rights Agreement dated as of March 22, 2000 by and among the Registrant and each of the Purchasers referred to therein
            (12)
4.4         Specimen Stock Certificate (5)
4.5         Indenture dated as of March 20, 1998 among the Registrant and The
            Bank of New York, as Trustee (2)
4.6         Exchange and Registration Rights Agreement dated as of March 20,
            1998 by and among the Registrant and each of the Purchasers referred to therein (2)
4.7         Registration Agreement (5)
4.8         Recapitalization Agreement (14)
4.9         Rights Agreement, dated as of December 22, 2000, between the
            Registrant and First Union National Bank, a national banking institution, as Rights Agent, which includes the form of the
            Certificate of Designation as Exhibit A, the form of the Rights
            Certificate as Exhibit B, and the Summary of Rights as Exhibit C
            (13)
5.1         Opinion of Holland & Knight LLP (16)
8.1         Tax Opinion of Holland & Knight LLP (16)
10.1        Second Amended and Restated Credit Agreement dated February 26, 1998 by and among Pinnacle Towers, Inc., a wholly-owed subsidiary of the
            Registrant ("PTI"), NationsBank of Texas, N.A. and Goldman, Sachs
            Credit Partner L.P. (2)
10.2        First Amendment to Second Amended and Restated Credit Agreement
            dated March 17, 1998 (2)
10.3        Third Amended and Restated Credit Agreement Dated May 29, 1998 (3)
10.4        First Amendment to Third Amended and Restated Credit Agreement (8)
10.5        Second Amendment to Third Amended and Restated Credit Agreement (7)
10.6        Third Amendment to Third Amended and Restated Credit Agreement (14)
10.7        Fourth Amended and Restated Credit Agreement (10)
10.8        Fifth Amended and Restated Credit Agreement (11)
10.9        First Amendment to Fifth Amended and Restated Credit Agreement (17)
10.10       Second Amendment to Fifth Amended and Restated Credit Agreement (17)
10.11       Third Amendment to Fifth Amended and Restated Credit Agreement (17)
10.12       Limited and Conditional Waiver for $520,000,000 Fifth Amended and
            Restated Credit Agreement (17)
10.13       Fourth Amendment to Fifth Amended and Restated Credit Agreement (17)
10.14       Fifth Amendment to Fifth Amended and Restated Credit Agreement (17)
10.15       Sixth Amendment to Fifth Amended and Restated Credit Agreement (17)
10.16       Agreement for Purchase and Sale of Assets between PTI and Motorola,
            Inc., dated June 25, 1999 (9)
10.17       Form of Purchase and Sale Agreement dated January 9, 1998 by and among PTI and Southern Communications (2)
10.18       Form of Southern Communications Master Site Lease Agreement by and
            among PTI and Southern Communications (2)
10.19       Form of Option to Direct Construction or Acquisition of Additional
            Tower Facilities by and among PTI and Southern Communications(2)
10.20       Form of Exchange Agreement by and among PTI and Southern
            Communications (1)
10.21       Form of Lease Agreement-Non-Restricted Premises (2)
10.22       Form of Lease Agreement-Restricted Premises (2)
10.23       Form of Master Antenna Site Lease by and among PTI and Teletouch
            Communications, Inc. (2)

10.24       Contract of Sale by and among PTI and Teletouch Communications, Inc.
            and First Amendment to Contract of Sale (2)
10.25       Executive Employment Agreement between the Registrant and Robert
            Wolsey dated May 3, 1995 (2)
10.26 Executive Employment Agreement between the Registrant and Steven Day dated February 17, 1997 (2)
10.27       Executive Employment Agreement between the Registrant and James
            Dell'Apa dated May 3, 1995 (2)
10.28 Subscription Agreement dated December 31, 1995 by and among ABRY II and PTI (2)
10.29 Second Amended and Restated Subscription and Stockholders Agreement dated May 16, 1996 by and among PTI, the Registrant and certain stockholders (2)
10.30       Capital Contribution Agreement dated February 26, 1998 (2)
10.31 Convertible Promissory Note due 1998 dated February 11, 1998 by and among the Registrant and ABRY II (2)
10.32       Services Agreement by and among PTI and PTI II (2)
10.33       Amended Capital Contribution Agreement dated May 29, 1998 (3)
10.34 Purchase Agreement dated as of July 7, 1998 among MobileMedia, its affiliates and the Registrant (4)
10.35 Proposed Form of Master Lease for Transmitter Systems Space between the Registrant and MobileMedia Communications, Inc. (4)
10.36 Amendment to Purchase Agreement dated September 2, 1998 between PTI and MobileMedia and certain of its affiliates (6)
10.37       Form of Management and Consulting Services Agreement dated as of
            April __, 1995 between Pinnacle Towers Inc. and ABRY (1)
10.38       Stock Incentive Plan (5)
10.39       Subscription Agreement between Pinnacle Towers Inc. and Pinnacle
            Towers III Inc., dated as of August 31, 1999 (11)
10.40       Amended and Restated Articles of Incorporation of Pinnacle Towers
            III Inc., dated September 28, 1999 (11)
10.41       Agreement For Purchase and Sale of Assets by and between Pinnacle
            Towers Inc. and Pinnacle Towers III Inc., dated as of August 31,
            1999 (11)
10.42       Services Agreement by and between Pinnacle Towers Inc. and Pinnacle
            Towers III Inc., dated as of August 31, 1999 (11)
10.43       Agreement by and between Pinnacle Towers III Inc. and Pinnacle
            Towers Inc., dated as of September 28, 1999 (11)
10.44       Amended and Restated Articles of Incorporation of Pinnacle Towers
            III Inc., dated October 28, 1999 (11)
10.45       Convertible Promissory Note of Pinnacle Towers III Inc., dated
            October 29, 1999 (11)
10.46       Cost and Expense Sharing and Reimbursement Agreement by and between
            Pinnacle Towers Inc. and Pinnacle Towers III Inc., effective as of
            August 31, 1999 (11)
10.47       Subscription Agreement between Pinnacle Towers Inc. and Pinnacle
            Towers III Inc., dated as of January 13, 2000 (12)
10.48       Convertible Promissory Note of Pinnacle Towers III Inc., dated
            January 13, 2000 (12)
10.49       Subscription Agreement between Pinnacle Towers Inc. and Pinnacle
            Towers III Inc., dated as of January 27, 2000 (12)
10.50       Convertible Promissory Note of Pinnacle Towers III Inc., dated
            January 27, 2000 (12)
10.51       Subscription Agreement between Pinnacle Towers Inc. and Pinnacle
            Towers IV Inc., dated August 17, 2000 (15)
10.52       Convertible Promissory Note of Pinnacle Towers IV Inc., dated August
            17, 2000 (15)
10.53       Stock Purchase Agreement by and among Pinnacle Towers Inc., and
            Robert J. Wolsey and Steven R. Day (17)
10.54       Stock Purchase Agreement by and among Pinnacle Towers Inc., and
            Robert J. Wolsey and Steven R. Day (17)
10.55       Cost and Expense Sharing and Reimbursement Agreement between
            Pinnacle Towers Inc. and Pinnacle Towers IV Inc. dated August 31,
            2000 (17)

10.56       Cost and Expense Sharing and Reimbursement Agreement between
            Pinnacle Towers Inc. and Pinnacle Towers V Inc. dated March 21, 2001
            (17)
12.1        Statement Regarding Computation of Ratios of Earnings to Fixed
            Charges and Preferred Stock Dividends
16.1        Letter from PricewaterhouseCoopers LLP dated March 21, 2001 regarding change in certifying accountant (18)
16.2        Letter from PricewaterhouseCoopers LLP dated April 24, 2001 regarding change in certifying accountant (19)
16.3        Letter from Ernst & Young LLP dated March 21, 2001 regarding change in certifying accountant (18)
21.1        List of Subsidiaries
23.1        Consent of Holland & Knight LLP (contained in Exhibit 5.1)
23.2        Consent of Ernst & Young LLP
23.3        Consent of PricewaterhouseCoopers LLP
24.1        Powers of Attorney (16)
25.1        Statement of Eligibility of Trustee on Form T-1(16)

---------

            (1) Previously filed on July 27, 1998 with Amendment No. 1 to the Registrant's Registration Statement on Form S-11.

            (2) Previously filed on April 1, 1998 with the Registrant's Registration Statement on Form S-4 (SEC file no. 333-49147).

            (3) Previously filed on June 11, 1998 with Amendment No. 1 to the Registrant's Registration Statement on Form S-4.

            (4) Previously filed on July 17, 1998 with the Registrant's Registration Statement on Form S-11 (SEC file no. 333-59297).

            (5) Previously filed on August 11, 1998 with Amendment No. 2 to the Registrant's Registration Statement on Form S-11.

            (6) Previously filed on September 18, 1998 with the Registrant's Report on Form 8-K.

            (7) Previously filed on January 5, 1999 with Amendment No. 4 to the Registrant's Registration Statement on Form S-11.

            (8)         Previously filed on January 21, 1999 with Amendment No.
                        5 to the Registrant's Registration Statement on Form
                        S-11.

            (9) Previously filed on July 2, 1999 with the Registrant's Registration Statement on Form S-3.

            (10) Previously filed on July 21, 1999 with Amendment No. 2 to the Registrant's Registration Statement on Form S-3.

            (11) Previously filed on November 15, 1999 with the Registrant's Quarterly Report on Form 10-Q.

            (12) Previously filed on May 15, 2000 with the Registrant's Quarterly Report on Form 10-Q.

            (13) Previously filed on December 22, 2000 with the Registrant's Registration Statement on Form 8-A.

            (14)        Previously filed on February 17, 1999 with Amendment No.
                        6 to the Registrant's Registration Statement on Form
                        S-11.

            (15) Previously filed on November 14, 2000 with the Registrant's Quarterly Report on Form 10-Q.

            (16) Previously filed on May 23, 2000 with the Registrant's Registration Statement on Form S-3.

            (17) Previously filed on April 26, 2001 with the Registrant's Annual Report on Form 10-K.


            (18) Previously filed on March 21, 2001 with the Registrant's Report on Form 8-K.


            (19) Previously filed on April 26, 2001 with the Registrant's Report on Form 8-K/A.